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As filed with the Securities and Exchange Commission on May 27, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COASTAL BANKING COMPANY, INC.
(Exact name of registrant as specified in its charter)

South Carolina (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	58-2455445 (I.R.S. Employer Identification No.)
36 Sea Island Parkway Beaufort, South Carolina 29902 (843) 522-1228 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Randolph C. Kohn
President and Chief Executive Officer
Coastal Banking Company, Inc.
36 Sea Island Parkway
Beaufort, South Carolina 29902
(843) 522-1228
(Name, address, including zip code, and telephone number,
including area code of agent for service)

Copies to:
Neil E. Grayson, Esq. Jason R. Wolfersberger, Esq. Nelson Mullins Riley & Scarborough LLP Poinsett Plaza, Suite 900 104 South Main Street Greenville, South Carolina 29601 (864) 250-2235	Kathryn Knudson, Esq. Lyn G. Schroeder, Esq. Powell Goldstein LLP One Atlantic Center—Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3488 Phone: (404) 572-6600

Approximate date of commencement of the proposed sale to the public:
As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the merger described in the joint proxy statement/prospectus.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 464(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price	Proposed maximum aggregate offering price(3)	Amount of registration fee

Common Stock	1,349,647	(2)	$19,003,030	$2,237

(1)
Based upon the maximum number of shares of common stock of Coastal Banking Company, Inc. that may be issued in exchange for shares of common stock of First Capital Bank Holding Company pursuant to the merger described in joint proxy statement/prospectus which is a part of this registration statement. Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends, or similar transactions.

(2)
Not Applicable

(3)
In accordance with Rule 457(f)(2), the registration fee is based on the aggregate book value, as of March 31, 2005, of the maximum number of shares of common stock of First Capital Bank Holding Corporation to be received by Costal Banking Company, Inc. in exchange for the securities being registered hereby.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

        The boards of directors of Coastal Banking Company, Inc. and First Capital Bank Holding Corporation have each agreed to a merger of equals that will result in First Capital merging with and into Coastal. We expect the proposed merger will bring together two complementary institutions to create a company positioned for further growth. Furthermore, we believe the combined company will achieve stronger earnings growth and create more shareholder value than either could separately achieve. Our combined company will provide additional commercial and retail banking services and products through our two banks, which will have a coastal presence in South Carolina and Florida. Based on our March 31, 2005 financial data, the combined company will have assets of approximately $312.2 million. The common stock of Coastal is quoted on the OTC Bulletin Board under the symbol "CBCO.OB." The common stock of First Capital is not publicly traded.

        Pursuant to our merger agreement, First Capital will merge with and into Coastal and Coastal will be the surviving corporation. Each outstanding share of First Capital common stock will be converted into 1.054 shares of Coastal common stock. Based on the number of outstanding shares of First Capital common stock as of April 30, 2005 and assuming that no First Capital options are exercised prior to the consummation of the merger, Coastal will issue approximately 1,246,565 shares of Coastal common stock. Each outstanding share of Coastal common stock prior to the merger will remain outstanding as a share of common stock of Coastal following the merger.

        At the annual meetings, shareholders of both First Capital and Coastal will also be asked to consider and vote on the election of directors for their respective companies to serve until the earlier of the consummation of the merger or a three-year term and until their successors are duly elected and qualified. The plan of merger sets forth the individuals who serve as directors of the surviving company upon consummation of the merger.

        We cannot complete the merger unless we obtain the necessary government approvals and unless the shareholders of both First Capital and Coastal approve the merger agreement. Each company will hold an annual meeting of its shareholders to vote on the merger. Your vote is important. Whether or not you plan to attend your shareholders' meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the merger and the transactions contemplated by the merger agreement, "FOR" the proposal to authorize adjournment, and "FOR" the election of the First Capital and Coastal board nominees named in this joint proxy statement/prospectus, as applicable. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger.

        The places, dates, and times of the annual meetings are as follows:

For Coastal shareholders:	For First Capital shareholders:

        This joint proxy statement/prospectus provides detailed information about our proposed merger. We encourage you to read the document carefully, including the discussion under the heading "Risk Factors" beginning on page            . Please review this entire document carefully. We enthusiastically support this combination of our two companies and join with the other members of our boards of directors in unanimously recommending that you vote in favor of the merger.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities Coastal is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund, or any other governmental agency.

        This joint proxy statement/prospectus is dated            , 2005 and will be first
first mailed to shareholders of First Capital and Coastal on or about            , 2005

        First Capital's shareholders and Coastal's shareholders have dissenters' rights under Florida law and South Carolina law, respectively. Please see "Dissenters' Rights" beginning on page             of this joint proxy statement/prospectus for more information.

        This document incorporates important business and financial information about Coastal and First Capital from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See "Where You Can Find More Information" on page            . This information is also available without charge to shareholders upon written or verbal request. Shareholders should contact Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29901, Attention: Randolph C. Kohn, or First Capital Bank Holding Corporation, 1891 South 14th Street, Fernandina Beach, Florida 32034, Attention: Michael G. Sanchez. To receive timely delivery of the documents in advance of the Coastal and First Capital annual meetings, you should make your request no later than             , 2005.

COASTAL BANKING COMPANY, INC.

36 Sea Island Parkway
Beaufort, South Carolina 29902
(843) 522-1228

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        , 2005

        An annual meeting of shareholders of Coastal Banking Company, Inc. will be held at            on            , 2005 at                        .m., local time, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of April 6, 2005, and as amended on May 19, 2005, by and between Coastal Banking Company, Inc. and First Capital Bank Holding Corporation, pursuant to which First Capital will merge with and into Coastal, as more particularly described in the enclosed joint proxy statement/prospectus;

  2.
  To consider and vote on a proposal to authorize the board of directors to adjourn the annual meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the annual meeting, in person or by proxy, to approve the Agreement and Plan of Merger;

  3.
  To elect four directors to serve until the earlier of the consummation of the merger or a three-year term and until their successors are duly elected and qualified; and

  4.
  To transact any other business as may properly come before the meeting or any adjournment or postponement.

        Only shareholders of record of Coastal common stock at the close of business on                        , 2005 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.

        COASTAL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COASTAL SHAREHOLDERS VOTE "FOR" THE PROPOSALS ABOVE.

        Whether or not you plan to attend the annual shareholders' meeting, please complete, sign, date, and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

        If the merger agreement is approved and the merger is completed, you will have the right to dissent from the merger and obtain payment in cash of the "fair value" of your shares of Coastal common stock. Your right to dissent is conditioned upon your compliance with the South Carolina statutes regarding dissenters' rights. The full text of these statutes is attached as Appendix B to the accompanying joint proxy statement/prospectus and a summary of the provisions can be found under the caption "The Merger—Rights of Dissenting Coastal Shareholders Under South Carolina Law."

                      By Order of the Board of Directors

                      Randolph C. Kohn
                       President and Chief Executive Officer

Beaufort, South Carolina
                        , 2005

FIRST CAPITAL BANK HOLDING CORPORATION

1891 South 14th Street
Fernandina Beach, Florida 32034
(904) 321-0400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        , 2005

        An annual meeting of shareholders of First Capital Bank Holding Corporation will be held at    on    , 2005 at            .m., local time, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of April 6, 2005, and as amended on May 19, 2005, by and between Coastal Banking Company, Inc. and First Capital Bank Holding Corporation, pursuant to which First Capital will merge with and into Coastal, as more particularly described in the enclosed joint proxy statement/prospectus;

  2.
  To consider and vote on a proposal to authorize the board of directors to adjourn the annual meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the annual meeting, in person or by proxy, to approve the Agreement and Plan of Merger;

  3.
  To elect three directors to serve until the earlier of the consummation of the merger or a three-year term and until their successors are duly elected and qualified; and

  4.
  To transact any other business as may properly come before the meeting or any adjournment or postponement.

        Only shareholders of record of First Capital common stock at the close of business on                        , 2005 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.

        FIRST CAPITAL'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FIRST CAPITAL SHAREHOLDERS VOTE "FOR" THE PROPOSALS ABOVE.

        Whether or not you plan to attend the annual shareholders' meeting, please complete, sign, date, and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

        If the merger agreement is approved and the merger is completed, you will have the right to dissent from the merger and obtain payment in cash of the "fair value" of your shares of First Capital common stock. Your right to dissent is conditioned upon your compliance with the Florida statutes regarding dissenters' rights of appraisal. The full text of these statutes is attached as Appendix C to the accompanying joint proxy statement/prospectus and a summary of the provisions can be found under the caption "The Merger—Rights of Dissenting First Capital Shareholders Under Florida Law."

                      By Order of the Board of Directors

                      Michael G. Sanchez
                       President and Chief Executive Officer

Fernandina Beach, Florida
                        , 2005

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	3
RISK FACTORS	8
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	11
THE ANNUAL MEETINGS	12
General	12
Meeting Dates, Times, and Place and Record Dates	12
Matters to be Considered	12
Vote Required	13
Voting of Proxies	13
Revocability of Proxies	14
Solicitation of Proxies	14
Recommendation of the Boards of Directors	15
PROPOSAL NO. 1—THE MERGER	16
General	16
Background of the Merger	16
First Capital's Reasons for the Merger	18
Coastal's Reasons for the Merger	19
Opinion of First Capital's Financial Advisor	20
Opinion of Coastal's Financial Advisor	26
Conversion of Stock; Treatment of Options and Stock Appreciation Rights	36
Effective Time of the Merger	37
Exchange of Certificates	38
Important Federal Income Tax Consequences	39
Management and Operations After the Merger	40
Interests of Employees and Directors of Coastal and First Capital in the Merger	41
Conditions to Consummation	43
Regulatory Matters	44
Amendment, Waiver, and Termination	45
Conduct of Business Pending the Merger	46
Expenses and Fees	47
Accounting Treatment	48
Resales of Coastal Common Stock	48
Rights of Dissenting Coastal Shareholders Under South Carolina Law	48
Rights of Dissenting First Capital Shareholders Under Florida Law	50
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	54
DESCRIPTION OF COASTAL'S CAPITAL STOCK	60
COMPARATIVE RIGHTS OF COASTAL AND FIRST CAPITAL SHAREHOLDERS	63
PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN	70
PROPOSAL NO. 3—ELECTION OF DIRECTORS	71
Election of First Capital Directors	71
Compensation of First Capital Directors and Executive Officers	73
First Capital Security Ownership of Certain Beneficial Owners and Management	77
First Capital Corporate Governance	77
First Capital's Independent Auditors	80
First Capital Section 16 Reporting Compliance	81
Submission of First Capital Shareholder Proposals	81
Election of Coastal Capital Directors	82
Compensation of Coastal Directors and Executive Officers	85
Coastal Security Ownership of Certain Beneficial Owners and Management	87
Coastal Corporate Governance	88
Coastal's Independent Auditors	90

Coastal Section 16 Reporting Compliance	91
Submission of Coastal Shareholder Proposals	91
INFORMATION ABOUT COASTAL	92
INFORMATION ABOUT FIRST CAPITAL	92
EXPERTS	93
LEGAL MATTERS	93
WHERE YOU CAN FIND MORE INFORMATION	93

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    Why is First Capital merging with and into Coastal?

A:
First Capital is merging with and into Coastal because the boards of directors of both companies believe that the merger will provide shareholders of both companies with substantial benefits and will enable the combined company to better serve its customers. Our combined company will provide additional commercial and retail banking services and products through our two banks, which will have a coastal presence in South Carolina and Florida. A detailed discussion of the background of and reasons for the proposed merger is contained under the headings "Background of the Merger," "Coastal's Reasons for the Merger," and "First Capital's Reasons for the Merger."

Q:    What will I receive in the merger?

A:
Each share of First Capital common stock will be exchanged in the merger for 1.054 shares of Coastal common stock. Coastal will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of Coastal common stock that you would otherwise be entitled to receive. Each outstanding share of Coastal common stock will remain outstanding after the merger.

Q:
What should I do now?

A:
After you have carefully read this document, indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement.

Q:    Why is my vote important?

A:
In the case of First Capital, the merger agreement must be approved by the holders of a majority of the outstanding shares entitled to vote at the First Capital annual meeting. Accordingly, if a First Capital shareholder fails to vote on the merger, it will have the same effect as a vote against the merger. In the case of Coastal, the merger agreement must be approved by the holders of two-thirds of the outstanding shares entitled to vote at the Coastal annual meeting. Accordingly, if a Coastal shareholder fails to vote on the merger, it will have the same effect as a vote against the merger.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
No. Your broker will vote your shares on the proposal to approve and adopt the merger agreement only if you provide instructions on how to vote. You should instruct your broker how to vote your shares following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted on the merger proposal.

Q:
Can I change my vote after I have submitted my proxy?

A:
Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a later dated proxy with new voting instructions. The latest vote actually received by your company prior to your shareholders' meeting will be your vote. Any earlier votes will be revoked. Third, you may attend your shareholders' meeting and vote in person. Any earlier votes will be revoked. Simply attending your meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you will receive from your broker to change or revoke your proxy.

Q:    Do I have the right to dissent and obtain the fair value for my shares?

A:
Yes. If the merger is completed, holders of First Capital common stock and Coastal common stock will each have the right to dissent and receive the "fair value" of their shares in cash. First Capital's shareholders' dissenters' rights are governed by Florida law and Coastal's shareholders' dissenters' rights are governed by South Carolina law. Copies of the applicable statutes are attached as Appendices B and C, respectively, to this joint proxy statement/prospectus.

Q:    Should I send in my stock certificates now?

A:
No. You should not send in your stock certificates at this time. Coastal shareholders will not exchange their certificates in the merger. The certificates currently representing the shares of Coastal common stock will represent an equal number of shares of Coastal common stock after the merger.

  First Capital shareholders will exchange their First Capital common stock certificates for Coastal common stock certificates after we complete the merger. Instructions for exchanging First Capital common stock certificates will be sent to you promptly after the merger is completed.

Q:    Whom should I call with questions about the merger?

A:
First Capital shareholders should call Michael G. Sanchez at (904) 321-0400. Coastal shareholders should call Randolph C. Kohn at (843) 522-1228.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. To better understand the merger and its potential impact on you, we urge you to read this entire document carefully, including the exhibits and enclosures. Each item in this summary includes a page reference directing you to a more complete discussion of the item.

The Companies (page     )

Coastal Banking Company, Inc.
36 Sea Island Parkway
Beaufort, South Carolina 29902
(843) 522-1228

        Coastal is a South Carolina corporation and is registered as a bank holding company with the Federal Reserve Board. Coastal engages in a general banking business through its subsidiary, Lowcountry National Bank, a national banking association, which commenced operations in May of 2000. Lowcountry National Bank's main office is located in Beaufort, South Carolina. In addition to the main office, Lowcountry National Bank operates a branch office in Bluffton, South Carolina. As of March 31, 2005, Coastal had approximately $153.3 million in total assets.

First Capital Bank Holding Corporation
1891 South 14th Street
Fernandina Beach, Florida 32034
(904) 321-0400

        First Capital is a Florida corporation and is registered as a bank holding company with the Federal Reserve Board. First Capital engages in a general banking business through its subsidiary, First National Bank of Nassau County ("First National Bank"), a national banking association which commenced operations in July of 1999. First National Bank's main office is located in Fernandina Beach, Florida. In addition to the main office, First National Bank operates loan production offices in Jacksonville, Florida and Savannah, Georgia. As of March 31, 2005, First Capital had approximately $158.9 million in total assets.

The Merger (page     )

        We are proposing a merger of equals between Coastal and First Capital whereby First Capital will merge with and into Coastal. Coastal will be the surviving company after the merger. The merger will combine our businesses under a single holding company. As a result of the merger, Coastal will own First National Bank in addition to Lowcountry National Bank. After the merger, Coastal's board of directors will have 12 members. As set forth in the amended and restated articles of incorporation of Coastal that will be filed with the articles of merger, the current Coastal directors that will serve as members of the board of directors of the surviving company will be James W. Holden, Class I; James C. Key, Class I; Ladson F. Howell, Class II; Dennis O. Green, Class II; Randolph C. Kohn, Class III; and Robert B. Pinkerton, Class III. The current First Capital directors that will serve as members of the board of directors of the surviving company will be Michael G. Sanchez, Class I; Christina H. Bryan, Class I; Ron Anderson, Class II; Suellen Rodeffer Garner, Class II; Robert L. Peters, Class III; and Edward E. Wilson, Class III.

        Randolph C. Kohn will serve as the chief executive officer of Coastal and president and chief executive officer of Lowcountry National Bank. Michael G. Sanchez will serve as the president of Coastal and president and chief executive officer of First National Bank. James L. Pate, III will serve as the chief financial officer of Coastal, Lowcountry National Bank, and First National Bank. Timothy S. Ayers will serve as the chief operating officer of Coastal, Lowcountry National Bank, and First National Bank.

        Upon the completion of the merger, each share of First Capital common stock will be converted into 1.054 shares of Coastal common stock. The exchange ratio is fixed. However, after the merger, the market value of the Coastal common stock that First Capital shareholders receive as a result of the merger may be significantly higher or lower than its current value or its value on the date of the shareholders' meetings.

        Cash payments will be made instead of issuing fractional shares. For example, if you hold 10 shares of First Capital common stock, you will receive 10 shares of Costal common stock (10 × 1.054 = 10.54), plus a cash payment equal to the value of 0.54 of a share of Coastal common stock at the effective time of the merger. The market value will be calculated based on the 10-day average closing price of Coastal common stock on the OTC Bulletin Board immediately preceding the effective time.

        After the merger, Coastal's existing shareholders will own approximately 49.6% of the total shares outstanding, on a fully diluted basis, and First Capital's shareholders will own approximately 50.4% of Coastal's outstanding shares on a fully diluted basis.

Reasons for the Merger (page     )

        We are proposing to merge our two companies because we believe that:

  •
  we will be better positioned to grow and compete successfully in a consolidating financial services industry;

  •
  we should be able to achieve better financial performance than what our two companies could achieve separately;

  •
  we should be able to combine our two operations successfully and manage them in a disciplined manner after the merger with a deeper senior management team than either company has on its own;

  •
  the increase in our shareholder base will increase the liquidity and marketability of our shareholders' stock; and

  •
  the complimentary, rather than competitive, geographical scope of our banks will allow us to continue to increase our coastal presence in South Carolina and Florida.

Regulatory Approvals (page     )

        We cannot complete our merger unless we obtain the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). As of the date of this document, we have not yet received the required regulatory approvals. Although we expect to obtain the necessary approvals in a timely manner, we cannot be certain when, or if, they will be received.

Coastal's Shareholders' Meeting (page     )

        Coastal will hold its annual shareholders' meeting on            , 2005 at    .m., local time at                        .

Coastal's Record Date and Voting (page     )

        If you owned shares of Coastal stock at the close of business on            , 2005, the record date, you are entitled to vote on the merger agreement, as well as any other matters considered at the meeting. On the record date, there were            shares of Coastal stock outstanding. You will have one vote at the meeting for each share of Coastal stock you owned on the record date. The affirmative vote of the holders of two-thirds of Coastal's outstanding shares of common stock is required to approve the merger agreement. As of April 30, 2005, Coastal's current directors, executive officers, and their affiliates beneficially owned approximately 39.1% of the outstanding shares of Costal common stock.

Each of Coastal's directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Coastal common stock in favor of the merger agreement.

Coastal's Board Recommends Shareholder Approval (page     )

        Coastal's board of directors believes that the merger is in the best interest of Coastal and its shareholders and recommends that the shareholders vote "FOR" approval of the merger agreement.

First Capital's Shareholders' Meeting (page     )

        First Capital will hold its annual shareholders' meeting on            , 2005 at    .m., local time at                        .

First Capital's Record Date and Voting (page     )

        If you owned shares of First Capital stock at the close of business on            , 2005, the record date, you are entitled to vote on the merger agreement as well as any other matters considered at the meeting. On the record date, there were            shares of First Capital stock outstanding. You will have one vote at the meeting for each share of stock you owned on the record date. The affirmative vote of the holders of a majority of First Capital's outstanding shares of common stock is required to approve the merger agreement. As of April 30, 2005, First Capital's directors and executive officers and their affiliates beneficially owned approximately 34.5% of the outstanding shares of First Capital common stock. Each of First Capital's directors and executive officers has agreed, subject to several conditions, to vote his or her shares of First Capital common stock in favor of the merger agreement.

First Capital's Board Recommends Shareholder Approval (page     )

        First Capital's board of directors believes that the merger is in the best interest of First Capital and its shareholders and recommends that the shareholders vote "FOR" approval of the merger agreement.

Interests of Directors and Officers of Coastal and First Capital that Differ from Your Interests (page     )

        When considering the recommendations of the Coastal and First Capital boards of directors, you should be aware that some directors and officers have interests in the merger that differ from the interests of other shareholders, including the following:

  •
  Following the merger, Randolph C. Kohn will serve as chief executive officer of Coastal and president and chief executive officer of Lowcountry National Bank pursuant to an employment agreement executed in connection with the merger;

  •
  Following the merger, Michael G. Sanchez will serve as president of Coastal and president and chief executive officer of First National Bank pursuant to an employment agreement executed in connection with the merger;

  •
  Following the merger, James L. Pate, III will serve as chief financial officer of Coastal, Lowcountry National Bank, and First National Bank;

  •
  Following the merger, Timothy S. Ayers will serve as chief operating officer of Coastal, Lowcountry National Bank, and First National Bank;

  •
  The initial board of directors of the combined company will be made up of six current Coastal directors and six current First Capital directors;

  •
  In connection with the merger agreement, Coastal entered into salary continuation agreements with James L. Pate, III and Gary Horn;

  •
  The automatic conversion of each outstanding and unexercised option to acquire First Capital common stock granted under First Capital's incentive plan into rights to purchase Coastal common stock.

  •
  The accelerated vesting of stock appreciation rights held by First Capital participants and the assumption of those stock appreciation rights by Coastal; and

  •
  Following the merger, Coastal will generally indemnify and provide liability insurance to the present directors and officers of Coastal and First Capital, subject to certain exceptions.

        Each board member was aware of these and other interests and considered them before approving and adopting the merger agreement.

Federal Income Tax Consequences (page     )

        First Capital's shareholders generally will not recognize gain or loss for federal income tax purposes on the receipt of shares of Coastal common stock in the merger in exchange for the shares of First Capital stock surrendered. First Capital shareholders will be taxed, however, on any cash that they receive instead of any fractional shares of Coastal stock. Coastal shareholders also generally will have no tax consequences as a result of the merger. However, First Capital and Coastal shareholders who properly exercise their rights to dissent from the merger will generally be taxed on all or a portion of the cash they receive. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to fully understand how the merger will affect you.

Comparative Rights of Shareholders (page     )

        The rights of First Capital's shareholders are currently governed by Florida corporate law and First Capital's articles of incorporation and bylaws. The rights of Coastal's shareholders are currently governed by South Carolina corporate law and Coastal's articles of incorporation and bylaws. Upon consummation of the merger, the shareholders of First Capital will become shareholders of Coastal and the amended and restated articles of incorporation and bylaws of Coastal will govern their rights. Coastal's articles of incorporation and bylaws differ somewhat from those of First Capital.

Termination of the Merger Agreement (page     )

        Notwithstanding the approval of the merger by Coastal and First Capital shareholders, we can mutually agree at any time to terminate the merger agreement before completing the merger.

        Either Coastal or First Capital can also terminate the merger agreement:

  •
  If the merger is not approved by the other party's shareholders;

  •
  If the other party materially violates any of its representations or warranties under the merger agreement and fails to cure the violation;

  •
  If we do not complete the merger by December 31, 2005; or

  •
  If any government body whose approval is necessary to complete the merger makes a final decision not to approve the merger.

        Either Coastal or First Capital can also terminate the merger if the other party receives an acquisition proposal from a third party and the other party's board of directors fails to reaffirm the merger agreement within 10 business days after being requested to do so.

Dissenters' and Appraisal Rights (page     )

        Florida law permits First Capital's shareholders to dissent from approving the merger agreement and to have the fair value of their First Capital shares paid to them in cash. In addition, South

Carolina law permits Coastal's shareholders to dissent from the approval of the merger agreement and to have the fair value of their Coastal shares paid to them in cash. To do this, both First Capital and Coastal shareholders must follow specific procedures, including filing a written notice with their respective company prior to their company's shareholder vote on the merger agreement. If you follow the required procedures, your only right will be to receive the fair value of your common stock in cash. Copies of the applicable South Carolina and Florida statutes are attached to this document as Appendices B and C, respectively.

Accounting Treatment (page     )

        The merger will be accounted for using the purchase method of accounting, with Coastal being treated as the acquiring entity for accounting purposes. Under the purchase method of accounting, the assets and liabilities of First Capital as of the effective time will be recorded at their respective fair values and added to those of Coastal.

Market Prices of Coastal and First Capital Common Stock; Dividend Payments

        There is neither an established public trading market for shares of First Capital common stock nor are there any uniformly quoted prices for such shares. There are, however, occasional transactions in First Capital common stock as a result of private negotiations. Management of First Capital does not maintain a record of the sales prices of trades of First Capital common stock and, therefore, trades of First Capital common stock may have occurred that management is unaware of. The last known transaction in First Capital common stock was a privately negotiated transaction at $18.00 per share during February 2005.

        The following table sets forth the closing sales prices per share of Coastal common stock on April 5, 2005, the last trading day prior to the public announcement of the merger agreement, and on                        , 2005, the latest practicable date prior to the mailing of this joint proxy statement/prospectus, as well the equivalent per share value of First Capital common stock on those dates. The common stock of Coastal trades on the OTC Bulletin Board under the symbol "CBCO.OB." The market for Coastal's common stock must be characterized as a limited market due to its relatively low trading volume and little analyst coverage. The following closing sales prices reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	Coastal Common Stock	Equivalent Price Per Share of First Capital Common Stock(1)
April 5, 2005	$18.50	$19.50
, 2005

(1)
The equivalent prices per share of First Capital common stock have been calculated by multiplying the exchange ratio by the closing price of Coastal common stock on that date. The book value per share of the First Capital common stock was $14.08 on March 31, 2005.

        Coastal common stock was held by approximately 849 shareholders of record as of December 30, 2004. First Capital common stock was held by approximately 643 shareholders of record as of December 30, 2004. Because the exchange ratio is fixed and because the market price of Coastal common stock is subject to fluctuation, the market value of the shares of Coastal common stock that you may receive in the merger may increase or decrease prior to and following the merger. You are urged to obtain current market quotations for Coastal common stock.

RISK FACTORS

        If the merger is consummated and you are a First Capital shareholder, you will receive shares of Coastal common stock in exchange for your shares of First Capital common stock. An investment in Coastal common stock is subject to a number of risks and uncertainties, many of which also apply to your existing investment in First Capital common stock. Risks and uncertainties relating to general economic conditions are not summarized below. Those risks, among others, are highlighted on page     under the heading "A Warning About Forward-Looking Statements."

        However, there are a number of other risks and uncertainties relating to Coastal and your decision on the merger that you should consider in addition to the risks and uncertainties associated with financial institutions generally. Many of these risks and uncertainties could affect Coastal's future financial results and may cause Coastal's future earnings and financial condition to be less favorable than Coastal's expectations. This section summarizes those risks.

You will experience a reduction in percentage ownership and voting power with respect to your shares as a result of the merger.

        Coastal shareholders and First Capital shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in Coastal and First Capital prior to the merger. If the merger is consummated, current Coastal shareholders will own approximately 49.6% of Coastal's outstanding common stock, on a fully diluted basis, and current First Capital shareholders will own approximately 50.4% of Coastal's outstanding common stock, on a fully diluted basis. Accordingly, current Coastal shareholders will own less than a majority of the outstanding voting stock of the combined company and could, as a result, be outvoted by former First Capital shareholders if such former First Capital shareholders voted together as a group. Even though former First Capital shareholders will control approximately 50.4% of the combined company's stock after the merger, the chief executive officer and half of the surviving company's initial board of directors will be comprised of individuals who formerly served as directors of Coastal. Therefore, neither group of shareholders will have the same control over the combined company as they currently have over their respective companies.

If Coastal and First Capital do not successfully integrate, the combined company may not realize the expected benefits from the merger.

        Coastal and First Capital expect that the combined company will be able to maintain most of First Capital's and Coastal's key customers and personnel and integrate their systems and procedures with a minimal amount of cost and diversion of management time and attention. There is a risk that integrating the two companies may take a greater amount of resources and time than we expect.

        Integration in connection with a merger of equals is difficult. The necessary integration relies on a combination of management teams of both Coastal and First Capital, which may not be able to combine effectively. The merger involves the integration of two bank holding companies that have previously operated independently. Accordingly, we may not be able to integrate the operations of the two companies without encountering difficulties. Such difficulties could include interruptions and dislocations associated with integrating business strategies and different business backgrounds and operating cultures of the two companies. Furthermore, half of Coastal's board of directors after the merger will consist of former First Capital directors. Disagreements among the board members of the combined company may result concerning the allocation of resources to Lowcountry National Bank and First National Bank, strategic considerations relating to the two banks, and other matters. Coastal's board of directors may not be able to work together successfully following the merger. In addition, persuading employees that the business cultures of Coastal and First Capital are compatible, maintaining employee morale, and retaining key employees are additional challenges involved in integrating the two companies.

        Coastal's ability to achieve the benefits of the merger depends on successfully integrating the two companies. Accordingly, there is a risk that the anticipated benefits may not be realized or that they may be less than we expect if we are unable to integrate in a timely manner, fail to realize cost savings from the merger, or disrupt customer relationships.

In order to be successful, the combined company must retain the relationships of its directors and motivate and retain its key employees, which will be more difficult in light of uncertainty regarding the merger and failure to do so could seriously harm the combined company.

        The combined company's future success depends, in large part, upon the continuing contributions of the directors of Lowcountry National Bank and First National Bank as well as their key management personnel. If we lose the services of one or more of these important individuals following the merger, Coastal could be adversely affected. The integration challenges in a merger of equals could make it difficult for Coastal to retain the key employees and directors of Lowcountry National Bank and First National Bank after the merger. Coastal's future success is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Although Randolph C. Kohn, who will serve as chief executive officer of Coastal after the merger, and Michael G. Sanchez, who will serve as president of Coastal after the merger, will be subject to employment agreements, we cannot be assured of their continued service. Because we will be customer focused and relationship driven, our directors' and key employees' community involvement, diverse backgrounds, and extensive local business relationships are important to our success. The unexpected loss of services of one or more of our key employees or directors could have a material adverse effect on our operations and possibly result in reduced earnings and revenues.

Your merger consideration is fixed despite a change in Coastal's stock price.

        Each share of First Capital common stock owned by you will be converted into the right to receive 1.054 shares of Coastal common stock. The price of Coastal common stock when the merger takes place may vary from its price at the date of this joint proxy statement/prospectus and at the date of First Capital's annual meeting. Such variations in the price of Coastal common stock may result from changes in the business, operations, or prospects of Coastal, regulatory considerations, general market and economic conditions, and other factors. At the time of First Capital's annual meeting, you will not know the exact value of the consideration you will receive when the merger is completed.

Additional issuances of Coastal common stock may dilute your ownership, and shareholders do not have preemptive rights.

        No holder of Coastal common stock has preemptive rights with respect to the issuance of shares of any class of Coastal capital stock. We are authorized to issue up to 10,000,000 shares of common stock without the approval of shareholders. Pursuant to our merger agreement, as amended, each outstanding share of First Capital common stock will be converted into 1.054 shares of Coastal common stock. Based on the number of outstanding shares of First Capital common stock as of April 30, 2005 and assuming that no First Capital options are exercised prior to the consummation of the merger, Coastal will issue approximately 1,246,565 shares of Coastal common stock. Coastal's directors could from time to time decide to issue additional shares of common stock in addition to the shares to be issued in the merger.

        In addition, if the merger is completed, each existing option to purchase First Capital common stock will be converted into the right to purchase shares of Coastal common stock. Holders of these options and Coastal's original directors, officers, and employees who hold options to purchase Coastal common stock may exercise those options, which would result in the dilution of your proportionate interest in Coastal. These individuals will have the opportunity to profit from any rise in the market value of the common stock or any increase in Coastal's net worth. As of April 30, 2005, there were 86,400 options outstanding to purchase First Capital common stock and 310,771 options and warrants outstanding to purchase Coastal common stock. Based on the number of outstanding options and warrants as of April 30, 2005, following the completion of the merger, there will be 401,837 outstanding options and warrants to purchase Coastal common stock, which will represent, post-merger, 17.8% of the issued and outstanding common stock of Coastal on a fully diluted basis.

        The exercise of options for the purchase of our common stock also could adversely affect the terms on which Coastal can obtain additional capital. For instance, the holders of options may choose to exercise their options, when instead the securities underlying those options could be offered to others on terms and at prices more favorable to us than the terms and exercise prices provided for in the options.

Because the market for Coastal common stock lacks liquidity, it may be difficult to purchase or sell Coastal stock on the public market.

        Coastal common stock currently is quoted on the OTC Bulletin Board. The trading markets for securities quoted on the OTC Bulletin Board typically lack the depth, liquidity, and orderliness necessary to maintain an active market in the trading of such securities. The development of a public trading market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of Coastal nor assured by the quotation of its common stock on the OTC Bulletin Board. Accordingly, First Capital shareholders should consider the potential illiquid and long-term nature of an investment in Coastal common stock. Even though our shareholder base may increase as a result of the merger, there can be no assurance that an active and liquid trading market for Coastal will develop, or once developed, will continue, nor any assurance that First Capital shareholders will be able to sell their shares at or above the exchange ratio in the merger. The absence of a liquid and active trading market, or the discontinuance thereof, may have an adverse effect on both the price and liquidity of Coastal common stock.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance, and business of each of Coastal and First Capital, as well as certain information relating to the merger. These statements are preceded by, followed by, or include the words "believes," "expects," "anticipates," "estimates," or similar expressions. Many possible events or factors could affect our future financial results and performance. This could cause our results or performance to differ materially from those expressed in our forward-looking statements. You should consider these important factors when you vote on the merger. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the following:

  •
  our operating costs after the merger may be greater than expected, and our cost savings from the merger may be less than expected, or we may be unable to obtain those cost savings as soon as expected;

  •
  we may be unable to successfully integrate First Capital or we may have more trouble integrating acquired businesses than we expected;

  •
  we could lose our key personnel, including the First Capital personnel we will employ as a result of the merger, or spend a greater amount of resources attracting, retaining, and motivating them than we have in the past;

  •
  competition among depository and other financial institutions may increase significantly;

  •
  changes in the interest rate environment may reduce operating margins;

  •
  general economic conditions, either nationally or in South Carolina and Florida, may be less favorable than expected resulting in, among other things, a deterioration in credit quality and an increase in credit risk-related losses and expenses;

  •
  loan losses may exceed the level of allowance for loan losses of the combined company;

  •
  the rate of delinquencies and amount of charge-offs may be greater than expected;

  •
  the rates of loan growth may not increase as expected;

  •
  legislative or regulatory changes may adversely affect our businesses; and

  •
  the continuing war on terrorism, as well as actions taken or to be taken by the United States and other governments as a result of future acts or threats of terrorism.

        We have based our forward-looking statements on our current expectations about future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee you that these expectations actually will be achieved. We are under no duty to update any of the forward-looking statements after the date of this joint proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled "Risk Factors," beginning on page     . You should also consider the cautionary statements contained in Coastal's and First Capital's filings with the Securities and Exchange Commission.

THE ANNUAL MEETINGS

General

        First Capital.    With respect to First Capital shareholders, this document constitutes a proxy statement of First Capital and a prospectus of Coastal and is being mailed by First Capital and Coastal to First Capital shareholders of record on or about                        , 2005, together with the notice of the annual meeting of shareholders of First Capital and a proxy solicited by First Capital's board of directors for use at the annual meeting and at any adjournments or postponements of the meeting.

        Coastal.    With respect to Coastal shareholders, this document constitutes a proxy statement of Coastal and is being mailed by Coastal to Coastal shareholders of record on or about                        , 2005, together with the notice of the annual meeting of shareholders of Coastal and a proxy solicited by Coastal's board of directors for use at the annual meeting and at any adjournments or postponements of the meeting.

Meeting Dates, Times, and Places and Record Dates

        First Capital.    The First Capital annual meeting will be held at                        , at     .m., local time, on                        , 2005. Only holders of First Capital common stock of record at the close of business on                        , 2005 will be entitled to receive notice of and to vote at the annual meeting. As of the record date, there were            shares of First Capital common stock outstanding and entitled to vote, with each such share entitled to one vote.

        Coastal.    The Coastal annual meeting will be held at                        , at            .m., local time, on                        , 2005. Only holders of Coastal common stock of record at the close of business on                        , 2005 will be entitled to receive notice of and to vote at the annual meeting. As of the record date, there were            shares of Coastal common stock outstanding and entitled to vote, with each such share entitled to one vote.

Matters to be Considered

        First Capital.    At the First Capital annual meeting, First Capital shareholders will be asked to approve the Agreement and Plan of Merger, dated as of April 6, 2005 and amended on May 19, 2005, by and between First Capital and Coastal. Under the merger agreement, First Capital will merge with and into Coastal and shares of First Capital common stock will be converted into the right to receive 1.054 shares of Coastal common stock. First Capital shareholders will also be asked to consider a proposal to authorize the board of directors to adjourn the annual meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the annual meeting, in person or by proxy, to approve the merger agreement. In addition, First Capital shareholders will be asked to elect three directors to serve until the earlier of the consummation of the merger or a three-year term and until their successors are duly elected and qualified. Finally, First Capital shareholders may also be asked to consider any other business that properly comes before the annual meeting. Each copy of this joint proxy statement/prospectus mailed to First Capital shareholders is accompanied by a proxy card for use at the annual meeting.

        Coastal.    At the Coastal annual meeting, Coastal shareholders will be asked to approve the merger agreement. Coastal shareholders will also be asked to consider a proposal to authorize the board of directors to adjourn the annual meeting to allow time for further solicitation of proxies in the event there are insufficient votes present at the annual meeting, in person or by proxy, to approve the merger agreement. In addition, Coastal shareholders will be asked to elect four directors to serve until the earlier of the consummation of the merger or a three-year term and until their successors are duly elected and qualified. Coastal shareholders may also be asked to consider any other business that properly comes before the annual meeting. Each copy of this joint proxy statement/prospectus mailed to Coastal shareholders is accompanied by a proxy card for use at the annual meeting.

Vote Required

        First Capital.    Approval of the merger agreement requires the affirmative vote of holders of a majority of all shares entitled to vote at the First Capital annual meeting. Approval of the proposal to authorize adjournment will require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. The directors will be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the highest number of votes will be elected.

        On the record date, there were approximately                        outstanding shares of First Capital common stock, each of which is entitled to one vote at the annual meeting. On that date, the directors and executive officers of First Capital and their affiliates beneficially owned a total of approximately            % of the outstanding shares of First Capital common stock. Each of First Capital's directors and executive officers has agreed, subject to several conditions, to vote his or her shares of First Capital common stock in favor of the merger agreement. The presence, in person or by proxy, of shares of First Capital common stock representing a majority of First Capital's outstanding shares entitled to vote at the annual meeting is necessary in order for there to be a quorum at the annual meeting. A quorum must be present in order for the vote on the merger agreement to occur.

        Coastal.    Approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the shares of Coastal common stock entitled to vote at the Coastal annual meeting. Approval of the proposal to authorize adjournment will require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

        On the record date, there were approximately                        outstanding shares of Coastal common stock, each of which is entitled to one vote at the annual meeting. On that date, the directors and officers of Coastal and their affiliates beneficially owned a total of approximately            % of the outstanding shares of Coastal common stock. Each of Coastal's directors and executive officers has agreed, subject to several conditions, to vote his or her shares of Coastal common stock in favor of the merger agreement. The presence, in person or by proxy, of shares of Coastal common stock representing a majority of Coastal's outstanding shares entitled to vote at the annual meeting is necessary in order for there to be a quorum at the annual meeting. A quorum must be present in order for the vote on the merger agreement to occur.

Voting of Proxies

        First Capital.    Shares of common stock represented by properly executed proxies received at or prior to the First Capital annual meeting will be voted at the annual meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted "FOR" approval of the merger agreement, the proposal to authorize adjournment, and to elect Robert L. Peters, Lawrence Piper, and Edward E. Wilson as directors. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Sanchez and Ms. Garner will vote instead for a replacement to be recommended by the First Capital board of directors, unless you specifically instruct otherwise in the proxy.

        Any shareholder present in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the annual meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

        Because approval of the merger agreement requires the affirmative vote of the holders of a majority of all shares entitled to vote at the First Capital annual meeting, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, First Capital's board of directors urges its shareholders to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

        Coastal.    Shares of common stock represented by properly executed proxies received at or prior to the Coastal annual meeting will be voted at the annual meeting in the manner specified by the holders of such shares. Properly executed proxies which do not contain voting instructions will be voted "FOR" approval of the merger agreement, the proposal to authorize adjournment, and to elect James W. Holden, Jr., DVM, James C. Key, Ron Lewis, and Matt A. Trumps as directors. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Kohn and Mr. Pate will vote instead for a replacement to be recommended by the Coastal board of directors, unless you specifically instruct otherwise in the proxy. Any shareholder present in person or by proxy (including broker non-votes, which generally occur when a broker who holds shares in street name for a customer does not have the authority to vote on certain non-routine matters because its customer has not provided any voting instructions with respect to the matter) at the annual meeting who abstains from voting will be counted for purposes of determining whether a quorum exists.

        Because approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the shares of Coastal common stock entitled to vote at the Coastal annual meeting, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, Coastal's board of directors urges its shareholders to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed, postage-paid envelope.

Revocability of Proxies

        First Capital.    The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by delivering to the secretary of First Capital either a duly executed revocation or a proxy bearing a later date. In addition, you may revoke a proxy prior to its exercise by voting in person at the annual meeting. All written notices of revocation and other communications with respect to the revocation of First Capital proxies should be addressed to First Capital Bank Holding Corporation, 1891 South 14th Street, Fernandina Beach, Florida 32034, Attention: Secretary. Attendance at the annual meeting will not in and of itself constitute revocation of a proxy.

        Coastal.    The grant of a proxy on the enclosed proxy card does not preclude you from voting in person or otherwise revoking a proxy. You may revoke a proxy at any time prior to its exercise by delivering to the secretary of Coastal either a duly executed revocation or a proxy bearing a later date. In addition, you may revoke a proxy prior to its exercise by voting in person at the annual meeting. All written notices of revocation and other communications with respect to the revocation of Coastal proxies should be addressed to Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29901, Attention: Secretary. Attendance at the annual meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

        First Capital.    First Capital will pay all of the costs of soliciting proxies in connection with its annual meeting, except that Coastal will pay the costs of filing the registration statement with the SEC, of which this joint proxy statement/prospectus is a part, and one-half of the costs of printing the registration statement and this joint proxy statement/prospectus. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of First Capital who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

        Coastal.    Coastal will pay all of the costs of soliciting proxies in connection with its annual meeting and one-half of the costs of printing the registration statement and this joint proxy statement/prospectus. Solicitation of proxies may be made in person or by mail, telephone, or facsimile, or other form of communication by directors, officers, and employees of Coastal who will not be specially compensated for such solicitation. Nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners.

        No person is authorized to give any information or to make any representation not contained in this joint proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by First Capital, Coastal, or any other person. The delivery of this joint proxy statement/prospectus does not, under any circumstances, create any implication that there has been no change in the business or affairs of First Capital or Coastal since the date of the joint proxy statement/prospectus.

Recommendation of the Boards of Directors

        First Capital.    First Capital's board of directors has determined that the merger agreement, the transactions contemplated by it, and the election of the director nominees are in the best interests of First Capital and its shareholders. The members of the First Capital board of directors unanimously recommend that the First Capital shareholders vote at the annual meeting to approve these proposals.

        In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, First Capital's board of directors, among other things, consulted with its legal advisors, Powell Goldstein LLP, regarding the legal terms of the merger agreement and with its financial advisor, The Carson Medlin Company, as to the fairness, from a financial point of view, of the consideration to be received by the holders of First Capital common stock in the merger, and the financial advisor for the transaction, the BankersBanc Capital Corporation. For a discussion of the factors considered by First Capital's board of directors in reaching its conclusion, see "Background and Reasons for the Merger" and "First Capital's Reasons for the Merger."

        First Capital shareholders should note that First Capital's directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of First Capital. See "Terms of the Merger—Interests of Employees and Directors of Coastal and First Capital in the Merger."

        Coastal.    Coastal's board of directors has determined that the merger agreement, the transactions contemplated by it, and the election of the director nominees are in the best interests of Coastal and its shareholders. The members of the Coastal board of directors unanimously recommend that the Coastal shareholders vote at the annual meeting to approve these proposals.

        In the course of reaching its decision to approve the merger agreement and the transactions contemplated in the merger agreement, Coastal's board of directors, among other things, consulted with its legal advisors, Nelson Mullins Riley & Scarborough LLP, regarding the legal terms of the merger agreement and with its financial advisor, Triangle Capital Partners, LLC, as to the fairness, from a financial point of view, of the exchange ratio to the shareholders of Coastal, and the financial advisor for the transaction, BankersBanc Capital Corporation. For a discussion of the factors considered by Coastal's board of directors in reaching its conclusion, see "Background and Reasons for the Merger" and "Coastal's Reasons for the Merger."

        Coastal shareholders should note that Coastal's directors have certain interests in, and may derive benefits as a result of, the merger that are in addition to their interests as shareholders of Coastal. See "Terms of the Merger—Interests of Employees and Directors of Coastal and First Capital in the Merger."

PROPOSAL NO. 1—THE MERGER

        The descriptions of the terms and conditions of the merger, the merger agreement, and any related documents in this joint proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Appendix A to this joint proxy statement/prospectus, to the registration statement, of which this joint proxy statement/prospectus is a part, and to the exhibits to the registration statement.

General

        The merger agreement provides that if all of the conditions set forth in the merger agreement are satisfied or waived, First Capital will merge with and into Coastal, with Coastal remaining in existence as the surviving corporation in the merger. First National Bank, a wholly owned subsidiary of First Capital, will become a wholly owned subsidiary of Coastal following the merger.

Background of the Merger

        Over the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions. The boards of directors of both Coastal and First Capital each frequently discussed the impact these developments might have on the long term value of the stock of their respective companies.

        As part of First Capital's and Coastal's continuing efforts to enhance both their community banking franchises and shareholder values, the boards of directors of both companies have periodically reviewed various strategic alternatives available to their organizations, including continued independence (as SEC-reporting public companies and as non-reporting, non-listed private companies), the acquisition of other financial institutions, and mergers with or acquisitions by other financial institutions. Management of each company has consulted with financial advisors from time to time to assist with this review.

        In mid-summer of 2003, First Capital engaged a financial advisor to review strategic alternatives available to First Capital. The investment banking firm was charged with exploring and evaluating alternatives including, but not limited to, remaining an independent institution, engaging in a merger of equals with another company, or a sale of the company. After reviewing the available alternatives, in November 2003, First Capital's board of directors determined that the best alternative was to remain an independent institution, but the board authorized Michael G. Sanchez, First Capital's president and chief executive officer, to continue to explore various strategic alternatives for the company. Mr. Sanchez continued to discuss merger of equals transactions with a number of coastal banks and bank holding companies in Florida and Georgia.

        In early 2004, Randolph C. Kohn, president and chief executive officer of Coastal, and Mr. Sanchez met informally on several occasions to discuss the possible merger of agents of First Capital by Coastal. Mr. Kohn and Mr. Sanchez have known each other professionally and personally for several years. Additionally, other members of the executive management team of First Capital and Coastal have previous professional and personal relationships. Gary Horn, a senior lender of Coastal previously worked with Mr. Sanchez, and Mr. Kohn previously worked with Tim Ayers, First Capital's chief financial officer.

        Mr. Kohn kept his board generally apprised of his preliminary discussions with Mr. Sanchez regarding a potential transaction between Coastal and First Capital but the parties mutually determined not to pursue a transaction. After reviewing available alternatives, the board of directors of First Capital ultimately decided to pursue a strategy of independence after full and careful consideration.

        In July 2004, management of First Capital commenced discussions with representatives of BankersBanc Capital Corporation regarding various strategic alternatives, including potential acquisitions of smaller institutions, a repurchase of stock, or a merger of equals. As part of these discussions, First Capital sought guidance from BankersBanc Capital Corporation regarding how to most effectively deploy First Capital's excess capital.

        On October 28, 2004, following a social engagement that Messrs. Kohn and Sanchez both attended, Mr. Kohn informally met with Mr. Sanchez in Fernandina Beach and discussed the possibility of a potential business combination. Because of their previous relationships with BankersBanc Capital Corporation, Messrs. Kohn and Sanchez requested that BankersBanc Capital Corporation prepare a preliminary financial analysis of the pro forma effect of combining Coastal and First Capital. Mr. Kohn and Mr. Sanchez also engaged in preliminary discussions with members of their boards of directors regarding the potential transaction.

        On November 18 and November 19, 2004, Messrs. Kohn and Sanchez met with representatives of BankersBanc Capital Corporation to discuss the financial impact and potential benefits of the proposed transaction. At the conclusion of the meeting, Coastal and First Capital executed mirror engagement agreements retaining BankersBanc Capital Corporation to serve as the financial advisor for the transaction and mutual confidentiality agreements.

        On November 30, 2004, BankersBanc Capital Corporation delivered a presentation to the board of directors of Coastal generally describing the financial impact of a merger of equals and the potential strategic benefits of such a transaction. On December 1, 2004, BankersBanc Capital Corporation delivered a similar presentation to the board of directors of First Capital.

        On December 16, 2004, BankersBanc Capital Corporation provided financial analysis regarding merger of equals, including market price performance, to the board of directors of Coastal. BankersBanc Capital Corporation also delivered a preliminary financial analysis of the proposed merger with First Capital. On December 17, 2004, BankersBanc Capital Corporation delivered a similar presentation to the board of directors of First Capital.

        On January 13, 2005, representatives of BankersBanc Capital Corporation, Mr. Kohn, and Mr. Sanchez met with representatives of Coastal's compensation consultant, Matthews, Young & Associates, to discuss the structure and compensation of management for the surviving company.

        On January 19, 2005, the board of directors of First Capital approved and First Capital engaged The Carson Medlin Company as First Capital's independent financial advisor.

        On January 25 and January 26, 2005, several directors of First Capital traveled to Beaufort, South Carolina to meet with representatives of Coastal and assess the market.

        On February 10, 2005, Messrs. Sanchez and Ayers met with The Carson Medlin Company to review a preliminary financial analysis of the merger.

        On February 14, 2005, Coastal retained Triangle Capital Partners as its independent financial advisor.

        On February 14, 2005, the board of directors of First Capital met with BankersBanc Capital Corporation to discuss a proposed term sheet and review financial analyses of the merger. The Carson Medlin Company was present at this meeting via conference call and discussed the merger and other strategic alternatives available to First Capital. On February 15, 2005, the board of directors of Coastal held a similar meeting with BankersBanc Capital Corporation. At the conclusion of each meeting, the board of directors of both companies approved the term sheet and authorized management to proceed with the negotiation of a definitive merger agreement.

        On March 1 and March 2, 2005, several directors of Coastal traveled to Fernandina Beach, Florida and met with the directors of First Capital to generally evaluate the strategic fit of the proposed transaction.

        On March 9, 2005, Coastal's legal counsel delivered a draft of a definitive merger agreement to First Capital's legal counsel. Representatives of Coastal and First Capital negotiated and discussed the terms of the merger agreement and of the other related documents over the next three weeks.

        On March 10 and March 11, 2005, representatives of First Capital traveled to Beaufort, South Carolina and conducted due diligence on Coastal.

        On March 16, 2005, First Capital's board of directors held a meeting to consider the draft definitive merger agreement.

        On March 17 and March 18, 2005, representatives of Coastal traveled to Fernandina Beach, Florida and conducted due diligence on First Capital.

        On March 31, 2005, Coastal's board of directors held a special meeting to consider the definitive merger agreement and related documents that the parties had negotiated. Legal counsel and representatives of Triangle Capital Partners and BankersBanc Corporation were present at the meeting. The financial advisors reviewed in detail with the board of directors the financial aspects of the proposed transaction and Triangle Capital Partners delivered its opinion that the exchange ratio was fair, from a financial point of view, to the shareholders of Coastal. The board of directors of Coastal considered the opinion of its financial advisor carefully as well as the financial advisor's experience, qualifications, and interest in the proposed transaction. In addition, legal counsel for Coastal reviewed in detail with the board of directors the definitive merger agreement and all related documents, copies of which were delivered to each director before the date of the meeting. Following extensive review and discussion, the board of directors of Coastal unanimously approved the merger agreement and authorized and directed management to execute and deliver the merger agreement and related documents, subject to the adoption of the agreement by First Capital's board of directors.

        On April 6, 2005, First Capital's board of directors held a special meeting to consider the definitive merger agreement and related documents that the parties had negotiated. Legal counsel and representatives of The Carson Medlin Company and BankersBanc Corporation were present at the meeting. The financial advisors reviewed in detail with the board of directors the financial aspects of the proposed transaction and The Carson Medlin Company delivered its opinion that the merger consideration ratio was fair, from a financial point of view, to the shareholders of Fist Capital. The board of directors of First Capital considered the opinion of its financial advisor carefully as well as the financial advisor's experience, qualifications, and interest in the proposed transaction. In addition, legal counsel for First Capital reviewed in detail with the board of directors the definitive merger agreement and all related documents, copies of which were delivered to each director before the date of the meeting. Following extensive review and discussion, the board of directors of First Capital approved the merger agreement and authorized and directed management to execute and deliver the merger agreement and related documents.

First Capital's Reasons for the Merger

        First Capital's board of directors believes that the merger is fair to, and in the best interest of, First Capital and its shareholders. The merger presents an opportunity to capitalize on the synergies that exist between First Capital and Coastal and to expand on the two companies' existing coastal presence. In reaching its decision to approve the merger, First Capital's board of directors consulted with management and the company's financial and legal advisors. Without assigning any relative or specific weights, First Capital's board of directors considered the following material factors in approving the merger:

  •
  the analysis of the business, operations, financial condition, earnings, and prospects of Coastal including the information obtained in First Capital's due diligence review of Coastal;

  •
  the alternatives to the merger, including remaining an independent institution;

  •
  the competitive and regulatory environment for financial institutions generally;

  •
  the complementary nature of Coastal's and First Capital's businesses, management, and employee cultures and the coastal presence of their respective banks;

  •
  the value of the consideration offered in the merger relative to the then current market price of First Capital's common stock, the value of First Capital, and the future value of First Capital as an independent entity;

  •
  the social and economic effects of the merger on the employees, customers, suppliers, and other constituents of First Capital, as well as the communities that First Capital serves;

  •
  the fact that the merger will enable First Capital shareholders to exchange their shares of First Capital common stock, in a tax-free transaction, for registered shares of common stock of a larger public company with greater stock liquidity;

  •
  the opinion of The Carson Medlin Company that the stock consideration to be paid in the merger is fair to the shareholders of First Capital, from a financial point of view;

  •
  the ability of the combined company to leverage its infrastructure to more efficiently manage its subsidiary banks; and

  •
  the ability of the combined company to more effectively manage certain compliance and reporting costs on a per share basis.

        The foregoing factors considered by First Capital's board of directors is not exhaustive, but includes all material factors that First Capital's board of directors considered and discussed in approving and recommending the merger. In considering the foregoing factors, the board of directors may have assigned different weights to different factors. First Capital's board of directors relied on the experience of First Capital's financial advisor for quantitative analysis of the financial terms of the merger. See "The Merger—Opinion of First Capital's Financial Advisor" on page     . The information in this section is forward-looking in nature, and it should be read in light of the factors discussed under "A Warning About Forward Looking Statements" on page     .

Coastal's Reasons for the Merger

        Coastal's board of directors believes that the merger is fair to, and in the best interest of, Coastal and its shareholders. The merger presents an opportunity to increase shareholder value by merging with a financial institution in a complementary market that will allow the combined company to increase its coastal presence in South Carolina and Florida. In reaching its decision to approve the merger agreement, Coastal's board of directors consulted with its management, as well as with the company's financial and legal advisors, and considered a variety of factors, including the following:

  •
  The pro forma and prospective financial impact of the merger upon Coastal;

  •
  The expectation that the rate of earnings growth of the combined company would be greater than Coastal could achieve separately;

  •
  The analysis of the business, operations, financial condition, earnings, and prospects of First Capital including the information obtained in Coastal's due diligence review of First Capital;

  •
  The strategic opportunity presented by a merger of equals between Coastal and First Capital;

  •
  The complementary nature of Coastal's and First Capital's businesses, management, and employee cultures and the geographic locations of their respective banks;

  •
  The belief that Coastal and First Capital share a common vision about the importance of delivering financial performance and shareholder value and that the management and employees of Coastal and First Capital possess complementary skills and expertise;

  •
  The belief that the risk of successfully combining and integrating Coastal and First Capital would be less than the execution risks of other possible strategic alternatives that would be expected to provide benefits to Coastal shareholders comparable to those we expect our shareholders to derive from a merger of equals with First Capital;

  •
  The opinion of Triangle Capital Partners that the exchange ratio set forth in the merger agreement was fair to the shareholders of Coastal from a financial point of view;

  •
  The structure of the merger, the terms of the merger agreement, and the fact that the merger is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes; and

  •
  The likelihood of the merger being approved by the appropriate regulatory authorities.

        The foregoing information and factors considered by Coastal's board of directors is not exhaustive, but includes all material factors that Coastal's board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by Coastal's board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank, or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision, rather it considered all of the factors as a whole. The board of directors discussed the foregoing factors, including asking questions of Coastal's management and legal and financial advisers, and reached general consensus that the merger was in the best interests of Coastal and its shareholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. Coastal's board of directors relied on the experience and expertise of Coastal's financial advisor for quantitative analysis of the financial terms of the merger. See "The Merger—Opinion of Coastal's Financial Advisor" on page            . It should be noted that this explanation of the reasoning of Coastal's board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under "A Warning About Forward-Looking Statements" on page     .

Opinion of First Capital's Financial Advisor

        First Capital retained The Carson Medlin Company to render a written opinion to First Capital's board of directors as to the fairness, from a financial point of view, of the consideration to be received by First Capital's shareholders as set forth in the merger agreement. The Carson Medlin Company is an investment banking firm that specializes in providing investment banking services to financial institutions. The Carson Medlin Company has been involved in numerous bank related mergers and acquisitions. No limitations were imposed upon The Carson Medlin Company with respect to rendering its opinion.

        The Carson Medlin Company acted as First Capital's financial advisor in connection with the proposed merger with Coastal and participated in certain of the negotiations leading to the merger agreement. At the April 6, 2005 meeting at which our board considered and approved the merger agreement, The Carson Medlin Company delivered to the First Capital board its opinion that, as of such date, the merger consideration was fair to First Capital's shareholders from a financial point of view. The Carson Medlin Company subsequently confirmed its opinion in writing as of the date of this joint proxy statement/prospectus. In rendering its updated opinion, The Carson Medlin Company confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses, and reviewing the other factors considered in rendering its opinion. The full text of The Carson Medlin Company's updated opinion is attached as Appendix E to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by The Carson Medlin Company in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

        The opinion speaks only as of the date of the opinion. The opinion was directed to First Capital's board and is directed only to the fairness of the merger consideration to First Capital's shareholders from a financial point of view. It does not address First Capital's underlying business decision to engage in the merger or any other aspect of the merger and is not a recommendation to any shareholder as to how such shareholder should vote at the annual meeting with respect to the merger or any other matter.

        In connection with rendering its opinion, The Carson Medlin Company reviewed and considered, among other things:

  1.
  the merger agreement and certain of the exhibits and schedules thereto;

  2.
  certain publicly available financial statements and other historical financial information regarding First Capital that it deemed relevant;

  3.
  certain publicly available financial statements and other historical financial information of Coastal that it deemed relevant;

  4.
  First Capital's internal financial projections furnished by and reviewed with management of Coastal;

  5.
  certain other financial and operating information with respect to the business, operations, and prospects of First Capital and Coastal;

  6.
  the historical market prices and trading activity for the common stocks of First Capital and Coastal, including a comparison of certain financial and stock market information with similar publicly available information for certain other companies the securities of which are publicly traded which it deemed to be relevant;

  7.
  the views of senior management of First Capital and Coastal, based on limited discussions with representatives of their respective senior management, regarding Coastal's financial condition and prospects;

  8.
  a comparison of the proposed financial terms of the merger with the financial terms of certain recent business combinations in the banking industry, to the extent publicly available;

  9.
  current market economic conditions generally and the banking industry in particular; and

  10.
  such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as it considered relevant.

        In performing its reviews and analyses and in rendering its opinion, The Carson Medlin Company assumed and relied upon the accuracy and completeness of all the financial information, analyses, and other information that was publicly available or otherwise furnished to, reviewed by, or discussed with it and further relied on the assurances of the management of First Capital and Coastal that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. The Carson Medlin Company was not asked to and did not independently verify the accuracy or completeness of any of such information and did not assume any responsibility or liability for the accuracy or completeness of any of such information. The Carson Medlin Company did not make an independent evaluation or appraisal of the assets, the collateral securing assets, or the liabilities (contingent or otherwise) of First Capital or Coastal or any of their subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. The Carson Medlin Company did not make an independent evaluation of the adequacy of the allowance for loan losses of First Capital or Coastal, nor did it review any individual credit files relating to First Capital or Coastal. The Carson Medlin Company has assumed that the respective allowances for loan losses for both First Capital and Coastal were adequate to cover such losses.

        The Carson Medlin Company opinion was necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of its opinion. The Carson Medlin Company assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements, and that the conditions precedent in the merger agreement were not waived. The Carson Medlin Company also assumed that there had been no material change in First Capital's and Coastal's assets, financial condition, results of operations, business, or prospects since the date of the last financial statements made available to them and that First Capital and Coastal would remain as going concerns for all periods relevant to its analyses.

        In rendering its opinion, The Carson Medlin Company performed a variety of financial analyses. The following is a summary of the material analyses performed by The Carson Medlin Company, but is not a complete description of all the analyses underlying its opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. The Carson Medlin Company believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Except as described below, none of the analyses performed by The Carson Medlin Company was assigned a greater significance by The Carson Medlin Company than any other. The relative importance or weight given to these analyses by The Carson Medlin Company is not necessarily reflected by the order of presentation of the analyses herein (and the corresponding results). Also, no company included in the comparative analyses described below is identical to First Capital and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of First Capital or the companies to which it is being compared.

        The earnings projections used and relied upon by The Carson Medlin Company in its analyses were based upon internal financial projections provided by the management of First Capital and Coastal. With respect to such financial projections, management confirmed to The Carson Medlin Company that they reflected currently available estimates and judgments of future financial performance, and The Carson Medlin Company assumed for purposes of its analyses that such performances would be achieved. The Carson Medlin Company expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by The Carson Medlin Company in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

        In performing its analyses, The Carson Medlin Company also made numerous assumptions with respect to industry performance, business and economic conditions, and various other matters, many of which cannot be predicted and are beyond the control of First Capital, Coastal, and The Carson Medlin Company. The analyses performed by The Carson Medlin Company are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The Carson Medlin Company prepared its analyses solely for purposes of rendering its opinion and provided such analyses to First Capital's board at the April 6, 2005 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, The Carson Medlin Company's analyses do not necessarily reflect the value of our common stock or the prices at which our common stock may be sold at any time.

Valuation Methodologies

        The following is a summary of all material analyses performed by The Carson Medlin Company in connection with its opinion to First Capital's board of directors on April 6, 2005. The summary does not purport to be a complete description of the analyses performed by The Carson Medlin Company but summarizes the material analyses performed and presented in connection with such opinion.

        Summary of Merger Terms.    The Carson Medlin Company reviewed the financial terms of the proposed transaction. Under the terms of the merger agreement, First Capital shareholders will receive 1.054 shares of Coastal common stock. Based on the issued and outstanding shares of First Capital and Coastal as of April 6, 2005, the shareholders of First Capital will own 55.2% of the outstanding shares of Coastal on the effective date after giving effect to the Coastal shares issued in connection with the merger. First Capital's shareholders will own 50.4% of the shares of Coastal common stock on a fully diluted basis, assuming the conversion of all stock options and warrants of both First Capital and Coastal.

        Contribution Analysis.    The Carson Medlin Company reviewed selected balance sheet and income statement data, including earnings, shareholders' equity, total loans, and total deposits contributed by First Capital and Coastal to the combined company and then compared the relative contribution to the pro forma ownership of First Capital and Coastal.

	First Capital	Contribution Coastal
Ownership, at closing	55.2%	44.8%
Ownership, fully diluted	50.4%	49.6%
Assets	49.3%	50.7%
Loans	47.6%	52.4%
Deposits	43.5%	56.5%
Core Deposits (less jumbos)	41.6%	58.4%
Equity	60.5%	39.5%
Net income (2004)	45.4%	54.6%
Net income (2005E)	48.2%	51.8%

        Comparable Transaction Analysis.    The Carson Medlin Company reviewed and compared actual information for 10 completed bank merger transactions it deemed relevant to an analysis of the merger, i.e. mergers of equals. A summary comparison of this information is contained below.

		Target Contribution
Target Name	Buyer Name	Assets	Equity	Net Income	Stated Target Ownership
		%	%	%	%
CCB Financial Corp	National Commerce Bancorporation	54.6%	56.4%	58.4%	47.3%
Rockingham Heritage Bank	Marathon Financial Corp.	49.4%	55.2%	51.9%	55.1%
Peninsula Bancorp	Southern Community Bancorp	24.4%	43.9%	34.8%	26.3%
Wachovia Corp	First Union Corp	22.6%	29.1%	90.0%	30.0%
First Gaston Bank of North Carolina	Catawba Valley Bancshares, Inc.	40.8%	40.4%	41.0%	40.7%
Virginia Commonwealth Financial Corp.	Virginia Financial Corp	48.4%	49.5%	44.2%	46.0%
Community National Bank of Mid-Florida	United Community Bankshares of Florida	47.1%	29.3%	100.0%	34.2%
First Capital Bancorp, Inc.	CNB Holdings, Inc.	75.0%	67.3%	60.2%	67.0%
First Polk Bankshares, Inc.	Upson Bankshares, Incorporated	37.2%	42.0%	38.4%	40.5%
Union Planters Corp	Regions Financial Corp.	39.6%	40.8%	43.3%	40.8%
Median		46.2%	46.2%	51.1%	43.4%
First Capital Bank Holding Corporation	Coastal Banking Company, Inc.	49.3%	60.5%	45.4%	55.2%

        Accretion/Dilution Analysis.    The Carson Medlin Company analyzed the pro forma merger per share financial impact of the merger on First Capital's and Coastal's earnings, as well as tangible book value. This analysis took into consideration the exchange ratio of 1.054 shares of Coastal for each share of First Capital as well as management's assumption of future earnings and potential cost savings. A summary is provided below.

Pro Forma Tangible Book Value Per Share, 12/31/05
Accretion/(Dilution)—First Capital	11.3%
Accretion/(Dilution)—Coastal	17.4%
Pro Forma EPS, 2005
Accretion/(Dilution)—First Capital	10.1%
Accretion/(Dilution)—Coastal	(2.9)%

        Present Value Analysis—First Capital Standalone.    The Carson Medlin Company calculated the present value of First Capital assuming that First Capital remains an independent bank. For purposes of this analysis, The Carson Medlin Company utilized certain projections of First Capital's future growth of assets, earnings and dividends and assumed a terminal price to earnings value multiple. The Carson Medlin Company used management projections and made projections using First Capital's historic growth rates as well as expected industry trends over the period analyzed with an expected average growth rate of approximately 10% to 12% per annum. The return on assets (ROA) was assumed to range from 0.80% to 1.05% over the five year period. The terminal price to earnings multiple range of 14.0x to 18.0x was based on The Carson Medlin Company's experience in following the publicly-traded stocks of community banks as listed below. The future values were then discounted to present value utilizing discount rates of 12% to 14%. These rates were selected because, in The Carson Medlin Company's experience, they represent the rates that investors in securities such as First Capital common stock would demand in light of the potential appreciation and risks as observed in expected returns for alternative investments.

        On the basis of these assumptions, The Carson Medlin Company calculated that the present value of First Capital as an independent bank ranged from $15.00 to $20.73 per share.

        Present Value Analysis—Combined Basis.    The Carson Medlin Company calculated the present value of First Capital's ownership of the combined company utilizing the 1.054 exchange ratio. For purposes of this analysis, The Carson Medlin Company utilized certain projections of First Capital's and Coastal's future growth of assets, earnings, and dividends and assumed a terminal price to earnings value multiple, including any synergies related to the merger.

        On the basis of these assumptions including a price to earnings value range of 14.0x to 18.0x and discount rates of 12% to 14%, The Carson Medlin Company calculated that the present value of First Capital's pro forma ownership ranged from $15.36 to $21.58 per share.

        The Carson Medlin Company noted that it included present value analysis because it is a widely used valuation methodology, but also noted that the results of this methodology are highly dependent upon the numerous assumptions that must be made, including assets and earnings growth rates, dividend payout ratios, terminal values, and discount rates. This analysis is one of several methods of financial analysis used in determining the fairness of the transaction and, therefore, this analysis cannot be considered without considering all other factors and analyses described above.

        Comparable Company Analysis.    The Carson Medlin Company used publicly available information to compare First Capital's and Coastal's financial performance with a peer group selected by The Carson Medlin Company. The peer group consisted of 65 publicly-traded community commercial banks in Alabama, Florida, Georgia, Maryland, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia, which are listed in the Southeastern Independent Bank Review™, a proprietary research publication prepared by The Carson Medlin Company quarterly since 1991. The analysis compared First Capital's and Coastal's publicly available financial information with that of the peer group for the year ended December 31, 2004. The Carson Medlin Company compared, among other factors, profitability, capitalization, asset quality, net interest margins, operating efficiency, and balance sheet structure. The table below sets forth the comparative financial performance data for the year ended December 31, 2004.

		Performance Ratios For the Year Ended December 31, 2004
Selected Community Banks		ROA	ROE	Net Interest Margin	Equity to Assets	NPA Ratio	Efficiency Ratio
		%	%	%	%	%	%
Alabama average	3 banks	1.40	13.6	4.81	10.5	0.87	55.8
Florida average	7 banks	0.80	8.9	4.25	8.7	0.32	70.5
Georgia average	9 banks	1.06	11.4	4.10	9.5	0.85	62.5
Mississippi average	4 banks	1.07	9.9	4.14	11.1	1.67	63.9
North Carolina average	15 banks	0.82	8.3	3.90	9.0	0.94	64.5
South Carolina average	6 banks	0.95	10.3	4.06	9.3	0.50	60.9
Tennessee average	5 banks	0.98	11.3	4.21	7.9	0.99	66.6
Virginia, W. Virginia and Maryland average	16 banks	1.20	12.6	4.21	9.5	0.64	60.4
Southeastern average	65 banks	1.00	10.5	4.14	9.3	0.79	63.2
First Capital Bank Holding Corp.		0.73	6.1	3.82	11.6	0.04	72.9
Coastal Banking Company, Inc.		0.87	10.8	3.73	7.4	0.31	63.4

        The Carson Medlin Company also compared the most recent prices of First Capital and Coastal to the average of the southeastern community banks included above. This analysis compared First Capital's and Coastal's recent price to trailing 12 months earnings, book value, total assets, and dividend and is included in the table below.

	Market Ratios at March 29, 2005
Selected Community Banks	Price	Price to Earnings	Price to Book	Price to Assets	Dividend Yield
	$	X	X	%	%
Southeastern average 65 banks	nm	19.3	2.04	18.5	2.2
First Capital Bank Holding Corp.	18.37	22.7	1.31	15.3	nil
Coastal Banking Company, Inc.	19.00	19.2	1.78	13.1	nil

        First Capital has paid The Carson Medlin Company a fee of $32,500 for rendering its opinion. First Capital has also agreed to reimburse The Carson Medlin Company for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify The Carson Medlin Company and its affiliates and their respective directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Opinion of Coastal's Financial Advisor

        On March 31, 2005, at a meeting of the Coastal board of directors held to approve the proposed merger, Triangle Capital Partners, LLC delivered to the Coastal board of directors a written opinion dated March 31, 2005, to the effect that, as of that date and based upon and subject to various assumptions, matters considered, and limitations on Triangle's review described in the opinion, the Exchange Ratio provided for in the merger was fair, from a financial point of view, to the shareholders of Coastal. Triangle updated its opinion as of the date of this joint proxy statement/prospectus. No limitations were imposed by Coastal on Triangle with respect to the investigations made or the procedures followed in rendering its opinion.

        In connection with the delivery of its opinion dated as of the date of this joint proxy statement/prospectus, Triangle performed procedures to update, as it deemed necessary, the analyses described below and reviewed the assumptions on which the analyses described below were based and the factors considered in connection with those analyses.

        Coastal retained Triangle to act as its financial advisor in connection with analyzing the proposed merger with First Capital. Coastal selected Triangle as its financial advisor based upon Triangle's qualifications, expertise, and reputation advising financial institutions and other companies with regard to mergers and acquisitions.

        The full text of Triangle's written opinion to Coastal's board, dated as of the date of this joint proxy statement/prospectus, which sets forth the assumptions made, matters considered and extent of review by Triangle, is attached as Appendix D and is incorporated herein by reference. You should read the fairness opinion carefully and in its entirety. The following summary of Triangle's opinion is qualified in its entirety by reference to the full text of the opinion. Triangle's opinion is directed to Coastal's board and does not constitute a recommendation to any shareholder of Coastal as to how a shareholder should vote with regard to the merger at the annual meeting described in this joint proxy statement/prospectus. The opinion addresses only the fairness, from a financial point of view, of the Exchange Ratio to the holders of Coastal's common stock. The opinion does not address the relative merits of the merger or any alternatives to the merger, the underlying decision of Coastal's board to approve or proceed with or effect the merger, or any other aspect of the merger. No opinion was expressed by Triangle as to whether any alternative transaction might produce consideration for the holders of Coastal's common stock in an amount in excess of that contemplated in the merger.

        Triangle has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this joint proxy statement/prospectus. In giving such consent, Triangle does not concede that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder, nor does it concede that it is an expert within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the SEC thereunder with respect to any part of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.

        Triangle, in connection with rendering its opinion, reviewed:

  (1)
  the merger agreement;

  (2)
  Coastal's proxy statements dated April 20, 2004 and April 15, 2003;

  (3)
  Coastal's annual reports on Form 10-KSB for the three fiscal years ended December 31, 2004, 2003 and 2002;

  (4)
  Coastal's quarterly reports on Form 10-QSB for the quarters ended March 31, 2005, September 30, 2004, June 30, 2004, and March 31, 2004;

  (5)
  First Capital's proxy statements dated April 15, 2004 and April 18, 2003;

  (6)
  First Capital's annual reports on Form 10-KSB for the three fiscal years ended December 31, 2004, 2003, and 2002; and

  (7)
  First Capital's quarterly reports on Form 10-QSB for the quarters ended March 31, 2005, September 30, 2004, June 30, 2004, and March 31, 2004.

        In addition, with respect to both Coastal and First Capital, Triangle reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets, and prospects of the respective companies furnished to Triangle by Coastal and First Capital. Triangle held discussions with members of senior management of Coastal and First Capital and their representatives, including without limitation, their respective outside accountants, legal advisors and others, concerning the past and current results of operations of Coastal and First Capital, their respective current financial condition and management's opinion of their respective future prospects. Triangle also reviewed the historical record of reported prices, trading activity, and dividend payments for the common stock of both Coastal and First Capital. Triangle compared Coastal, First Capital, and the pro forma combined company to selected publicly-traded companies. Triangle compared the reported financial terms of selected business combinations in the banking industry and performed such other studies and analyses as Triangle considered appropriate under the circumstances.

        The written opinion provided by Triangle to Coastal, dated as of March 31, 2005, and updated as of the date of this joint proxy statement/prospectus, was necessarily based upon economic, monetary, financial market, and other relevant conditions as of the date the opinion was rendered. Accordingly, you should understand that although subsequent developments may affect its opinion, Triangle does not have any obligation to further update, revise, or reaffirm its opinion.

        In connection with its review and arriving at its opinion, with the consent of Coastal's board, Triangle assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by Coastal and First Capital to Triangle for purposes of rendering its opinion. Triangle did not assume any obligation to independently verify any of the information discussed above, including, without limitation, information from published sources, as being complete and accurate. With regard to the financial information, including financial projections it received from Coastal and First Capital, as well as projections of cost savings, Triangle assumed that this information reflected the best available estimates and good faith judgments of management as to Coastal's future performance and that the projections provided a reasonable basis upon which Triangle could formulate its opinion. Coastal does not publicly disclose internal management forecasts or projections of the type utilized by Triangle in connection with Triangle's role as its financial advisor, and those forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions Coastal faces. Accordingly, actual results could vary significantly from those set forth in the forecasts and projections.

        Triangle does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that Coastal's allowances and First Capital's allowances are adequate to cover any losses. In addition, Triangle has not reviewed and does not assume any responsibility for any individual credit files and did not make an independent evaluation, appraisal, or physical inspection of the assets or liabilities, contingent or otherwise, of Coastal's or First Capital's individual properties, nor was Triangle provided with any such appraisals. In addition, for purposes of rendering its written opinion, Triangle assumed that (i) the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any of its material terms or conditions, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either Coastal or First Capital or the combined entity, and (ii) the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, and all other applicable federal and state statutes, rules, and regulations. In addition, for purposes of its opinion, Triangle relied on advice of counsel and independent accountants to Coastal and First Capital as to all legal and financial reporting matters with respect to Coastal and First Capital, the merger and the merger agreement and Triangle assumed, with Coastal's consent, that there are no legal issues with regard to Coastal or First Capital that would affect Triangle's opinion, and Triangle relied on this assumption without undertaking any independent investigation or inquiry. In certain analyses described below that involve per share data for Coastal and First Capital, Triangle adjusted the data for the dilutive effects of stock options, warrants, stock appreciation rights, and phantom stock using the treasury method.

        In connection with rendering its opinion to Coastal's board, Triangle performed a variety of financial and comparative analyses, which are briefly summarized below. Such summaries do not purport to be a complete description of the analyses performed by Triangle. The fact that any specific analysis has been referred to in the summaries below is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described below should not be taken to be Triangle's view of Coastal's or the combined company's actual value.

        Moreover, Triangle believes that the analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, including information presented in tabular form, without considering all of the analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of the opinion as to fairness from a financial point of view that is based on those analyses.

Contribution Analysis

        Triangle analyzed selected balance sheet and income statement data for Coastal and First Capital and compared this data to the estimated pro forma ownership of Coastal and First Capital. Triangle used data and projections supplied by the managements of Coastal and First Capital. This analysis indicated the following percentage contributions for Coastal and First Capital as compared to the implied ownership of Coastal and First Capital stockholders in the combined company:

	Contribution %
	Coastal	First Capital
Ownership (fully-diluted)(1)	49.6%	50.4%
Assets	50.7%	49.3%
Loans	52.6%	47.4%
Deposits	56.5%	43.5%
Core deposits(2)	56.9%	43.1%
Equity	39.5%	60.5%
Equity—pro forma(3)	38.9%	61.1%
Equity—fully-diluted(1)	44.3%	55.7%
Equity—pro forma / fully-diluted(1)(3)	44.0%	56.0%
Net income—2004 actual	54.6%	45.4%
Net income—2004 core	55.4%	44.6%
Net income—2004 pre-LLP	55.4%	44.6%
Net income—2005 projected	54.0%	46.0%
Net income—2005 pro forma(4)	53.7%	46.3%
Net income—2005 cash(4)	53.4%	46.6%

*
Note all balance sheet data is as of 12/31/2004.

(1)
Assumes full exercise of all stock options, warrants and stock appreciation rights.

(2)
Core deposits are total deposits less time deposits of $100,000 or more.

(3)
Assumes transaction costs, which are estimated by management to be $1.2 million, are shared equally.

(4)
Assumes cost savings and revenue enhancements are shared equally.

Accretion/Dilution Analysis

        In order to assess the future impact of the merger on Coastal's projected financial results, Triangle analyzed the pro forma financial impact of the merger on:

  •
  Coastal's estimated EPS on a GAAP basis and a cash basis for the full year 2005; and

  •
  Coastal's tangible book value per share on a basic and fully-diluted basis at December 31, 2004.

        Based on the Exchange Ratio, this analysis indicated that the merger would be dilutive to Coastal's pro forma EPS by $0.06, or 5%, on a GAAP basis in the calendar year 2005 and accretive by $0.01, or 1%, on a cash basis in the calendar year 2005, assuming the timely realization of cost savings and other synergies projected by Coastal's and First Capital's managements and a full year of combined operations. Based on the Exchange Ratio, this analysis also indicated that the merger would be accretive to Coastal's tangible book value per share by $0.75, or 7%, on a basic basis and by $0.70, or 7%, on a fully-diluted basis as of December 31, 2004.

        The estimates of achievable cost savings and the timing of the realization of such cost savings are based on numerous estimates, assumptions, and judgments and are subject to significant uncertainties. Actual results may vary, and variations in amounts and timing may be material.

Discounted Earnings Analysis

        Triangle prepared a discounted earnings analysis with regard to estimated acquisition values for First Capital. This analysis utilized projected earnings for First Capital for the calendar years 2005 through 2009, pre-tax merger cost savings of $250,000 per year, and pre-tax revenue enhancements of $382,000 per year. Triangle selected long-term earnings growth rates of 5% to 8% and discount rates of 15% to 18% for purposes of this analysis. The terminal value used in the analysis was the inverse of the discount rate minus the long-term earnings growth rate. The analysis resulted in a range of present values of between $16.64 and $28.80 per share for First Capital. Triangle observed that the per share purchase price implied by the Exchange Ratio in the proposed merger is within this range. Triangle noted that the discounted earnings analysis was considered because it is a widely used valuation methodology, but that the results of the methodology are not conclusive and are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, terminal multiples, and cost savings.

Merger of Equals Analysis

        Triangle reviewed the terms and characteristics of 19 merger of equals transactions in the banking industry that were announced since January 2000. Triangle calculated the premium over the stock trading price for the parties in the selected transactions on the day prior to the announcement of the transaction. Triangle calculated the resulting ownership percentages of the constituent shareholders in the combined company. Triangle calculated the relative contribution of each party to the combined company on the basis of assets, equity and net income for the preceding 12 months. Triangle also reviewed the selected transactions to determine the composition of the board of directors of the combined company. Data for the selected mergers and the merger were based on company press releases, public filings, and other sources including SNL Financial, LC. The results of this analysis are summarized in the following three tables:

BUYER / SELLER				DEAL TERMS
				Date Announced	Deal Value ($millions)	Premium (%)
Buyer	St.	Seller	St.
Monmouth Community Bancorp	NJ	Allaire Community Bank	NJ	6/30/04	53	31.2
Regions Financial Corp.	AL	Union Planters Corp.	TN	1/22/04	6,001	0.0
Upson Bankshares Incorporated	GA	First Polk Bankshares Inc.	GA	11/24/03	24	NA
CNB Holdings Inc.	GA	First Capital Bancorp Inc.	GA	9/24/03	33	NA
UNB Corp.	OH	BancFirst Ohio Corp.	OH	9/6/01	216	17.0
Business Bancorp	CA	MCB Financial Corp.	CA	8/15/01	29	27.6
Virginia Financial Corp.	VA	VA Commonwealth Financial Corp.	VA	6/13/01	89	32.6
Catawba Valley Bancshares Inc.	NC	First Gaston Bank of NC	NC	5/31/01	17	12.6
MB Financial Inc.	IL	MidCity Financial Corporation	IL	4/20/01	175	NA
Landmark Bancshares Inc.	KS	MNB Bancshares Inc.	KS	4/19/01	14	(9.1)
First Union Corp.	NC	Wachovia Corp.	NC	4/15/01	13,627	6.6
New York Community Bancorp	NY	Richmond County Financial Corp.	NY	3/27/01	779	4.7
Chemical Financial Corp.	MI	Shoreline Financial Corp.	MI	8/22/00	173	19.1
Umpqua Holdings Corp.	OR	VRB Bancorp	OR	8/15/00	56	29.4
Shore Bancshares Inc.	MD	Talbot Bancshares Inc.	MD	7/26/00	50	0.7
MutualFirst Financial Inc.	IN	Marion Capital Holdings	IN	6/8/00	28	20.4
First Place Financial Corp.	OH	FFY Financial Corp.	OH	5/24/00	72	4.8
Marathon Financial Corp.	VA	Rockingham Heritage Bank	VA	4/20/00	15	(0.2)
National Commerce Bancorp	TN	CCB Financial Corp.	NC	3/20/00	1,927	25.1
Average					1,230	13.9
Low					14	(9.1)
Median					56	14.8
High					13,627	32.6
Coastal Banking Company, Inc.	SC	First Capital Bank Holding Corp.	FL	4/6/05	24	NA

BUYER / SELLER		CONTRIBUTION
		Ownership(1)		Assets
Buyer	Seller	Buyer (%)	Seller (%)	Buyer (%)	Seller (%)
Monmouth Community Bancorp	Allaire Community Bank	43.7	56.3	55.6	44.4
Regions Financial Corp.	Union Planters Corp.	59.0	41.0	60.4	39.6
Upson Bankshares Incorporated	First Polk Bankshares Inc.	58.5	41.5	62.8	37.2
CNB Holdings Inc.	First Capital Bancorp Inc.	27.9	72.1	25.0	75.0
UNB Corp.	BancFirst Ohio Corp.	46.6	53.4	41.5	58.5
Business Bancorp	MCB Financial Corp.	52.0	48.0	60.0	40.0
Virginia Financial Corp.	VA Commonwealth Financial Corp.	54.4	45.6	51.6	48.4
Catawba Valley Bancshares Inc.	First Gaston Bank of NC	59.3	40.7	59.2	40.8
MB Financial Inc.	MidCity Financial Corporation	40.0	60.0	44.4	55.6
Landmark Bancshares Inc.	MNB Bancshares Inc.	57.2	42.8	59.9	40.1
First Union Corp.	Wachovia Corp.	69.2	30.8	77.4	22.6
New York Community Bancorp	Richmond County Financial Corp.	52.8	47.2	59.5	40.5
Chemical Financial Corp.	Shoreline Financial Corp.	65.4	34.6	64.7	35.3
Umpqua Holdings Corp.	VRB Bancorp	53.0	47.0	55.7	44.3
Shore Bancshares Inc.	Talbot Bancshares Inc.	36.0	64.0	37.6	62.4
MutualFirst Financial Inc.	Marion Capital Holdings	69.1	30.9	73.3	26.7
First Place Financial Corp.	FFY Financial Corp.	53.4	46.6	55.3	44.7
Marathon Financial Corp.	Rockingham Heritage Bank	44.9	55.1	50.6	49.4
National Commerce Bancorp	CCB Financial Corp.	52.5	47.5	45.4	54.6
Average		52.4	47.6	54.7	45.3
Low		27.9	30.8	25.0	22.6
Median		53.0	47.0	55.7	44.3
High		69.2	72.1	77.4	75.0
Coastal Banking Company, Inc.	First Capital Bank Holding Corp.	44.8	55.2	50.7	49.3

(1)
Ownership is based on shares outstanding at the time of the announcement of the transaction and does not consider the impact of dilutive securities.

BUYER / SELLER		CONTRIBUTION
		Equity		Net Income(1)		Board of Directors
	Seller	Buyer (%)	Seller (%)	Buyer (%)	Seller (%)	Buyer (#)	Seller (#)
Monmouth Community Bancorp	Allaire Community Bank	51.6	48.4	59.2	40.8	6	6
Regions Financial Corp.	Union Planters Corp.	59.2	40.8	56.7	43.3	13	13
Upson Bankshares Incorporated	First Polk Bankshares Inc.	58.0	42.0	67.0	33.0	5	4
CNB Holdings Inc.	First Capital Bancorp Inc.	32.7	67.3	39.5	60.5	6	6
UNB Corp.	BancFirst Ohio Corp.	42.0	58.0	65.5	34.5	7	7
Business Bancorp	MCB Financial Corp.	64.7	35.3	62.0	38.0	7	7
Virginia Financial Corp.	VA Commonwealth Financial Corp.	50.5	49.5	83.5	16.5	8	8
Catawba Valley Bancshares Inc.	First Gaston Bank of NC	59.6	40.4	87.3	12.7	4	4
MB Financial Inc.	MidCity Financial Corporation	33.1	66.9	43.0	57.0	8	9
Landmark Bancshares Inc.	MNB Bancshares Inc.	61.7	38.3	67.7	32.3	5	5
First Union Corp.	Wachovia Corp.	70.9	29.1	10.0	90.0	9	9
New York Community Bancorp	Richmond County Financial Corp.	49.4	50.6	56.3	43.7	5	4
Chemical Financial Corp.	Shoreline Financial Corp.	75.8	24.2	82.3	17.7	8	3
Umpqua Holdings Corp.	VRB Bancorp	52.7	47.3	67.9	32.1	6	5
Shore Bancshares Inc.	Talbot Bancshares Inc.	38.4	61.6	66.3	33.7	6	5
MutualFirst Financial Inc.	Marion Capital Holdings	75.6	24.4	40.4	59.6	9	4
First Place Financial Corp.	FFY Financial Corp.	66.0	34.0	61.2	38.8	8	8
Marathon Financial Corp.	Rockingham Heritage Bank	44.8	55.2	48.1	51.9	4	4
National Commerce Bancorp	CCB Financial Corp.	43.6	56.4	41.6	58.4	10	10
Average	Average	54.2	45.8	58.2	41.8
Low	Low	32.7	24.2	10.0	12.7
Median	Median	52.7	47.3	61.2	38.8
High	High	75.8	67.3	87.3	90.0
Coastal Banking Company, Inc.	First Capital Bank Holding Corp.	39.5	60.5	54.6	45.4	6	6

(1)
Net income for the 12 months prior to announcement of the transaction.

        Triangle chose the selected mergers because they were business combinations that, for purposes of the analysis, Triangle deemed to be reasonably comparable to the merger. The selected mergers may differ from the proposed merger based on, among other things, the size of the transactions and the structure of the transactions.

Comparable Traded Company Analysis—Coastal

        Triangle compared selected financial information for Coastal with corresponding financial information of nine selected publicly held banking companies that operate in the Southeast. These selected companies were:

  •
  Atlantic BancGroup Inc.;

  •
  Bank of the James Financial Group Inc;

  •
  Beach First National Bancshares;

  •
  Big Lake Financial Corporation;

  •
  CNB Financial Services, Inc.;

  •
  First West Virginia Bancorp, Inc.;

  •
  Georgia Bancshares, Inc.;

  •
  Newnan Coweta Bancshares, Inc.; and

  •
  Pilot Bancshares, Inc.

        Triangle selected these companies because they were publicly traded companies that, for purposes of its analysis, Triangle considered reasonably similar to Coastal in that these companies are community banks of similar size that operate in the Southeast. The selected companies may significantly differ from Coastal based on, among other things, geographic coverage area, customer focus, and services. To the extent any comparisons were done with peer groups, Triangle noted that no peer group or member of a peer group was identical to Coastal.

        Triangle reviewed the closing stock price per share on March 24, 2005 of the selected companies as a multiple of EPS for the trailing 12 months on a GAAP basis and on a core basis (excluding non-recurring income and expense), as well as book value per share and tangible book value per share as of the most recent reported quarter for each selected company. Triangle then compared the multiples derived from the selected companies with corresponding multiples for Coastal based on the closing price of Coastal common stock on March 24, 2005. Financial data for the selected companies and Coastal were based on company press releases and public filings. This analysis indicated the following high, low and median price multiples for the selected companies, as compared to the multiples for Coastal, as of March 24, 2005:

		Selected Companies
	Coastal	Median	Low	High
Price to:
EPS—Reported (1)	19.0	15.4	9.3	30.2
EPS—Core (2)	20.0	15.6	9.1	29.7
Book value per share (%)	176	170	104	266
Tangible book value per share (%)	176	178	107	266
Operating Metrics (%)
Return on average assets	0.87	0.89	0.73	1.05
Return on average equity	10.8	11.4	9.1	12.8
Efficiency ratio	63	66	58	72
Tangible equity / tangible assets	7.4	7.6	6.8	8.5
Non-performing assets / total assets	0.21	0.27	0.00	0.48

(1)
At or for the 12 months ended December 31, 2004.

(2)
Core EPS excludes the impact of non-recurring income or expense (after-taxes).

  Source: SNL Financial LC

Comparable Traded Company Analysis—Combined Company

        Triangle compared selected financial information for the pro forma combined company with corresponding financial information of 16 selected publicly held banking companies. These selected companies were:

Alliance Bankshares Corp.	Jacksonville Bancorp, Inc.
Bank of South Carolina Corp.	James Monroe Bancorp, Inc.
Bay Banks of Virginia Inc.	New Century Bancorp, Inc.
Big Lake Financial Corporation	Peoples Bancorporation, Inc.
Crescent Financial Corp.	Pinnacle Bankshares Corp.
First Reliance Bancshares	Southcoast Financial Corp.
Georgia Bancshares, Inc.	Southern Community Bancshares, Inc.
Integrity Bancshares, Inc.	Virginia National Bank

        Triangle selected these companies because they were publicly traded companies that, for purposes of its analysis, Triangle considered reasonably similar to the combined company in that these companies are community banks of similar size that operate in the Southeast. The selected companies may significantly differ from the combined company based on, among other things, geographic coverage area, balance sheet composition, customer focus, and services. To the extent any comparisons were done with peer groups, Triangle noted that no peer group or member of a peer group was identical to the combined company.

        Triangle reviewed the closing stock price per share on March 24, 2005 of the selected companies as a multiple of EPS for the trailing 12 months on a GAAP basis and on a core basis, as well as book value per share and tangible book value per share as of the most recent reported quarter for each selected company. Triangle then compared the multiples derived from the selected companies with corresponding multiples for the combined company based on the closing price of Coastal common stock on March 24, 2005. This analysis indicated the following high, low and median price multiples for the selected companies, as compared to the pro forma multiples for the combined company, as of March 24, 2005:

		Selected Companies
	Combined Company
		Median	Low	High
Price to:
EPS—Reported (1)	20.4	28.4	15.4	50.0
EPS—Core (2)	21.5	29.1	15.6	50.0
Book value per share (%)	121	214	143	308
Tangible book value per share (%)	164	214	148	308
Operating Metrics (%)
Return on average assets	0.86	0.76	0.60	0.98
Return on average equity	6.7	8.4	6.6	9.8
Efficiency ratio	64	69	50	77
Tangible equity / tangible assets	9.0	9.0	7.0	10.5
Non-performing assets / total assets	0.12	0.09	0.00	0.65

  (1)
  At or for the twelve months ended December 31, 2004.

  (2)
  Core EPS excludes the impact of non-recurring income or expense (after-taxes).

    Source: SNL Financial LC

        In performing its analyses, Triangle made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Coastal's control. The analyses performed by Triangle are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Triangle does not assume any responsibility if future results are materially different from those projected.

        The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Triangle also included assumptions with respect to general economic, financial market, and other financial conditions. Furthermore, Triangle drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Triangle's analyses are not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. Estimates of company valuations do not purport to be appraisals or to necessarily reflect the prices at which companies or their respective securities actually may be sold. None of the individual analyses performed by Triangle were assigned a greater significance by Triangle than any other in forming its written opinion.

        As described above, Triangle's opinion and presentation to Coastal's board were among the many factors taken into consideration by Coastal's board in making its determination to approve, and to recommend that Coastal's shareholders approve, the merger.

        Coastal has paid Triangle a fee of $30,000 as compensation for financial advisory services rendered in connection with the proposed merger. The fee was paid in three installments: $5,000 upon Triangle's engagement by Coastal; $15,000 upon the delivery of Triangle's fairness opinion to the board of Coastal on March 31, 2005; and $10,000 upon the delivery of Triangle's updated opinion that is included in this joint proxy statement/prospectus. Coastal's board was aware of this fee structure and took it into account in considering Triangle's fairness opinion and in approving the merger. In addition, Coastal has agreed to reimburse Triangle for all reasonable expenses incurred by it on its behalf, and to indemnify Triangle against liabilities arising out of the merger, including the rendering of Triangle's opinion.

Conversion of Stock; Treatment of Options Stock Appreciation Rights

        First Capital Common Stock.    At the effective time of the merger, each share of First Capital common stock outstanding generally will be converted into and exchanged for the right to receive 1.054 shares of Coastal common stock and cash instead of fractional shares. The exchange ratio is subject to customary adjustments to preserve the relative value of the consideration First Capital shareholders are to receive in the event of stock splits, reverse stock splits, or the like before the merger is completed, as described below under "—Antidilution Adjustments." Because the exchange ratio is fixed and because the market price of Coastal common stock will fluctuate, the value of the shares of Coastal common stock that First Capital shareholders will receive in the merger may increase or decrease, both before and after the merger.

        Any First Capital shareholder who would otherwise have been entitled to receive a fraction of a share of Coastal common stock in the merger will receive, in lieu thereof, cash (without interest) in an amount equal to his or her fractional share multiplied by the 10-day average closing price of Coastal common stock on the OTC Bulletin Board immediately preceding the effective time.

        Some shares of First Capital common stock will not be converted in the merger. These include any shares held by Coastal, First Capital, and their respective subsidiaries, except for shares held on behalf of third parties. Each outstanding share of First Capital common stock owned by Coastal, First Capital, and their respective subsidiaries will be canceled at the effective time of the merger and will cease to be outstanding.

        Stock Options.    Each outstanding and unexercised option to acquire First Capital common stock granted under First Capital's stock incentive plan will be assumed by Coastal and any right to purchase First Capital stock under the options will be converted at the effective time of the merger into rights to purchase Coastal common stock, with the following adjustments:

  •
  The number of shares of Coastal common stock subject to the option will be equal to the product of the number of shares of First Capital common stock subject to the option immediately prior to the effective time of the merger and the exchange ratio; and

  •
  The exercise price per share of Coastal common stock subject to the option will be equal to the exercise price under the First Capital option immediately prior to the effective time of the merger divided by the exchange ratio, rounded down to the nearest whole cent.

        Shares of Coastal common stock to be issued upon the exercise of First Capital stock options will be timely registered under the Securities Act of 1933 on a registration statement on Form S-8.

        Stock Appreciation Rights.    All outstanding interests with respect to stock appreciation rights granted by First Capital under First Capital's phantom stock appreciation rights plan will be assumed by Coastal with fully vested accrued benefits with the following adjustments:

  •
  The number of shares of Coastal common stock subject to the stock appreciation right will be equal to the product of the number of shares of First Capital common stock subject to the stock appreciation right immediately prior to the effective time of the merger and the exchange ratio; and

  •
  The per share fair market values under each stock appreciation right (as defined in the phantom stock appreciation rights agreement by which it is evidenced) will be equal to the per share fair market value immediately prior to the effective time of the merger divided by the exchange ratio, rounded down to the nearest whole cent.

        Antidilution Adjustments.    If, before the effective time of the merger, the outstanding shares of First Capital common stock or Coastal common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the exchange ratio.

Effective Time of the Merger

        If the merger agreement is approved by the requisite votes of the shareholders of First Capital and Coastal and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of the parties to consummate the merger are satisfied or waived (as permitted), the merger will be consummated and effected on the date and at the time the Articles of Merger reflecting the merger become effective with the Secretary of State of South Carolina. Unless otherwise mutually agreed upon in writing by our chief executive officers, we will use our reasonable efforts to cause the effective time of the merger to occur on the last business day of the month in which the last of the following occurs:

  •
  the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the merger;

  •
  the date on which First Capital shareholders approve the merger agreement;

  •
  the date on which Coastal shareholders approve the merger agreement; or

  •
  a later date if agreed upon in writing by our chief executive officers.

        Assuming satisfaction of all of the conditions to consummation of the merger, the merger is expected to be made effective by the beginning of the fourth quarter of 2005.

        Either of us may terminate the merger agreement prior to the effective time, under several circumstances. See "—Conditions to Consummation" and "—Amendment, Waiver, and Termination."

Exchange of Certificates

        As soon as reasonably practicable after the effective time of the merger, Coastal will mail appropriate transmittal materials to each record holder of First Capital common stock for use in effecting the surrender and cancellation of those certificates in exchange for Coastal common stock. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to Coastal by former First Capital shareholders. First Capital shareholders should not surrender their certificates for exchange until they receive a letter of transmittal and instructions from Coastal. After the effective time of the merger, each holder of shares of First Capital common stock, except holders exercising dissenters' rights of appraisal, issued and outstanding at the effective time must surrender the certificate or certificates representing their shares to Coastal and will, as soon as reasonably practicable after surrender, receive the consideration they are entitled to under the merger agreement, together with all undelivered dividends or distributions in respect of such shares (without interest). As provided in the merger agreement, each record holder of First Capital common stock shall also receive cash in lieu of any fractional share of Coastal common stock to which he or she would be otherwise entitled (without interest). Coastal will not be obligated to deliver the consideration to which any former holder of First Capital common stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange. The certificate or certificates so surrendered must be duly endorsed as Coastal may require. Coastal will not be liable to a holder of First Capital common stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

        After the effective time of the merger (and prior to the surrender of certificates of First Capital common stock to Coastal), record holders of certificates that represented outstanding First Capital common stock immediately prior to the effective time of the merger will have no rights with respect to the certificates other than the right to surrender the certificates and receive in exchange for the certificates a certificate or certificates representing the aggregate number of whole shares of Coastal common stock to which the holder is entitled pursuant to the merger agreement, together with a check for the amount (without interest) representing any fractional share.

        In the event that any dividend or distribution, the record date for which is on or after the effective time of the merger, is declared by Coastal on Coastal common stock, no such dividend or other distributions will be delivered to the holder of a certificate representing shares of First Capital common stock immediately prior to the effective time of the merger until such holder surrenders such certificate as set forth above.

        In addition, holders of certificates that represented outstanding First Capital common stock immediately prior to the effective time of the merger will be entitled to vote after the effective time of the merger at any meeting of Coastal shareholders the number of whole shares of Coastal common stock into which such shares have been converted, even if such holder has not surrendered such certificates for exchange as set forth above.

        Coastal shareholders will not be required to exchange certificates representing their shares of Coastal common stock or otherwise take any action after the merger is completed.

Important Federal Income Tax Consequences

        The following summarizes certain material federal income tax consequences of the merger to First Capital shareholders. This summary is based on current laws, regulations, rulings, and decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address federal income tax consequences applicable to you if you are subject to special treatment under federal income tax law, such as rules relating to shareholders who are not citizens or residents of the United States, who are financial institutions, foreign corporations, tax-exempt organizations, insurance companies, or dealers in securities, shareholders who acquired their shares pursuant to the exercise of options or similar derivative securities or otherwise as compensation, and shareholders who hold their shares as part of a straddle or conversion transaction. In addition, this summary does not address the tax consequences of the merger under applicable state, local, foreign, or estate tax laws. This discussion assumes you hold your shares of First Capital common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986. Each First Capital shareholder should consult with his or her tax advisor about the tax consequences of the merger in light of his or her individual circumstances, including the application of any federal, state, local, foreign, or estate tax law.

        The merger is intended to constitute a "reorganization" under Section 368(a) of the Internal Revenue Code. A condition to completing the merger is that, on the closing date, Coastal and First Capital receive an opinion from Nelson Mullins Riley & Scarborough LLP, counsel to Coastal, that the merger will qualify as a reorganization. The closing date opinion will be based on customary assumptions and customary representations made by First Capital and Coastal. An opinion of counsel represents the counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. If, notwithstanding such opinion of counsel, the merger does not qualify as a reorganization, the exchange of First Capital common stock for Coastal common stock in the merger will be a taxable transaction.

        Neither First Capital nor Coastal intends to waive the condition that it receive an opinion that the merger will qualify as a reorganization. If, however, First Capital decides to waive the condition, First Capital will recirculate this document to disclose the waiver and to make all related material disclosures, and will resolicit proxies from the First Capital shareholders.

        Provided the merger qualifies as a reorganization, neither First Capital nor Coastal will recognize any gain or loss for federal income tax purposes, and the federal income tax consequences to you as a First Capital shareholder will be as follows:

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  You will not recognize any gain or loss on the exchange of your First Capital common stock for Coastal common stock, except for the receipt of cash instead of a fractional share.

  •
  If you receive cash instead of a fractional share of Coastal common stock, you will recognize gain or loss equal to the difference between the amount of the cash received and your tax basis allocable to the fractional share. This gain or loss generally will be capital gain or loss.

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  If you exercise your dissenters' rights of appraisal under Florida law and receive payment in cash for the fair value of your shares of First Capital common stock, you will be treated as having exchanged such shares for cash in a redemption subject to Section 302 of the Internal Revenue Code, and you generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the tax basis of such shares.

  •
  Your aggregate tax basis for the shares of Coastal common stock received for your First Capital common stock will be the same as your aggregate tax basis for the First Capital common stock surrendered in exchange therefor, excluding any basis allocable to a fractional share of Coastal common stock for which cash is received.

  •
  Your holding period for shares of Coastal common stock received for your First Capital common stock will include your holding period for the First Capital common stock exchanged for Coastal common stock if your shares of First Capital common stock are held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code at the effective time of the merger.

  •
  Notwithstanding anything herein to the contrary, you (and any affiliate or person acting on your behalf) may disclose to any and all persons, without limitation of any kind, the transaction's tax treatment and tax structure and all material of any kind (including opinions or other tax analyses) provided to you relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws.

        Each First Capital shareholder is urged to consult his or her personal tax and financial advisor as to his or her specific federal income tax consequences, based on his or her own particular status and circumstances, and also as to any state, local, foreign, estate, or other tax consequences arising out of the merger.

Management and Operations After the Merger

        Directors and Executive Officers of Coastal.    At the effective time of the merger, First Capital will merge with and into Coastal. After the merger, Coastal's board of directors will have 12 members. As set forth in the amended and restated articles of incorporation of Coastal that will be filed with the articles of merger, the current Coastal directors that will serve as members of the board of directors of the surviving company will be James W. Holden, Class I; James C. Key, Class I; Ladson F. Howell, Class II; Dennis O. Green, Class II; Randolph C. Kohn, Class III; and Robert B. Pinkerton, Class III. The current First Capital directors that will serve as members of the board of directors of the surviving company will be Michael G. Sanchez, Class I; Christina H. Bryan, Class I; Ron Anderson, Class II; Suellen Rodeffer Garner, Class II; Robert L. Peters, Class III; and Edward E. Wilson, Class III.

        It is the intent of the parties as evidenced in support agreements that if any of the current Coastal directors listed above cease to be a director of the surviving company prior to date of the 2007 annual meeting of shareholders, a majority of the remaining directors that were formally Coastal directors will have the right to nominate the replacement director or replacement directors and, so long as the replacements are reasonably acceptable to the remaining board members, the full board will vote to fill the vacancy with such nominees. It is also the intent of the parties as evidenced in support agreements that if any of the current First Capital directors listed above cease to be a director of the surviving company prior to date of the 2007 annual meeting of shareholders, a majority of the remaining directors that were formally First Capital directors will have the right to nominate the replacement director or replacement directors and, so long as the replacements are reasonably acceptable to the remaining board members, the full board will vote to fill the vacancy with such nominees.

        In addition, it is the intent of the parties that following the merger and at least through the day immediately preceding the 2007 annual meeting of shareholders, the chairman of the board of the surviving company will be elected by a vote of a majority of the directors of then in office, provided that in the case of a tie vote, the chairman of the board will be nominated by the former directors of First Capital serving on the surviving company's board and, so long as the nominee is reasonably acceptable to the remaining board members, the full board will vote in favor of such nominee to serve as chairman.

        Randolph C. Kohn will serve as chief executive officer, and Michael G. Sanchez will serve as president of Coastal. James L. Pate, III will serve as chief financial officer, and Timothy S. Ayers will serve as chief operating officer of Coastal.

        Directors and Executive Officers of Lowcountry National Bank and First National Bank.    The current directors of Lowcountry National Bank will continue to serve as directors of the bank except that Lowcountry National Bank will increase its number of members by one and Michael G. Sanchez will be appointed to serve as a director. The current directors of First National Bank will continue to serve as directors of the bank except that First National Bank will increase its number of members by one and Randolph C. Kohn will be appointed to serve as a director.

        Randolph C. Kohn will serve as the president and chief executive officer of Lowcountry National Bank. Michael G. Sanchez will serve as president and chief executive officer of First National Bank. James L. Pate, III will serve as chief financial officer of Lowcountry National Bank and First National Bank. Timothy S. Ayers will serve as chief operating officer of Lowcountry National Bank and First National Bank.

Interests of Employees and Directors of Coastal and First Capital in the Merger

        General.    Some of the employees and directors of Coastal and First Capital may be deemed to have interests in the merger in addition to their interests as shareholders of Coastal or First Capital generally. These interests include, among others, proposed employee benefits for those who become employees of Coastal or a Coastal subsidiary after the merger, an employment agreement with one of First Capital's current executive officers, an employment agreement with one of Coastal's current executive officers, the appointment of certain Coastal and First Capital directors to the board of the surviving company, the conversion of outstanding First Capital stock options into rights to purchase Coastal common stock, the conversion of outstanding First Capital stock appreciation rights, and insurance coverage for Coastal's and First Capital's directors and officers, as described below.

        Employee Benefits.    The merger agreement generally provides that Coastal will furnish to those employees of First Capital who become employees of Coastal or a Coastal subsidiary after the effective time of the merger, benefits under employee benefit plans which, when taken as a whole, are substantially similar to those currently provided by Coastal and its subsidiaries to their similarly situated employees. Coastal may apply any pre-existing condition exclusion or waiting period under any Coastal employee health plan for which any employees or officers and dependents are covered by the relevant First Capital benefit plans as of the date of the closing, but that portion of any such existing condition exclusion or waiting period will not be enforced to the extent it exceeds in duration the corresponding provision in effect under the First Capital benefit plans immediately prior to the date of the closing. For purposes of participation, vesting, and benefit accrual under Coastal's employee benefit plans, service with First Capital prior to the effective time of the merger will be treated as service with Coastal or its subsidiaries. Coastal will credit new Coastal employees for amounts paid under First Capital benefit plans for the plan year, including the effective time of the merger, for purposes of applying deductibles, co-payments, and out of pocket maximums under the Coastal benefit plans.

        Sanchez Employment Agreement.    First Capital, First National Bank, and its president, Michael G. Sanchez, are currently bound by an employment agreement that provides, among other things, that Mr. Sanchez may terminate the employment agreement following a change in control of First Capital. If the agreement is terminated by Mr. Sanchez upon a change of control, First Capital and First National Bank must promptly pay Mr. Sanchez all accrued compensation plus a lump sum cash payment equal to 2.99 times the sum of his then current annual salary and the average bonuses paid to him during the preceding three years. To avoid a possible payment under the terms of the existing employment agreement and as a condition to the merger, Coastal, First National Bank, and Mr. Sanchez entered into a new employment agreement that is effective upon consummation of the merger.

        Pursuant to the new employment agreement, Mr. Sanchez will serve as the president of Coastal and the president and chief executive officer of First National Bank. The new agreement commences upon the consummation of the merger, will be for a term of five years, and will automatically renew for successive one year periods unless either party provides written notice at least 90 days prior to the expiration of the current term. Mr. Sanchez will receive an annual base salary of $160,000, which the board of directors will review annually and may increase from time to time. Mr. Sanchez will also be eligible to receive an annual cash bonus equal to up to 5% of the net pretax income of First National Bank; provided that this bonus shall not exceed 50% of the base salary paid to Mr. Sanchez as long as Coastal maintains his existing deferred compensation plan. He will be entitled to life insurance premiums, an automobile, and to participate in all of the company's retirement, welfare, deferred compensation, insurance, and other benefit plans and programs.

        If the agreement is terminated following a change in control of the combined company or if Mr. Sanchez terminates the agreement for any reason during the one year period beginning on the second anniversary of the consummation of the merger, Mr. Sanchez will be entitled to all accrued compensation and accrued benefits under the deferred compensation plan plus a lump sum cash payment equal to 2.99 times the sum of his then current annual salary and the average bonuses paid to him during the preceding three years. In addition, he will be entitled to the automobile provided under the agreement free of any liens.

        During his employment and for a period of 12 months thereafter, Mr. Sanchez will be prohibited from, subject to limited exceptions, (a) competing with Coastal or First National by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches located within a 35 mile radius of the Coastal's or First National's main office, (b) soliciting customers for a competing business, or (c) soliciting employees for a competing business. These restrictions against soliciting customers and personnel, however, will not apply following a change in control.

        Kohn Employment Agreement.    In connection with the execution of the merger agreement, Coastal and Lowcountry National Bank entered into an employment agreement with Randolph C. Kohn. The agreement supersedes the employment agreement between Mr. Kohn and Coastal dated August 12, 1999. Pursuant to the agreement, Mr. Kohn serves as the chief executive officer of Coastal and president and chief executive officer of Lowcountry National Bank. The agreement commenced on April 6, 2005, is for a term of five years, and will automatically renew for successive one year periods unless either party provides written notice at least 90 days prior to the expiration of the current term. Pursuant to the agreement, Mr. Kohn will receive an annual base salary of $160,000, which the board of directors will review annually and may increase from time to time. Mr. Kohn is also eligible to receive an annual cash bonus equal to up to 75% of his base salary based upon the achievement of certain criteria established by the board. He is also entitled to life insurance premiums, an automobile, club dues, and to participate in all of the company's retirement, welfare, deferred compensation, insurance, and other benefit plans and programs.

        If the agreement is terminated following a change in control of the combined company, Mr. Kohn will be entitled to all accrued compensation plus a lump sum cash payment equal to 2.99 times the sum of his then current annual salary and the average bonuses paid to him during the preceding three years. In addition, he will be entitled to the automobile provided under the agreement free of any liens. If Mr. Kohn terminates the agreement for any reason at least 36 but not more than 48 months following the consummation of the merger, Mr. Kohn will be entitled to all accrued compensation plus severance compensation in an amount equal to 100% of his then current monthly base salary each month for 36 months from the date of termination. In addition, he will be entitled to the automobile provided under the agreement free of any liens.

        During his employment and for a period of 24 months thereafter, Mr. Kohn will be prohibited from, subject to limited exceptions, (a) competing with Coastal and Lowcountry National Bank by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches located within a 50 mile radius of any of the company's offices, or (b) soliciting employees for a competing business. In addition, during his employment and for a period of 12 months thereafter, he will be prohibited from soliciting customers for a competing business.

        Salary Continuation Agreements.    In connection with the execution of merger agreement, James L. Pate, III and Gary Horn executed salary continuation agreements with Coastal and Lowcountry National Bank. Upon termination following a change in control as defined in the agreements, each executive is entitled to receive all accrued compensation plus a lump sum payment equal to the sum of the executive's then current annual base salary and the average bonuses paid to the executive during the preceding three years.

        Directors.    The current Coastal directors that will serve as directors of the surviving company will be James W. Holden, Class I; James C. Key, Class I; Ladson F. Howell, Class II; Dennis O. Green, Class II; Randolph C. Kohn, Class III; and Robert B. Pinkerton, Class III. The current First Capital directors that will serve as directors of the surviving company will be Michael G. Sanchez, Class I; Christina H. Bryan, Class I; Ron Anderson, Class II; Suellen Rodeffer Garner, Class II; Robert L. Peters, Class III; and Edward E. Wilson, Class III.

        Stock Options and Stock Appreciation Rights.    As described above, each outstanding and unexercised option to acquire First Capital common stock granted under First Capital's incentive plan will be converted automatically at the effective time of the merger into rights to purchase Coastal common stock. All outstanding interests with respect to stock appreciation rights granted by First Capital under First Capital's phantom stock appreciation rights plan will be assumed by Coastal, and all accrued benefits will fully vest.

        Insurance.    Coastal has agreed to provide directors' and officers' insurance coverage for directors and officers of First Capital, at Coastal's election, either (1) by purchasing continuation coverage under First Capital's current policy for directors and officers for a period of not less than three years after the effective time of the merger, or (2) if Coastal's current directors' and officers' policy provides substantially similar coverage as First Capital's current policy, by obtaining coverage under Coastal's current policy for First Capital's directors and officers on a prior acts basis for a period not less than three years prior to the effective time of the merger.

Conditions to Consummation

        The obligations of First Capital and Coastal to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

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  First Capital and Coastal shareholders must have approved the merger agreement;

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  The required regulatory approvals described under "Regulatory Matters" must have been received, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of First Capital or Coastal, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

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  Each party must have received all consents (other than those described in the preceding paragraph) required for consummation of the merger and for the prevention of a default under any contract of such party which, if not obtained or made, would reasonably likely have, individually or in the aggregate, a material adverse effect on such party, generally without any conditions or requirements which would, in the reasonable judgment of the board of directors of First Capital or Coastal, materially adversely affect the economic or business benefits of the transactions contemplated by the merger agreement so as to render inadvisable the consummation of the merger;

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  No court or regulatory authority may have taken any action which prohibits, restricts, or makes illegal the consummation of the transactions contemplated by the merger agreement;

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  The registration statement registering the shares of Coastal common stock to be received by First Capital shareholders, of which this joint proxy statement/prospectus is a part, must have been declared effective by the SEC, no stop order suspending the effectiveness of the registration statement may have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness of the registration statement may have been initiated and be continuing, and all necessary approvals under federal and state securities laws relating to the issuance or trading of the shares of Coastal common stock issuable pursuant to the merger must have been received;

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  Each party must have received an opinion of Nelson Mullins Riley & Scarborough LLP as to the matters set forth above under "Important Federal Income Tax Consequences;"

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  Michael G. Sanchez and Randolph C. Kohn must have entered into employment agreements with Coastal, and must have terminated their existing employment agreements;

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  Michael G. Sanchez shall have entered into a waiver to prevent the merger from triggering change of control rights under an existing supplemental retirement agreement;

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  James L. Pate, III and Gary Horn shall have entered into salary continuation agreements with Coastal. Timothy S. Ayers and Leos Deas shall have executed waivers to prevent the merger from triggering change of control rights under existing salary continuation agreements;

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  The other party's representations and warranties must remain accurate, and the other party must have performed all of the agreements and covenants to be performed by it pursuant to the merger agreement, and must have delivered certificates confirming satisfaction of the foregoing requirements and certain other matters;

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  Coastal must have received letters from Elliott Davis, LLC, dated not more than five days prior to the date of this joint proxy statement/prospectus and the effective time of the merger, with respect to certain financial information regarding First Capital; and

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  Coastal must have received from each "affiliate" of First Capital an agreement stating, among other things, that he or she will comply with federal securities laws when transferring any shares of Coastal common stock received in the merger (see "—Resales of Coastal Common Stock").

        No assurances can be provided as to when or if all of the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

        The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of such parties' shareholders.

Regulatory Matters

        The merger is subject to the prior approval of the Federal Reserve. We have submitted an application with the Federal Reserve. In evaluating the merger, the Federal Reserve is required to consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the merger if:

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  it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

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  its effect in any section of the country could be to substantially lessen competition or to tend to create a monopoly, or if it would result in a restraint of trade in any other manner, unless the Federal Reserve should find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the merger in meeting the convenience and needs of the communities to be served.

        The merger may not be consummated any earlier than the 15th day following the date of approval of the merger by the Federal Reserve, during which time the United States Department of Justice is afforded the opportunity to challenge the merger on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the Federal Reserve, unless a court of competent jurisdiction should specifically order otherwise.

        Other than as summarized above, we are not aware of any governmental approvals or actions that may be required for consummation of the merger. Should any other approval or action be required, we currently contemplate that we would seek such approval or action. To the extent that the above summary describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

Amendment, Waiver, and Termination

        To the extent permitted by law, First Capital and Coastal, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of First Capital shareholders or Coastal shareholders. However, after the approval of the merger by First Capital shareholders, no amendment may decrease the consideration to be received without the further approval of First Capital shareholders. Similarly, after the approval of the merger by Coastal shareholders, no amendment may increase the consideration to be paid by Coastal without the further approval of Coastal shareholders.

        Prior to or at the effective time of the merger, either First Capital or Coastal may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the merger agreement, and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in the violation of an applicable law.

        The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual consent of the boards of directors of First Capital and Coastal. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time of the merger by either First Capital or Coastal if:

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  the other party breaches and does not timely cure any representation or warranty contained in the merger agreement;

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  any consent of any regulatory authority required for consummation of the merger is denied by final nonappealable action of the regulatory authority or if any action taken by the regulatory authority is not appealed within the time limit for appeal, or First Capital shareholders or Coastal shareholders fail to approve the merger agreement at their respective annual meetings;

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  the merger has not been consummated by December 31, 2005 and the failure to consummate the merger by that date has not been caused by a breach of the terminating party; and

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  in the event the other party fails to reaffirm within 10 business days, following the written request of the terminating party after the other party received any inquiry or proposal with respect to an "acquisition proposal" (generally, a tender offer or proposal for a merger, asset acquisition, or other business combination), its approval of the merger (to the exclusion of any other acquisition proposal), or resolves not to reaffirm the merger.

Conduct of Business Pending the Merger

        Under the merger agreement, each of the parties has agreed, except as otherwise contemplated by the merger agreement or with the prior written consent of the other party, to:

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  operate its business only in the usual, regular, and ordinary course;

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  preserve intact its business organizations and assets and maintain its rights and franchises;

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  use its reasonable efforts to cause its representations and warranties to be correct at all times; and

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  take no action which would (1) adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the merger agreement without imposition of a condition or restriction which, in the reasonable judgment of the board of directors of First Capital or Coastal, would so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the consummation of the merger, or (2) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the merger agreement.

        In addition, First Capital and Coastal have agreed in the merger agreement not to take certain actions relating to the operation of their respective businesses pending consummation of the merger without the prior consent of the other party's chief executive officer (which consent will not be unreasonably withheld). Such actions include, without limitation:

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  amending their articles of incorporation, bylaws, or other governing corporate instruments;

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  becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000, except in the ordinary course of business consistent with past practices or allowing the imposition of a lien on any asset;

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  acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares (or securities convertible into any shares) of capital stock or paying any dividend on common stock;

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  subject to certain exceptions, issuing, selling, or pledging additional shares of common stock, any rights to acquire any such stock, or any security convertible into such stock;

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  adjusting or reclassifying any capital stock or issuing or authorizing the issuance of any other securities in respect of, or in substitution for, shares of common stock or their subsidiaries' common stock, or otherwise disposing of any asset having a book value in excess of $50,000, other than in the ordinary course for reasonable and adequate consideration;

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  acquiring control over any real property, subject to certain exceptions such as foreclosures and acquisitions made in a fiduciary capacity;

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  purchasing any securities or making any material investments in any person or otherwise acquiring direct or indirect control over any person subject to certain exceptions;

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  granting any increase in compensation or benefits to employees or officers in excess of 5% or $10,000 on an annual basis, whichever is greater, (except in accordance with past practice and as previously disclosed, or as required by law), paying any bonus, entering into or amending any severance agreements with officers, or granting any increase in compensation or other benefits to directors (except as previously disclosed to the other party);

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  except as contemplated by the merger agreement, entering into or amending (unless required by law) any employment contract that does not have the unconditional right to terminate without certain liability;

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  subject to certain exceptions, adopting any new employee benefit plan or materially changing any existing plan or program;

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  making any significant change in tax or accounting methods, except for any change required by law or generally accepted accounting principles;

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  commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of $25,000 or which places material restrictions on operations;

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  except in the ordinary course of business, modifying, amending, or terminating any material contracts or waiving, releasing, or assigning any material rights or claims;

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  extending credit to any borrower in excess of an aggregate of $2.0 million, unless the amount in excess of $2.0 million is participated to another bank without recourse; or

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  making any material election with respect to taxes.

        In addition, each party has agreed that neither it, nor its affiliates or representatives, will solicit an acquisition proposal (generally, a tender offer or proposal for a merger, asset acquisition, or other business combination), other than the transactions contemplated by the merger agreement. Pursuant to the merger agreement, except to the extent necessary to comply with the fiduciary duties of their board of directors, neither party, nor any affiliate or representative of such party, will furnish any non-public information that it is not legally obligated to furnish, or negotiate with respect to, or enter into any contract with respect to, any acquisition proposal. However, either party may communicate information about an acquisition proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. In the merger agreement, each party also agreed to terminate any negotiations conducted prior to the date of the merger agreement with any other parties with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives to comply with any of the foregoing.

Expenses and Fees

        The merger agreement provides that each party will be responsible for its own direct costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the merger agreement, except that Coastal will pay the filing fee in connection with the registration statement and this joint proxy statement/prospectus and one-half of the printing costs incurred in connection with printing the registration statement and this joint proxy statement/prospectus. If the merger agreement is terminated by either party as a result of (1) the other party's breach of its representations, warranties, or agreements set forth in the merger agreement or (2) the failure of the other party to reaffirm its approval of the merger after receiving an inquiry or proposal with respect to another acquisition proposal, such breaching party will pay $500,000 to the terminating party plus the reasonable direct costs and expenses incurred by the terminating party in connection with the merger up to $250,000.

Accounting Treatment

        The merger will be accounted for using the purchase method of accounting for financial reporting purposes. In a merger of equals transaction, the purchase method of accounting requires the identification of the acquiring entity. For accounting purposes, Coastal has been identified as the acquiring entity and First Capital as the acquired entity. Under purchase accounting, the assets and liabilities of an acquired company as of the effective time of the acquisition are recorded at their respective fair values and added to those of the acquiring company. Financial statements issued after consummation of an acquisition accounted for as a purchase would reflect such values and would not be restated retroactively to reflect the historical financial position or results of operations of the acquired company.

Resales of Coastal Common Stock

        The shares of Coastal common stock to be issued to First Capital shareholders in the merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of First Capital or Coastal as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of First Capital at the time the merger is submitted for a vote or consent of the shareholders of First Capital will, under existing law, require either:

  •
  the further registration under the Securities Act of the shares of Coastal common stock to be transferred;

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  compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances); or

  •
  the availability of another exemption from registration.

        An "affiliate" of First Capital, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with First Capital. First Capital has agreed that it will use its reasonable efforts to cause each person or entity that is an "affiliate" for purposes of complying with Rule 145 to enter into a written agreement relating to such restrictions on sale or other transfer.

Rights of Dissenting Coastal Shareholders Under South Carolina Law

        Chapter 13 of the South Carolina Business Corporation Act sets forth the rights of the shareholders of Coastal who object to the merger. The following summarizes the material terms of the statutory procedures to be followed by a shareholder in order to dissent from the merger and perfect dissenters' rights under the South Carolina Business Corporation Act. A copy of Chapter 13 of the South Carolina Business Corporation Act is attached as Appendix B to this joint proxy statement/prospectus.

        If you elect to exercise such a right to dissent and demand appraisal, you must satisfy each of the following conditions:

          (a)   you must give to Coastal and Coastal must actually receive, before the vote at the annual shareholders' meeting on approval or disapproval of the merger is taken, written notice of your intent to demand payment for your shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger; neither voting against, abstaining from voting, nor failing to vote on the merger will constitute a notice within the meaning of the South Carolina Business Corporation Act); and

          (b)   you must not vote in favor of the merger. A failure to vote or a vote against the merger will satisfy this requirement. The return of a signed proxy which does not specify whether you vote in favor or against approval of the merger will not constitute a waiver of your dissenters' rights. If you notify Coastal that you intend to dissent, a vote cast in favor of the merger by the holder of the proxy will not disqualify you from demanding payment for your shares.

        If the requirements of (a) and (b) above are not satisfied and the merger becomes effective, you will not be entitled to payment for your shares under the provisions of Chapter 13 of the South Carolina Business Corporation Act.

        If you are a dissenting Coastal shareholder, any notices should be addressed to Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29902, Attention: Randolph C. Kohn. The notice must be executed by the holder of record of the shares of Coastal common stock as to which dissenters' rights are to be exercised. A beneficial owner may assert dissenters' rights only if he dissents with respect to all shares of Coastal common stock of which he is the beneficial owner. With respect to shares of Coastal common stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise dissenters' rights if such beneficial holder also submits to Coastal the name and address of the record shareholder of the shares, if known to him. A record owner, such as a broker, who holds shares of Coastal common stock as a nominee for others may exercise dissenters' rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all Coastal common stock beneficially owned by any one person. In such case, the notice submitted by the broker as record owner must set forth the name and address of the shareholder who is objecting to the merger and demanding payment for such person's shares.

        If you properly dissent and the merger is approved, Coastal must mail by registered or certified mail, return receipt requested, a written dissenters' notice to you. This notice must be sent no later than 10 days after the shareholder approval of the merger. The dissenters' notice will state where your payment demand must be sent, and where and when certificates for shares of Coastal common stock must be deposited; supply a form for demanding payment; set a date by which Coastal must receive your payment demand (not fewer than 30 days nor more than 60 days after the dissenters' notice is mailed and which must not be earlier than 20 days after the demand date); and include a copy of Chapter 13 of the South Carolina Business Corporation Act.

        If you receive a dissenters' notice, you must demand payment and deposit your share certificates in accordance with the terms of the dissenters' notice. If you demand payment and deposit your share certificates, you retain all other rights of a shareholder until these rights are canceled or modified by the merger. If you do not demand payment or deposit your share certificates where required, each by the date set in the dissenters' notice, you are not entitled to payment for your shares under the South Carolina Business Corporation Act.

        Within 30 days after receipt of your demand for payment, Coastal is required to pay you the amount it estimates to be the fair value of your shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by:

  •
  Coastal's most recent available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

  •
  an explanation of how Coastal estimated the fair value of the shares;

  •
  an explanation of the interest calculation;

  •
  a statement of the dissenters' right to demand payment (as described below); and

  •
  a copy of Chapter 13 of the South Carolina Business Corporation Act.

        If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Coastal must return your deposited certificates. If after returning your deposited certificates the merger is consummated, Coastal must send you a new dissenters' notice and repeat the payment demand procedure.

        Demand for Payment.    You may, however, notify Coastal in writing of your own estimate of the fair value of your shares and amount of interest due, and demand payment of the excess of your estimate of the fair value of your shares over the amount previously paid by Coastal if:

          (a)   you believe that the amount paid is less than the fair value of Coastal common stock or that the interest is incorrectly calculated;

          (b)   Coastal fails to make payment of its estimate of fair value to you within 30 days after receipt of a demand for payment; or

          (c)   the merger not having been consummated, Coastal does not return your deposited certificates within 60 days after the date set for demanding payment.

        You waive the right to demand payment unless you notify Coastal of your demand in writing within 30 days of Coastal's payment of its estimate of fair value (with respect to clause (a) above) or Coastal's failure to perform (with respect to clauses (b) and (c) above). If you fail to notify Coastal of your demand within such 30-day period, you shall be deemed to have withdrawn your shareholder's dissent and demand for payment.

        Appraisal Proceeding.    If your demand for payment remains unsettled, Coastal must commence a proceeding within 60 days after receiving the demand for additional payment by filing a complaint with the South Carolina Court of Common Pleas in Beaufort County to determine the fair value of the shares and accrued interest. If Coastal does not commence the proceeding within such 60 day period, Coastal shall pay you the amount you demanded.

        The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions; however, you will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against Coastal if the court finds that it did not comply with the statute; or (b) against Coastal or you, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for you were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Coastal, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. If Coastal failed to commence an appraisal proceeding within 60 days, the court shall assess the costs of the proceedings and the fees and expenses of your counsel.

        The summary set forth above does not purport to be a complete statement of the provisions of the South Carolina Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to the applicable sections of the South Carolina Business Corporation Act, which are included as Appendix B to this joint proxy statement/prospectus. If you intend to exercise your dissenters' rights, you are urged to carefully review Appendix B and to consult with legal counsel so as to be in strict compliance therewith.

Rights of Dissenting First Capital Shareholders Under Florida Law

        Sections 607.1301 through 607.1333 of the Florida Business Corporation Act set forth the rights of the shareholders of First Capital who object to the merger. The following summarizes the material terms of the statutory procedures to be followed by a shareholder in order to dissent from the merger and perfect appraisal rights (i.e. dissenters' rights) under the Florida Business Corporation Act. A copy of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act is attached as Appendix C to this joint proxy statement/prospectus.

        If you elect to exercise such a right to dissent and demand appraisal, you must satisfy each of the following conditions:

          (a)   you must give to First Capital and First Capital must actually receive, before the vote at the annual shareholders' meeting on approval or disapproval of the merger is taken, written notice of your intent to demand payment for your shares if the merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the merger; neither voting against, abstaining from voting, nor failing to vote on the merger will constitute a notice within the meaning of the Florida Business Corporation Act); and

          (b)   you must not vote in favor of the merger. A failure to vote or a vote against the merger will satisfy this requirement.

        If the requirements of (a) and (b) above are not satisfied and the merger becomes effective, you will not be entitled to payment for your shares under the provisions of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act.

        If you are a dissenting First Capital shareholder, any notices should be addressed to First Capital Bank Holding Corporation, 1891 South 14th Street, Fernandina Beach, Florida 32034, Attention: Michael G. Sanchez. You may only dissent if you do so with respect to all shares of First Capital common stock beneficially owned by you. The notice of your intent to demand payment for your shares must be executed by you, or if the holder of record is another person, by the holder of record. A record owner, such as a broker, who holds shares of First Capital common stock as a nominee for others may exercise dissenters' rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all First Capital common stock beneficially owned by any one person. In such case, the notice submitted by the record owner must set forth the name and address of the shareholder who is objecting to the merger and demanding payment for such person's shares. If shares beneficially owned by you are held in another person's name, you may assert your right to dissent by: (i) delivering to First Capital your notice of your intent to demand payment for your shares before the annual shareholders' meeting and (ii) submitting to First Capital with your payment demand (which is discussed below) the written consent of the record shareholder to your exercise of dissenters' rights.

        Appraisal Notice.    If you properly dissent and the merger is approved, First Capital must mail by a written appraisal notice to you. This notice must be sent no later than 10 days after the shareholder approval of the merger. The appraisal notice will include:

  •
  an attached form for demanding payment, which will provide you with a space to:

  •
  indicate your name and address,

  •
  indicate the number of shares as to which you are asserting dissenter's rights,

  •
  state that you did not vote for the transaction,

  •
  indicate whether you accept First Capital's offer of payment for those shares, and

  •
  provide your estimate, if you do not accept First Capital's offer, of the fair value of the shares and demand payment of your estimated value plus interest;

  •
  a statement of where your payment demand must be sent, and where (and by when) certificates for shares of First Capital common stock must be deposited;

  •
  set a date by which First Capital must receive your payment demand (not fewer than 40 days nor more than 60 days after the appraisal notice is mailed);

  •
  a statement that you will have waived the right to demand appraisal with respect to your shares unless your demand for payment is received by the above referenced date;

  •
  First Capital's estimate of the fair value of the shares;

  •
  an offer to pay the estimated fair value per share to you;

  •
  an offer to, if requested by you in writing within 10 days after the deadline for receiving your payment demand, provide you with the number of shareholders who timely returned demand forms and the total number of shares owned by them;

  •
  set a date by which First Capital must receive a notice of withdrawal of dissent, if you should desire to do so, which date shall not be more than 20 days from the deadline for receiving your payment demand;

  •
  include a copy of First Capital's most recent available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than 15 months before the date that the appraisal notice was sent to you and the latest available interim financial statements, if any; and

  •
  include a copy of Sections 607.1301 through 607.1333 of the Florida Business Corporation Act.

        Demand for Payment.    If you receive an appraisal notice, you must demand payment and deposit your share certificates in accordance with the terms of the appraisal notice. If you demand payment and deposit your share certificates, you lose all rights of a shareholder unless you make a written request to First Capital withdrawing your payment demand by the date set forth in the appraisal notice. If you do not demand payment or fail to deposit your share certificates where required, each by the date set in the appraisal notice, you are not entitled to payment for your shares under the Florida Business Corporation Act.

        If you accept First Capital's estimate, First Capital is required, within 90 days after receipt of your demand for payment, to pay you the amount it estimates to be the fair value of your shares. After First Capital pays you this amount, you will cease to have any interest in your shares. If First Capital fails to make the required payment within 90 days, you may bring a proceeding in the appropriate court in Nassau County to compel First Capital's payment for your shares and you shall recover all costs and expenses of the suit, including attorney's fees.

        Appraisal Proceeding.    If your demand notice includes your own estimate of the fair market value of your shares (i.e., you reject First Capital's offer), you properly deposit your share certificates in accordance with the terms of the appraisal notice, and your demand for payment remains unsettled,

First Capital must commence a proceeding within 60 days after receiving your payment demand. First Capital will commence this process by filing a complaint with the appropriate court in Nassau County to determine the fair value of your shares and accrued interest. If First Capital does not commence the proceeding within such 60 day period, you may commence the court proceeding in the name of First Capital. The court will also make all other shareholders whose demands for payments remain unsettled parties to the proceeding. You will have the same discovery rights as parties in other civil proceedings; however, you will not have the right to a trial by jury. The court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. Once the court makes a determination as to the value of your shares (plus interest), First Capital must pay you this amount within 10 days of the court's determination. After First Capital pays you this amount, you will cease to have any interest in your shares.

        The court in such an appraisal proceeding will determine all costs of the proceeding (including the costs of any appraisers) and assess the costs to First Capital, except that the court may assess costs against you and other shareholders in such amounts as the court finds equitable to the extend that you or other shareholders acted arbitrarily, vexatiously, or not in good faith. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against First Capital if the court finds that it did not comply with the applicable provisions of the Florida Business Corporation Act; or (b) against First Capital, you, or other shareholders, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the services of counsel for you were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against First Capital, the court may award to your counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

        The summary set forth above does not purport to be a complete statement of the provisions of the Florida Business Corporation Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Sections 607.1301 through 607.1333 of the Florida Business Corporation Act, which are included as Appendix C to this joint proxy statement/prospectus. If you intend to exercise your dissenters' rights, you are urged to carefully review Appendix C and to consult with legal counsel so as to be in strict compliance therewith.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2005 and the unaudited pro forma condensed consolidated statements of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 give effect to the merger, accounted for under the purchase method of accounting.

        The unaudited pro forma condensed consolidated financial information as of and for the three months ended March 31, 2005 has been derived from the unaudited interim financial statements for both Coastal and First Capital, which accompany this joint proxy statement/prospectus (see "Where You Can Find More Information"). The unaudited pro forma condensed consolidated financial information for the year ended December 31, 2004 is based on the historical financial statements of Coastal and First Capital under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. It gives effect to the merger as if it had been consummated at the beginning of the earliest period presented. The unaudited pro forma condensed consolidated financial statements do not give effect to the anticipated cost savings or revenue enhancements in connection with the merger.

        The unaudited pro forma condensed consolidated financial statements should be read together with the historical financial statements of Coastal and First Capital, including the respective notes to those statements. The pro forma information does not necessarily indicate the consolidated financial position or the results of operations in the future or the consolidated financial position or the results of operations that would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

        Pro forma per share amounts for the consolidated entity are based on the consideration as set forth in the merger agreement, (i) using the average closing price of Coastal's common stock of $18.49 per share on April 27, 2005; (ii) a fixed exchange ratio of 1.054 times Coastal's shares for each share of First Capital; and (iii) cash consideration of $15.00

COASTAL BANKING COMPANY, INC.

FIRST CAPITAL BANK HOLDING CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2005

	Coastal Banking Co.	First Capital	Pro Forma Acquisition Adjustments (Note 2)		Pro Forma Consolidated
ASSETS
Cash and due from banks	$1,737,428	7,888,831	(149,258)	B	9,477,001
Federal funds sold and other	3,193,000	11,833,438	—		15,026,438

Total cash and cash equivalents	4,930,428	19,722,269	(149,258)		24,503,439
Investment securities available for sale at fair value	26,644,388	20,883,446	—		47,527,834
Investment securities held to maturity at cost	5,636,272	13,568,412	(93,000)	D	19,111,684
Other investments	1,378,466	1,833,600	—		3,212,066
Loans held-for-sale	1,178,552	445,316	—		1,623,868
Loans, net	106,790,978	94,834,128	1,489,142	D	203,114,248
Premises and equipment, net	2,863,565	3,247,992	—		6,111,557
Cash value of life insurance	2,104,893	—	—		2,104,893
Goodwill	—	—	7,879,256	E	7,879,256
Core deposit intangible	—	—	1,494,000	D	1,494,000
Accrued interest receivable and other assets	1,797,722	4,341,425	(1,566,962)	D	4,572,185

Total assets	$153,325,264	158,876,588	9,053,178		321,255,030

LIABILITIES
Deposits
Noninterest-bearing	$10,343,913	13,291,667	—		23,635,580
Interest bearing	121,734,200	110,357,813	237,648	D	232,329,661

Total deposits	132,078,113	123,649,480	237,648		255,965,241
FHLB advances	6,500,000	18,000,000	20,152	D	24,520,152
Junior subordinated debentures	3,093,000	—	—		3,093,000
Accrued interest payable and other liabilities	913,595	572,009	863,862	B	2,349,466

Total liabilities	142,584,708	142,221,489	1,121,662		285,927,859

SHAREHOLDERS' EQUITY
Coastal Banking Company, Inc.
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—	—		—
Common Stock, $.01 par value; 10,000,000 shares authorized; 1,010,379 shares issued and outstanding	10,104	—	12,466	A	22,570
Additional paid in capital	9,626,976	—	24,574,149	A	34,201,125
Retained earnings	1,506,293	—	—		1,506,293
Accumulated other comprehensive income (loss)	(402,817)	—	—		(402,817)
First Capital Bank Holding Corporation
Preferred Stock, par value $.01; 10,000,000 shares authorized; no shares issued or outstanding	—	—	—		—
Common Stock. Par value $.01; 10,000,000 shares authorized; 1,182,700 shares issued and outstanding	—	11,827	(11,827)	C	—
Additional paid in capital	—	11,544,231	(11,544,231)	C	—
Retained earnings	—	5,316,881	(5,316,881)	C	—
Accumulated other comprehensive income (loss)	—	(217,840)	217,840	C	—

Total shareholders' equity	10,740,556	16,655,099	7,931,516		35,327,171

Total liabilities and shareholders' equity	$153,325,264	158,876,588	9,053,178		321,255,030

COASTAL BANKING COMPANY, INC.

FIRST CAPITAL BANK HOLDING CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2005

	Coastal Banking Co.	First Capital	Pro Forma Acquisition Adjustments (Note 2)		Pro Forma Consolidated
Interest income:
Interest and fees on loans	$1,655,914	1,592,721	(35,438)	G	3,213,197
Interest on investment securities-taxable	294,194	351,947	—		646,141
Interest on investment securities-non taxable	51,963	30,867	—		82,830
Interest on Federal funds sold	12,093	25,688	—		37,781
Other	—	—	—		—

Total interest income	2,014,164	2,001,223	(35,438)		3,979,949

Interest expense:
Interest expense on deposits	741,799	568,945	(59,412)	H	1,251,332
Other interest expense	84,187	174,659	(1,990)	H	256,856

Total interest expense	825,986	743,604	(61,402)		1,508,188

Net interest income	1,188,178	1,257,619	25,964		2,471,761

Provision for loan losses	63,000	71,000	—		134,000

Net interest income after provision for loan losses	1,125,178	1,186,619	25,964		2,337,761

Other income:
Service charges on deposit accounts	42,814	76,709	—		119,523
Residential mortgage origination fees	100,002	56,917	—		156,919
Gain on sale of loans	—	104,312	—		104,312
Gain on sale of investment securities	—	5,013	—		5,013
Income from cash value life insurance	24,654	—	—		24,654
Other operating income	8,037	63,603	—		71,640

Total other income	175,507	306,554	—		482,061

Other expense:
Salaries and other personnel expense	532,839	615,193	—		1,148,032
Net occupancy and equipment expense	70,925	89,128	—		160,053
Other operating expense	365,738	316,276	37,350	F	719,364

Total other expense	969,502	1,020,597	37,350		2,027,449

Earnings before income taxes	331,183	472,576	(11,386)		792,373
Income tax expense	112,616	165,000	(4,327)	I	273,289

Net earnings	$218,567	307,576	(7,059)		519,084

Net Earnings Per Common Share
Basic	$0.22	0.26	—		0.23
Diluted	$0.19	0.25	—		0.22
Weighted Average Shares Outstanding
Basic	1,010,379	1,182,700	—		2,256,945
Diluted	1,152,373	1,217,580	—		2,335,845
Equivalent net income per common share for First Capital common shares exchanged for Coastal common shares
Basic					$0.24
Diluted					$0.23

COASTAL BANKING COMPANY, INC.

FIRST CAPITAL BANK HOLDING CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2004

	Coastal Banking Co.	First Capital	Pro Forma Acquisition Adjustments (Note 2)		Pro Forma Consolidated
Interest income:
Interest and fees on loans	$5,564,820	5,187,132	(141,750)	G	10,610,202
Interest on investment securities-taxable	1,161,586	1,302,384	—		2,463,970
Interest on investment securities-non taxable	200,899	79,966	—		280,865
Interest on Federal funds sold	27,767	36,614	—		64,381
Other	1,752	10,124	—		11,876

Total interest income	6,956,824	6,616,220	(141,750)		13,431,294

Interest expense:
Interest expense on deposits	2,370,358	1,513,063	(237,648)	H	3,645,773
Other interest expense	111,572	512,833	(7,961)		616,444

Total interest expense	2,481,930	2,025,896	(245,609)		4,262,217

Net interest income	4,474,894	4,590,324	103,859		9,169,077

Provision for loan losses	463,200	326,000	—		789,200

Net interest income after provision for loan losses	4,011,694	4,264,324	103,859		8,379,877

Other income:
Service charges on deposit accounts	188,838	250,221	—		439,059
Residential mortgage origination fees	390,814	301,404	—		692,218
Gain on sale of loans	—	843,186	—		843,186
Gain on sale of investment securities	85,181	115,326	—		200,507
Income from cash value life insurance	82,333	—	—		82,333
Other operating income	17,260	61,183	—		78,443

Total other income	764,426	1,571,320	—		2,335,746

Other expense:
Salaries and other personnel expense	1,766,124	2,583,716	—		4,349,840
Net occupancy and equipment expense	294,499	449,173	—		743,672
Other operating expense	1,208,709	1,380,453	149,400	F	2,738,562

Total other expense	3,269,332	4,413,342	149,400		7,832,074

Earnings before income taxes	1,506,788	1,422,302	(45,541)		2,883,549
Income tax expense	396,186	498,000	(17,306)	I	876,880

Net earnings	$1,110,602	924,302	(28,235)		2,006,669

Net Earnings Per Common Share
Basic	$1.11	0.78	—		0.89
Diluted	$0.99	0.73	—		0.86
Weighted Average Shares Outstanding
Basic	1,003,933	1,182,200	—		2,250,498
Diluted	1,125,405	1,269,100	—		2,329,398
Equivalent net income per common share for First Capital common shares exchanged for Coastal common shares
Basic	$0.89				0.94
Diluted	$0.86				0.91

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

        The pro forma information presented is not necessarily indicative of the results of operations or the consolidated financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the consolidated company. It is anticipated that the merger will be completed on or before fourth quarter 2005.

NOTE 1—BASIS OF PRESENTATION AND FIRST CAPITAL ACQUISITION

Basis of Presentation

        The unaudited pro forma condensed consolidated financial statements give effect to the merger of Coastal and First Capital in a business combination accounted for as a purchase. As a result of the merger, First Capital will merge with and into Costal and Coastal will be the surviving company. First National Bank of Nassau County, a wholly owned subsidiary of First Capital, will become a wholly owned subsidiary of Coastal following the merger.

First Capital Acquisition

        Described below is the pro forma estimate of the total purchase price of the transaction as well as the adjustment to allocate the purchase price based on preliminary estimates of the fair values of the assets and liabilities of First Capital:

Estimated fair value of Coastal's common shares to be issued to First Capital's shareholders	$23,048,987
Cash paid for shares	15
Fair value of vested Coastal's options granted to First Capital's option holders	1,537,628
Transaction related costs incurred by Coastal in the merger	615,243

Total purchase price paid by Coastal for First Capital	25,201,873
Less adjusted net assets of First Capital	(17,322,617)

Goodwill recorded in the merger	$7,879,256

        The adjusted net assets of First Capital are determined as follows:

First Capital shareholders' equity at March 31, 2005	$16,655,099
Less transaction related costs incurred by First Capital in the merger	(744,346)
Adjustments for fair values of assets acquired and liabilities assumed	1,411,864

Adjusted net assets of First Capital	$17,322,617

        The fair value of adjustments for the First Capital's assets acquired and liabilities assumed are as follows:

Increase in loans	$1,134,000
Decrease in HTM Securities	(93,000)
Core deposit intangible	1,494,000
Increase in deposits	(237,648)
Decrease in FHLB advances	(20,152)
Increase in net deferred income tax liabilities	(865,336)

Total fair value adjustments	$1,411,864

        A valuation of premises and equipment has not been performed as of the date of this document. It is anticipated a valuation will be performed to adjust premises and equipment to fair value as of the date of the merger.

NOTE 2—DESCRIPTION OF PRO FORMA ACQUISITION ADJUSTMENTS

        The purchase accounting and pro forma adjustment related to the unaudited pro forma condensed consolidated balance sheet and income statements are described below:

  A.
  Issuance of 1,246,565 shares of Coastal $.01 par value common stock with an effective date value of $18.49 per share, combined with the value of 83,160 vested Coastal's options issued to First Capital option holders.

  B.
  To record cash paid for First Capital shares and for transaction costs, and to record liabilities incurred for transaction costs.

  C.
  To eliminate First Capital equity accounts.

  D.
  To record fair value adjustments to First Capital assets acquired and liabilities assumed.

  E.
  To record goodwill.

  F.
  To record amortization of the core deposit intangible using the straight-line method over a 10 year life.

  G.
  To reduce interest income for (1) the effects of cash used in the acquisition based upon a 3.00% rate earned on overnight funds and (2) amortization of the fair value adjustment to loans over an eight year period.

  H.
  To decrease interest expense for the effects of the fair value adjustments to deposits over a one year period and to FHLB advances over a 2.5 year period.

  I.
  To adjust income tax expense at a rate of 38% applied to the foregoing adjustments to income before income taxes.

DESCRIPTION OF COASTAL'S CAPITAL STOCK

General

        The articles of incorporation of Coastal authorize the issuance of capital stock consisting of 10,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. As of April 30, 2005 there were 1,010,379 shares of Coastal common stock issued and outstanding and no shares of Coastal preferred stock issued and outstanding.

        In the future, the authorized but unissued and unreserved shares of Coastal common stock will be available for issuance for general purposes, including, but not limited to, possible issuance as stock dividends or stock splits, future mergers or acquisitions, or future private placements or public offerings. Except as may be required to approve a merger or other transaction in which the additional authorized shares of Coastal common stock would be issued, no shareholder approval will be required for the issuance of those shares. See section entitled "Comparison of the Rights of Shareholders" for a discussion of the rights of the holders of Coastal common stock as compared to the holders of First Capital common stock.

Common Stock

        General.    Each share of Coastal common stock has the same relative rights as, and is identical in all respects to, each other share of Coastal common stock.

        Dividend Rights.    The holders of common stock of Coastal are entitled to receive and share equally in any dividends as may be declared by the board of directors of Coastal out of funds legally available for the payment of dividends. The payment of dividends by Coastal is subject to limitations imposed by law and applicable regulations. The Federal Reserve generally prohibits bank holding companies from paying dividends except out of operating earnings, and the prospective rate of earnings retention appears consistent with the holding company's capital needs, asset quality, and overall financial condition. Notwithstanding the above, the ability of Coastal to pay dividends to the holders of shares of Coastal common stock will be completely dependent upon the amount of dividends its subsidiaries, Lowcountry National Bank and First National Bank, are permitted to pay to Coastal. The ability of a bank to pay dividends is restricted under applicable law and regulations. The National Bank Act states that a national banking association may only pay dividends out of undivided profits. Additionally, a national banking association may not pay dividends until its surplus fund equals its common capital, unless at least 10% of its net income during the past six month period has been carried to its surplus fund (in the case of quarterly or semi-annual dividends) or at least 10% of its net income during the past 12 months (in the case of annual dividends. Also, under federal banking law, no cash dividend may be paid if the bank is undercapitalized or insolvent or if payment of the cash dividend would render the bank undercapitalized or insolvent, and no cash dividend may be paid by the bank if it is in default of any deposit insurance assessment due to the FDIC.

        Voting Rights.    Each share of Coastal common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. Currently, the board of directors of Coastal is comprised of 12 directors, who are elected in staggered terms of three years. Shareholders of Coastal are not entitled to cumulate their votes for the election of directors.

        Liquidation Rights.    In the event of any liquidation, dissolution, or winding up of Coastal, the holders of shares of Coastal common stock will be entitled to receive, after payment of all debts and liabilities of Coastal, all remaining assets of Coastal available for distribution in cash or in kind. If Coastal issued preferred stock, the holders of preferred stock may have priority over the holders of common stock in the event of liquidation or dissolution.

        No Preemptive Rights; Redemption and Assessment.    Holders of shares of Coastal common stock are not entitled to preemptive rights with respect to any shares that may be issued. Coastal common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.

Preferred Stock

        Coastal may issue preferred stock with such designations, powers, preferences, and rights as Coastal's board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger and there are no plans to issue preferred stock.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

        Coastal's articles of incorporation and bylaws contain certain provisions that could make more difficult an acquisition of Coastal by means of a tender offer, proxy contest, or otherwise. Certain provisions will also render the removal of the incumbent board of directors or management of Coastal more difficult. These provisions may have the effect of deterring or defeating a future takeover attempt that is not approved by Coastal's board of directors, but which Coastal shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Coastal's articles of incorporation and bylaws. See "Where You Can Find More Information" as to where to obtain a copy of these documents.

        Authorized but Unissued Stock.    The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Coastal by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the company's management.

        Supermajority Shareholder Vote Required for Merger.    The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock entitled to vote is required to approve any merger, consolidation, or sale of Coastal or any substantial part of the company's assets.

        Number and Qualifications of Directors.    The articles and bylaws provide that the number of directors shall be fixed from time to time by resolution adopted by a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members. The bylaws also provide that no individual who is or becomes a Business Competitor (as defined below) or who is or becomes affiliated with, employed by, or a representative of any individual, corporation, or other entity which the board of directors, after having such matter formally brought to its attention, determines to be in competition with Coastal or any of its subsidiaries (any such individual, corporation, or other entity being a "Business Competitor") shall be eligible to serve as a director if the board of directors determines that it would not be in Coastal's best interests for such individual to serve as a director of the company. Any financial institution having branches or affiliates within Beaufort County, South

Carolina shall be presumed to be a Business Competitor unless the board of directors determines otherwise.

        Classified Board of Directors.    The articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors.

        Removal of Directors and Filling Vacancies.    Coastal's bylaws provide that any director may be removed, with or without cause, only by the unanimous vote of the board of directors (with the abstention of any director who is the subject of such vote) or the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors. All vacancies on the board of directors may be filled by a majority of the remaining members of the board of directors. Shareholders, however, will have the right at any special meeting called prior to action by the board to fill any vacancy.

        Advance Notice Requirements for Shareholder Proposals and Director Nominations.    The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee of the board, of candidates for election as directors. These procedures provide that the notice of shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by the secretary of Coastal not later than 90 days prior to the meeting. Coastal's bylaws provide that a shareholder wanting to submit a shareholder proposal must deliver written notice to the secretary of Coastal not less than 30 nor more than 60 days in advance of the annual meeting. If less than 31 days' notice of the meeting is given to shareholders, such written notice must be delivered or mailed not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to shareholders. Coastal may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

        Certain Nomination Requirements.    Pursuant to the bylaws, Coastal has established certain nomination requirements for an individual to be elected as a director of the company at any annual or special meeting of the shareholders, including that the nominating party provide Coastal within a specified time prior to the meeting (i) notice that such party intends to nominate the proposed director; (ii) the name and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on Coastal's board of directors.

        Consideration of Other Constituencies in Mergers.    The articles grant the board of directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of Coastal and its shareholders, to take into account the effect of the transaction on the employees, customers, and suppliers of the company and upon the communities in which the offices of the company are located.

COMPARATIVE RIGHTS OF COASTAL AND FIRST CAPITAL SHAREHOLDERS

General

        The following is a comparison of certain rights of First Capital shareholders and those of Coastal shareholders. Certain significant differences in the rights of First Capital shareholders and those of Coastal shareholders arise from differing provisions of First Capital's and Coastal's respective governing corporate instruments.

        The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of First Capital shareholders and those of Coastal shareholders. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the South Carolina Business Corporation Act of 1988, the Florida Business Corporation Act, and to the respective governing corporate instruments of First Capital and Coastal, to which First Capital shareholders are referred.

Authorized Capital Stock

        First Capital.    First Capital is authorized to issue 10,000,000 shares of common stock, par value $0.01 per share, of which                         shares were issued and outstanding as of the date of this joint proxy statement/prospectus, and is authorized to issue 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of the date of this joint proxy statement/prospectus. First Capital's articles of incorporation do not provide that shareholders have a preemptive right to acquire authorized and unissued shares of First Capital.

        Coastal.    Coastal is authorized to issue 10,000,000 shares of common stock, par value $0.01 per share, of which                         shares were issued and outstanding as of the date of this joint proxy statement/prospectus, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of the date of this joint proxy statement/prospectus. Coastal's articles of incorporation do not provide that shareholders have a preemptive right to acquire authorized and unissued shares of Coastal.

Size of Board of Directors

        First Capital.    First Capital's articles of incorporation provide that the board must consist of not less than two directors and no more than 25 directors, with the exact number fixed by the board of directors. First Capital's board of directors currently has 11 members.

        Coastal.    Coastal's bylaws provide that the board must consist of not less than five directors and no more than 25 directors, with the exact number fixed by the board of directors. Coastal's board of directors currently has 12 members.

Classification of Directors

        First Capital.    First Capital's articles of incorporation divide the board of directors into three classes of directors, with each class being elected to a staggered three-year term.

        Coastal.    Coastal's articles of incorporation also divide the board of directors into three classes of directors serving staggered three-year terms.

Election of Directors

        First Capital.    First Capital's bylaws provide that all elections are determined by a plurality of the votes cast, in person or by proxy, at a meeting of shareholders at which a quorum is present. First

Capital's articles of incorporation and bylaws do not provide for cumulative voting for the election of directors.

        Coastal.    Coastal's articles of incorporation expressly provide that shareholders do not have cumulative voting rights in the election of directors. Directors are elected by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote on the election of directors at a meeting of shareholders at which a quorum is present.

Removal of Directors

        First Capital.    Under Florida law, any director may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors unless the articles of incorporation provide that shareholders may only remove directors for cause. First Capital's articles of incorporation do not alter the default provisions of Florida law.

        Coastal.    Coastal's bylaws provide that any director may be removed, with or without cause, by the unanimous vote of the board of directors (with the abstention of any director who is the subject of such vote) or the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

        First Capital.    First Capital's articles of incorporation provide that vacancies on the board of directors created by newly created directorships or resulting from resignation, disqualification, retirement, or death of a director may be filled by a majority of the remaining members of the board of directors. If the directors do not fill the vacancy, shareholders may fill the vacancy at any meeting held during the existence of such vacancy. If the vacancy occurs as a result of the removal of a director from office, the affirmative vote of the holders of three-fourths of the outstanding shares entitled to vote at an election of directors must fill the vacancy. A director elected to fill a vacancy will serve the unexpired term of his predecessor in office.

        Coastal.    Coastal's bylaws provide that vacancies on the board of directors may be filled by a majority of the remaining members of the board of directors. Shareholders, however, will have the right at any special meeting called prior to action by the board to fill any vacancy. The term of a director elected to fill a vacancy expires at the next shareholders' meeting at which directors are elected.

Nomination of Director Candidates by Shareholders

        First Capital.    Any shareholder entitled to vote for the election of directors may make nominations for the election of directors by giving written notice to the corporate secretary of First Capital no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholders.

        Coastal.    Coastal's bylaws also provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors by giving written notice to the secretary of Coastal at least 90 days prior to the annual meeting of shareholders at which directors are to be elected, unless this requirement is waived in advance of the meeting by the board of directors. With respect to an election at a special meeting of shareholders, nominations must be received no later than the close of business on the seventh day following the date on which the notice is first given to shareholders.

Shareholder Action Without Meeting

        First Capital.    First Capital's bylaws provide that any action that may be taken by shareholders at a meeting may be taken without a meeting if a written consent describing the action to be taken is signed by the holders of outstanding stock entitled to vote thereon having not less than the minimum numbers of votes that would be necessary to authorize such action at a meeting.

        Coastal.    South Carolina law provides that any action that may be taken by shareholders at a meeting may be taken without a meeting only if a written consent describing the action to be taken is signed by all of the shareholders entitled to vote with respect to the subject matter.

Calling Special Meetings of Shareholders

        First Capital.    First Capital's bylaws provide that special meetings of shareholders may be called only by chief executive officer or by the presiding officer of the board, if any, when requested in writing by (1) three or more directors or (2) shareholders owning shares representing at least one-tenth of all outstanding votes entitled to be cast on any issue at the meeting.

        Coastal.    Coastal's bylaws provide that special meetings of shareholders may be called at any time for any purpose by Coastal's chief executive officer, president, chairman of the board of directors, or by a majority of the board of directors. Coastal must call a special meeting when requested in writing by shareholders owning shares representing at least one-tenth of all outstanding votes entitled to be cast on any issue at the meeting.

Shareholder Proposals

        First Capital.    First Capital has adopted a policy that any shareholder wanting to submit a shareholder proposal must deliver written notice to the secretary of First Capital not less than 30 nor more than 60 days in advance of the annual meeting. If less than 31 days' notice of the meeting is given to shareholders, such written notice must be delivered or mailed not later than the close of business on the 10th day following the day on which notice of the meeting was mailed to shareholders.

        Coastal.    Coastal's bylaws provide for an identical procedure for shareholder proposals.

Indemnification of Directors, Officers, and Employees

        First Capital.    In accordance with Florida law, First Capital's bylaws provide that First Capital will indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of First Capital) by reason of the fact that the person is or was a director, officer, employee, or agent of the company or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in a manner he or she believed in good faith to be in or not opposed to the best interests of First Capital, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification permitted under this action in connection with a proceeding by or in the right of the company is limited to reasonable expenses incurred in connection with the proceeding. To the extent that a director, officer, employee, or agent of First Capital has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, or in defense of any claim, issue, or matter therein, because he or she is or was a director, officer, employee, or agent of the company, the company must indemnify the director, employee, or agent against reasonable expenses incurred by him or her.

        Coastal.    In accordance with South Carolina law, Coastal's bylaws also provide that Coastal will indemnify any person who was or is a party to any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that the person is or was a director, officer, employee, or agent of the company or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in a manner he or she believed in good faith to be in or not opposed to the best interests of First Capital, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Indemnification permitted under this action in connection with a proceeding by or in the right of the company is limited to reasonable expenses incurred in connection with the proceeding. To the extent that a director, officer, employee, or agent of First Capital has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party, or in defense of any claim, issue, or matter therein, because he or she is or was a director, officer, employee, or agent of the company, the company must indemnify the director, employee, or agent against reasonable expenses incurred by him or her.

        Any indemnification must be in accordance with the rules and regulations of the Federal Reserve.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Coastal pursuant to the provisions discussed above, Coastal has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Limitation of Liability for Directors

        First Capital.    First Capital's directors are exempt under its articles of incorporation from personal monetary liability to the maximum extent permitted by Florida law. A director is not be liable to the company or any its shareholders for monetary damages for breach of duty of care or other duty as a director, except that such provision will not eliminate or limit the liability of a director:

  •
  for a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

  •
  for any transaction in which the director derived an improper personal benefit;

  •
  for unlawful corporate distributions; or

  •
  for willful misconduct or a conscious disregard for the best interests of the company in a proceeding by or in the right of the company to procure judgment in its favor or in a proceeding by or in the right of a shareholder.

        Coastal.    Coastal's directors are exempt under its articles of incorporation from personal monetary liability to the maximum extent permitted by South Carolina law. A director is not personally liable to the company or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director:

  •
  for any breach of the director's duty of loyalty to the corporation or its shareholders;

  •
  for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law;

  •
  for unlawful corporate distributions; or

  •
  for any transaction from which the director derived an improper personal benefit.

Amendment to Articles of Incorporation

        First Capital.    First Capital's articles of incorporation require the affirmative vote of the holders of at least 75% of the outstanding voting stock entitled to vote to amend or repeal certain provisions of the articles of incorporation, including the provisions relating to the number and classification of directors and approval of business combinations with interested persons. Unless the articles of incorporation provide otherwise, amendments to the articles require the affirmative vote of the holders of at least 50% of the outstanding voting stock entitled to vote in the election of directors.

        Coastal.    South Carolina law provides that a corporation may amend its articles of incorporation if the board of directors proposes the amendment to the shareholders and the amendment receives the requisite shareholder approval. Unless a corporation's articles of incorporation provide otherwise, amendments must be approved by two-thirds of all votes entitled to be cast on the matter, as well as two-thirds of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment. Coastal's articles do not alter the default provisions of South Carolina law.

Amendment to Bylaws

        First Capital.    First Capital's bylaws provide that the board of directors may amend the bylaws upon the affirmative vote of a majority of the directors. Shareholders may amend the bylaws upon the affirmative vote of at least 75% of the shares entitled to vote.

        Coastal.    Coastal's bylaws provide that the board of directors may amend the bylaws upon the affirmative vote of a majority of the directors. Shareholders may amend the bylaws upon the affirmative vote of the holders of a majority of the shares entitled to vote.

Shareholder Vote on Fundamental Issues

        First Capital.    Under Florida law, a plan of merger must generally be approved by the affirmative vote of the holders of at least a majority of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. A corporation's articles of incorporation may require a higher vote for approval. First Capital's articles of incorporation do not alter the default rules of Florida law.

        To authorize the sale, lease, exchange, or other disposition of all or substantially all of the property of a corporation, other than in the usual and regular course of business, or to voluntarily dissolve the corporation, Florida law requires the affirmative vote of at a majority of all the votes entitled to be cast on the transaction. A corporation's articles of incorporation may require a higher vote for approval. First Capital's articles of incorporation do not alter the default rules of Florida law.

        Coastal.    Under South Carolina law, a plan of merger must generally be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the plan regardless of the class or voting group to which the shares belong, and two-thirds of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of the votes entitled to be cast on the plan by each voting group entitled to vote separately on the plan. Coastal's articles of incorporation do not alter the default rules of South Carolina law.

        Under South Carolina law, to authorize the sale, lease, exchange, or other disposition of all or substantially all of the property of a corporation, other than in the usual and regular course of business, or to voluntarily dissolve the corporation, South Carolina law requires the affirmative vote of at least two-thirds of all the votes entitled to be cast on the transaction. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of all the votes entitled to be cast on the transaction. Coastal's articles of incorporation do not alter the default rules of South Carolina law.

Requirements for Supermajority Approval of Transactions

        First Capital.    First Capital's articles of incorporation contain provisions requiring supermajority shareholder approval to effect certain extraordinary corporate transactions which are not approved by the board of directors. The articles of incorporation require the affirmative vote or consent of the holders of at least two-thirds of the shares of each class of common stock of First Capital entitled to vote in elections of directors to approve any merger, consolidation, disposition of all or a substantial part of the assets of First Capital or a subsidiary of First Capital, exchange of securities requiring shareholder approval, or liquidation of First Capital, if any person who, together with his affiliates and associates owns beneficially 5% or more of any voting stock of First Capital, is a party to the transaction. This supermajority requirement, however, is waived if three-fourths of the entire board of directors of First Capital approves the transaction.

        In addition, the articles of incorporation require the separate approval by the holders of a majority of the shares of each class of stock of First Capital entitled to vote in elections of directors which are not beneficially owned, directly or indirectly, by an "interested" person, of any merger, consolidation, disposition of all or a substantial part of the assets of First Capital or a subsidiary of First Capital, or exchange of securities requiring shareholder approval, if the "interested" person is a party to such transaction. This separate approval is not required if:

  •
  the consideration to be received by the holders of the stock of First Capital meets certain minimal levels determined by a formula under the articles of incorporation (generally the highest price paid by the "interested" person for any shares which he has acquired);

  •
  there has been no reduction in the average dividend rate from that which was obtained prior to the time the "interested" person became such; and

  •
  the consideration to be received by shareholders who are not "interested" persons will be paid in cash or in the same form as the "interested" person previously paid for shares of such class of stock.

        Coastal.    South Carolina law prohibits specified "business combinations" with "interested shareholders" unless certain conditions are satisfied. The act defines an "interested shareholder" as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation's outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation's outstanding shares and is an affiliate or associate of the corporation.

        Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions:

  •
  merger of the corporation;

  •
  sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation;

  •
  transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and

  •
  dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

        Covered business combinations are prohibited unless:

  •
  the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder;

  •
  a majority of shares not beneficially owned by the interested shareholder approved the combination; and

  •
  certain transactional requirements are met.

        Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.

        Coastal is subject to the business combination provisions of the South Carolina statute.

PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN

        At the annual meetings, shareholders of both First Capital and Coastal are being asked to consider and vote on a proposal to authorize management to adjourn the respective annual meetings to allow time for the further solicitation of proxies if there are insufficient votes present at the annual meetings, in person or by proxy, to approve the merger.

THE BOARD OF DIRECTORS OF COASTAL AND FIRST CAPITAL RECOMMEND A VOTE "FOR" THE PROPOSAL TO AUTHORIZE MANAGEMENT TO ADJOURN THE ANNUAL MEETINGS OF SHAREHOLDERS TO ALLOW TIME FOR THE FURTHER SOLICITATION OF PROXIES TO APPROVE THE MERGER AGREEMENT.

PROPOSAL NO. 3—ELECTION OF DIRECTORS

        At the annual meetings, shareholders of both First Capital and Coastal will vote on the election of directors for their respective companies to serve until the earlier of the consummation of the merger or a three-year term and until their successors are duly elected and qualified. If we consummate the merger, the individuals identified in the amended and restated articles of incorporation of Coastal will begin serving new terms of office as directors of Coastal.

Election of First Capital Directors

        As used in this portion of the joint proxy statement/prospectus relating to the election of First Capital directors, unless the context otherwise requires, the terms "we," us," and "our" refer to First Capital.

        The board of directors of First Capital is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class III directors will expire at the meeting. If the merger is not consummated, the terms of the Class I directors will expire at the First Capital 2006 annual shareholders' meeting and the terms of the Class II directors will expire at the First Capital 2007 annual shareholders' meeting. First Capital's directors and their classes are as follows:

Class I Christina H. Bryan Suellen Rodeffer Garner Michael G. Sanchez Marshall E. Wood	Class II Ron Anderson C. Brett Carter Dr. William K. Haley David F. Miller	Class III Robert L. Peters Lawrence Piper Edward E. Wilson

        Shareholders will elect three nominees as Class III directors at the meeting to serve until the earlier of the consummation of the merger or a three-year term, expiring at the First Capital 2008 annual meeting of shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the three nominees receiving the highest number of votes will be elected.

        The board of directors recommends that you elect Robert L. Peters, Lawrence Piper, and Edward E. Wilson as Class III directors. If you submit a proxy but do not specify how you would like it to be voted, Mr. Sanchez and Ms. Garner will vote your proxy to elect Messrs. Peters, Piper, and Wilson. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Sanchez and Ms. Garner will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the First Capital nominees. Each of the nominees is also a director of First Capital's subsidiary, First National Bank.

        Robert L. Peters, 44, has served as one of our directors since August 1, 1998. Mr. Peters holds a B.S. in accounting and real estate and received his J.D. from Florida State University. Mr. Peters has a law practice in Fernandina Beach, Florida that concentrates in real estate.

        Lawrence Piper, 48, has served as one of our directors since August 1, 1998. Mr. Piper has owned and managed Coastal-tel.com, Inc., a telecommunications sales and service company, since 1991.

        Edward Wilson, 53, has served as one of our directors since August 1, 1998. Mr. Wilson is a licensed insurance agent. He is part-owner and has served as an officer of several Florida insurance agencies comprising Morrow Insurance Group, Inc., including agencies located in Madison (secretary and treasurer since 1985); Dowling Park (secretary and treasurer since 1988); Fernandina Beach (president since 1987); and Yulee (president since 1998).

        Set forth below is information about each of First Capital's other directors and each of its executive officers. Each director is also a director of First National Bank, except for Dr. Haley.

        Ron Anderson, 60, has served as one of our directors since August 1, 1998. Prior to his joining us, Mr. Anderson served as managing general partner of Marel Enterprises, a family limited partnership, since 1997. Mr. Anderson is also the president of several automobile-related businesses, including Ron Anderson Chevrolet-Olds, Anderson Pontiac-Buick-Olds-GMC, Inc., Ron Anderson Pontiac-Buick-GMC, Rontex-Douglas, and Anderson Enterprises. Mr. Anderson served as a director of Bank South, Douglas, Georgia, from 1985 to 1986.

        Timothy S. Ayers, 37, has served as senior vice president and chief financial officer of our bank since January 1999 and as secretary and treasurer of our company since April 2001. He was formerly vice president for Financial Data Technology, Inc., Franklin, Tennessee, a third party provider for data and item processing for financial institutions; vice president and operations manager, Community Capital Corporation, Greenwood, South Carolina; and assistant branch manager, Wachovia Bank, Greenwood, South Carolina.

        Christina H. Bryan, 59, has served as one of our directors since August 1, 1998. Ms. Bryan is a co-owner of several businesses, serving in the following capacities: director and treasurer of Rex Packaging, Inc. since 1972; president of Florida Petroleum Corp. since 1984; secretary and treasurer of Island Seafood Co. from 1972 to 2002; director and vice president of YCG, Inc. since 1980; and director and vice president of YE Hall, Inc. since 1972.

        C. Brett Carter, 45, has served as one of our directors since August 1, 1998. Mr. Carter has served as president of Brett's Waterway Cafe, Inc. since 1989 and as director of Amelia's Restaurant, Inc. since 1989.

        Leo Deas, III, 59, has served as Executive Vice President of our bank since October 15, 2003 and formerly served as Senior Vice President since joining the bank in April 2002. Mr. Deas served as Vice President of Commercial Real Estate lending for Tucker Federal Bank, Tucker, Georgia from June 1997 to April 2002. Mr. Deas began his banking career in November 1980 after spending 10 years in the mortgage banking industry.

        Suellen Rodeffer Garner, 48, has served as one of our directors since July 31, 1998. Ms. Garner served as a director of Barnett Bank from 1990 to 1998. In addition, Ms. Garner is a licensed orthodontist and has been co-owner of Suellen Rodeffer and David Todd Garner D.D.S., P.A. since 1983. Ms. Garner is chairman of our board of directors.

        Dr. William K. Haley, 48, has served as one of our directors since August 1, 1998. Dr. Haley served as president of the medical staff at Nassau Baptist Hospital from 1996 to 1998. He is currently in private surgical practice in Elberton, Georgia.

        David F. Miller, 75, has served as one of our directors since August 1, 1998. He has owned Amelia Service Center, Inc., a real estate business in Fernandina Beach, Florida, since 1991. Mr. Miller served as president and vice-chairman of the board of directors of J.C. Penny Co. from 1953 to 1990, and as a director of Barnett Bank of Jacksonville, Florida from 1990 to 1996. Mr. Miller has also served as a director of Winn-Dixie Stores, Inc. from 1986 to 2000 and for Dean Foods from 1997 to 2000.

        Dan P. Powel, 46, has served as a senior vice president and senior loan officer of our bank since May 1999. Before joining us, Mr. Powell was employed by Barnett Bank and NationsBank from 1981 to 1999, serving as senior vice president/banking center manager, and as controller, cashier and auditor.

        Michael G. Sanchez, 55, has served as our president and chief executive officer since July 31, 1998 and as one of our directors since the third quarter of 1998. Mr. Sanchez also serves as the president and chief executive officer of our subsidiary bank. Mr. Sanchez served as group president of lending for Tucker Federal Bank, Tucker, Georgia, from 1997 to 1998. He also served as president, chief executive officer and director of Premier Bank, Acworth, Georgia, from 1995 to 1996 and for Summerville

National Bank, Summerville, South Carolina, from 1993 to 1995. Mr. Sanchez has over 30 years of experience in the banking industry.

        Marshall E. Wood, 58, has served as one of our directors since August 1, 1998. Mr. Wood is an attorney licensed in the states of Florida and Tennessee. In addition, Mr. Wood served as a director of Barnett Bank from 1981 to 1998. Mr. Wood has served as president and sole director of Marshall E. Wood, P.A., Amelia Island, Florida, since 1995 and served as vice president and director for Wood & Poole, P.A. from 1986 to 1995.

Compensation of First Capital Directors and Executive Officers

Summary Compensation Table

        The following table shows the cash compensation First Capital paid for the years ended December 31, 2002 through 2004 to First Capital's chief executive officer and each of its other executive officers who earned total annual compensation, including salary and bonus, in excess of $100,000 in 2004.

									Long Term Compensation Awards
	Annual Compensation(1)
									Number of Securities Underlying Options/SARs
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation					All Other Compensation
Michael G. Sanchez President and Chief Executive Officer of the Company and the Bank	2004 2003 2002	$ $ $	157,600 120,000 110,000	$ $ $	75,000 194,975 68,090	$ $ $	78,470 6,000 6,000	(2) (4) (5)	— — —		$1,490 — —	(3)
Leo Deas III Executive Vice President of the Bank	2004 2003 2002	$ $ $	96,000 90,000 84,000	$ $	13,440 10,000 —	$ $ $	13,044 11,600 4,800	(6) (8) (9)	4,000 — —	(7)	— — —
Timothy S. Ayers Senior Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	96,000 86,000 82,750	$ $ $	13,440 10,000 8,000	$ $ $	11,362 9,000 9,000	(10) (11) (13)	— 2,000 —	(12)	— — —

(1)
Our executive officers also received indirect compensation in the form of certain perquisites and other personal benefits. Unless otherwise noted in the table, the amount of such benefits received in the fiscal year by each named executive officer did not exceed the lesser of either $50,000 or 10% of the executive's annual salary and bonus.

(2)
Includes Deferred Compensation Benefits of $68,960, 401K employer matching contributions of $3,510, and medical insurance premiums of $6,000.

(3)
Includes term life insurance reimbursement of $1,490.

(4)
Includes medical insurance premiums of $6,000.

(5)
Includes medical insurance premiums of $6,000.

(6)
Includes medical insurance premiums of $6,000, 401K employer matching contributions of $1,444, and annual vehicle allowance of $5,600.

(7)
Includes 4,000 Stock Appreciation Rights granted at a strike price of $17.35 in 2004.

(8)
Includes medical insurance premiums of $6,000 and annual vehicle allowance of $5,600.

(9)
Includes medical insurance premiums of $2,400 and annual vehicle allowance of $5,600.

(10)
Includes medical insurance premiums of $6,000, 401K employer matching contributions of $2,362, and annual vehicle allowance of $3,000.

(11)
Includes medical insurance premiums of $6,000 and annual vehicle allowance of $3,000.

(12)
Includes 2,000 qualified stock options granted at a strike price of $13.75 in 2003.

(13)
Includes medical insurance premiums of $6,000 and annual vehicle allowance of $3,000.

Option/SAR Grants in Last Fiscal Year

        The following table sets forth information concerning the grant of stock options and stock appreciation rights to First Capital's named executive officers during the year ended December 31, 2004.

	Number of Securities Underlying Options/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price (Dollars Per Share)	Expiration Date
Leo Deas, III	4,000 SARs	18.60%	$17.35	10/20/15

Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Values

	Number of Unexercised Securities Underlying Options/SARs at Fiscal Year End 2004		Value of Unexercised Securities Underlying Options/SARs at Fiscal Year End 2004
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael G. Sanchez Qualified options	30,000	—	$240,000		—
Leo Deas III Nonqualified options Stock Appreciation Rights	2,400 —	1,600 4,000	$13,200 —	$ $	8,800 2,600
Timothy S. Ayers Qualified options	13,400	2,100	$102,400		$11,850

(1)
The values shown equal the difference between the exercise price of unexercised in-the-money options or SAR's and the closing market price $18.00 of the underlying common stock at December 31, 2004. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option.

Employment Agreement

        First Capital has entered into an employment agreement with Mr. Sanchez to serve as President and Chief Executive Officer of the company and the bank. The agreement is a for a term of five years and is automatically renewed for successive one year periods unless either party provides written notice at least 90 days prior to the expiration of the current term. Mr. Sanchez receives an annual base salary of $150,000, which is reviewed annually by the board of directors and may be increased from time to time on the board's recommendation. Mr. Sanchez is also eligible to receive an annual cash bonus equal to up to 5% of the net pretax income of the bank limited to 50% of his base salary. He is entitled to life insurance premiums, an automobile, and to participate in all of the company's retirement, welfare, deferred compensation; insurance, and other benefit plans and programs.

        If the agreement is terminated by Mr. Sanchez for good reason following a change in control or by the company without cause following a change in control, Mr. Sanchez is entitled to all accrued compensation plus a lump sum cash payment equal to 2.99 times the sum of his then current annual salary and the average bonuses paid to him during the preceding three years.

        During his employment and for a period of 12 months thereafter, Mr. Sanchez may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches located within a 35 mile radius of the company's headquarters, (b) solicit First Capital's customers for a competing business, or (c) solicit First Capital's employees for a competing business. These restrictions, however, do not apply following a change in control.

        As a condition to the merger, Coastal, First National Bank, and Mr. Sanchez entered into a new employment agreement that is effective upon consummation of the merger. Please refer to "Interests of Employees and Directors of Coastal and First Capital in the Merger -Sanchez Employment Agreement" for a description of the terms.

Executive Supplemental Retirement Agreement

        In October 2004, the board of directors of First National Bank approved the Executive Supplemental Retirement Income Agreement for Michael Sanchez. Under the plan, the bank is required to make annual contributions on behalf of Mr. Sanchez to a retirement income trust fund. The amount of the annual contributions have been actuarially determined and are based on the annual incremental accounting accruals which would be required of the bank through the earlier of Mr. Sanchez's death or benefit age (i) pursuant to APB Opinion No. 12, as amended by FAS 106 and (ii) assuming a discount rate equal to 6% per annum. If Mr. Sanchez does not exercise withdrawal rights, the contributions shall continue until the earlier of 2014 or the termination of his employment. If Mr. Sanchez exercises his withdrawal rights, the bank is obligated to record phantom contributions until the earlier of 2014 or the termination of employment.

        If Mr. Sanchez is employed until reaching age 65 and has not elected to receive a lump sum payment, the retirement income trust fund and accrued benefit account (if applicable) will be annuitized into monthly installments payable for 180 months. At anytime during the payout period, Mr. Sanchez may elect to receive the unpaid balance in a lump sum payment. The agreement also provides for the payment of benefits under a variety of circumstances, including pre-retirement death benefits, benefits in the event of termination prior to age 65, disability benefits, and additional death benefits.

        The agreement also provides that during his employment and for a period of 12 months following termination, Mr. Sanchez may not compete with the bank or any of its affiliates by, directly or indirectly, serving as a director, officer, employee, or consultant for, or acquiring or maintaining more than a 1% passive investment in, any business or enterprise that competes with the bank within a radius of 35 miles from the bank's main office or any other office.

        As a condition to the merger, Mr. Sanchez will execute a waiver to prevent the merger from triggering change of control rights under an existing supplemental retirement agreement.

Salary Continuation Agreements

        In January 2005, First Capital entered into salary continuation agreements with Mr. Ayers and Mr. Deas. Upon termination following a change in control, each executive is entitled to receive all accrued compensation plus a lump sum payment equal to the sum of the executive's then current annual base salary and the average bonuses paid to the executive during the preceding three years.

        As a condition to the merger, Messrs. Ayers and Deas will execute waivers to prevent the merger from triggering change of control rights under their existing salary continuation agreements.

Phantom Stock Appreciation Rights Plan

        In October 2004, First Capital's and First National Bank's board of directors adopted the Phantom Stock Appreciation Rights Plan effective October 20, 2004. The plan provides for the grant of 21,500 phantom stock appreciation rights to members of management and other highly compensated employees designated by the board of directors of the bank. The board of directors of the bank may also grant additional awards on terms established by the board. All awards must be evidenced by separately executed agreements that state the number of stock appreciation rights awarded to the participant and the measurement period for determining the accrued benefit.

        If a participant is employed by the bank until reaching the expiration of the measurement period, a participant's accrued benefit will be annuitized into monthly installments payable for the payout period specified in such participant's agreement. The plan also provides for the payment of benefits under a variety of circumstances, including death prior to the expiration of the measurement period, termination prior to the expiration of the measurement period, and additional death benefits.

Director Compensation

        In August 2003, First Capital began paying directors' fees of $500 per monthly board meeting attended and $100 per committee meeting attended.

First Capital Security Ownership of Certain Beneficial Owners and Management

        The following table shows how much common stock in the company is owned by First Capital's directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of April 30, 2005. Unless otherwise indicated, the address of each beneficial owner is c/o First Capital Bank Holding Corporation, 1891 South 14th Street, Fernandina Beach, Florida 32034.

Name	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Ron Anderson	22,600	—	1.91%
Timothy S. Ayers	1,358	14,300	1.31%
Christina H. Bryan	38,000	—	3.21%
C. Brett Carter	60,100	—	5.08%
Leo Deas, III	—	2,400	*
Suellen Rodeffer Garner	60,000	—	5.08%
Dr. William K. Haley	12,500	—	1.06%
David F. Miller	60,720	—	5.14%
Robert L. Peters	30,000	—	2.54%
Lawrence Piper	7,500	—*
Dan P. Powell	2,000	6,800	*
Michael G. Sanchez	15,000	30,000	3.71%
Edward E. Wilson	33,160	—	2.80%
Marshall E. Wood	30,000	—	1.27%
Executive officers and directors as a group (14 persons)	372,938	53,500	34.50%

*
Indicates less than 1% ownership.

(1)
Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)
Includes shares that may be acquired within the next 60 days of April 30, 2005 by exercising vested stock options but does not include any unvested stock options.

(3)
For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 1,182,700 shares of common stock outstanding on April 30, 2005.

First Capital Corporate Governance

Meetings of the Board of Directors

        During the year ended December 31, 2004, the board of directors of First Capital held four meetings and the board of directors of First National Bank held 12 meetings. All of our directors attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

        Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders meetings, directors are encouraged to attend the annual meeting of First Capital. All directors attended the 2004 annual meeting of shareholders.

Communications with Board of Directors

        First Capital's board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may so do by writing to the secretary of the company, at First Capital Bank Holding Corporation, 1891 South 14th Street, Fernandina Beach, Florida 32034. The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

Committees of the Board of Directors

        First Capital's board of directors has appointed a number of committees, including a compensation committee and an audit committee. The audit committee is composed of Messrs. Peters, Piper, and Wood. Each of these members is considered "independent" under Rule 4350 of the National Association of Securities Dealers' listing standards. The audit committee met five times in 2004.

        None of the current members of the audit committee nor any other member of our board qualifies as an "audit committee financial expert" as defined under the rules of the Securities and Exchange Commission. As a relatively small public company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service. At the present, we do not know if or when we will appoint a new board member that qualifies as an audit committee financial expert. Although none of the members of our audit committee qualify as "financial experts" as defined in the SEC rules, each of our audit committee members has made valuable contributions to the company and its shareholders as members of the audit committee. The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

        The audit committee has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. Although the audit committee has no written charter, it is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the board of directors.

        First Capital's compensation committee is composed of Messrs. Carter, Garner, Miller, and Wilson. The compensation committee is responsible for establishing and overseeing compensation plans. Its duties include the development with management of benefit plans, formulation of bonus plans, incentive compensation packages, and medical and other benefits. The compensation committee met seven times in 2004.

        First Capital has not adopted a nominating committee charter. Historically, the entire board of directors has served as the nominating committee. First Capital is reviewing this policy and considering whether to adopt a formal nominating committee charter in the event the merger is not consummated.

        First Capital's board will consider director candidates recommended by shareholders who submit nominations in accordance with its bylaws. Shareholders must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholder. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons)

pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        In evaluating such recommendations, the board uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

        The board uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The board considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the board uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Report of the Audit Committee of the Board

        The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

        The audit committee reviewed and discussed with management the audited financial statements. The audit committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee received from the independent auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and discussed with the independent auditors the independent auditor's independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in First Capital's Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2004 for filing with the SEC.

        The report of the audit committee is included herein at the direction of its members, Messrs. Peters, Piper, and Wood.

Certain Relationships and Related Transactions

        We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Code of Ethics

        First Capital expects all of its employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public. Although it has not adopted a formal code of ethics that applies to its senior executive officers, First Capital is developing a code that it expects will be approved by its board of directors if the merger is not consummated.

First Capital's Independent Auditors

        Porter Keadle Moore, LLP was First Capital's auditor during the fiscal year ended December 31, 2004 and 2003. A representative of Porter Keadle Moore will be present at the meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so. We have selected Porter Keadle Moore to serve as our independent auditor for the year ending December 31, 2005 if the merger is not consummated. The following table shows the fees that we paid for services performed in fiscal years ended December 31, 2004 and 2003:

	Year Ended December 31, 2004	Year Ended December 31, 2003
Audit Fees	$60,725	$57,124
Audit-Related Fees	2,800	13,180
Tax Fees	7,800	8,530
All Other Fees	—	375
Total	$71,325	$79,209

        Audit Fees.    Includes the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audit of our annual financial statements, review of the annual report on form 10KSB. and limited reviews of quarterly condensed financial statements included in our Form 10-QSB.

        Audit Related Fees.    Includes fees billed for professional services rendered by the principal accountant associated with consultation concerning financial accounting and reporting standards for various filings with the SEC.

        Tax Fees.    Includes the aggregate fees billed for each of the last two fiscal years for tax services rendered in the preparation of federal, state, and local income and property tax returns for the company and its subsidiaries.

        All Other Fees.    Includes the aggregate fees billed for each of the last two fiscal years for all other services, exclusive of the fees disclosed above, rendered during the fiscal years 2004 and 2003.

        Oversight of Accountants; Approval of Accounting Fees.    The audit committee audit committee is responsible for the retention, compensation, and oversight of the work of the independent auditors. The committee reviews any proposed services to insure that they are not prohibited by securities laws and approves the scope of all services prior to being performed. All of the accounting services and fees reflected in the table above have been reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

First Capital Section 16 Reporting Compliance

        As required by Section 16(a) of the Securities Exchange Act of 1934, First Capital's directors and executive officers, and certain other individuals are required to report periodically their ownership of First Capital common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to the company, First Capital believes that all such reports for these persons were filed in a timely fashion during 2004 for transactions occurring in 2004.

Submission of First Capital Shareholder Proposals

        First Capital will hold a 2006 annual meeting of shareholders only if the merger is not completed. If shareholders wish a proposal to be included in the proxy statement and form of proxy relating to the 2006 annual meeting, they must deliver a written copy of their proposal to the company's principal executive offices no later than December 15, 2005. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with First Capital's bylaws relating to shareholder proposals in order to be included in the proxy materials. A copy of the bylaws is available upon written request.

        First Capital's policy is that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the proxy materials, must be delivered to the secretary of the company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days' notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

Election of Coastal Directors

        As used in this portion of the joint proxy statement/prospectus relating to the election of Coastal directors, unless the context otherwise requires, the terms "we," us," and "our" refer to Coastal.

        The board of directors of Coastal is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class III will expire at the meeting. If the merger is not consummated, the terms of the Class I directors will expire at the 2006 annual shareholders' meeting and the terms of the Class II directors will expire at the 2007 annual shareholders' meeting. Coastal's directors and their classes are as follows:

Class I	Class II	Class III
Marjorie Trask Gray, DMD Dennis O. Green, CPA Randolph C. Kohn Ladson F. Howell	Mark B. Heles Lila N. Meeks Robert B. Pinkerton John M. Trask, III	James W. Holden, Jr., DVM James C. Key Ron Lewis Matt A. Trumps

        Shareholders will elect four nominees as Class III directors at the meeting to serve until the earlier of the consummation of the merger or a three-year term, expiring at the 2008 annual meeting of shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected.

        The board of directors recommends that you elect James W. Holden, Jr., DVM, James C. Key, Ron Lewis, and Matt A. Trumps. If you submit a proxy but do not specify how you would like it to be voted, Mr. Kohn and Mr. Pate will vote your proxy to elect Messrs. Holden, Key, Lewis, and Trumps. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Kohn and Mr. Pate will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

        Set forth below is certain information about the Coastal nominees. Each of the nominees has been a director since Coastal's inception in 1999, and is also an organizer and director of Lowcountry National Bank.

        James W. Holden, Jr., 45, Class III Director, is a licensed veterinarian in South Carolina and Georgia, and has been practicing veterinary medicine in Beaufort since 1986. He has been the owner and director of Holly Hall Animal Hospital since 1988. Dr. Holden is also a general partner and owner of James W. Holden & Co., LLC., a real estate holding company. He received his DVM from the University of Georgia in 1983, and a degree in Pre-Veterinary Medicine from Clemson University in 1979.

        James C. Key, 65, Class III Director, is the managing partner of Shenandoah Group, LLP, a firm providing risk management, controls, and governance solutions in Beaufort, South Carolina since 1997. He is a Certified Internal Auditor. Mr. Key served as Director, Internal Audit North America and Asia Pacific at IBM Corporation in Armonk, New York until he retired in 1997. He graduated from Syracuse University with a BA in Liberal Studies. Mr. Key serves on the Board of Governors of the Institute of Internal Auditors, Coastal Georgia Chapter and the Seminar Committee of the Institute of Internal Auditors.

        Ron Lewis, 64, Class III Director, has been owner and operator of McDonald's franchises in Beaufort, South Carolina since 1990. He graduated from the State University of New York, New York in 1961 with a Bachelor of Science degree in Business/Economics.

        Matt Trumps, 35, Class III Director, has been the co-owner of Tideland Realty, Inc. since 1994. Mr. Trumps received a Bachelor of Arts degree in Political Science from the College of Charleston in 1991 and is a life Member of the College of Charleston Alumni Association.

        Set forth below is information about each of Coastal's other directors and each of its executive officers. Each director is also a director of Lowcountry National Bank.

        Marjorie Trask Gray, DMD, 35, Class I Director and Secretary to the Board, graduated from the University of South Carolina in 1992, and from the Medical University of South Carolina with the degree of Doctor of Dental Medicine in 1997. Dr. Gray is licensed to practice dentistry in the state of South Carolina.

        Dennis O. Green, CPA, 64, Class I Director and Vice Chairman of the Board, served as Chief Auditor for Citicorp, and its principal banking subsidiary, Citibank N.A. in New York, New York, from February 1990 to July 1997, when he retired. He graduated in 1967 from Wayne State University with a degree in Business Administration/Finance and was licensed as a Certified Public Accountant by the State of Michigan in 1969. Mr. Green is managing member and founder of Celadon LLC, developer of "Celadon", a New Traditional Neighborhood development on Lady's Island, Beaufort, SC. He is a Director and Chair of the Audit Committee of Adesa, Inc. He is Director and President of The Olive Tree Foundation, Director of Gray Holdings, LLP, Director and Chairman of the Audit Committee of Venture Inc. of Beaufort and Director and President of the Boys and Girls Club of Beaufort.

        Mark B. Heles, CPC, 55, Class II Director, is the owner, President and Chief Executive Officer of Achieve Staffing & Training, Inc. Achieve provides staffing services for junior and senior management within the southeastern region in the area of Banking and Finance. Mr. Heles received his license as a Certified Personnel Consultant in 1990 from the National Association of Personnel Consultants. He graduated from the University of South Carolina in 1976 with a Bachelor of Science degree in Business Administration/Finance.

        William G. Horn, 55, serves Lowcountry National Bank as Executive Vice President and Senior Credit Officer. Mr. Horn brings 29 years of banking experience in management and credit administration. Most recently, Mr. Horn was responsible for credit and loan growth in the State of Florida for Nexity Bank. Prior to his move to Florida, Mr. Horn was President and Chief Executive Officer of Beach First National Bank in Myrtle Beach, South Carolina. Mr. Horn is a graduate of Georgia Southern University, the Georgia School of Banking and the Stonier Graduate School of Banking.

        Ladson F. Howell, 61, Class I Director, serves as Chairman of the Board of Directors of Coastal Banking Company and Lowcountry National Bank. He is licensed to practice law in South Carolina and retired in January 2000 as a practicing attorney with Howell, Gibson & Hughes, PA, a law firm located in Beaufort, South Carolina, since 1968. He received his law degree from the University of South Carolina Law School in 1968 and a degree in Journalism from the University of South Carolina in 1965.

        Randolph C. Kohn, 57, Class I Director, has served as President and Chief Executive Officer for Coastal Banking Company and Lowcountry National Bank since their inception. He previously served as Senior Vice President and Senior Credit Officer for Clemson Bank & Trust, a community bank located in Clemson, South Carolina. He has more than 32 years of banking experience in both Georgia and South Carolina. He graduated from the University of Georgia in 1970 with a degree in Business Management & Finance.

        Lila N. Meeks, 64, Class II Director, is the Vice-Chancellor for Advancement at the University of South Carolina, Beaufort. She graduated from Auburn University in 1962, and received a Masters degree in English from Auburn in 1966. She is the University's representative to the AAUW and Main Street Beaufort.

        James L. Pate, 53, has served as Senior Vice President and Chief Financial Officer for Coastal Banking Company, Inc. and Lowcountry National Bank since June 2004. He previously served as managing officer for Jeter Homes, a residential homebuilder in Beaufort, South Carolina from 2000 to 2004. Previously, he was Chief Financial Officer of FirstBancorporation, Inc., which had two bank subsidiaries, FirstBank, N.A., Beaufort, South Carolina and FirstBank, N.A., Columbia, South Carolina from 1995 through 1999. He has more than 25 years of banking experience in South Carolina. He graduated from Presbyterian College with degree in Business Administration, the University of South Carolina with an MBA and the Bank Administration Institute's School of Financial Control with Honors.

        Robert B. Pinkerton, 64, Class II Director, has been President and Chief Executive Officer of Athena Corporation, a manufacturer and fabricator of custom products for the construction industry since 1990. Prior to that, he was President and Chief Executive Officer of Blackstone Corporation (now part of Valeo), a multinational original equipment manufacturer of automotive engine cooling systems. He is also a principal in Beaufort Land Company, LLC and Village Renaissance, Inc., both developers in Beaufort, South Carolina. He holds a law degree, two engineering degrees and is a graduate of the South Carolina Bankers Association Directors College.

        John M. Trask, III, 41, Class II Director, has been an owner of Lowcountry Real Estate, a local real estate company, since 1996. He formerly owned and managed Pikes Peak of Memphis, a wholesale florist company, from 1991 until 1996. Mr. Trask is active in the Beaufort business community and he has additional ownership interests in several local businesses. He graduated from Vanderbilt University with a Bachelor of Arts degree in 1987. Mr. Trask is a licensed real estate broker in South Carolina.

        Family Relationships:    Directors John M. Trask and Marjorie Trask Gray are cousins.

Compensation of Coastal Directors and Executive Officers

Summary Compensation Table

        The following table shows the cash compensation Coastal paid for the years ended December 31, 2002 through 2004 to Coastal's chief executive officer and each of its other executive officers who earned total annual compensation, including salary and bonus, in excess of $100,000 in 2004.

	Annual Compensation(1)					Long Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation	Securities Underlying Options	All Other Compensation
Randolph C. Kohn Chief Executive Officer and President	2004 2003 2002	$ $ $	135,862 125,860 115,000	$ $ $	68,561 35,000 10,000	— — —	— — —	$ $ $	6,848 6,725 3,386	(2)
William Gary Horn Executive Vice President Senior Credit Officer	2004 2003 2002	$ $ $	107,037 100,000 90,000	$ $ $	25,000 20,000 10,000	— — —	— — 10,500	$ $ $	3,811 3,107 2,682	(3)

(1)
Executive officers of the company also received indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by each named executive officer did not exceed the lesser of either $50,000 or 10% of the executive's annual salary and bonus.

(2)
Represents executive's 401(k) match of $3,961 and 50% of the term life insurance premium paid by the company for the benefit of the named executive officer, which was $2,887. The company maintains a term life insurance policy on the named executive officer with 50% of the benefits payable to a designated beneficiary.

(3)
Represents executive's 401(k) match.

Option Grants in Last Fiscal Year

        No options were granted to our named executive officers in 2004.

Aggregated Option Exercises and Year-End Option Values

	Number of Unexercised Securities Underlying Options at Fiscal year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Randolph C. Kohn	65,535	—	$555,736	$—
William Gary Horn	6,300	4,200	$50,400	$33,600

(1)
The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price ($18.00) of the underlying common stock at December 31, 2004. If the closing market price is less than the exercise price, we assume that the value is zero. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option.

Employment Agreements

        In connection with the execution of the merger agreement, Coastal and Lowcountry National Bank entered into an employment agreement with Randolph C. Kohn. The agreement supersedes the employment agreement between Mr. Kohn and Coastal dated August 12, 1999. Pursuant to the agreement, Mr. Kohn serves as the chief executive officer of Coastal and president and chief executive officer of Lowcountry National Bank. The agreement commenced on April 6, 2005, is for a term of five years, and will automatically renew for successive one year periods unless either party provides written notice at least 90 days prior to the expiration of the current term. Pursuant to the agreement, Mr. Kohn will receive an annual base salary of $160,000, which the board of directors will review annually and may increase from time to time. Mr. Kohn is also eligible to receive an annual cash bonus equal to up to 75% of his base salary based upon the achievement of certain criteria established by the board. He is also entitled to life insurance premiums, an automobile, club dues, and to participate in all of the company's retirement, welfare, deferred compensation, insurance, and other benefit plans and programs.

        If the agreement is terminated following a change in control, Mr. Kohn will be entitled to all accrued compensation plus a lump sum cash payment equal to 2.99 times the sum of his then current annual salary and the average bonuses paid to him during the preceding three years. In addition, he will be entitled to the automobile provided under the agreement free of any liens. If Mr. Kohn terminates the agreement for any reason at least 36 but not more than 48 months following the consummation of the merger, Mr. Kohn will be entitled to all accrued compensation plus severance compensation in an amount equal to 100% of his then current monthly base salary each month for 36 months from the date of termination. In addition, he will be entitled to the automobile provided under the agreement free of any liens.

        During his employment and for a period of 24 months thereafter, Mr. Kohn will be prohibited from, subject to limited exceptions, (a) competing with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches located within a 50 mile radius of any of the employer's offices, or (b) soliciting our employees for a competing business. In addition, during his employment and for a period of 12 months thereafter, he will be prohibited from soliciting our customers for a competing business.

Salary Continuation Agreements

        In April 2005, Coastal entered into salary continuation agreements with Mr. Pate and Mr. Horn. Upon termination following a change in control, each executive is entitled to receive all accrued compensation plus a lump sum payment equal to the sum of the executive's then current annual base salary and the average bonuses paid to the executive during the preceding three years.

Director Compensation

        Directors were paid $3,500 each in 2004 for board and committee fees. In 2005, Coastal intends to increase this amount to $6,000.

        Coastal maintains a director deferred compensation program to provide directors with an opportunity to defer board fees in an interest-bearing account. Interest is credited on the account balance at an annual rate, compounded quarterly, equal to 75% of the company's return on equity for the previous quarter, not to exceed 12%. Benefits are payable in a lump sum within 60 days following retirement or termination of service following death, disability, or a change in control. All directors with the exception of two participate in this program.

Executive Deferred Compensation Program

        Coastal maintains an executive deferred compensation program to provide executive officers with an opportunity to defer compensation in an interest-bearing account. Interest is credited on the account balance at an annual rate, compounded quarterly, equal to 75% of the company's return on equity for the previous quarter, not to exceed 12%. Benefits are payable in 120 equal monthly installments commencing on the first day of the month following the executive's normal requirement date. Upon early retirement or the termination of employment following death, disability, or a change of control, benefits are payable in a lump sum within 60 days of such termination. All of our named executive officers participate in this program.

Employee Stock Bonus Plan

        In November 2002, Coastal's board of directors approved the Coastal Banking Company, Inc. 2002 Stock Bonus Plan. Under this plan, the board of directors authorized Coastal to purchase 1,365 shares of the its common stock in the public market for subsequent disposition as bonuses to certain non-executive and non-director employees. Recipients of stock bonuses under this plan are responsible for any individual tax consequences resulting from their stock grants. The compensation committee was tasked with determining the eligible employees and the amount of shares awarded to each recipient. As of March 31, 2005, Coastal had granted 1,312 shares to employees under this plan.

Coastal Security Ownership of Certain Beneficial Owners and Management

        The following table shows how much of Coastal's common stock is owned by the directors, certain named executive officers, and owners of more than 5% of the outstanding common stock, as of April 30, 2005. These shares have been adjusted for all stock dividends. Except as noted below, the mailing address for each beneficial owner is care of Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina, 29902.

Name	Number of Shares Owned(1)	Right to Acquire(2)	Percentage of Beneficial Ownership(3)
Marjorie Trask Gray	15,750	15,750	3.07%
Dennis O. Green	33,075	22,575	5.39%
Mark B. Heles	32,025	15,750	4.66%
James W. Holden, Jr.	21,498	12,075	3.28%
William Gary Horn	3,055	6,300	*
Ladson F. Howell	10,500	10,500	2.06%
James C. Key	11,967	10,500	2.20%
Randolph C. Kohn	17,010	65,535	7.67%
Ron Lewis	9,550	13,650	2.27%
Lila N. Meeks	16,433	10,500	2.64%
Robert B. Pinkerton	22,312	21,000	4.20%
John M. Trask, III	34,573	26,250	5.87%
Matt A. Trumps	16,240	15,750	3.12%
Wellington Management Company(4)	76,400	—	7.56%
All directors and executive officers as a group (14 persons)	243,988	248,135	39.10%

*
Indicates less than 1% ownership.

(1)
Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)
Includes shares that may be acquired within the next 60 days of April 30, 2005 by exercising vested stock options or warrants but does not include any unvested stock options or warrants.

(3)
For each individual, this percentage is determined by assuming the named person exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 1,010,379 shares of common stock outstanding on April 30, 2005.

(4)
The address for Wellington Capital Management is 75 State Street, Boston, MA 02109.

Coastal Corporate Governance

Meetings of the Board of Directors

        During the year ended December 31, 2004, the board of directors of Coastal held 12 meetings and the board of directors of Lowcountry National Bank held 12 meetings. All of our directors attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

        Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders meetings, directors are encouraged to attend the annual meeting of Coastal. All directors attended the 2004 annual meeting of shareholders.

Communications with Board of Directors

        Coastal's board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may so do by writing to the secretary of the company, at Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29901. The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

Committees of the Board of Directors

        Coastal's board of directors has appointed a number of committees, including an audit, corporate governance and nominating committee, and executive compensation and management resources committee. The audit committee is composed of James W. Holden, James C. Key, Robert B. Pinkerton, Marjorie Trask Gray, Ladson F. Howell, Lila N. Meeks, and Dennis O. Green as chair. Each of these members are considered "independent" under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The board also has determined that Messrs. Key and Green are audit committee financial experts as defined by the rules of the Securities and Exchange Commission. The audit committee met six times in 2004.

        The audit committee functions are set forth in its charter, which is attached to this joint proxy statement/prospectus as Appendix J. The audit committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports it findings to the board of directors.

        The executive compensation and management resources committee is composed of Dennis O. Green, Mark G. Heles, James W. Holden, Ladson F. Howell, James C. Key, and Robert B. Pinkerton. The committee met nine times in 2005. The committee is responsible for administering and approving all elements of compensation and perquisites for elected officers. It also approves participation in all awards, grants, and related actions under Coastal' equity plans

        The corporate governance and nominating committee is composed of James C. Key, Mark G. Heles, and John M. Trask, III. Each of these members are considered "independent" under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. Coastal formed the corporate governance and nominating committee and adopted a formal charter in February 2005. The charter is available on its website at www.coastalbanking.com. The committee recommends nominees for election to the board. Prior to the formation of the corporate governance and nominating committee, Coastal's entire board of directors served as the nominating committee.

        The committee will consider director candidates recommended by shareholders who submit nominations in accordance with Coastal's bylaws. Shareholders must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholder. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        In evaluating such recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of the board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with the company's longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology, or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of the company's shareholders.

        The committee uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the board considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the committee uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience, and capability on the board of directors. The company does not pay a third party to assist in identifying and evaluating candidates.

Report of the Audit Committee of the Board

        The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

        The audit committee reviewed and discussed with management the audited financial statements. The audit committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee received from the independent auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and discussed with the independent auditors the independent auditor's independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in Coastal's Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2004 for filing with the SEC.

        The report of the audit committee is included herein at the direction of its members, James W. Holden, James C. Key, Robert B. Pinkerton, Marjorie Trask Gray, Ladson F. Howell, Lila N. Meeks, and Dennis O. Green.

Certain Relationships and Related Transactions

        We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Code of Ethics

        Coastal expects all of its employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public. Coastal has adopted a formal code of ethics that applies to its senior executive officers and staff which is approved by its board of directors. The code of ethics is available without charge upon request by contacting the secretary in writing at Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29902.

Coastal's Independent Auditors

        Elliott Davis LLC was Coastal's auditor during the fiscal year ended December 31, 2004 and 2003. A representative of Elliott Davis will be present at the meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so. We have selected Elliott Davis to serve as our independent auditor for the year ending December 31, 2005. The following table shows the fees that Coastal paid or accrued for the audit and other services provided by Elliott Davis LLC for the fiscal years ended December 31, 2004 and 2003.

	Year Ended December 31, 2004	Year Ended December 31, 2003
Audit Fees	$34,520	$26,800
Audit-Related Fees	$—	$—
Tax Fees	$3,800	$3,800
All Other Fees	$—	$—

Total	$38,320	$30,600

        Audit Fees.    This category includes the aggregate fees billed for professional services rendered by Elliott Davis for the audit of the company's annual consolidated financial statements and the limited reviews of the company's quarterly condensed consolidated financial statements for the years ended December 31, 2004 and 2003.

        Audit-Related Fees.    This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, rendered by Elliott Davis during the fiscal years ended December 31, 2004 and 2003. These services principally included the assistance and issuance of consents for various filings with the SEC.

        Tax Fees.    This category includes the aggregate fees billed for tax services rendered by Elliott Davis during fiscal years ended December 31, 2004 and 2003. These services consisted primarily of tax compliance and tax consultations services. In addition, for fiscal years ended December 31, 2004 and 2003, these services include preparation of local, state, and federal tax returns for the company and its subsidiary.

        All Other Fees.    This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, rendered by Elliott Davis during the fiscal year ended December 31, 2004 and 2003. These other services in fiscal 2004 and 2003 consisted primarily of assistance and meetings with management and the audit committee on planning issues.

        Oversight of Accountants; Approval of Accounting Fees.    Under the provisions of its charter, the audit committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee has adopted pre-approval policies and procedures for audit and non-audit services. The pre-approval process requires all services to be performed by our independent auditor to be approved in advance, regardless of amount. These services may include audit services, audit related services, tax services and other services.

Coastal Section 16 Reporting Compliance

        As required by Section 16(a) of the Securities Exchange Act of 1934, Coastal's directors and executive officers, and certain other individuals are required to report periodically their ownership of Coastal's common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to the company, Coastal believes that all such reports for these persons were filed in a timely fashion during 2004 for transactions occurring in 2004 with the exception of Form 4's filed by Lila Meeks, a director, showing the disposition of stock as gifts during the period of October 4, 2004 to December 29, 2004. A subsequent Form 5 was filed on January 13, 2005 reflecting those transactions.

Submission of Coastal Shareholder Proposals

        If shareholders wish a proposal to be included in the proxy statement and form of proxy relating to the 2006 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 15, 2005. To ensure prompt receipt, the proposal should be sent certified mail, return receipt requested. Proposals must comply with Coastal's bylaws relating to shareholder proposals in order to be included in the proxy materials.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the proxy materials, must comply with Coastal's bylaws. Proposals must be delivered to the secretary of the company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days' notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

INFORMATION ABOUT COASTAL

        Coastal Banking Company, Inc. was incorporated in June 1999 as a South Carolina corporation to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act, and to purchase 100% of the issued and outstanding stock of Lowcountry National Bank, an association organized under the laws of the United States. The bank opened for business on May 10, 2000 and conducts a general commercial and retail banking business principally in Beaufort County, South Carolina. In addition to the main office, Coastal operates a branch office on Bluffton, South Carolina. At March 31, 2005, Coastal had total consolidated assets of approximately $153.3 million, net loans of approximately $106.8 million, and total deposits of approximately $132.1 million.

Available Information

        Coastal's audited consolidated financial statements as of December 31, 2004 and 2003 and the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 2004 and 2003 are incorporated by reference into this joint proxy statement/prospectus from Coastal's 2004 Annual Report to Shareholders, a copy of which accompanies this joint proxy statement/prospectus. Coastal's unaudited interim consolidated financial statements are incorporated by reference into this joint proxy statement/prospectus from Coastal's quarterly report on Form 10-QSB for the quarter ended March 31, 2005, a copy of which accompanies this joint proxy statement/prospectus. A copy of Coastal's 2004 Annual Report and its Form 10-QSB for the quarter ended March 31, 2005 will be provided without charge upon the request of any shareholder entitled to vote at the Coastal annual meeting or the First Capital annual meeting. Requests for copies should be directed to Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29901, Attention: Randolph C. Kohn.

INFORMATION ABOUT FIRST CAPITAL

        First Capital is a Florida corporation and is registered as a bank holding company with the Federal Reserve Board. First Capital engages in a general banking business through its subsidiary, First National Bank, a national banking association which commenced operations in July of 1999. First Capital's main office is in Fernandina Beach, Florida. In addition to the main office, First Capital operates a loan production office in Jacksonville, Florida. At March 31, 2005, First Capital had total consolidated assets of approximately $158.9 million, net loans of approximately $94.8 million, and total deposits of approximately $123.6 million.

Available Information

        First Capital's audited consolidated financial statements as of December 31, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for each of the two years ended December 31, 2004 are incorporated by reference into this joint proxy statement/prospectus from First Capital's Form 10-KSB for the year ended December 31, 2004, a copy of which accompanies this joint proxy statement/prospectus. First Capital's unaudited interim consolidated financial statements are incorporated by reference into this joint proxy statement/prospectus from First Capital's quarterly report on Form 10-QSB for the quarter ended and March 31, 2005, a copy of which accompanies this joint proxy statement/prospectus. A copy of First Capital's Form 10-KSB for the year ended December 31, 2004 and its Form 10-QSB for the quarter ended March 31, 2005 will be provided without charge upon the request of any shareholder entitled to vote at the First Capital annual meeting or the Coastal annual meeting. Requests for copies should be directed to First Capital Bank Holding Corporation, 1891 South 14th Street, Fernandina Beach, Florida 32034, Attention: Michael G. Sanchez.

EXPERTS

        The consolidated financial statements of Coastal as of December 31, 2004 and 2003 and the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 2004 and 2003 included in the annual report to shareholders delivered together with this joint proxy statement/prospectus have been audited by Elliott Davis LLC, independent certified public accountants, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of First Capital as of December 31, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for each of the two years ended December 31, 2004 included in the Form 10-KSB delivered together with this joint proxy statement/prospectus have been audited by Porter Keadle Moore, LLP, independent certified public accountants, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the shares of Coastal common stock to be issued in connection with the merger will be passed upon for Coastal by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina. In addition, Nelson Mullins Riley & Scarborough LLP will deliver an opinion concerning federal income tax consequences of the merger.

WHERE YOU CAN FIND MORE INFORMATION

        Coastal filed a registration statement on Form S-4 to register the issuance of Coastal common stock to First Capital shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Coastal and a proxy statement of each of Coastal and First Capital for their respective annual meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        Coastal and First Capital file reports, proxy statements, and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the Commission at 100 F. Street, N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Coastal's and First Capital's public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov."

        The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This joint proxy statement/prospectus incorporates by reference the following documents:

  •
  Coastal's annual report on Form 10-KSB for the year ended December 31, 2004, including information with respect to the market price of and dividends on Coastal's common equity and management's discussion and analysis of financial condition and results of operations;

  •
  Coastal's quarterly report on Form 10-QSB for the quarter ended March 31, 2005;

  •
  Coastal's current reports on Form 8-K filed on March 15, 2005, April 6, 2005, and May 20, 2005;

  •
  First Capital's annual report on Form 10-KSB for the year ended December 31, 2004 including information with respect to the market price of and dividends on First Capital's common equity and management's discussion and analysis of financial condition and results of operations;

  •
  First Capital's quarterly report on Form 10-QSB for the quarter ended March 31, 2005; and

  •
  First Capital's current report on Form 8-K filed on April 6, 2005.

        When deciding how to cast your vote, you should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                        , 2005. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the joint proxy statement/prospectus to shareholders nor the issuance of Coastal common stock shall create any implication to the contrary.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus, under any circumstances, creates any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Coastal was provided by Coastal and the information contained in this joint proxy statement/prospectus with respect to First Capital was provided by First Capital.

Appendix A

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of April 6, 2005, by and between Coastal Banking Company, Inc. ("Coastal"), a corporation organized and existing under the laws of the State of South Carolina, with its principal office located in Beaufort, South Carolina, and First Capital Bank Holding Corporation ("First Capital"), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Fernandina Beach, Florida.

Preamble

        The Boards of Directors of First Capital and Coastal are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the merger of First Capital with and into Coastal (the "Merger"). At the effective time of the Merger, the outstanding shares of the capital stock of First Capital shall be converted into the right to receive shares of the common stock of Coastal (except as provided herein). As a result, shareholders of First Capital shall become shareholders of Coastal. The transaction described in this Agreement is subject to the approvals of the shareholders of First Capital, the shareholders of Coastal, the Board of Governors of the Federal Reserve System, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

        Immediately following the Closing of the Merger, Lowcountry National Bank, a national banking association and wholly owned subsidiary of Coastal ("Lowcountry") will remain in existence under its Articles of Incorporation and Bylaws as in effect immediately prior to the Effective Time as a wholly owned subsidiary of Coastal. First National Bank of Nassau County, a national banking association and wholly owned subsidiary of First Capital ("First National"), will remain in existence under its Articles of Incorporation and Bylaws as in effect immediately prior to the Effective Time as a wholly owned subsidiary of Coastal.

        Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

        NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties, intending to be legally bound, agree as follows:

ARTICLE I
TRANSACTION AND TERMS OF MERGER

        1.1    Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, First Capital shall be merged with and into Coastal in accordance with the provisions of Section 33-11-101 of the South Carolina Business Corporation Act of 1988 and Section 607.1101 of the Florida Business Corporation Act. Coastal shall be the Surviving Corporation resulting from the Merger and the separate existence of First Capital shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of First Capital and Coastal.

        1.2    Time and Place of Closing.    The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their chief executive officers, may mutually agree. The place of Closing shall be at the offices of Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

        1.3    Effective Time.    The Merger contemplated by this Agreement shall become effective on the date (the "Effective Date") and at the time that the Articles of Merger are filed with the Department of State of Florida and the Secretary of State of South Carolina. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of each Party, voting separately, approve this Agreement, or (iii) such later date as may be mutually agreed upon in writing by the chief executive officers of each Party.

        1.4    Execution of Support Agreements.    Immediately prior to the execution of this Agreement and as a condition hereto, each of the executive officers and directors of each Party shall have executed and delivered to the other Party a Support Agreement in substantially the form attached hereto as Exhibit A (for the executive officers and directors of First Capital) or Exhibit A-1 (for the executive officers and directors of Coastal).

ARTICLE 2
TERMS OF MERGER

        2.1    Articles of Incorporation.    The Articles of Incorporation of Coastal in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

        2.2    Bylaws.    The Bylaws of Coastal in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

        2.3    Directors of Coastal.    Upon the Effective Time, Coastal shall have 12 directors determined as follows:

          (a)   Immediately prior to the Effective Time, all but six directors of Coastal will resign as directors of Coastal. The remaining directors shall be Randolph C. Kohn, Ladson F. Howell, Dennis O. Green, James W. Holden, James C. Key, and Robert B. Pinkerton. Such remaining directors shall be apportioned evenly among Class I, Class II, and Class III directors. It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that if any of the directors set forth this subsection cease to be a director of Coastal prior to date of the 2007 Coastal annual meeting of shareholders, a majority of the remaining directors set forth in this subsection shall have the right to nominate the replacement director or replacement directors and, so long as the replacements are reasonably acceptable to the remaining board members, the full board will vote to fill the vacancy with such nominees; and

          (b)   Six of the resulting vacancies on the board of directors of Coastal will be filled by those six nominees designated by the board of directors of First Capital such that two nominees will fill Class I vacancies, two nominees will fill Class II vacancies, and two nominees will fill Class III vacancies. The nominees shall be Ron Anderson, Christina H. Bryan, Suellen Rodeffer Garner, Robert L. Peters, Michael G. Sanchez, and Edward E. Wilson. It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that if any of the directors set forth in this subsection cease to be a director prior to the date of the 2007 Coastal annual meeting of shareholders, a majority of the remaining directors set forth in this subsection shall have the right to nominate the replacement director or replacement directors and, so long as the replacements are reasonably acceptable to the remaining board members, the full board will vote to fill the vacancy with such nominees.

          (c)   It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that a majority of the directors set forth in Section 2.3(a) of this Agreement shall have the right to nominate two directors for the 2006 Coastal annual meeting of shareholders and a majority of the directors set forth in Section 2.3(b) of this Agreement shall have the right to nominate two directors for the 2006 Coastal annual meeting of shareholders, so long as the nominations are reasonably acceptable to the nominating committee;

          (d)   It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that following the Merger and at least through the day immediately preceding the 2007 Coastal annual meeting of shareholders, the Chairman of the Board of Coastal shall be elected by a vote of a majority of the directors of Coastal then in office, provided that in the case of a tie vote, the Chairman of the Board of Costal should be nominated by the directors set forth in Section 2.3(b) of this Agreement and, so long as the nominee is reasonably acceptable to the remaining board members, the full board will vote in favor of such nominee to serve as Chairman.

        2.4    Directors of Lowcountry and First National.    From and after the Effective Time, the current boards of directors of Lowcountry and First National shall remain intact except that each bank will increase its number of members by one and Michael G. Sanchez will be appointed to serve as a director of Lowcountry and Randolph C. Kohn will be appointed to serve as a director of First National.

        2.5    Officers.    From and after the Effective Time, the officers of Coastal, First Capital, Lowcountry, and First National shall be as follows:

    (a)
    Randolph C. Kohn, chief executive officer of Coastal and president and chief executive officer of Lowcountry;

    (b)
    Michael G. Sanchez, president of Coastal and president and chief executive officer of First National;

    (c)
    James L. Pate, III, chief financial officer of Coastal, Lowcountry, and First National; and

    (d)
    Timothy S. Ayers, chief operating officer of Coastal, Lowcountry, and First National.

ARTICLE 3
MANNER OF CONVERTING SHARES

        3.1    Conversion of Shares.    Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a)   Each share of Coastal Common Stock issued and outstanding immediately prior to the Effective Time excluding shares held by Coastal shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of the Agreement shall remain issued and outstanding from and after the Effective Time; and

          (b)   Subject to adjustment as outlined below and the conditions set forth herein, each share of First Capital Common Stock issued and outstanding at the Effective Time (excluding shares held by Coastal or any of its Subsidiaries or by First Capital, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by First Capital shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) shall be exchanged for 1.054 shares of Coastal Common Stock. The aggregate number of shares of Coastal Common Stock issuable pursuant to the immediately preceding sentence is sometimes hereinafter referred to as the "Merger Consideration."

          (c)   As of the Effective Time, each share of First Capital Common Stock as set forth in Section 3.1(b) of this Agreement shall cease to be outstanding and each holder of a certificate representing any such shares of First Capital Common Stock shall cease to have any rights with respect thereto, except the right to receive such holders' pro rata portion of the Merger Consideration and any cash in lieu of fractional shares of Coastal Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 4.1 of this Agreement, without interest.

        3.2    Anti-Dilution Provisions.    In the event First Capital or Coastal changes the number of shares of First Capital Common Stock or Coastal Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

        3.3    Shares Held by First Capital or Coastal.    Each of the shares of First Capital Common Stock held by First Capital or by any Coastal Companies, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

        3.4    Dissenting Shareholders.    Each holder of shares of First Capital Common Stock or Coastal Common Stock, as the case may be, shall be entitled to exercise dissenters' rights of appraisal in accordance with and as contemplated by Sections 607.1301 et seq. of the Florida Business Corporation Act and Sections 33-13-101 et seq. of the South Carolina Business Corporation Act of 1988. Any holder of shares of First Capital Common Stock or Coastal Common Stock, as the case may be, who perfects his dissenter's right of appraisal shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions set forth above and surrendered to the appropriate Party the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of First Capital fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Coastal shall issue and deliver the consideration, to which such holder of shares of the common stock of First Capital is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of First Coastal held by him. In the event that after the Effective Time a dissenting shareholder of Coastal fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Coastal shall not be obligated to take any action with respect to such holder.

        3.5    Fractional Shares.    Notwithstanding any other provision of this Agreement, each holder of shares of First Capital Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Coastal Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Coastal Common Stock multiplied by the market value of one share of Coastal Common Stock at the Effective Time. The market value of one share of Coastal Common Stock at the Effective Time shall be calculated based on the 10-day average closing price of Coastal Common Stock on the OTCBB immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

        3.6    Conversion of Stock Options and Stock Appreciation Rights.

          (a)   At the Effective Time, all rights with respect to First Capital Common Stock pursuant to stock options (the "First Capital Options") granted by First Capital under the First Capital Bank

  Holding Corporation 1999 Stock Incentive Plan (the "First Capital Option Plan"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Coastal Common Stock, and Coastal shall assume each First Capital Option in accordance with the terms of the First Capital Option Plan and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each First Capital Option assumed by Coastal may be exercised solely for shares of Coastal Common Stock, (ii) the number of shares of Coastal Common Stock subject to each First Capital Option shall be equal to the product of the number of shares of First Capital Common Stock subject to such First Capital Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such First Capital Option shall be adjusted by dividing the per share exercise price under each such First Capital Option by the Exchange Ratio and rounding down to the nearest cent. First Capital agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

          (b)   At the Effective Time, all interests with respect to stock appreciation rights (the "First Capital SARs") granted by First Capital under the First Capital Phantom Stock Appreciation Rights Plan (the "First Capital SAR Plan"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become interests with respect to Coastal Common Stock, and Coastal shall assume each First Capital SAR in accordance with the terms of the First Capital SAR Plan and phantom stock appreciation rights agreement by which it is evidenced. From and after the Effective Time, (i) the number of shares of Coastal Common Stock subject to each First Capital SAR shall be equal to the product of the number of shares of First Capital Common Stock subject to such First Capital SAR immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share fair market value under each such First Capital SAR (as defined in phantom stock appreciation rights agreement by which it is evidenced) shall be adjusted by dividing the per share fair market value under each such First Capital SAR by the Exchange Ratio and rounding down to the nearest cent. First Capital agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

          (c)   All restrictions or limitations on transfer with respect to First Capital Common Stock awarded under the First Capital Option Plan or any other plan, program, or arrangement of any First Capital Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Coastal Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

          (d)   Shares of Coastal Common Stock to be issued upon exercise of First Capital Options shall be the subject of a timely filed and effective Form S-8 registration statement covering such shares.

ARTICLE 4
EXCHANGE OF SHARES

        4.1    Exchange Procedures.    As soon as reasonably practicable after the Effective Time, Coastal's exchange agent shall mail to the former shareholders of First Capital appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of First Capital Common Stock shall pass, only upon proper delivery of such certificates to the exchange agent). After the Effective Time, each holder of shares of First Capital Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the exchange agent and shall as soon as reasonably practicable after surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of First Capital Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Coastal Common Stock to which such holder may be otherwise entitled (without interest). Coastal shall not be obligated to deliver the consideration to which any former holder of First Capital Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of First Capital Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of First Capital Common Stock so surrendered shall be duly endorsed as Coastal may require. Any other provision of this Agreement notwithstanding, Coastal shall not be liable to a holder of First Capital Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

        4.2    Rights of Former Shareholders.    At the Effective Time, the stock transfer books of First Capital shall be closed as to holders of First Capital Common Stock immediately prior to the Effective Time, and no transfer of First Capital Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of First Capital Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of First Capital shall be entitled to vote after the Effective Time at any meeting of Coastal shareholders the number of whole shares of Coastal Common Stock into which their respective shares of First Capital Common Stock are converted, regardless of whether such holders have exchanged their certificates representing First Capital Common Stock for certificates representing Coastal Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Coastal on the Coastal Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Coastal Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of First Capital Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such First Capital Common Stock certificate, both the Coastal Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF FIRST CAPITAL

        First Capital represents and warrants to Coastal, except as set forth in the First Capital Disclosure Letter, as follows:

        5.1    Organization, Standing, and Power.    First Capital is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida and is a bank holding company within the meaning of the BHC Act. First National is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States of America. Each of First Capital and First National has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of First Capital and First National is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. First National is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by First National are insured by the FDIC's Bank Insurance Fund to the maximum extent provided by law.

        5.2    Authority of First Capital; No Breach By Agreement.

        (a)   First Capital has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger by First Capital's shareholders in accordance with this Agreement and the Florida Business Corporation Act, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of First Capital, subject to the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of First Capital Common Stock. Subject to the Consents of Regulatory Authorities and shareholder approval, this Agreement represents a legal, valid, and binding obligation of First Capital, enforceable against First Capital in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b)   Neither the execution and delivery of this Agreement by First Capital, nor the consummation by First Capital and First National of the transactions contemplated hereby, nor compliance by First Capital and First National with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of First Capital's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Capital Company under, any Contract or Permit of any First Capital Company or, (iii) subject to receipt of the requisite Consents violate any Law or Order applicable to any First Capital Company or any of their respective Assets.

        (c)   No notice to, filing with, or Consent of any public body or authority is necessary for the consummation by First Capital of the Merger and the transaction contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Capital.

        5.3    Capital Stock.

        (a)   The authorized capital stock of First Capital consists only of 10,000,000 shares of First Capital Common Stock, of which 1,182,700 shares are issued and outstanding as of the date of this Agreement, 1,000,000 shares of preferred stock, none of which are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, 86,400 shares of First Capital Common Stock were reserved for issuance upon the exercise of issued and outstanding stock options under the First Capital Option Plan. All of the issued and outstanding shares of capital stock of First Capital are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of First Capital has been issued in violation of any preemptive rights of the current or past shareholders of First Capital.

        (b)   Except as specifically set forth in this Section, there are no shares of capital stock or other equity securities of First Capital outstanding and there are no outstanding options, warrants, scrip, stock appreciation rights, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of First Capital or contracts, commitments, understandings, or arrangements by which First Capital is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

        5.4    First Capital's Subsidiaries.

        (a)   The First Capital Disclosure Letter sets forth with respect to each First Capital Company its name, its jurisdiction of incorporation, First Capital's percentage ownership, the number of shares of stock owned or controlled by First Capital, and the name and number of shares held by any other person who owns any stock of the First Capital Company. First Capital owns of record and beneficially all the capital stock of each First Capital Company free and clear of any Liens. There are no contracts, commitments, agreements, or understandings relating to First Capital's right to vote or dispose of any equity securities of the First Capital Companies. First Capital's ownership interest in each First Capital Company is in compliance with all applicable laws, rules, and regulations relating to equity investments by bank holding companies or national banking associations.

        (b)   Each First Capital Company is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease, and operate its properties, and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary.

        (c)   The outstanding shares of capital stock of each First Capital Company have been validly authorized and are validly issued, fully paid, and nonassessable. No shares of capital stock of any First Capital Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock, or any other debt or equity security of any First Capital Company, and there are no contracts, commitments, agreements, or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any First Capital Company or options, warrants, or other rights with respect to such securities.

        5.5    Exchange Act Filings; Financial Statements.

        (a)   First Capital has timely filed and made available to Coastal all SEC Documents required to be filed by First Capital since December 31, 2000. The First Capital SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such First Capital SEC Documents or necessary in order to make the statements in such First Capital SEC Documents not misleading. First Capital has made available to Coastal all comment letters received by First Capital from the staffs of the SEC and the OCC and all responses to such comment letters by or on behalf of First Capital with respect to all filings under the Securities Laws. First Capital's principal executive officer and principal financial officer (and First Capital's former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to the First Capital SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither First Capital nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No First Capital Company is required to file any reports under the Exchange Act.

        (b)   Each of the First Capital Financial Statements (including, in each case, any related notes) contained in the First Capital SEC Documents, including any First Capital SEC Documents filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the Exchange Act, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB of the Exchange Act), and fairly presented the financial position of First Capital and each First Capital Company as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and were certified to the extent required by the Sarbanes-Oxley Act.

        (c)   First Capital's independent public accountants, which have expressed their opinion with respect to the First Capital Financial Statements included in the First Capital SEC Documents (including the related notes), are and have been throughout the periods covered by such First Capital Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) "independent" with respect to First Capital within the meaning of Regulation S-X and (z) with respect to First Capital, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 5.5 of the First Capital Disclosure Letter lists all non-audit services preformed by First Capital's independent public accountants for First Capital and each First Capital Company.

        (d)   First Capital maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning First Capital and each First Capital Company is made known on a timely basis to the individuals responsible for the preparation of the First Capital SEC Documents.

        5.6    Absence of Undisclosed Liabilities.    No First Capital Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any First Capital Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of First Capital as of December 31, 2004 included in the First Capital Financial Statements or reflected in the notes thereto. No First Capital Company has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Capital.

        5.7    Absence of Certain Changes or Events.    Since December 31, 2004, except as disclosed in the First Capital Financial Statements or as disclosed in the First Capital Disclosure Letter, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Capital, (ii) no First Capital Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of First Capital, and (iii) each First Capital Company has conducted its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

        5.8    Tax Matters.

        (a)   All Tax Returns required to be filed by or on behalf of any First Capital Company have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2004, and all returns filed are complete and accurate in all Material respects. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on First Capital, except as reserved against in the First Capital Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

        (b)   No First Capital Company has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any First Capital Company.

        (c)   Adequate provision for any Taxes due or to become due by any First Capital Company for the period or periods through and including the date of the respective First Capital Financial Statements has been made and is reflected on such First Capital Financial Statements.

        (d)   Each First Capital Company is in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Capital.

        (e)   No First Capital Company has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

        (f)    There are no Material Liens with respect to Taxes upon any of the Assets of any First Capital Company.

        (g)   There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any First Capital Company that occurred during or after any Taxable Period in which any First Capital Company incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2004.

        (h)   No First Capital Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

        (i)    No First Capital Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

        5.9    Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.    The Allowance shown on the consolidated balance sheets of First Capital included in the most recent First Capital Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of First Capital included in the First Capital Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of First National and other extensions of credit by First National as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on First Capital.

        5.10    Assets.

        (a)   Except as disclosed or reserved against in the First Capital Financial Statements delivered prior to the date of this Agreement, each First Capital Company has good and marketable fee title, free and clear of all Liens, to all of their respective Assets in the name of such First Capital Company. All tangible properties used in the businesses of each First Capital Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each First Capital Company's past practices.

        (b)   All Assets which are material to First Capital's business, held under leases or subleases by any of the First Capital Companies, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

        (c)   Each First Capital Company currently maintains insurance, including bankers' blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the First Capital Companies has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) that similar coverage will be denied or limited or not extended or renewed with respect to any First Capital Company, any act or occurrence, or that any Asset, officer, director, employee, or agent of any First Capital will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any First Capital Company under such policies. First Capital has made no claims, and no claims are contemplated to be made, under its directors' and officers' errors and omissions or other insurance or bankers' blanket bond.

        (d)   The Assets of the First Capital Companies include all Assets required to operate the business of the First Capital Companies as presently conducted.

        5.11    Intellectual Property.    Each First Capital Company owns or has a license to use all of the Intellectual Property used by such First Capital Company in the course of its business, including sufficient rights in each copy possessed by each First Capital Company. Each First Capital Company is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such First Capital Company in connection with such First Capital Company's business operations, and such First Capital Company has the right to convey by sale or license any Intellectual Property so conveyed. No First Capital Company is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, which challenge the rights of any First Capital Company with respect to Intellectual Property used, sold or licensed by such First Capital Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the First Capital Companies does not infringe any Intellectual Property of any other person. No First Capital Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property.

No officer, director or employee of any First Capital Company is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any First Capital Company.

        5.12    Environmental Matters.

        (a)   The First Capital Companies and their respective Participation Facilities and Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the First Capital Companies.

        (b)   There is no Litigation pending or overtly threatened before any court, governmental agency, board, authority, or other forum in which the First Capital Companies or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased, or operated by the First Capital Companies or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on the First Capital Companies.

        (c)   There is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on the First Capital Companies.

        (d)   During the period of (i) the First Capital Companies' ownership or operation of any of their respective current properties, (ii) the First Capital Companies' participation in the management of any Participation Facility or (iii) the First Capital Companies' holding of a security interest in a Loan Property, there have been no Releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property.

        5.13    Compliance with Laws.

        (a)   First Capital is a bank holding company duly registered and in good standing as such with the Federal Reserve and the Florida Department of Financial Services. First National is a member in good standing of the Federal Reserve System and the FDIC.

        (b)   Compliance with Permits, Laws and Orders.

            (i)  Each First Capital Company has in effect all Permits and has made all filings, applications, and registrations with Regulatory Authorities that are material and required for it to own, lease, or operate its material assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

           (ii)  No First Capital Company is in Default under any Laws or Orders applicable to its business or employees conducting its business.

          (iii)  No First Capital Company has received any notification or communication from any Regulatory Authority, (A) asserting any First Capital Company is in Default under any of the Permits, Laws or Orders which such Regulatory Authority enforces, (B) threatening to revoke any Permits, or (C) requiring any First Capital Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its management.

          (iv)  There (A) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of any First Capital Company, (B) and no notices or correspondence received by any First Capital Company with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to any First Capital Company's business, operations, policies, or procedures since December 31, 2004, and (C) is not any pending or, to its Knowledge, threatened, nor has any Regulatory Authority indicated an intention to conduct any, investigation or review of it or any of the First Capital Companies.

           (v)  No First Capital Company nor any of its directors, officers, employees, or representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Regulatory Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

          (vi)  Each First Capital Company has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each First Capital Company has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 21.11.

        5.14    Labor Relations.    No First Capital Company is the subject of any Litigation asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel any First Capital Company to bargain with any labor organization as to wages or conditions of employment, nor is any First Capital Company a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or to their respective Knowledge threatened, nor to their respective Knowledge, is there any activity involving any First Capital Companies' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        5.15    Employee Benefit Plans.

        (a)   The First Capital Companies have Previously Disclosed, and delivered or made available to Coastal prior to the execution of this Agreement, correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any First Capital Companies or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such persons are eligible to participate (collectively, the "First Capital Benefit Plans" and each, a "First Capital Benefit Plan"). Any of the First Capital Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "First Capital ERISA Plan." No First Capital Benefit Plan is or has been a "multi-employer plan" (within the meaning of Section 3(37) of ERISA). The First Capital Companies do not participate in or have any liability arising in relation to a multi-employer plan (within the meaning of Section 3(37) of ERISA), a multiple employer plan, or a plan which is subject to Code Section 412 or Title IV of ERISA.

        (b)   The First Capital Companies have delivered or made available to Coastal prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such First Capital Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such First Capital Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 2002, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any First Capital Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

        (c)   All First Capital Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Capital. Each First Capital ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code is the subject of a favorable determination letter or opinion letter from the IRS, and no First Capital Company is aware of any circumstances likely to reasonably result in revocation of any such letter or failure of a First Capital ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No First Capital Company has engaged in a transaction with respect to any First Capital Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date hereof, would subject any First Capital Company to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any First Capital Company.

        (d)   Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, no First Capital Company has any obligations to provide health or life benefits under any of the First Capital Benefit Plans to former employees, and there are no restrictions on the rights of First Capital to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on the First Capital Companies.

        (e)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any officer, director, or any employee of the First Capital Companies from the First Capital Companies under any First Capital Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Capital Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the First Capital Companies.

        (f)    The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of the First Capital Companies and its respective beneficiaries, have been fully reflected on the First Capital Financial Statements to the extent required by and in accordance with GAAP.

        5.16    Material Contracts.    Except as reflected in the First Capital Financial Statements, no First Capital Company nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any First Capital Company or the guarantee by any First Capital Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto would be required to be filed as an exhibit to a First Capital Regulatory Report filed by First Capital with any Regulatory Authority as of the date of this Agreement that has not been filed by First Capital with any Regulatory Authority as an exhibit to any First Capital Regulatory Report for the fiscal year ended December 31, 2004 (together with all Contracts referred to in Sections 5.10 and 5.15(a) of this Agreement, the "First Capital Contracts"). With respect to each First Capital Contract, (i) the Contract is in full force and effect, (ii) no First Capital Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the First Capital Companies, (iii) no First Capital Company has repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of the First Capital Companies, in Default in any respect, or has repudiated or waived any Material provision thereunder. All of the indebtedness of the First Capital Companies for money borrowed is prepayable at any time by the First Capital Companies without penalty or premium.

        5.17    Privacy of Customer Information.

        (a)   Each First Capital Company is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person ("IIPI") relating to customers, former customers, and prospective customers that will be transferred to Coastal and the Coastal Companies pursuant to this Agreement.

        (b)   Each First Capital Company's collection and use of such IIPI, the transfer of such IIPI to Coastal and the Coastal Companies, and the use of such IIPI by the Coastal Companies as contemplated by this Agreement complies with First Capital's privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Contract and industry standard relating to privacy.

        5.18    Legal Proceedings.    There is no Litigation instituted or pending or overtly threatened against any First Capital Company, or against any Asset, interest or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against the First Capital Companies.

        5.19    Loans to Executive Officers and Directors.    First Capital has not, since December 31, 2004, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of First Capital, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O. First Capital has Previously Disclosed any loan or extension of credit maintained by First Capital to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

        5.20    Regulatory Matters.    No First Capital Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section.

        5.21    State Takeover Laws.    The First Capital Companies have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other state takeover Law.

        5.22    Brokers and Finders; Opinion of Financial Advisor.    Except for First Capital Financial Advisor and the Transaction Financial Advisor, neither First Capital nor its subsidiaries, or any of their respective officers, directors, employees, or representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder's or other fees in connection with this Agreement or the transactions contemplated hereby. First Capital has received from the First Capital Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of First Capital from a financial point of view.

        5.23    Statements True and Correct.    No statement, certificate, instrument, or other writing furnished or to be furnished by the First Capital Companies or any Affiliate thereof to Coastal pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the First Capital Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by Coastal with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the First Capital Companies or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to the First Capital Companies' shareholders and Coastal shareholders in connection with the First Capital Meeting and the Coastal Meeting, respectively, and any other documents to be filed by any First Capital Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of the First Capital Companies and Coastal be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the First Capital Meeting and the Coastal Meeting be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either of such shareholders' meetings. All documents any First Capital Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

        5.24    Articles of Incorporation Provisions.    The First Capital Companies have taken all actions so that the entering into of this Agreement and the consummation of the Merger contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of the First Capital Companies (other than voting, dissenters' rights of appraisal, or other similar rights) or restrict or impair the ability of Coastal or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the First Capital Common Stock that may be acquired or controlled by it.

        5.25    Delivery of First Capital Disclosure Letter.    First Capital has delivered to Coastal a complete First Capital Disclosure Letter.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF COASTAL

        Coastal represents and warrants to First Capital, except as set forth in the Coastal Disclosure Letter, as follows:

        6.1    Organization, Standing, and Power.    Coastal is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina and is a bank holding company within the meaning of the BHC Act. Lowcountry is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States of America. Each of Coastal and Lowcountry has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Each of Coastal and Lowcountry is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed. Lowcountry is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits held by Lowcountry are insured by the FDIC's Bank Insurance Fund to the maximum extent provided by law.

        6.2    Authority of Coastal; No Breach By Agreement.

        (a)   Coastal has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of the Merger by Coastal's shareholders in accordance with this Agreement and the South Carolina Business Corporation Act of 1988, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Coastal, subject to the approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Coastal Common Stock. Subject to the Consents of Regulatory Authorities and shareholder approval, this Agreement represents a legal, valid, and binding obligation of Coastal, enforceable against Coastal in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

        (b)   Neither the execution and delivery of this Agreement by Coastal, nor the consummation by Coastal and Lowcountry of the transactions contemplated hereby, nor compliance by Coastal and Lowcountry with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Coastal's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Coastal Company under, any Contract or Permit of any Coastal Company or, (iii) subject to receipt of the requisite Consents violate any Law or Order applicable to any Coastal Company or any of their respective Assets.

        (c)   No notice to, filing with, or Consent of any public body or authority is necessary for the consummation by Coastal of the Merger and the transaction contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Coastal.

        6.3    Capital Stock.

        (a)   The authorized capital stock of Coastal consists only of 10,000,000 shares of Coastal Common Stock, of which 1,010,379 shares are issued and outstanding as of the date of this Agreement, 10,000,000 shares of preferred stock, none of which are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, 117,571 shares of Coastal Common Stock were reserved for issuance upon the exercise of issued and outstanding stock options under the Coastal Option Plan. As of the date of this Agreement, warrants to purchase 190,050 shares of Coastal Common Stock were issued and outstanding. All of the issued and outstanding shares of capital stock of Coastal are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Coastal has been issued in violation of any preemptive rights of the current or past shareholders of Coastal.

        (b)   Except as specifically set forth in this Section, there are no shares of capital stock or other equity securities of Coastal outstanding and there are no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Coastal or contracts, commitments, understandings, or arrangements by which Coastal is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

        6.4    Coastal's Subsidiaries.

        (a)   The Coastal Disclosure Letter sets forth with respect to each Coastal Company its name, its jurisdiction of incorporation, Coastal's percentage ownership, the number of shares of stock owned or controlled by Coastal, and the name and number of shares held by any other person who owns any stock of the Coastal Company. Coastal owns of record and beneficially all the capital stock of each Coastal Company free and clear of any Liens. There are no contracts, commitments, agreements, or understandings relating to Coastal's right to vote or dispose of any equity securities of the Coastal Companies. Coastal's ownership interest in each Coastal Company is in compliance with all applicable laws, rules, and regulations relating to equity investments by bank holding companies or national banking associations.

        (b)   Each Coastal Company is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease, and operate its properties, and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary.

        (c)   The outstanding shares of capital stock of each Coastal Company have been validly authorized and are validly issued, fully paid, and nonassessable. No shares of capital stock of any Coastal Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock, or any other debt or equity security of any Coastal Company, and there are no contracts, commitments, agreements, or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Coastal Company or options, warrants, or other rights with respect to such securities.

        6.5    Exchange Act Filings; Financial Statements.

        (a)   Coastal has timely filed and made available to Coastal all SEC Documents required to be filed by Coastal since December 31, 2000. The Coastal SEC Documents (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Coastal SEC Documents or necessary in order to make the statements in such Coastal SEC Documents not misleading. Coastal has made available to First Capital all comment letters received by Coastal from the staffs of the SEC and the OCC and all responses to such comment letters by or on behalf of Coastal with respect to all filings under the Securities Laws. Coastal's principal executive officer and principal financial officer (and Coastal's former principal executive officers and principal financial officers, as applicable) have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the Exchange Act thereunder with respect to the Coastal SEC Documents. For purposes of the preceding sentence, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Coastal nor any of its officers has received notice from any Regulatory Authority questioning or challenging the accuracy, completeness, content, form, or manner of filing or submission of such certifications. No Coastal Company is required to file any reports under the Exchange Act.

        (b)   Each of the Coastal Financial Statements (including, in each case, any related notes) contained in the Coastal SEC Documents, including any Coastal SEC Documents filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the Exchange Act, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-QSB of the Exchange Act), and fairly presented the financial position of Coastal and each Coastal Company as at the respective dates and the results of operations and cash flows for the periods indicated, including the fair values of the assets and liabilities shown therein except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and were certified to the extent required by the Sarbanes-Oxley Act.

        (c)   Coastal's independent public accountants, which have expressed their opinion with respect to the Coastal Financial Statements included in the Coastal SEC Documents (including the related notes), are and have been throughout the periods covered by such Coastal Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) "independent" with respect to Coastal within the meaning of Regulation S-X and (z) with respect to Coastal, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related Securities Laws. Section 6.5 of the Coastal Disclosure Letter lists all non-audit services preformed by Coastal's independent public accountants for Coastal and each Coastal Company.

        (d)   Coastal maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Coastal and each Coastal Company is made known on a timely basis to the individuals responsible for the preparation of the Coastal SEC Documents.

        6.6    Absence of Undisclosed Liabilities.    No Coastal Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Coastal Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Coastal as of December 31, 2004 included in the Coastal Financial Statements or reflected in the notes thereto. No Coastal Company has incurred or paid any Liability since December 31, 2004, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Coastal.

        6.7    Absence of Certain Changes or Events.    Since December 31, 2004, except as disclosed in the Coastal Financial Statements or as disclosed in the Coastal Disclosure Letter, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Coastal, (ii) no Coastal Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Coastal, and (iii) each Coastal Company has conducted its respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

        6.8    Tax Matters.

        (a)   All Tax Returns required to be filed by or on behalf of any Coastal Company have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 2004, and all returns filed are complete and accurate in all Material respects. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit, examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Coastal, except as reserved against in the Coastal Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

        (b)   No Coastal Company has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any Coastal Company.

        (c)   Adequate provision for any Taxes due or to become due by any Coastal Company for the period or periods through and including the date of the respective Coastal Financial Statements has been made and is reflected on such Coastal Financial Statements.

        (d)   Each Coastal Company is in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Coastal.

        (e)   No Coastal Company has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

        (f)    There are no Material Liens with respect to Taxes upon any of the Assets of any Coastal Company.

        (g)   There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of any Coastal Company that occurred during or after any Taxable Period in which any Coastal Company incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2004.

        (h)   No Coastal Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

        (i)    No Coastal Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

        6.9    Allowance for Possible Loan Losses; Loan and Investment Portfolio, etc.    The Allowance shown on the consolidated balance sheets of Coastal included in the most recent Coastal Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Coastal included in the Coastal Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Coastal and other extensions of credit by Coastal as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Coastal.

        6.10    Assets.

        (a)   Except as disclosed or reserved against in the Coastal Financial Statements delivered prior to the date of this Agreement, each Coastal Company has good and marketable fee title, free and clear of all Liens, to all of their respective Assets in the name of such Coastal Company. All tangible properties used in the businesses of each Coastal Company are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each Coastal Company's past practices.

        (b)   All Assets which are material to Coastal's business, held under leases or subleases by any of the Coastal Companies, are held under valid Contracts enforceable in accordance with their respective terms, and each such Contract is in full force and effect.

        (c)   Each Coastal Company currently maintains insurance, including bankers' blanket bonds, with insurers of recognized financial responsibility, similar in amounts, scope, and coverage to that maintained by other peer organizations. None of the Coastal Companies has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased, or (iii) that similar coverage will be denied or limited or not extended or renewed with respect to any Coastal Company, any act or occurrence, or that any Asset, officer, director, employee, or agent of any Coastal will not be covered by such insurance or bond. There are presently no claims for amounts exceeding $25,000 individually or in the aggregate pending under such policies of insurance or bonds, and no notices of claims in excess of such amounts have been given by any Coastal Company under such policies. Coastal has made no claims, and no claims are contemplated to be made, under its directors' and officers' errors and omissions or other insurance or bankers' blanket bond.

        (d)   The Assets of the Coastal Companies include all Assets required to operate the business of the Coastal Companies as presently conducted.

        6.11    Intellectual Property.    Each Coastal Company owns or has a license to use all of the Intellectual Property used by such Coastal Company in the course of its business, including sufficient rights in each copy possessed by each Coastal Company. Each Coastal Company is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such Coastal Company in connection with such Coastal Company's business operations, and such Coastal Company has the right to convey by sale or license any Intellectual Property so conveyed. No Coastal Company is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or overtly threatened, which challenge the rights of any Coastal Company with respect to Intellectual Property used, sold or licensed by such Coastal Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Coastal Companies does not infringe any Intellectual Property of any other person. No Coastal Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. No officer, director or employee of any Coastal Company is party to any confidentiality, nonsolicitation, noncompetition, or other Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any Coastal Company.

        6.12    Environmental Matters.

        (a)   The Coastal Companies and their respective Participation Facilities and Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Coastal Companies.

        (b)   There is no Litigation pending or overtly threatened before any court, governmental agency, board, authority, or other forum in which the Coastal Companies or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased, or operated by the Coastal Companies or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Coastal Companies.

        (c)   There is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on the Coastal Companies.

        (d)   During the period of (i) the Coastal Companies' ownership or operation of any of their respective current properties, (ii) the Coastal Companies' participation in the management of any Participation Facility or (iii) the Coastal Companies' holding of a security interest in a Loan Property, there have been no Releases of Hazardous Material in, on, under, or affecting any Participation Facility or Loan Property.

        6.13    Compliance with Laws.

        (a)   Coastal is a bank holding company duly registered and in good standing as such with the Federal Reserve and the South Carolina Board of Financial Institutions. Lowcountry is a member in good standing of the Federal Reserve System and the FDIC.

        (b)   Compliance with Permits, Laws and Orders.

            (i)  Each Coastal Company has in effect all Permits and has made all filings, applications, and registrations with Regulatory Authorities that are material and required for it to own, lease, or operate its material assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit applicable to their respective businesses or employees conducting their respective businesses.

           (ii)  No Coastal Company is in Default under any Laws or Orders applicable to its business or employees conducting its business.

          (iii)  No Coastal Company has received any notification or communication from any Regulatory Authority, (A) asserting any Coastal Company is in Default under any of the Permits, Laws or Orders which such Regulatory Authority enforces, (B) threatening to revoke any Permits, or (C) requiring any Coastal Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any resolution of its board of directors or similar undertaking, which restricts materially the conduct of its business, or in any material manner relates to its management.

          (iv)  There (A) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations or inspections of any Coastal

  Company, (B) and no notices or correspondence received by any Coastal Company with respect to formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to any Coastal Company's business, operations, policies, or procedures since December 31, 2004, and (C) is not any pending or, to its Knowledge, threatened, nor has any Regulatory Authority indicated an intention to conduct any, investigation or review of it or any of the Coastal Companies.

           (v)  No Coastal Company nor any of its directors, officers, employees, or representatives acting on its behalf has offered, paid, or agreed to pay any Person, including any Regulatory Authority, directly or indirectly, any thing of value for the purpose of, or with the intent of obtaining or retaining any business in violation of applicable Laws, including (1) using any corporate funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity, (2) making any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (3) violating any provision of the Foreign Corrupt Practices Act of 1977, or (4) making any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

          (vi)  Each Coastal Company has complied in all material respects with all requirements of Law under the Bank Secrecy Act and the USA Patriot Act, and each Coastal Company has timely filed all reports of suspicious activity, including those required under 12 C.F.R. § 21.11.

        6.14    Labor Relations.    No Coastal Company is the subject of any Litigation asserting that any of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel any Coastal Company to bargain with any labor organization as to wages or conditions of employment, nor is any Coastal Company a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or to their respective Knowledge threatened, nor to their respective Knowledge, is there any activity involving any Coastal Companies' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

        6.15    Employee Benefit Plans.

        (a)   The Coastal Companies have Previously Disclosed, and delivered or made available to First Capital prior to the execution of this Agreement, correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Coastal Companies or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which such persons are eligible to participate (collectively, the "Coastal Benefit Plans" and each, a "Coastal Benefit Plan"). Any of the Coastal Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Coastal Capital ERISA Plan." No Coastal Benefit Plan is or has been a "multi-employer plan" (within the meaning of Section 3(37) of ERISA). The Coastal Companies do not participate in or have any liability arising in relation to a multi-employer plan (within the meaning of Section 3(37) of ERISA), a multiple employer plan, or a plan which is subject to Code Section 412 or Title IV of ERISA.

        (b)   The Coastal Companies have delivered or made available to First Capital prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Coastal Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Coastal Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 2002, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Coastal Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

        (c)   All Coastal Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Coastal. Each Coastal ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code is the subject of a favorable determination letter or opinion letter from the IRS, and no Coastal Company is aware of any circumstances likely to reasonably result in revocation of any such letter or failure of a Coastal ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. No Coastal Company has engaged in a transaction with respect to any Coastal Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date hereof, would subject any Coastal Company to a Material Tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Coastal Company.

        (d)   Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, no Coastal Company has any obligations to provide health or life benefits under any of the Coastal Benefit Plans to former employees, and there are no restrictions on the rights of Coastal to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on the Coastal Companies.

        (e)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby solely as a result of such actions, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any officer, director, or any employee of the Coastal Companies from the Coastal Companies under any Coastal Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Coastal Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Coastal Companies.

        (f)    The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of directors and employees and former directors and employees of the Coastal Companies and its respective beneficiaries, have been fully reflected on the Coastal Financial Statements to the extent required by and in accordance with GAAP.

        6.16    Material Contracts.    Except as reflected in the Coastal Financial Statements, no Coastal Company nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Coastal Company or the guarantee by any Coastal Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, letters of credit, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto would be required to be filed as an exhibit to a Coastal Regulatory Report filed by Coastal with any Regulatory Authority as of the date of this

Agreement that has not been filed by Coastal with any Regulatory Authority as an exhibit to any Coastal Regulatory Report for the fiscal year ended December 31, 2004 (together with all Contracts referred to in Sections 5.10 and 5.15(a) of this Agreement, the "Coastal Contracts"). With respect to each Coastal Contract, (i) the Contract is in full force and effect, (ii) no Coastal Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Coastal Companies, (iii) no Coastal Company has repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of the Coastal Companies, in Default in any respect, or has repudiated or waived any Material provision thereunder. All of the indebtedness of the Coastal Companies for money borrowed is prepayable at any time by the Coastal Companies without penalty or premium.

        6.17    Privacy of Customer Information.

        (a)   Each Coastal Company is the sole owner of all individually identifiable personal information relating to identifiable or identified natural person ("IIPI") relating to customers, former customers, and prospective customers that will be transferred to Coastal and the Coastal Companies pursuant to this Agreement.

        (b)   Each Coastal Company's collection and use of such IIPI, the transfer of such IIPI to Coastal and the Coastal Companies, and the use of such IIPI by the Coastal Companies as contemplated by this Agreement complies with Coastal's privacy policy, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and all other applicable privacy Laws, and any Contract and industry standard relating to privacy.

        6.18    Legal Proceedings.    There is no Litigation instituted or pending or overtly threatened against any Coastal Company, or against any Asset, interest or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against the Coastal Companies.

        6.19    Loans to Executive Officers and Directors.    Coastal has not, since December 31, 2004, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Coastal, except as permitted by Section 13(k) of the Exchange Act and Federal Reserve Regulation O. Coastal has Previously Disclosed any loan or extension of credit maintained by Coastal to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

        6.20    Regulatory Matters.    No Coastal Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section.

        6.21    State Takeover Laws.    The Coastal Companies have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other state takeover Law.

        6.22    Brokers and Finders; Opinion of Financial Advisor.    Except for Coastal Financial Advisor and the Transaction Financial Advisor, neither Coastal nor its subsidiaries, or any of their respective officers, directors, employees, or representatives, has employed any broker, finder, or investment banker or incurred any Liability for any financial advisory fees, investment bankers fees, brokerage fees, commissions, or finder's or other fees in connection with this Agreement or the transactions contemplated hereby. Coastal has received from the Coastal Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of Coastal from a financial point of view.

        6.23    Statements True and Correct.    No statement, certificate, instrument, or other writing furnished or to be furnished by the Coastal Companies or any Affiliate thereof to First Capital pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Coastal Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by Coastal with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by the Coastal Companies or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to the First Capital Companies' shareholders and Coastal shareholders in connection with the First Capital Meeting and the Coastal Meeting, respectively, and any other documents to be filed by any Coastal Capital Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of the First Capital Companies and Coastal be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the First Capital Meeting and the Coastal Meeting be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for either of such shareholders' meetings. All documents any Coastal Capital Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

        6.24    Articles of Incorporation Provisions.    The Coastal Companies have taken all actions so that the entering into of this Agreement and the consummation of the Merger contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of the Coastal Companies (other than voting, dissenters' rights of appraisal, or other similar rights) or restrict or impair the ability of Coastal or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Coastal Common Stock that may be acquired or controlled by it.

        6.25    Delivery of Coastal Disclosure Letter.    Coastal has delivered to First Capital a complete Coastal Disclosure Letter.

ARTICLE 7
CONDUCT OF BUSINESS PENDING CONSUMMATION

        7.1    Affirmative Covenants of First Capital.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of Coastal shall have been obtained, and except as otherwise contemplated herein, First Capital agrees: (i) to operate its business and cause any First Capital Company to operate its business in the usual, regular, and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

        7.2    Negative Covenants of First Capital.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, First Capital covenants and agrees that First Capital will cause each First Capital Company not to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of Coastal, which consent shall not be unreasonably withheld:

        (a)   amend the Articles of Incorporation, Bylaws, or other governing instruments of First Capital or the Articles of Association, Bylaws, or other governing instruments of any First Capital Company; or

        (b)   incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of any First Capital Company consistent with past practices (which shall include creation of deposit liabilities, advances from the Federal Reserve Bank or Federal Home Loan Bank, purchases of federal funds, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of any First Capital Company held by the First Capital Companies of any Lien or permit any such Lien to exist; or

        (c)   repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any First Capital Company, or declare or pay any dividend or make any other distribution in respect of any First Capital Company capital stock; or

        (d)   except for this Agreement and except for the issuance of First Capital Common Stock pursuant to the exercise of options or warrants outstanding prior to the date of this Agreement, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of First Capital Common Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock; or

        (e)   adjust, split, combine, or reclassify any capital stock of First Capital or issue or authorize the issuance of any other securities in respect of or in substitution for shares of either First Capital Common Stock or First National Bank's common stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

        (f)    acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by First Capital in its fiduciary capacity; or

        (g)   except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of 15 years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than any First Capital Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

        (h)   except as contemplated by this Agreement, grant any increase in compensation or benefits to the employees or officers of any First Capital Company (including such discretionary increases as may be contemplated by existing employment agreements) exceeding 5% or $10,000, whichever is greater, individually or in the aggregate on an annual basis, pay any bonus, enter into or amend any severance agreements with officers of any First Capital Company, or grant any increase in fees or other increases in compensation or other benefits to directors of any First Capital Company except in accordance with past practice Previously Disclosed; or

        (i)    except as contemplated by this Agreement, enter into or amend any employment Contract between any First Capital Company and any Person (unless such amendment is required by Law) that any First Capital Company, as the case may be, does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

        (j)    adopt any new employee benefit plan of any First Capital Company or make any Material change in or to any existing employee benefit plans of any First Capital Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

        (k)   make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

        (l)    commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any First Capital Company for money damages in excess of $25,000 or Material restrictions upon the operations of any First Capital Company; or

        (m)  except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims; or

        (n)   make any loan or extension of credit to any borrower of any First Capital Company in excess of an aggregate of $2.0 million, unless the amount in excess of $2.0 million is participated to another bank without recourse; or

        (o)   make any Material election with respect to Taxes.

        7.3    Affirmative Covenants of Coastal.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of First Capital shall have been obtained, and except as otherwise contemplated herein, Coastal agrees: (i) to operate its business and cause any Coastal Company to operate its business in the usual, regular, and ordinary course; (ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

        7.4    Negative Covenants of Coastal.    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Coastal covenants and agrees that any Coastal

Company will not do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of First Capital which consent shall not be unreasonably withheld:

        (a)   amend the Articles of Incorporation, Bylaws, or other governing instruments of Coastal or the Articles of Association, Bylaws, or other governing instruments of any Coastal Company; or

        (b)   incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of any Coastal Company consistent with past practices (which shall include creation of deposit liabilities, advances from the Federal Reserve Bank or Federal Home Loan Bank, purchases of federal funds, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of any Coastal Company held by Coastal of any Lien or permit any such Lien to exist; or

        (c)   repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Coastal, or declare or pay any dividend or make any other distribution in respect of Coastal capital stock; or

        (d)   except for this Agreement and except for this Agreement and except for the issuance of Coastal Common Stock pursuant to the exercise of options or warrants outstanding prior to the date of this Agreement, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Coastal Common Stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock; or

        (e)   adjust, split, combine, or reclassify any capital stock of Coastal or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Coastal Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

        (f)    acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Coastal in its fiduciary capacity; or

        (g)   except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of 15 years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than any Coastal Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii)acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

        (h)   except as contemplated by this Agreement, grant any increase in compensation or benefits to the employees or officers of any Coastal Company (including such discretionary increases as may be contemplated by existing employment agreements) exceeding 5% or $10,000, whichever is greater individually or in the aggregate on an annual basis, pay any bonus, enter into or amend any severance agreements with officers of any Coastal Company, or grant any increase in fees or other increases in compensation or other benefits to directors of any Coastal Company except in accordance with past practice Previously Disclosed; or

        (i)    except as contemplated by this Agreement, enter into or amend any employment Contract between any Coastal Company and any Person (unless such amendment is required by Law) that any Coastal Company, as the case may be, does not have the unconditional right to terminate without

Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

        (j)    adopt any new employee benefit plan of any Coastal Company or make any Material change in or to any existing employee benefit plans of any Coastal Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

        (k)   make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

        (l)    commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Coastal Company for money damages in excess of $25,000 or Material restrictions upon the operations of any Coastal Company; or

        (m)  except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims; or

        (n)   make any loan or extension of credit to any borrower of any Coastal Company in excess of an aggregate of $2.0 million, unless the amount in excess of $2.0 million is participated to another bank without recourse; or

        (o)   make any Material election with respect to Taxes.

        7.5    Adverse Changes in Condition.    Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

        7.6    Reports.    Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring period-end adjustments that are not Material). As of their respective dates, such reports filed with the Regulatory Authorities will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

ARTICLE 8
ADDITIONAL AGREEMENTS

        8.1    Shareholder Approvals.    Each of Coastal and First Capital shall take, in accordance with applicable Law and its respective Articles of Incorporation and Bylaws, all action necessary to convene, respectively, the Coastal Meeting to consider and vote upon the issuance of the shares of Coastal Common Stock to be issued in the Merger and any other matters required to be approved by Coastal shareholders for consummation of the Merger and the First Capital Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by First Capital shareholders for consummation of the Merger, as promptly as practicable after the Registration

Statement is declared effective. The board of directors of each of Coastal and First Capital shall (subject to compliance with their fiduciary duties as advised by counsel) unanimously recommend such approval to their respective shareholders, and the board of directors of each of Coastal and First Capital (subject to compliance with their fiduciary duties as advised by counsel) shall use their best efforts to obtain such approval by their respective shareholders.

        8.2    Registration Statement.

        (a)   Each of Coastal and First Capital agrees to cooperate in the preparation of a Registration Statement on Form S-4 to be filed by Coastal with the SEC in connection with the issuance of Coastal Common Stock in the Merger (including the Joint Proxy Statement and all related documents). Provided First Capital has cooperated as required above, Coastal agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 60 days after the date of this Agreement. Each of First Capital and Coastal agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as reasonably practicable after filing thereof. Coastal also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. First Capital agrees to furnish Coastal all information concerning First Capital, First National, and their respective officers, directors, and shareholders as may be reasonably requested in connection with the foregoing. As a result of the registration of the Coastal Common Stock pursuant to the Registration Statement, such stock shall be freely tradable by the shareholders of First Capital except to the extent that the transfer of any shares of Coastal Common Stock received by shareholders of First Capital is subject to the provisions of Rule 145 under the Securities Act or restricted under Tax rules. First Capital and its counsel shall have a reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

        (b)   Each of First Capital and Coastal agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to First Capital shareholders and the Coastal shareholders and at the time of the First Capital Meeting and the Coastal Meeting, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any Material fact, or which will omit to state any Material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of First Capital and Coastal further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any Material fact, or to omit to state any Material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Joint Proxy Statement.

        (c)   In the case of Coastal, Coastal will advise First Capital, promptly after Coastal receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the Coastal Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        (d)   Nothing in this Section 8.2 or elsewhere in this Agreement shall prohibit accurate disclosure by First Capital of information that is required to be disclosed in the Registration Statement of the

Joint Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or the regulations and rules of the NASD.

        8.3    Applications.    Coastal shall promptly prepare and file, and the First Capital Companies shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Coastal shall permit the First Capital Companies to review (and approve with respect to information relating to the First Capital Companies) such applications prior to filing same.

        8.4    Filings with State Offices.    Upon the terms and subject to the conditions of this Agreement, the Parties shall execute and file the Articles of Merger with the Department of State of the State of Florida and the Secretary of State of the State of South Carolina in connection with the Closing.

        8.5    Agreement as to Efforts to Consummate.    Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper, or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by Coastal in connection with the Coastal Common Stock to be issued in the Merger), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

        8.6    Investigation and Confidentiality.

        (a)   Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

        (b)   Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by any other Party concerning its and its Subsidiaries' businesses, operations, and financial condition except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

        (c)   Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

        (d)   Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information, or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

        (e)   Notwithstanding Section 8.6(b) or any other written or oral understanding or agreement to which the Parties are parties or by which they are bound, the Parties acknowledge and agree that any obligations of confidentiality contained herein and therein that relate to the tax treatment and tax structure of the Merger (and any related transaction or arrangements) have not applied from the commencement of discussions between the Parties and will not hereafter apply to the Parties; and each Party (and each of its employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, however, that each Party recognizes that the other Party has a right to maintain, in its sole discretion, any privilege that would protect the confidentiality of a communication relating to the Merger, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code and that such privilege is not intended to be affected by the foregoing. These principles are meant to be interpreted so as to prevent the Merger from being treated as offered under "conditions of confidentiality" within the meaning the Treasury Regulations promulgated under Internal Revenue Code Sections 6011 and 6111(d)(2).

        8.7    Press Releases.    Prior to the Effective Time, First Capital and Coastal shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

        8.8    Certain Actions.    Except with respect to this Agreement and the transactions contemplated hereby, neither Party nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, the "Representatives") retained by such Party shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal by any Person, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Except to the extent necessary to comply with the fiduciary duties of such Party's board of directors as determined by such Party's board of directors after consulting with and considering the advice of counsel, neither Party nor any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but any Party may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel; provided that such Party shall promptly advise the other Party verbally and in writing following the receipt of any Acquisition Proposal and the Material details thereof. Each Party shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

        8.9    Tax Treatment.    Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

        8.10    Agreement of Affiliates.    First Capital has Previously Disclosed all Persons whom it reasonably believes is an "affiliate" of First Capital for purposes of Rule 145 under the 1933 Act. First Capital shall use its reasonable efforts to cause each such Person to deliver to Coastal not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of First Capital Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Coastal Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and Coastal shall be entitled to place restrictive legends upon certificates for shares of Coastal Common Stock issued to affiliates of First Capital pursuant to this Agreement to enforce the provisions of this Section 8.10). Coastal shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Coastal Common Stock by such affiliates.

        8.11    Employee Benefits and Contracts.    Following the Effective Time, Coastal shall provide generally to officers and employees of the First Capital Companies, who at or after the Effective Time continue in the employment of one or more successors-in-interest to the First Capital Companies (collectively, "New Coastal Employees"), employee benefits under employee benefit plans on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Coastal Companies to their similarly situated officers and employees. Subject to the requirements of the immediately succeeding sentence, Coastal may apply any pre-existing condition exclusion or waiting period under any Coastal employee health plan for which any employees and/or officers and dependents covered by First Capital Benefit Plans as of Closing may be eligible, provided, however, no portion of any such existing condition exclusion or waiting period shall be enforced to the extent it exceeds in duration the corresponding provision in effect under the First Capital Benefit Plans immediately prior to the Closing. For purposes of participation, vesting and benefit accrual under all Coastal Benefit Plans, the service of the employees of the First Capital Companies prior to the Effective Time shall be treated as service with the Coastal Companies. Coastal shall credit New Coastal Employees for amounts paid under First Capital Benefit Plans for the plan year including the Effective Time for purposes of applying deductibles, co-payments, and out of pocket maximums under the Coastal Benefit Plans.

        8.12    D&O Coverage.    At the Effective Time and subject to applicable Law, Coastal will provide directors and officers insurance coverage for First Capital's directors and officers either, at Coastal's election, (i) by purchasing continuation coverage under First Capital's current policy for directors and officers for a period not less than three years after the Effective Time, or (ii) if Coastal's current directors' and officers' policy provides substantially similar coverage as First Capital's current policy, obtain coverage under Coastal's current policy to provide coverage for First Capital's directors and officers on a prior acts basis for a period not less than three years prior to the Effective Time.

ARTICLE 9
CONDITIONS PRECENDENT TO OBLIGATIONS TO CONSUMMATE

        9.1    Conditions to Obligations of Each Party.    The respective obligations of each Party to perform this Agreement and to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

        (a)   Shareholder Approvals. The shareholders of each of First Capital and Coastal shall have approved this Agreement and the consummation of the Merger as and to the extent required by Law and by the provisions of any of its governing instruments and by the rules of the NASD.

        (b)   Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable judgment of the board of directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

        (c)   Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the board of directors of either of the Parties would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

        (d)   Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

        (e)   Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Coastal Common Stock issuable pursuant to the Merger shall have been received.

        (f)    Tax Matters. Each of the parties shall have received a written opinion of counsel from Nelson Mullins Riley & Scarborough LLP in form reasonably satisfactory to each of them (the "Tax Opinion"), substantially to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of First Capital Common Stock for Coastal Common Stock will not give rise to gain or loss to the shareholders of First Capital with respect to such exchange (except to the extent of any cash received in lieu of a fractional share interest in Coastal Common Stock), and (iii) neither of First Capital nor Coastal will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, Nelson Mullins Riley & Scarborough LLP shall be entitled to rely upon representations of officers of First Capital and Coastal reasonably satisfactory in form and substance to such counsel.

        (g)   Employment Agreements. Michael G. Sanchez shall have entered into the employment agreement with Coastal in substantially the form set forth in Exhibit C to this Agreement and shall have terminated his existing employment agreement with the First Capital Companies. Randolph C. Kohn shall have entered into the employment agreement with Coastal in substantially the form set forth in Exhibit D to this Agreement and shall have terminated his existing employment agreement with the Coastal Companies.

        (h)   Salary Continuation Agreements. James L. Pate, III and Gary Horn shall have entered into salary continuation agreements with Coastal in substantially the form set forth in Exhibit E to this Agreement, and the salary continuation agreements between First National and each of Tim Ayers and Leo Deas shall be assumed by Coastal and remain in effect.

        (i)    Support Agreements. Each of the executive officers and directors of First Capital shall have executed and delivered to Coastal a Support Agreement in substantially the form attached hereto as Exhibit A and each of the executive officers and directors of Coastal shall have executed and delivered to First Capital a Support Agreement in substantially the form attached hereto as Exhibit A-1.

        (j)    Opinion of First Capital Financial Advisor. First Capital shall have received the opinion of the First Capital Financial Advisor, to the effect that the Merger Consideration to be received by the holders of First Capital Common Stock is fair, from a financial point of view, to such holders, a signed copy of which shall have been delivered to Coastal.

        (k)   Opinion of Coastal Financial Advisor. Coastal shall have received the opinion of the Coastal Financial Advisor, to the effect that the Merger Consideration to be paid to the holders of First Capital Common Stock is fair, from a financial point of view, to the holders of Coastal Common Stock, a signed copy of which shall have been delivered to First Capital.

        (l)    Waivers. To the extent either Party deems it necessary, Michael G. Sanchez shall have executed and delivered a waiver in a form reasonably satisfactory to each Party waiving the acceleration of benefits as a result of a change of control under his Employment Agreement dated April 14, 2004 and his Executive Supplemental Retirement Income Agreement. To the extent either Party deems it necessary, Timothy S. Ayers and Leo Deas each shall have executed and delivered a waiver in a form reasonably satisfactory to each Party waiving the acceleration of benefits as a result of a change of control under the Salary Continuation Agreements dated January 19, 2005.

        9.2    Conditions to Obligations of Coastal.    The obligations of Coastal to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Coastal pursuant to Section 11.6(a) of this Agreement:

        (a)   Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of First Capital as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of First Capital set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimus in amount or effect). There shall not exist inaccuracies in the representations and warranties of First Capital set forth in this Agreement (excluding the representations and warranties set forth in Section 5.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on First Capital or would reasonably likely result in Coastal's inability to comply with the Sarbanes-Oxley Act of 2002; provided that, for purposes of this sentence only, those representations and warranties which are qualified by referenced to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

        (b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of First Capital to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

        (c)   Certificates. First Capital shall have delivered to Coastal (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) (qualified as to such officers' Knowledge with respect to such matters as the Parties may deem appropriate) and Section 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the First Capital board of directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Coastal and its counsel shall request.

        (d)   Accountant's Letters. Coastal shall have received from Elliott Davis LLC letters dated not more than five days prior to (i) the date of the Joint Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding the First Capital Companies, in form and substance reasonably satisfactory to Coastal, which letters shall be based upon customary specified procedures undertaken by such firm.

        (e)   Affiliate Agreements. Coastal shall have received from each affiliate of First Capital the affiliate agreement referred to in Section 8.10 hereof, in substantially the form attached hereto as Exhibit B.

        9.3    Conditions to Obligations of First Capital.    The obligations of First Capital to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Capital pursuant to Section 11.6(b) of this Agreement:

        (a)   Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Coastal as set forth or referred to in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Coastal set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount or effect). There shall not exist inaccuracies in the representations and warranties of Coastal set forth in this Agreement (excluding the representations and warranties set forth in Section 6.3) such that the aggregate effect of such inaccuracies would have, or is reasonably likely to have, a Material Adverse Effect on Coastal; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

        (b)   Performance of Agreements and Covenants. Each and all of the agreements and covenants of Coastal to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

        (c)   Certificates. Coastal shall have delivered to First Capital (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) (qualified as to such officers' Knowledge with respect to such matters as the Parties may deem appropriate) and Section 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Coastal's board of directors and Coastal's shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Capital and its counsel shall request.

ARTICLE 10
TERMINATION

        10.1    Termination.    Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of First Capital and Coastal respectively, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

        (a)   By mutual consent of the respective boards of directors of Coastal and First Capital; or

        (b)   By the board of directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of Coastal and Section 9.3(a) of this Agreement in the case of First Capital; or

        (c)   By the board of directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of First Capital fail to vote their approval of this Agreement and the transaction contemplated hereby at the First Capital Meeting where the transaction was presented to such shareholders for approval and voted upon; or (iii) the shareholders of Coastal fail to vote their approval of this Agreement and the transaction contemplated hereby at the Coastal Meeting where the transaction was presented to such shareholders for approval and voted upon; or

        (d)   By the board of directors of either Party in the event that the Merger shall not have been consummated by December 31, 2005, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

        (e)   By the board of directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(d) of this Agreement; or

        (f)    By the board of directors of either Party in the event that the board of directors of the other Party shall have failed to reaffirm within 10 business days, following a written request by such Party for such reaffirmation after the other Party shall have received any inquiry or proposal with respect to an Acquisition Proposal, its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger.

        10.2    Effect of Termination.    In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, (ii) a termination pursuant to Sections 10.1(b) or

10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination; and (iii) a termination pursuant to Section 10.1(f) shall not relieve the Party whose board of directors does not reaffirm its approval of the Merger Agreement from Liability for any loss incurred by the other Party as a result of such termination provided that in either case such Liability shall be determined solely in accordance with the effect of Section 11.2(b) of this Agreement.

        10.3    Non-Survival of Representations and Covenants.    The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4, and 11 and Sections 8.6(b), 8.10, 8.11, 8.12, and 8.13 of this Agreement.

ARTICLE 11

        11.1    Definitions.    Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

        "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

        "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

        "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

        "Allowance" shall mean the allowance for loan or credit losses for the periods set forth in Sections 5.9 and 6.7 of this Agreement.

        "Articles of Merger" shall mean the Articles of Merger to be executed by Coastal and First Capital and filed with the Department of State of the State of Florida and the Secretary of State of the States of South Carolina relating to the Merger as contemplated by Section 1.1 of this Agreement.

        "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

        "BHC Act" shall mean the federal Bank Holding Company Act of 1956.

        "Closing" shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

        "Coastal Benefit Plans" shall have the meaning set forth in Section 6.22 of this Agreement.

        "Coastal Common Stock" shall mean the $0.01 par value common stock of Coastal.

        "Coastal Companies" shall mean, collectively, Coastal and all Coastal Subsidiaries.

        "Coastal Disclosure Letter" means the written information entitled "Coastal Disclosure Letter" delivered prior to the date of this Agreement to First Capital describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

        "Coastal Financial Advisor" shall mean Triangle Capital Partners, LLC.

        "Coastal Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Coastal as of December 31, 2004, 2003, and 2002, and the related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2004, 2003, and 2002, as filed by Coastal in SEC Documents, and (ii) the consolidated statements of condition of Coastal (including related notes and schedules if any) and related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2004.

        "Coastal Meeting" shall mean the special meeting of the shareholders of Coastal or any adjournment or adjournments thereof to vote on the matters set forth in the Joint Proxy Statement.

        "Coastal Regulatory Report" shall mean any form, report, or document either (i) filed or required to be filed by Coastal or Lowcountry or both with any Regulatory Authority, or (ii) received by Coastal or Lowcountry or both from any Regulatory Authority.

        "Coastal Subsidiaries" shall mean the subsidiaries of Coastal.

        "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

        "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

        "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

        "Effective Time" shall mean the time that the Articles of Merger reflecting the Merger are filed with the Department of State of the State of Florida and the Secretary of State of the State of South Carolina.

        "Environmental Laws" shall mean all federal, state, municipal, and local laws, statutes, orders, regulations, decrees, resolutions, proclamations, permits, licenses, approvals, authorizations, consents, judgments, judicial decisions, and other governmental requirements, limitations, and standards relating to the environment, health, and safety issues, including, without limitation, the manufacture, generation, use, processing, treatment, recycling, storage, handling, "Release" (as hereinafter defined), investigation, removal, remediation, and cleanup of or other corrective action for "Hazardous Materials" (as hereinafter defined), exposure to Hazardous Materials and personal injury, natural resource damage, property damage, and interference with the use of property caused by or resulting from Hazardous Materials.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" shall have the meaning provided in Sections 5.15 and 6.22 of this Agreement.

        "ERISA Plan" shall have the meaning provided in Sections 5.15 and 6.22 of this Agreement.

        "Exchange Ratio" shall mean the ratio equal to the number of shares of Coastal Common Stock each First Capital shareholder will receive for each share of First Capital Common Stock.

        "Exhibits" A through G, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto as follows:

  Exhibit A is the First Capital Form of Support Agreement
  Exhibit A-1 is the Coastal Form of Support Agreement
  Exhibit B is the Form of Affiliate Agreement
  Exhibit C is the Form of Employment Agreement for Mr. Sanchez
  Exhibit D is the Form of Employment Agreement for Mr. Kohn
  Exhibit E is the Form of Salary Continuation Agreement.

        "First Capital Benefit Plans" shall have the meaning set forth in Section 5.15 of this Agreement.

        "First Capital Common Stock" shall mean the $0.01 par value common stock of First Capital.

        "First Capital Companies" shall mean, collectively, First Capital and its Subsidiaries, if any.

        "First Capital Disclosure Letter" means the written information entitled "First Capital Disclosure Letter" delivered prior to the date of this Agreement to Coastal describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

        "First Capital Financial Advisor" shall mean The Carson Medlin Company.

        "First Capital Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of First Capital as of December 31, 2004, 2003, and 2002, and the related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2004, 2003, and 2002, as filed by First Capital in SEC Documents, and (ii) the consolidated statements of condition of First Capital (including related notes and schedules if any) and related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 2004.

        "First Capital Meeting" shall mean the special meeting of the shareholders of First Capital or any adjournment thereof to vote on the matters set forth in the Joint Proxy Statement.

        "First Capital Options" shall have the meaning set forth in Section 3.6 of this Agreement.

        "First Capital Option Plan" shall have the meaning set forth in Section 3.6 of this Agreement.

        "First Capital Regulatory Report" shall mean any form, report, or document either (i) filed or required to be filed by First Capital or First National Bank or both with any Regulatory Authority, or (ii) received by First Capital or First National Bank or both from any Regulatory Authority.

        "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

        "Hazardous Materials" shall mean all hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic and volatile substances, materials, compounds, chemicals and waste, and all other industrial waste, sanitary waste, pollutants and contaminants, and all constituents thereof, including, without limitation, petroleum hydrocarbons, friable asbestos-containing materials, lead-based paints and all substances, materials, wastes, chemicals, compounds, contaminants and pollutants regulated or addressed by Environmental Laws.

        "HSR Act" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "IRS" shall mean the Internal Revenue Service.

        "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

        "Joint Proxy Statement" shall mean the joint proxy statement used by First Capital and Coastal to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement and shall include the prospectus of Coastal relating to shares of Coastal Common Stock to be issued to the shareholders of First Capital.

        "Knowledge" as used with respect to a Person shall mean the knowledge, after all appropriate due inquiry, of the president, chief financial officer, chief accounting officer, chief credit officer, general counsel, or any executive vice president of such Person.

        "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute and all Environmental Laws applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

        "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

        "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

        "Litigation" shall mean any action, arbitration, cause of action, charge, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, request for information, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

        "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

        "Material" for purposes of this Agreement shall be mean "material" as determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

        "Material Adverse Effect" on a Party shall mean an event, change, condition, or occurrence which has a Material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities and (y) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies.

        "Merger" shall mean the merger of First Capital with and into Coastal referred to in the Preamble of this Agreement.

        "Merger Consideration" shall mean the aggregate consideration to be received for all of the shares of First Capital Common Stock.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "1933 Act" shall mean the Securities Act of 1933.

        "1934 Act" shall mean the Securities Exchange Act of 1934.

        "OTCBB" shall mean the OTC Bulletin Board.

        "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

        "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

        "Party" shall mean either First Capital or Coastal, and "Parties" shall mean First Capital and Coastal.

        "Permit" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

        "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

        "Previously Disclosed" shall mean information delivered in writing prior to the date of this Agreement in the manner and to the Party or counsel described in Section 11.8 of this Agreement or to the Party's Financial Advisor in response to its due diligence request describing in reasonable detail the matters contained therein or identifying the information disclosed; provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

        "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the

SEC by Coastal under the 1933 Act in connection with the transactions contemplated by this Agreement.

        "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, NASD, and the SEC.

        "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, or disposing into the environment.

        "Representatives" shall have the meaning set forth in Section 8.8.

        "SEC" shall mean the Securities and Exchange Commission.

        "SEC Documents" shall mean all forms, proxy statements, reports, registration statements, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws or similar requirement of any Regulatory Authority.

        "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

        "Subsidiaries" shall mean all those corporations, banks, association, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

        "Surviving Corporation" shall mean Coastal as the surviving corporation resulting from the Merger.

        "Tax" or "Taxes" shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

        "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return required to be filed or Tax is required to be paid.

        "Tax Return" shall mean any report, return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

        "Transaction Financial Advisor" shall mean Bankers Banc Capital Corporation.

        11.2    Expenses.

        (a)   General. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial advisors or other consultants, investment bankers, accountants, and counsel except that each Party shall pay one-half of the Transaction Financial Advisor's fee and Coastal shall bear and pay the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement.

        (b)   Breach by Either Party or Fiduciary Duty Termination. In addition to the foregoing, if prior to the Effective Time, this Agreement is terminated by either Party as a result of (i) the other Party's willful breach of such Party's representations, warranties, or agreements set forth in this Agreement or (ii) the failure of the other Party's board of directors to reaffirm its approval of the Merger pursuant to Section 10.1(f), such Party shall pay to the non-breaching Party or Party requesting the reaffirmation as its sole and exclusive remedy resulting from such termination, an amount in cash equal to the sum of:

            (i)  the reasonable direct costs and expenses up to $250,000 incurred by or on behalf of the non-breaching Party or Party requesting the reaffirmation in connection with the transactions contemplated by this Agreement, plus

           (ii)  the sum of $500,000,

        which sum represents compensation for the loss incurred by the non-breaching Party or Party requesting the reaffirmation as the result of the transactions contemplated by this Agreement not being consummated.

        11.3    Brokers and Finders.    In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by any Party, such Party shall indemnify and hold the other Party harmless of and from any Liability in respect of any such claim and increase or decrease the Merger Consideration, as the case may be, by an amount equal to such claim as determined by the non-breaching Party.

        11.4    Entire Agreement.    Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

        11.5    Amendments.    To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; whether before or after shareholder approval of the Merger has been obtained provided, however, that after any such approval by the holders of (i) First Capital Common Stock, there shall be made no amendment decreasing the consideration to be received by First Capital shareholders without the further approval of such shareholders; and (ii) Coastal Common Stock, there shall be made no amendment increasing the consideration to be paid by Coastal without the further approval of Coastal shareholders.

        11.6    Waivers.

        (a)   Prior to or at the Effective Time, Coastal, acting through its board of directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Capital, to waive or extend the time for the compliance or fulfillment by First Capital of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Coastal under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Coastal.

        (b)   Prior to or at the Effective Time, First Capital, acting through its board of directors, shall have the right to waive any Default in the performance of any term of this Agreement by Coastal, to waive or extend the time for the compliance or fulfillment by Coastal of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Capital under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Capital.

        (c)   The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

        11.7    Assignment.    Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

        11.8    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Coastal:	Coastal Banking Company, Inc. 36 Sea Island Parkway Beaufort, South Carolina 29902 FAX: (843) 542-4510 Attention: Randolph C. Kohn
Copy to Counsel:	Nelson Mullins Riley & Scarborough LLP 104 South Main Street, Suite 900 Greenville, SC 29601 FAX: (864) 250-2359 Attention: Neil E. Grayson, Esquire
First Capital:	First Capital Bank Holding Corporation 1891 South 14th Street Fernandina Beach, Florida FAX: (904) 321-1511 Attention: Michael G. Sanchez
Copy to Counsel:	Powell Goldstein LLP One Atlantic Center 1201 W. Peachtree Street, N.W. 14th Floor Atlanta, Georgia 30309 FAX: (404) 572-6999 Attn: Kathryn Knudson, Esquire

        11.9    Governing Law.    This Agreement shall be governed by and construed in accordance with the Laws of the State of South Carolina, without regard to any applicable conflicts of Laws.

        11.10    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        11.11    Captions.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        11.12    Enforcement of Agreement.    The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity other than for willful breach of a Party's representations, warranties, or agreements as provided for in Section 11.2(b) of this Agreement.

        11.13    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        11.14    Interpretation of Agreement.    The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that this document has been reviewed, negotiated, and accepted by all parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

        11.15    No Third Party Benefit.    No third party, including, without limitation, employees, former employees, officers, or other service-providers, may claim any right, benefit or other entitlement under, or in connection with, this Agreement.

[signatures appear on following page]

        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

FIRST CAPITAL BANK HOLDING CORPORATION
By:	/s/ MICHAEL G. SANCHEZ Michael G. Sanchez President and Chief Executive Officer
COASTAL BANKING COMPANY, INC.
By:	/s/ RANDOLPH C. KOHN Randolph C. Kohn President and Chief Executive Officer

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER

        THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (the "Amendment"), effective as of May 19, 2005, amends that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 6, 2005, by and between Coastal Banking Company, Inc., a South Carolina corporation ("Coastal"), and First Capital Bank Holding Corporation, a Florida corporation ("First Capital").

        WHEREAS, Coastal and First Capital are parties to the Merger Agreement;

        WHEREAS, the parties wish to amend the Merger Agreement as provided herein; and

        WHEREAS, pursuant to Section 11.5 of the Merger Agreement, the Merger Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties.

        NOW, THEREFORE, in consideration of the above and the agreements set forth herein, the Parties agree as follows:

1.
The text of Section 2.1 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

        2.1    Articles of Incorporation.    The Amended and Restated Articles of Incorporation of Coastal to be attached as an appendix to the plan of merger and filed with the Articles of Merger with the Department of State of Florida and the Secretary of State of South Carolina shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

2.
The text of Section 2.3 of the Merger Agreement is hereby deleted and replaced in its entirety with the following:

        2.3    Directors of Coastal.    Upon the Effective Time and as set forth in the Amended and Restated Articles of Incorporation described in Section 2.1 above, the Surviving Company shall have 12 directors determined as follows:

          (a)   The Coastal directors that will serve in the Surviving Company shall be James W. Holden, Class I; James C. Key, Class I; Ladson F. Howell, Class II; Dennis O. Green, Class II; Randolph C. Kohn, Class III; and Robert B. Pinkerton, Class III. It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that if any of the directors set forth this subsection cease to be a director of Coastal prior to date of the 2007 Coastal annual meeting of shareholders, a majority of the remaining directors set forth in this subsection shall have the right to nominate the replacement director or replacement directors and, so long as the replacements are reasonably acceptable to the remaining board members, the full board will vote to fill the vacancy with such nominees; and

          (b)   The First Capital directors that will serve in the Surviving Company shall be Michael G. Sanchez, Class I; Christina H. Bryan, Class I; Ron Anderson, Class II; Suellen Rodeffer Garner, Class II; Robert L. Peters, Class III; and Edward E. Wilson, Class III. It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that if any of the directors set forth in this subsection cease to be a director prior to the date of the 2007 Coastal annual meeting of shareholders, a majority of the remaining directors set forth in this subsection shall have the right to nominate the replacement director or replacement directors and, so long as the replacements are reasonably acceptable to the remaining board members, the full board will vote to fill the vacancy with such nominees.

          (c)   It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that a majority of the directors set forth in Section 2.3(a) of this Agreement shall have the right to nominate two directors for the 2006 Coastal annual meeting of shareholders and a majority of the directors set forth in Section 2.3(b) of this Agreement shall have the right to nominate two directors for the 2006 Coastal annual meeting of shareholders, so long as the nominations are reasonably acceptable to the nominating committee;

          (d)   It is the intent of the Parties as evidenced in the forms of Support Agreements attached hereto as Exhibit A and Exhibit A-1 that following the Merger and at least through the day immediately preceding the 2007 Coastal annual meeting of shareholders, the Chairman of the Board of Coastal shall be elected by a vote of a majority of the directors of Coastal then in office, provided that in the case of a tie vote, the Chairman of the Board of Coastal should be nominated by the directors set forth in Section 2.3(b) of this Agreement and, so long as the nominee is reasonably acceptable to the remaining board members, the full board will vote in favor of such nominee to serve as Chairman.

3.
The Amendment may be executed in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Capitalized terms used but not defined in this Amendment shall have the meaning assigned to them in the Merger Agreement. Any counterpart executed and delivered by facsimile shall have the same force and effect as a manually signed original.

4.
Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Amendment shall be governed by and construed in all respects in accordance with the laws of the State of South Carolina.

5.
Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect as is hereby ratified and confirmed.

        IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COASTAL BANKING COMPANY, INC.
By:	/s/ RANDOLPH C. KOHN Randolph C. Kohn President and Chief Executive Officer
FIRST CAPITAL BANK HOLDING CORPORATION
By:	/s/ MICHAEL G. SANCHEZ Michael G. Sanchez President and Chief Executive Officer

PLAN OF MERGER

BY AND BETWEEN
COASTAL BANKING COMPANY, INC.
AND
FIRST CAPITAL BANK HOLDING CORPORATION

        1.    Names of Merging Corporations.    The names of the corporations proposed to be merged are COASTAL BANKING COMPANY, INC. ("Coastal") and FIRST CAPITAL BANK HOLDING CORPORATION ("First Capital").

        2.    Nature of Transaction.    Subject to the provisions of this Plan of Merger and of the Agreement and Plan of Merger, dated as of April 6, 2005 and amended on May 19, 2005, by and between Coastal and First Capital (the "Agreement"), at the "Effective Time" specified in the Articles of Merger filed with both the South Carolina Secretary of State and the Florida Department of State, First Capital will be merged into and with Coastal (the "Merger").

        3.    Effect of Merger; Surviving Corporation.    At the Effective Time, and by reason of the Merger, the separate corporate existence of First Capital shall cease while the corporate existence of Coastal as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. The duration of the corporate existence of Coastal, as the surviving corporation, shall be perpetual and unlimited.

        4.    Terms and Conditions of the Merger.    The Merger shall be effected pursuant to the terms and conditions of this Plan of Merger and of the Agreement.

        5.    Assets and Liabilities of First Capital.    At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of First Capital (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to First Capital, whether tangible or intangible) shall be transferred to and vest in Coastal, and Coastal shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of First Capital (including all trust and other fiduciary properties, powers and rights), all without any conveyance, assignment or further act or deed; and Coastal shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of First Capital (including duties as trustee or fiduciary) as of the Effective Time. By virtue of the Merger, First Capital's interest in and ownership of the outstanding shares of the common stock of its wholly owned subsidiary, First National Bank of Nassau County ("First National"), shall be transferred to and vest in Coastal, and First National shall become a wholly owned subsidiary of Coastal.

        6.    Articles of Incorporation; Bylaws; and Board of Directors.    The Amended and Restated Articles of Incorporation of Coastal attached hereto as Appendix A (the "Amended and Restated Articles"), which shall become effective as of the Effective Time, shall be the Articles of Incorporation of Coastal as the surviving corporation in the Merger. The Bylaws of Coastal in effect immediately prior to the Effective Time shall be the Bylaws of Coastal as the surviving corporation in the Merger. The Amended and Restated Articles provide for staggered terms for the directors, as authorized pursuant to Section 33-8-106 of the South Carolina Business Corporation Act of 1988 (the "South Carolina Act"). The individuals identified in the Amended and Restated Articles as Class I, Class II, and Class III directors shall replace the existing board of directors of Coastal as the surviving corporation in the Merger and shall serve as the directors of Coastal from and after the Effective Time, to serve such terms as are specified in the Amended and Restated Articles.

        7.    Conversion of Shares.

        (a)    First Capital Stock.    Except as otherwise provided herein, at the Effective Time, all rights of First Capital's shareholders with respect to all then outstanding shares of the common stock of First Capital ("First Capital Stock") shall cease to exist, and the holders of shares of First Capital Stock shall cease to be and shall have no further rights as shareholders of First Capital. At the Effective Time, each such outstanding share of First Capital Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by First Capital or Coastal, which shall be canceled in the Merger, and for shares of First Capital held by shareholders exercising dissenters' rights as provided in Sections 607.1301 et seq. of the Florida Business Corporation Act, shall be converted, without any action on the part of the holder of such shares, into the right to receive 1.054 shares of Coastal common stock ("Coastal Stock") in accordance with this Plan of Merger and Article 3 of the Agreement (the "Merger Consideration"). Following the Effective Time, certificates representing shares of First Capital Stock outstanding at the Effective Time shall evidence only the right of the registered holder thereof to receive, and may be exchanged for, the Merger Consideration.

        (b)    Outstanding Stock of Coastal.    Each share of Coastal Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger.

        (c)    Exchange and Payment Procedures; Surrender of Certificates.    As promptly as practicable after the Effective Time, Coastal's exchange agent shall send to each former First Capital shareholder of record immediately prior to the Effective Time written instructions and transmittal materials (a "Transmittal Letter") for use in surrendering certificates evidencing First Capital Stock (each a "First Capital Certificate") to Coastal's exchange agent. Upon the proper surrender and delivery to Coastal's exchange agent (in accordance with its instructions, and accompanied by a properly completed Transmittal Letter) by a former shareholder of First Capital of his or her First Capital Certificate(s), and in exchange therefor, Coastal shall as soon as practicable issue and deliver to the shareholder a certificate evidencing the Coastal Stock into which the shareholder's First Capital Stock has been converted.

        (d)    First Capital Certificates.    At the Effective Time, and without any action by Coastal, First Capital or any First Capital shareholder, First Capital's stock transfer books shall be closed and there shall be no further transfers of First Capital Stock on its stock transfer books or the registration of any transfer of a First Capital Certificate by any holder thereof, and the holders of First Capital Certificates shall cease to be, and shall have no further rights as, shareholders of First Capital other than as provided in this Plan of Merger. Following the Effective Time, First Capital Certificates shall evidence only the right of the registered holder thereof to receive the Merger Consideration into which his or her First Capital Stock was converted at the Effective Time or, in the case of First Capital Stock held by shareholders who properly shall have exercised dissenters' rights as provided in Sections 607.1301 et seq. of the Florida Business Corporation Act.

        (e)    Certificates and Dividends.    Subject to Paragraph 7(h) hereof, no certificate evidencing Coastal Stock shall be issued or delivered to any former First Capital shareholder unless and until such shareholder shall have properly surrendered to Coastal's exchange agent the First Capital Certificate(s) formerly representing his or her shares of First Capital Stock, together with a properly completed Transmittal Letter. Further, until a former First Capital shareholder's First Capital Certificates are so surrendered and certificates for the Coastal Stock into which his or her First Capital Stock was converted at the Effective Time actually are issued to him or her, no cash dividend or other distribution payable by Coastal with respect to that Coastal Stock as of any date subsequent to the Effective Time shall be paid or delivered to the former First Capital shareholder. However, upon the proper surrender of the shareholder's First Capital Certificate, Coastal shall pay to the shareholder the amount of any such cash dividends or other distributions, without interest, that have accrued but remain unpaid with respect to that Coastal Stock.

        (f)    Antidilutive Adjustments.    If, prior to the Effective Time, First Capital or Coastal shall declare any dividend payable in shares of First Capital Stock or Coastal Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of First Capital Stock or Coastal Stock, then an appropriate and proportionate adjustment shall be made in the Coastal Stock to be issued in exchange for each of the shares of First Capital Stock.

        (g)    Dissenters.    Any shareholder of First Capital or Coastal who properly exercises the right of dissent and appraisal with respect to the Merger as provided in the Florida Business Corporation Act (the "Florida Act") or the South Carolina Act, as appropriate ("Dissenter's Rights"), shall be entitled to receive payment of the fair value of his or her shares of First Capital Stock or Coastal Stock, as the case may be, in the manner and pursuant to the procedures provided in the South Carolina Act or Florida Act, as applicable. Shares of First Capital Stock held by persons who exercise Dissenter's Rights shall not be converted as described in Paragraph 7(a) hereof. However, if any shareholder of First Capital who exercises Dissenter's Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her shares of First Capital Stock shall be deemed to have been converted into the right to receive Coastal Stock as of the Effective Time as provided in Paragraph 7(a) hereof.

        (h)    Lost Certificates.    Following the Effective Time, shareholders of First Capital whose First Capital Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the consideration into to which their First Capital Stock was converted in accordance with and upon compliance with reasonable conditions imposed by Coastal, including without limitation a requirement that those shareholders provide lost instruments indemnities or surety bonds in form, substance and amounts satisfactory to Coastal.

        (i)    Fractional Shares.    No fractional shares of Coastal Stock shall be issued or delivered in connection with the Merger. In lieu of any such fractional share, subject to the terms and conditions of this Plan of Merger, each holder of shares of First Capital Stock who would otherwise have been entitled to a fraction of a share of Coastal Stock shall be entitled to receive cash (without interest) in an amount equal to such fractional part of a share of Coastal Stock multiplied by the market value of one share of Coastal Stock at the Effective Time. The market value of one share of Coastal Stock at the Effective Time shall be calculated based on the 10-day average closing price of Coastal Stock on the Over the Counter Bulletin Board immediately preceding the Effective Time.

        (j)    Stock Options and Stock Appreciation Rights.    All rights with respect to First Capital Common Stock pursuant to stock options granted by First Capital under the First Capital Bank Holding Corporation 1999 Stock Incentive Plan which are outstanding at the Effective Time, and all interests with respect to stock appreciation rights granted by First Capital under the First Capital Phantom Stock Appreciation Rights Plan which are outstanding at the Effective Time, shall in each case be converted into and become options or interests with respect to Coastal Common Stock as provided in Section 3.6 of the Agreement.

        8.    Conditions Precedent; Termination.

        (a)    Conditions Precedent.    Consummation of the Merger by Coastal shall be conditioned on the satisfaction of, or waiver by Coastal of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Merger Agreement. Consummation of the Merger by First Capital shall be conditioned on the satisfaction of, or waiver by First Capital of, the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Merger Agreement.

        (b)    Termination.    This Plan of Merger may be terminated at any time prior to the Effective Time by the parties hereto as provided in Article 10 of the Merger Agreement.

        9.    Miscellaneous.

        (a)    Amendment.    To the extent permitted by Law, this Plan of Merger may be amended by a subsequent written instrument executed by the duly authorized officers of each party hereto.

        (b)    Governing Law.    This Plan of Merger shall be governed by and construed with the Laws of the State of South Carolina.

        (c)    Headings.    The headings in this Plan of Merger are for convenience only and shall not affect the construction or interpretation of this Plan of Merger.

        (d)    Counterparts.    This Plan of Merger may be executed in two or more identical counterparts, each of which shall be an original; but all of such counterparts together shall constitute one and the same instrument. A facsimile signature shall constitute an original signature for all purposes.

[Signatures on following page]

        IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Plan of Merger as of the date first above written.

FIRST CAPITAL BANK HOLDING CORPORATION
By:	/s/ MICHAEL G. SANCHEZ Michael G. Sanchez President and Chief Executive Officer
COASTAL BANKING COMPANY, INC.
By:	/s/ RANDOLPH C. KOHN Randolph C. Kohn President and Chief Executive Officer

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

TO THE

ARTICLES OF INCORPORATION
OF
COASTAL BANKING COMPANY, INC.
FILED            , 2005

ARTICLE ONE
NAME

        The name of the corporation is Coastal Banking Company, Inc. (the "Corporation").

ARTICLE TWO
ADDRESS AND REGISTERED AGENT

        The street address of the initial registered office of the Corporation shall be 36 West Sea Island Parkway, Beaufort, South Carolina 29902. The name of the Corporation's initial registered agent at such address shall be Randolph C. Kohn.

Date:	, 2005	Signed:	Randolph C. Kohn as Registered Agent

ARTICLE THREE
CAPITALIZATION

        The Corporation shall have the authority, exercisable by its board of directors, to issue up to 10,000,000 shares of voting common stock, par value $.01 per share, and to issue up to 10,000,000 shares of preferred stock, par value $.01 per share. The board of directors shall have the authority to specify the preferences, limitations and relative rights of each class of preferred stock.

ARTICLE FOUR
PREEMPTIVE RIGHTS

        The shareholders shall not have any preemptive rights to acquire additional stock in the Corporation.

ARTICLE FIVE
NO CUMULATIVE VOTING RIGHTS

        The Corporation elects not to have cumulative voting, and no shares issued by this Corporation may be cumulatively voted for directors of the Corporation (or for any other decision).

ARTICLE SIX
LIMITATION ON DIRECTOR LIABILITY

        No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

  (i)
  any breach of the director's duty of loyalty to the Corporation or its shareholders;

  (ii)
  acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of law;

  (iii)
  liability imposed under Section 33-8-330 (or any successor provision or redesignation thereof) of the Act; and

  (iv)
  any transaction from which the director derived an improper personal benefit.

        If at any time the Act shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Act, as so amended, without further action by the shareholders, unless the provisions of the Act, as amended, require further action by the shareholders.

        Any repeal or modification of the foregoing provisions of this Article Six shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

ARTICLE SEVEN
CONTROL SHARE ACQUISITIONS

        The provisions of Title 35, Chapter 2, Article 1 of the Code of Laws of South Carolina shall not apply to control share acquisitions of shares of the Corporation.

ARTICLE EIGHT
CLASSIFIED BOARD OF DIRECTORS

        At any time that the Board has six or more members the terms of office of directors will be staggered by dividing the total number of directors into three classes, with each class accounting for one-third, as near as may be, of the total. Upon the filing of this amended and restated articles of incorporation (the "Articles"), the directors and their classes will be as follows:

Class I	Class II	Class III
James W. Holden	Ladson F. Howell	Randolph C. Kohn
James C. Key	Dennis O. Green	Robert B. Pinkerton
Michael G. Sanchez	Ron Anderson	Robert L. Peters
Christina H. Bryan	Suellen Rodeffer Garner	Edward E. Wilson

        The terms of directors in the first class expire at the first annual shareholders' meeting after the filing of the Articles, the terms of the second class expire at the second annual shareholders' meeting after the filing of the Articles, and the terms of the third class expire at the third annual shareholders' meeting after the filing of the Articles. At each annual shareholders' meeting held thereafter, directors shall be chosen for a term of three years to succeed those whose terms expire. If the number of directors is changed, any increase or decrease shall be so apportioned among the classes as to make all classes as nearly equal in number as possible, and when the number of directors is increased and any newly created directorships are filled by the board, the terms of the additional directors shall expire at the next election of directors by the shareholders. Each director, except in the case of his earlier death, written resignation, retirement, disqualification or removal, shall serve for the duration of his term, as staggered, and thereafter until his successor shall have been elected and qualified.

ARTICLE NINE
CONSIDERATION OF OTHER CONSTITUENCIES

        In discharging the duties of their respective positions and in determining what is in the best interests of the Corporation, the board of directors, committees of the board of directors, and individual directors, in addition to considering the effects of any actions on the Corporation and its shareholders, may consider the interests of the employees, customers, suppliers, creditors, and other constituencies of the Corporation and its subsidiaries, the communities and geographical areas in which the Corporation and its subsidiaries operate or are located, and all other factors such directors consider pertinent. This provision solely grants discretionary authority to the board of directors and shall not be deemed to provide to any other constituency any right to be considered.

ARTICLE TEN
NAME AND ADDRESS OF THE SOLE INCORPORATOR

        The sole incorporator is Randolph C. Kohn, whose address is 36 West Sea Island Parkway, Beaufort, South Carolina 29902.

        IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of the date indicated below.

Date:	, 2005	Randolph C. Kohn Chief Executive Officer

Certificate Accompanying the Amended and Restated
Articles of Incorporation
of
Coastal Banking Company, Inc.

        Check either A or B, whichever is applicable; and if B applies, complete the additional information requested:

        A.    ☐    The attached restated articles of incorporation do not contain any amendments to the corporation's articles of incorporation and have been duly approved by the corporation's board of directors as authorized by §33-10-107(a).

        B.    ☒    The attached restated articles of incorporation contain one or more amendments to the corporation's articles of incorporation. Pursuant to Section 33-10-107(d)(2), the following information concerning the amendment(s) is hereby submitted:

1.
On [    ], 2005, the corporation adopted the following amendments(s) to its articles of incorporation: (Type or Attach the Complete Text of Each Amendment):

ARTICLE EIGHT
CLASSIFIED BOARD OF DIRECTORS

        At any time that the Board has six or more members the terms of office of directors will be staggered by dividing the total number of directors into three classes, with each class accounting for one-third, as near as may be, of the total. Upon the filing of this amended and restated articles of incorporation (the "Articles"), the directors and their classes will be as follows:

Class I	Class II	Class III
James W. Holden	Ladson F. Howell	Randolph C. Kohn
James C. Key	Dennis O. Green	Robert B. Pinkerton
Michael G. Sanchez	Ron Anderson	Robert L. Peters
Christina H. Bryan	Suellen Rodeffer Garner	Edward E. Wilson

        The terms of directors in the first class expire at the first annual shareholders' meeting after the filing of the Articles, the terms of the second class expire at the second annual shareholders' meeting after the filing of the Articles, and the terms of the third class expire at the third annual shareholders' meeting after the filing of the Articles. At each annual shareholders' meeting held thereafter, directors shall be chosen for a term of three years to succeed those whose terms expire. If the number of directors is changed, any increase or decrease shall be so apportioned among the classes as to make all classes as nearly equal in number as possible, and when the number of directors is increased and any newly created directorships are filled by the board, the terms of the additional directors shall expire at the next election of directors by the shareholders. Each director, except in the case of his earlier death, written resignation, retirement, disqualification or removal, shall serve for the duration of his term, as staggered, and thereafter until his successor shall have been elected and qualified.

2.
The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA"). Not Applicable

3.
Complete either a or b, whichever is applicable.

a.
☒    Amendment(s) adopted by shareholder action.

        At the date of adoption of the Amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and vote of such shares was:

Number of Undisputed* Shares Voted
Number of Votes Represented at the meeting
Voting Group	Number of Outstanding Shares	Number of Votes Entitled to be Cast
				For	Against
Common
  b.
  ☐    The amendment(s) was duly adopted by the Incorporators or board of directors without shareholder approval pursuant to §33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code as amended, and shareholder action was not required.

Date:	, 2005	Coastal Banking Company, Inc.
		By:	Randolph C. Kohn Chief Executive Officer
*NOTE:
Pursuant to Section 33-10-106(6)(i), the corporation can alternatively State the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number of cast for the amendment by each voting group was sufficient for approval by that voting group.

Appendix B

Title 33—Corporations, Partnerships and Associations

CHAPTER 13.
DISSENTERS' RIGHTS
ARTICLE 1.
RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101.    Definitions.

In this chapter:

        (1)   "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

        (2)   "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

        (3)   "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

        (4)   "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        (5)   "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        (6)   "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

        (7)   "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-13-102.    Right to dissent.

        (A)  A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

          (1)   consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

          (2)   consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

          (3)   consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

          (4)   an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (i)  alters or abolishes a preferential right of the shares;

             (ii)  creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

            (iii)  alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

            (iv)  excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v)  reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104;

          (5)   any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares;

          (6)   the conversion of a corporation into a limited liability company pursuant to Section 33-11-111 or conversion of a corporation into either a general partnership or limited partnership pursuant to Section 33-11-113;

          (7)   the consummation of a plan of conversion to a limited liability company pursuant to Section 33-11-111 or to a partnership or limited partnership pursuant to Section 33-11-113.

        (B)  Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103.    Dissent by nominees and beneficial owners.

        (a)   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

        (b)   A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.
PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 33-13-200.    Notice of dissenters' rights.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

        (b)   If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SECTION 33-13-210.    Notice of intent to demand payment.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220.    Dissenters' notice.

        (a)   If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

        (b)   The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

          (1)   state where the payment demand must be sent and where certificates for certificated shares must be deposited;

          (2)   inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

          (3)   supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

          (4)   set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

          (5)   be accompanied by a copy of this chapter.

SECTION 33-13-230.    Shareholders' payment demand.

        (a)   A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights)

acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

        (b)   The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

        (c)   A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240.    Share restrictions.

        (a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250.    Payment.

        (a)   Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

        (b)   The payment must be accompanied by:

          (1)   the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

          (3)   an explanation of how the interest was calculated;

          (4)   a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

          (5)   a copy of this chapter.

SECTION 33-13-260.    Failure to take action.

        (a)   If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270.    After-acquired shares.

        (a)   A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

        (b)   To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SECTION 33-13-280.    Procedure if shareholder dissatisfied with payment or offer.

        (a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

          (1)   dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

          (2)   corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

          (3)   corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

        (b)   A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.
JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300.    Court action.

        (a)   If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310.    Court costs and counsel fees.

        (a)   The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

        (b)   The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1)   against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

          (2)   against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

        (d)   In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

Appendix C

2004 Florida Statutes
Title XXXVI—Business Organizations
Chapter 607—Corporations

607.1302 Right of shareholders to appraisal.
 607.1303 Assertion of rights by nominees and beneficial owners.
 607.1320 Notice of appraisal rights.
 607.1321 Notice of intent to demand payment.
 607.1322 Appraisal notice and form.
607.1323 Perfection of rights; right to withdraw.
 607.1324 Shareholder's acceptance of corporation's offer.
 607.1326 Procedure if shareholder is dissatisfied with offer.
 607.1330 Court action.
 607.1331 Court costs and counsel fees.
 607.1332 Disposition of acquired shares.
 607.1333 Limitation on corporate payment.

607.1302 Right of shareholders to appraisal.—

(1)    A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

        (a)   Consummation of a merger to which the corporation is a party if shareholder approval is required for the merger by s. 607.1103 and the shareholder is entitled to vote on the merger or if the corporation is a subsidiary and the merger is governed by s. 607.1104;

        (b)   Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

        (c)   Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

        (d)   Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

        (e)   With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

          1.     Altering or abolishing any preemptive rights attached to any of his or her shares;

          2.     Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

          3.     Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

          4.     Reducing the stated redemption price of any of the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

          5.     Making noncumulative, in whole or in part, dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

          6.     Reducing the stated dividend preference of any of the shareholder's preferred shares; or

          7.     Reducing any stated preferential amount payable on any of the shareholder's preferred shares upon voluntary or involuntary liquidation.

(2)    Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

        (a)   Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

          1.     Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

          2.     Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

        (b)   The applicability of paragraph (a) shall be determined as of:

          1.     The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

          2.     If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

        (c)   Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

        (d)   Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

          1.     Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

            a.     Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

            b.     Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

          2.     Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

            a.     Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

            b.     Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

            c.     In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

        (e)   For the purposes of paragraph (d) only, the term "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3)    Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4)    A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

        (a)   Was not effectuated in accordance with the applicable provisions of this section or the corporation's articles of incorporation, bylaws, or board of directors' resolution authorizing the corporate action; or

        (b)   Was procured as a result of fraud or material misrepresentation.

History.—s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378.

607.1303 Assertion of rights by nominees and beneficial owners.—

(1)    A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

(2)    A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

        (a)   Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

        (b)   Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History.—s. 23, ch. 2003-283.

607.1320 Notice of appraisal rights.—

(1)    If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders' meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2)    In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)    If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders' meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History.—s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment.—

(1)    If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

        (a)   Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder's intent to demand payment if the proposed action is effectuated.

        (b)   Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2)    A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History.—s. 25, ch. 2003-283; s. 7, ch. 2004-378

607.1322 Appraisal notice and form.—

(1)    If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)    The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

        (a)   Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

          1.     The shareholder's name and address.

          2.     The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

          3.     That the shareholder did not vote for the transaction.

          4.     Whether the shareholder accepts the corporation's offer as stated in subparagraph (b)4.

          5.     If the offer is not accepted, the shareholder's estimated fair value of the shares and a demand for payment of the shareholder's estimated value plus interest.

        (b)   State:

          1.     Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

          2.     A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

          3.     The corporation's estimate of the fair value of the shares.

          4.     An offer to each shareholder who is entitled to appraisal rights to pay the corporation's estimate of fair value set forth in subparagraph 3.

          5.     That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

          6.     The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

        (c)   Be accompanied by:

          1.     Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation's appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

          2.     A copy of ss. 607.1301-607.1333.

History.—s. 26, ch. 2003-283.

607.1323 Perfection of rights; right to withdraw.—

(1)    A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)    A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

(3)    A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History.—s. 27, ch. 2003-283

607.1324 Shareholder's acceptance of corporation's offer.—

(1)    If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation's estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation's receipt of the form from the shareholder.

(2)    Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History.—s. 28, ch. 2003-283.

607.1326 Procedure if shareholder is dissatisfied with offer.—

(1)    A shareholder who is dissatisfied with the corporation's offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2)    A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History.—s. 29, ch. 2003-283

607.1330 Court action.—

(1)    If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)    The proceeding shall be commenced in the appropriate court of the county in which the corporation's principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3)    All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)    The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)    Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder's shares, plus interest, as found by the court.

(6)    The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History.—s. 2, ch. 2004-378

607.1331 Court costs and counsel fees.—

(1)    The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)    The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

        (a)   Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

        (b)   Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)    If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)    To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History.—s. 30, ch. 2003-283; s. 98, ch. 2004-5

607.1332 Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History.—s. 31, ch. 2003-283

607.1333 Limitation on corporate payment.—

(1)    No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder's option:

        (a)   Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

        (b)   Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2)    The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History.—s. 32, ch. 2003-283.

Appendix D

Board of Directors
Coastal Banking Company, Inc.
36 Sea Island Parkway
Beaufort, SC 29902

Members of the Board of Directors:

        We understand that Coastal Banking Company, Inc. ("Coastal") entered into an Agreement and Plan of Merger (the "Agreement") dated April 6, 2005 between Coastal and First Capital Bank Holding Corporation ("First Capital") pursuant to which, among other things, (i) First Capital will merge with and into Coastal (the "Merger") and (ii) each outstanding share of the common stock of First Capital will be converted into 1.054 shares (the "Exchange Ratio") of the common stock of Coastal. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of Coastal.

        In arriving at our fairness opinion, we reviewed certain publicly available business, financial and stockholder information relating to First Capital and its subsidiaries and to Coastal and its subsidiaries.

        In connection with the foregoing, we reviewed:

  (i)
  the Agreement;

  (ii)
  Coastal's proxy statements dated April 20, 2004 and April 15, 2003;

  (iii)
  Coastal's annual reports on Form 10-KSB for the three fiscal years ended December 31, 2004, 2003 and 2002;

  (iv)
  Coastal's quarterly reports on Form 10-QSB for the quarters ended March 31, 2005, September 30, 2004, June 30, 2004 and March 31, 2004;

  (v)
  First Capital's proxy statements dated April 15, 2004 and April 18, 2003;

  (vi)
  First Capital's annual reports on Form 10-KSB for the three fiscal years ended December 31, 2004, 2003 and 2002; and

  (vii)
  First Capital's quarterly reports on Form 10-QSB for the quarters ended March 31, 2005, September 30, 2004, June 30, 2004 and March 31, 2004.

        In addition, with respect to both Coastal and First Capital, we reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to us by Coastal and First Capital. We held discussions with members of senior management of Coastal and First Capital and their representatives, including without limitation, their respective outside accountants, legal advisors and others, concerning the past and current results of operations of Coastal and First Capital, their respective current financial condition and management's opinion of their respective future prospects. We also reviewed the historical record of reported prices, trading activity and dividend payments for the common stock of both Coastal and First Capital. We compared Coastal, First Capital and the pro forma combined company to selected publicly-traded companies. We compared the reported financial terms of selected business combinations in the banking industry and performed such other studies and analyses as we considered appropriate under the circumstances.

        For purposes of this opinion, we assumed and relied on, without independent verification, the accuracy and completeness of the material furnished to us by Coastal and First Capital and the material otherwise made available to us, including information from published sources, and we have not

D-1

independently verified such data. With respect to the financial information, including forecasts we received from Coastal and First Capital, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of Coastal and First Capital. We express no opinion with respect to such financial forecasts. In addition, we have not made or obtained any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of Coastal or First Capital. We have further relied on the assurances of management of Coastal and First Capital that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. We assumed (with your consent) that there are no legal issues with regard to Coastal or First Capital that would affect our opinion, and we relied on this assumption without undertaking any independent investigation or inquiry. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to Coastal or the underlying business decision of Coastal to effect the Merger.

        In rendering our opinion, we assumed that the Merger will be consummated on the terms described in the Agreement. We also assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Coastal or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof.

        We acted as financial advisor to Coastal in connection with the Merger and will receive a fee for such services, including a fee that is contingent upon rendering this opinion. In addition, Coastal has agreed to indemnify us for certain liabilities arising out of our engagement by Coastal in connection with the Merger.

        This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner of for any purpose whatsoever without our prior written consent, although this opinion may be (i) furnished to First Capital for inspection purposes only, provided however, that such consent to provide First Capital with a copy of this opinion is based on the condition that each of Coastal and First Capital have acknowledged and agreed that First Capital is not authorized to and shall not rely on this opinion, and (ii) included in its entirety in the joint proxy statement/prospectus of Coastal and First Capital used to solicit stockholder approval of the Merger so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to revise or reaffirm this opinion. The opinion does not in any matter address the prices at which the capital stock of Coastal or First Capital has traded in the past or at which the capital stock of Coastal may trade after the Merger. It is understood that this letter is directed to the Board of Directors of Coastal in its consideration of the Agreement and the Merger. Our opinion does not constitute a recommendation to any stockholder of Coastal as to how such stockholder should vote or act with respect to any matters relating to the Merger.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and based on such other matters we considered relevant, it is our opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the stockholders of Coastal.

Very truly yours,
TRIANGLE CAPITAL PARTNERS, LLC

D-2

Appendix E

                        , 2005

Board of Directors
First Capital Bank Holding Corporation
1891 South 14th Street
Fernandina Beach, FL 32034

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, of the stock consideration to be received by the shareholders of First Capital Bank Holding Corporation ("First Capital") under the terms of a certain Agreement and Plan of Merger dated April 6, 2005 (the "Agreement") pursuant to which First Capital would be merged with and into Coastal Banking Company, Inc. ("Coastal") (the "Merger"). Under the terms of the Agreement, each of the outstanding common shares of First Capital shall be converted into the right to receive 1.054 shares of Coastal common stock. The foregoing summary of the Merger is qualified in its entirety by reference to the Agreement.

        The Carson Medlin Company is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions in the United States and transactions relating to their securities. We regularly publish our research on independent community banks regarding their financial and stock price performance. We are familiar with the commercial banking industry in Florida and South Carolina and the major commercial banks operating in those markets. We have been retained by First Capital in a financial advisory capacity to render our opinion hereunder, for which we will receive compensation.

        In reaching our opinion, we have analyzed the respective financial positions, both current and historical, of Coastal and First Capital. We have reviewed: (i) the Agreement; (ii) the joint proxy statement/prospectus (iii) audited financial statements of Coastal for the four years ended December 31, 2004; (iv) audited financial statements of First Capital for the four years ended December 31, 2004; (v) unaudited interim financial statements of Coastal for the three months ended March 31, 2005; (vi) unaudited interim financial statements of First Capital for the three months ended March 31, 2005; (vii) certain financial and operating information with respect to the business, operations and prospects of Coastal and First Capital. We also: (a) held discussions with members of management of Coastal and First Capital regarding historical and current business operations, financial condition and future prospects of their respective companies; (b) reviewed the historical market prices and trading activity for the common stocks of Coastal and First Capital and compared them with those of certain publicly-traded companies which we deemed to be relevant; (c) compared the results of operations of Coastal and First Capital with those of certain banking companies which we deemed to be relevant; (d) compared the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other recent business combinations of commercial banking organizations; and (e) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Coastal or First Capital. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

E-1

        Based upon the foregoing, it is our opinion that the stock consideration provided for in the Agreement is fair, from a financial point of view, to the shareholders of First Capital Bank Holding Corporation.

Very truly yours,

THE CARSON MEDLIN COMPANY

E-2

Appendix F

COASTAL BANKING COMPANY, INC.

2004 ANNUAL REPORT

Contents

To Our Shareholders	F-2
Financial Highlights	F-5
Selected Financial Data	F-6
Management's Discussion and Analysis of Financial Condition and Results of Operations	F-7
Report of Independent Registered Public Accounting Firm	F-23
Consolidated Financial Statements	F-24
Notes to Consolidated Financial Statements	F-29
Corporate and Shareholder Information	F-51

About the Company

        Coastal Banking Company, Inc. (the "Company"), headquartered in Beaufort, South Carolina, is a bank holding company organized as a South Carolina corporation with a wholly-owned subsidiary, Lowcountry National Bank (the "Bank"). Through the Bank, the Company provides a full range of commercial and consumer banking services to domestic markets, principally in Beaufort County, South Carolina. The Company also has an investment in Coastal Banking Company Statutory Trust I (the "Trust"). The Trust is a special purpose non-consolidated subsidiary organized for the sole purpose of issuing trust preferred securities. The Company attributes its success to local decision making and a commitment to deliver superior, personal, friendly, and responsive service to its customers. The Company and the Bank first commenced operation on May 10, 2000. The Company opened a branch banking office in the Moss Creek Village of Bluffton, South Carolina during 2003.

Our Vision

        "Coastal Banking Company is the leader in the delivery of comprehensive financial services responsive to the communities we serve."

Our Values

        "The values of Coastal Banking Company shape our relationships with customers, employees, and shareholders while capturing the spirit of our business practices and decisions."

        "Our directors, officers, and staff will always act with Integrity, guided by what is ethical and right for our customers."

        "We are Customer-Centered: readily available, responsive to customers' needs, and accountable for our actions. We will provide unparalleled service and support."

        "As the financial services industry changes, we will be Innovative to deliver the products and services that exceed our customers' expectations while producing a fair return to our shareholders."

        "These values will be the foundation of our operating philosophy in our daily environment."

Locations

Coastal Banking Company, Inc. Lowcountry National Bank	Bluffton Office
36 Sea Island Parkway	1533 Fording Island Road Suite 300
Beaufort, South Carolina 29902	Hilton Head Island, South Carolina 29926
(843) 522-1228	(843) 837-7977
Website: coastalbanking.com

Coastal Banking Company, Inc.

Dear Shareholder:

        Coastal Banking Company experienced continued growth and success during 2004. The Company and our wholly owned subsidiary, Lowcountry National Bank, are well positioned to continue the expansion of our franchise in the Beaufort, South Carolina area. Our commitment to deliver superior, personal, friendly, and responsive customer service has been rewarded with solid financial performance.

        We experienced record earnings during 2004. Net income was $1,111,000, compared to $864,000 for the year ended December 31, 2003. Basic earnings per share were $1.11 as compared to $0.87 in 2003, while diluted earnings per share were $0.99 in 2004 compared to $0.82 in 2003. The Company also paid its first stock dividend of 5% in 2004.

        Our balance sheet growth was led by a 49% increase in loans to a total of $100,397,000 as of December 31, 2004. We have not compromised our commitment to credit quality while experiencing this growth. Our non-performing assets and charge-off history remains low for the year ended December 31, 2004. Our allowance for loan losses increased from $866,000 to $1,137,000 during the year primarily due to our loan portfolio growth.

        Deposit growth during 2004 was very strong. At December 31, 2004, total deposits were $129,432,000 compared to $96,436,000 as of December 31, 2003. This 34% increase in deposits was mainly due to an increase in all of our deposit product lines.

        Our Bluffton office has continued to improve market share since it commenced operating in 2003. This office contributed $32,682,000 in loans and $13,471,000 in deposits to the above totals as of December 31, 2004. We believe this office will be an integral part of our structure and will allow us to maintain and even increase our expected growth level.

        We continue to work to improve the foundation that we feel is necessary for the Company to move forward—forward to sound, increased growth, forward to continued investments in our community, and most importantly, forward to continued shareholders' investment growth. We thank you for your continued trust and support, and we pledge our continued best efforts to be worthy of both.

Ladson F. Howell	Randolph C. Kohn
Chairman of the Board	President and CEO

Financial Highlights

	2004	2003	Percent Change
Balance Sheet
Total assets	$146,071,670	$107,874,055	35.41%
Net loans	100,397,246	67,488,128	48.76
Securities	34,046,381	35,555,638	(4.24)
Deposits	129,431,713	96,435,587	34.22
Shareholders' equity	10,792,050	9,753,467	10.65
For the Year
Net interest income	$4,474,894	$3,328,024	34.46%
Provision for loan losses	463,200	253,500	82.72
Noninterest income	764,426	790,667	(3.32)
Noninterest expense	3,269,332	2,541,808	28.62
Income tax expense	396,186	458,933	(13.67)
Net income	1,110,602	864,450	28.48
Per Share
Net income	$1.11	$0.87	27.59%
Book value at year end	10.68	9.80	8.98
Financial Performance Ratios
Return on average assets	0.86%	0.95%
Return on average equity	10.85%	9.22%
Asset Quality Ratios
Nonperforming loans to total loans	0.31%	0.55%
Allowance for loan losses times nonperforming loans	na	na
Net charge-offs to average total loans	0.22%	0.02%

COASTAL BANKING COMPANY, INC.

SELECTED FINANCIAL DATA

	2004	2003	2002	2001	2000
FOR THE YEAR
Net interest income	$4,474,894	3,328,024	2,344,944	1,304,596	666,283
Provision for loan losses	463,200	253,500	232,200	265,800	165,700
Noninterest income	764,426	790,667	507,029	387,928	96,245
Noninterest expense	3,269,332	2,541,808	1,835,721	1,374,986	969,105
Income taxes (benefit)	396,186	458,933	268,119	13,635	(123,094)
Net earnings (loss)	1,110,602	864,450	515,933	38,103	(249,183)
PER COMMON SHARE*
Basic earnings (loss)	$1.11	0.87	0.52	0.04	(0.25)
Diluted earnings (loss)	0.99	0.82	0.52	0.04	(0.25)
Cash dividends declared	—	—	—	—	—
Book value	10.68	9.80	9.08	8.35	8.29
AT YEAR END
Loans, net	$100,397,246	67,488,128	49,065,800	32,566,026	13,810,463
Earning assets	137,904,751	104,034,196	70,470,548	45,288,309	21,918,374
Assets	146,071,670	107,874,055	75,696,898	48,692,697	24,959,674
Deposits	129,431,713	96,435,587	65,947,791	39,478,014	16,461,767
Shareholders' equity	10,792,050	9,753,467	9,036,692	8,314,352	8,250,618
Common shares outstanding	1,010,379	995,695	995,695	995,695	995,695
AVERAGE BALANCES
Loans	$86,580,511	60,860,974	41,842,080	24,490,000	5,725,000
Earning assets	124,586,573	87,772,570	58,103,534	32,350,000	11,816,000
Assets	128,884,584	91,417,046	61,240,904	35,489,000	14,764,000
Deposits	116,757,374	81,427,295	51,972,457	26,755,000	6,337,000
Shareholders' equity	10,239,847	9,375,405	8,630,130	8,265,000	8,302,000
Weighted average shares outstanding	1,003,933	995,695	995,695	995,695	995,695
KEY PERFORMANCE RATIOS
Return on average assets	0.86%	0.95%	0.84%	0.11%	(1.69)%
Return on average shareholders' equity	10.85%	9.22%	5.98%	0.46%	(3.00)%
Net interest margin	3.59%	3.79%	4.04%	4.03%	5.64%
Dividend payout ratio	—	—	—	—	—
Average equity to average assets	7.94%	10.26%	14.09%	23.29%	56.23%

*
2003 and prior years have been restated for a 5% stock dividend.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

        Coastal Banking Company, Inc. is a bank holding company headquartered in Beaufort, South Carolina organized to own all of the common stock of its subsidiary, Lowcountry National Bank (the "Bank"). The principal activity of the Bank is to provide banking services to domestic markets, principally in Beaufort County, South Carolina. The Bank is primarily regulated by the Office of the Comptroller of the Currency ("OCC") and undergoes periodic examinations by this regulatory agency. The holding company is regulated by the Federal Reserve Bank and also is subject to periodic examinations. The Bank opened for business on May 10, 2000 at 36 Sea Island Parkway, Beaufort, South Carolina 29902. The Company also has an investment in Coastal Banking Company Statutory Trust I (the "Trust"). The Trust is a special purpose non-consolidated subsidiary organized for the sole purpose of issuing trust preferred securities.

        The following discussion describes our results of operations for 2004 as compared to 2003 and also analyzes our financial condition as of December 31, 2004 as compared to December 31, 2003. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

        We have included a number of tables to assist in our description of these measures. For example, the "Average Balances" table shows the average balance during 2004 and 2003 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to continue to direct a substantial percentage of our earning assets into our loan portfolio. Similarly, the "Rate/Volume Analysis" table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a "Sensitivity Analysis Table" to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

        Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb possible losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses. See comments in the section entitled "Provision and Allowance for Loan Losses."

        In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

        The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

Forward-Looking Statements

        This report contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Potential risks and uncertainties include, but are not limited to those described under the heading "Risk Factors" in our Form 10-KSB for the year ended December 31, 2004.

Critical Accounting Policies

        We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in Note 1 in the footnotes to the consolidated financial statements at December 31, 2004 included elsewhere in this annual report.

        We believe that the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Please refer to the portion of management's discussion and analysis of financial condition and results of operations that addresses the allowance for loan losses for a description of our processes and methodology for determining the allowance for loan losses.

Results of Operations

Overview

        Net income for 2004 was $1,111,000, or $1.11 per common share compared to $864,000, or $.87 per common share in 2003. Our operational results depend to a large degree on net interest income, which is the difference between the interest income received from our investments (such as loans, investment securities, and federal funds sold) and interest expense, which is paid on deposit liabilities and other borrowings. Net interest income was $4,475,000 for the year ended December 31, 2004 compared to net interest income of $3,328,000 for the year ended December 31, 2003.

        The provision for loan losses in 2004 was $463,000 compared to $254,000 in 2003. The increase in the provision for loan losses was attributable to the increase in our loan growth during 2004. The provision for loan losses continues to reflect our estimate of potential losses inherent in the loan portfolio and the creation of an allowance for loan losses adequate to absorb such losses.

        Noninterest income for the year ended December 31, 2004 totaled $764,000, representing a $26,000 (3%) decrease from December 31, 2003. This decrease was primarily associated with the decrease in mortgage origination fees during 2004. Noninterest expenses in 2004 were $3,269,000, a $728,000 (29%) increase compared with the 2003 amount, primarily due to an increase in salaries and employee benefits paid related to additional employees hired in 2004 and the full year's effects of staffing the Bluffton Branch.

        In 2004, we recognized $396,000 of income tax expense compared to an income tax expense of $459,000 in 2003. Our effective tax rate was 26% in 2004 and 35% in 2003. Our income tax expense decreased in 2004 because we concluded that the valuation allowances were no longer needed after an analysis of certain valuation allowances related to our deferred tax assets. The elimination of these tax valuation allowances reduced tax expense in 2004 by approximately $115,000.

Net Interest Income

        For the year ended December 31, 2004, net interest income totaled $4,475,000, as compared to $3,328,000 for the same period in 2003. Interest income from loans, including fees, increased $1,333,000, or 32% to $5,565,000 for the year ended December 31, 2004. This increase in income was partially offset by increased interest expense, which totaled $2,482,000 for the year ended December 31, 2004 compared to $1,830,000 in 2003. The increase in net interest income is due to the overall growth in the volume of interest earning assets, partially offset by decreases in overall weighted average interest rates. The net interest margin realized on earning assets and the interest rate spread were 3.59% and 3.42%, respectively, for the year ended December 31, 2004. For the year ended December 31, 2003, the net interest margin was 3.79% and the interest rate spread was 3.49%. Maturities of higher yielding loans during 2004 lowered overall loan yield even though the general rate environment was trending upward. As a result the net interest margin as a percentage declined in 2004 when compared to 2003.

Average Balances and Interest Rates

        The table below shows the average balance outstanding for each category of interest earning assets and interest-bearing liabilities for 2004 and 2003, and the average rate of interest earned or paid thereon. Average balances have been derived from the daily balances throughout the period indicated.

	For the Years Ended December 31
	2004			2003
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Amounts presented in thousands)
Assets:
Interest earning assets:
Loans (including loan fees)	$86,581	$5,565	6.43%	$60,861	$4,231	6.95%
Taxable investments	30,561	1,163	3.81%	21,302	832	3.91%
Tax-free investments	5,561	271	4.88%	1,380	69	5.00%
Federal funds sold	1,884	28	1.47%	4,230	44	1.04%

Total interest earning assets	124,587	7,027	5.64%	87,773	5,176	5.90%
Other non-interest earning assets	4,298			3,644

Total assets	$128,885			$91,417

Liabilities and shareholders' equity:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand and savings	$55,909	$994	1.78%	$40,125	$773	1.93%
Time	52,088	1,376	2.64%	36,330	1,056	2.91%
Other	3,706	112	3.01%	47	1	1.51%

Total interest-bearing liabilities	111,703	2,482	2.22%	76,502	1,830	2.39%
Other non-interest bearing liabilities	6,942			5,540
Shareholders' equity	10,240			9,375

Total liabilities and shareholders' equity	$128,885			$91,417

Excess of interest-earning assets over interest bearing liabilities	$12,884			$11,271

Ratio of interest-earning assets to interest-bearing liabilities	112%			115%
Tax equivalent adjustment		70			18

Net interest income		$4,475			$3,328

Net interest spread			3.42%			3.49%

Net interest margin			3.59%			3.79%

        Non-accrual loans and the interest income which was recorded on these loans, if any, are included in the yield calculation for loans in all periods reported.

        Amounts are presented on a tax equivalent basis.

Volume/Rate Analysis

        Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. The effect of a change in average balance has been determined by applying the average rate in the earlier year to the change in average balance in the later year, as compared with the earlier year. The effect of a change in the average rate has been determined by applying the average balance in the earlier year to the change in the average rate in the later year, as compared with the earlier year.

	2004 Compared to 2003 Increase (decrease) due to changes in
	Volume	Rate	Net Change
Interest income on:
Loans (including loan fees)	$1,674	$(340)	$1,334
Taxable investments	353	(22)	331
Non-taxable investments	204	(2)	202
Federal funds sold	(30)	14	(16)

Total interest income (tax equivalent basis)	2,201	(350)	1,851

Interest expense on:
Interest-bearing demand and savings	285	(64)	221
Time	424	(104)	320
Other	109	2	111

Total interest expense	818	(166)	652

Net interest income (tax equivalent basis)	$1,383	$(184)	$1,199

Interest Rate Sensitivity and Asset Liability Management

        Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

        Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and noninterest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the bank's net interest income in general terms during periods of movement in interest rates. In general, if the bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly are expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At December 31, 2004, the bank, as measured by gap, is in a liability sensitive position. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities.

        The following table summarizes the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004, that are expected to mature, prepay, or reprice in each of the future time periods shown. Except as stated below, the amount of assets or liabilities that mature or reprice during a particular period was determined in accordance with the contractual terms of the asset or liability. Adjustable rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed rate loans and mortgage-backed securities are included in the periods in which they are anticipated to be repaid based on scheduled maturities. The bank's savings accounts and interest-bearing demand accounts (NOW and money market deposit accounts), which are generally subject to immediate withdrawal, are included in the "Three Months or Less" category, although historical experience has proven these deposits to be more stable over the course of a year.

At December 31, 2004
Maturing or Repricing in
(dollars in thousands)

	3 Months or Less	4 Months to 12 Months	1 to 5 Years	Over 5 Years	Total
Interest-earning assets:
Federal funds sold	$2,583	$—	$—	$—	$2,583
Investment securities	—	674	6,815	26,557	34,046
Loans held for sale	878	—	—	—	878
Loans	35,390	16,775	45,766	3,603	101,534

Total interest-earning assets	38,851	17,449	52,581	30,160	139,041

Interest-bearing liabilities:
Deposits:
Savings and demand	58,200	—	—	—	58,200
Time deposits	11,761	20,230	28,006	—	59,997
FHLB advances	2,000	—	—	—	2,000
Junior subordinated debentures	—	—	—	3,093	3,093

Total interest-bearing liabilities	71,961	20,230	28,006	3,093	123,290

Interest sensitive difference per period	$(33,110)	$(2,781)	$24,575	$27,067
Cumulative interest sensitivity difference	$(33,110)	$(35,891)	$(11,316)	$15,751
Cumulative difference to total assets	(24)%	(26)%	(8)%	11%

        At December 31, 2004, the difference between the bank's liabilities and assets repricing or maturing within one year was $35,891,000. Due to an excess of liabilities repricing or maturing within one year, a rise in interest rates would cause the bank's net interest income to decline.

        Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may reflect changes in market interest rates differently. Additionally, certain assets, such as adjustable-rate mortgages, have features that restrict changes in interest rates, both on a short-term basis and over the life of the asset. Other factors which may affect the assumptions made in the table include changes in interest rates, pre-payment rates, early withdrawal levels, and the ability of borrowers to service their debt.

Impaired Loans

        A loan will be considered to be impaired when, in management's judgment based on current information and events, it is probable that the loan's principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans, when not material, will be carried in the balance sheet at a value not to exceed their observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The carrying values of any material impaired loans will be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan.

        Loans which management identifies as impaired generally will be nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. At December 31, 2004 and 2003, the Bank had $313,000 and $372,000 of loans that were impaired and nonperforming.

        The accrual of interest will be discontinued on nonaccrual loans and any previously accrued interest on such loans will be reversed against current income. Any subsequent interest income will be recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan will not be returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Potential Problem Loans

        Management identifies and maintains a list of potential problem loans. These are loans that are not included in nonaccrual status, or loans that are past due 90 days or more and still accruing interest. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. These loans are designated as such in order to be monitored more closely than other credits in the Bank's portfolio. There are no potential problem loans not already addressed.

Provision and Allowance for Loan Losses

        The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $463,000 for the year ended December 31, 2004 as compared to $254,000 for the year ended December 31, 2003. The change in the provision was the result of our loan portfolio growing faster in 2004 than in 2003. The loan portfolio increased by approximately $33.2 million during the year ended December 31, 2004 as compared to growth of $18.7 million in 2003. The allowance for loan losses was 1.11% of gross loans at December 31, 2004 as compared to 1.27% at December 31, 2003. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

        We have established an allowance for loan losses through a provision for loan losses charged to expense on our statement of income. Additions to the allowance for loan losses, which are expenses to the provision for loan losses on our income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. The allowance for loan losses represents an amount which we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment as to the adequacy of the allowance for loan losses is based upon a number of assumptions about future events, which we believe to be reasonable, but which may or may not prove to be accurate. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs Our determination of the allowance for loan losses is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans, the quality, mix, and size of our overall loan portfolio, economic conditions that may affect the borrower's ability to repay, the amount and quality of collateral securing the loans, our historical loan loss experience, and a review of specific problem loans. We also consider subjective issues such as changes in the lending policies and procedures, changes in the local/national economy, changes in volume or type of credits, changes in volume/severity of problem loans, quality of loan review and board of director oversight, concentrations of credit, and peer group comparisons.

        We do not allocate the allowance for loan losses to specific categories of loans but rather evaluate the adequacy on an overall portfolio basis utilizing a risk grading system. See the table below for an indication of our history of charge-offs by loan category which may or may not be indicative of future charge-offs by category.

        Due to our limited operating history, our policy has been to review the allowance for loan losses using a reserve factor based on risk-rated categories of loans since there has been relatively little charge-off activity since the bank's inception. The overall objective is to apply percentages to the loans based on the relative inherent risk for that loan type and grade. Reserve factors are based on peer group data, information from regulatory agencies, and on the experience of the bank's lenders. The reserve factors will change depending on trends in national and local economic conditions, the depth of experience of the bank's lenders, delinquency trends, and other factors. Our general strategy is to maintain a minimum coverage of a certain percentage of gross loans until we have sufficient historical data and trends available. Periodically, we adjust the amount of the allowance based on changing circumstances. We charge recognized losses to the allowance and add subsequent recoveries back to the allowance for loan losses. There can be no assurance that charge-offs of loans in future periods will not exceed the allowance for loan losses as estimated at any point in time or that provisions for loan losses will not be significant to a particular accounting period. Thus, there is a risk that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net income and, possibly, our capital.

        The following table summarizes information concerning the allowance for loan losses:

	December 31,
	2004	2003
	(Amounts are presented in thousands)
Total loans outstanding, end of year	$101,534	$68,354

Average loans outstanding	$86,581	$60,861

Allowance, beginning of year	866	624
Charge-offs:
Commercial, financial and industrial	—	17
Real estate—construction	—	—
Real estate—mortgage	102	—
Consumer	93	—

Total charge-offs	195	17

Recoveries:
Commercial, financial and industrial	3	5
Real estate—construction	—	—
Real estate—mortgage	—	—
Consumer	—	—

Total recoveries	3	5

Net charge-offs	192	12
Additions charged to operations	463	254

Allowance, end of year	$1,137	$866

Ratio of net charge-offs during the period to average loans outstanding during the period	0.22%	0.02%

Allowance for loan losses to loans, end of year	1.11%	1.27%

        The following table summarizes past due and non-accrual loans, other real estate and repossessions, and income that would have been reported on non-accrual loans as of December 31, 2004 and 2003 (amounts are presented in thousands):

	December 31,
	2004	2003
Other real estate and repossessions	$55	$—
Accruing loans 90 days or more past due	313	325
Non-accrual loans	—	47
Interest on non-accrual loans which would have been reported	—	—

Noninterest Income and Expense

        Noninterest income for the year ended December 31, 2004 totaled $764,000 as compared to $791,000 for the year ended December 31, 2003. This decrease in noninterest income was primarily due to a decrease in residential mortgage origination fees partially offset by an increase in gains on the sale of securities and income from the increase in cash value of life insurance policies. Residential mortgage origination fees totaled $391,000 and $542,000 in 2004 and 2003, respectively. Lower market interest rates created significant refinancing volume in the residential mortgage market in 2003. This refinancing volume slowed in 2004 as interest rates leveled off and started to increase. During 2004, we purchased bank owned life insurance policies covering certain of our executives. The cash value of these policies increases over time and, accordingly, we recognized $82,000 in income related to these policies in 2004. We also recognized gains on the sale of certain investment securities available-for-sale totaling $85,000 during the year ended December 31, 2004 as compared to gains of $42,000 in 2003.

        Total noninterest expense for the year ended December 31, 2004 was $3,270,000, as compared to $2,542,000 for the same period in 2003. Salaries and benefits, the largest component of noninterest expense, totaled $1,766,000 for the year ended December 31, 2004, compared to $1,400,000 for the same period a year ago. Other operating expenses were $1,209,000 for the year ended December 31, 2004 as compared to $865,000 for the year ended December 31, 2003. These other operating expenses included professional fee increases of $87,037 as a result of higher consulting, internal audit and legal fees, data processing costs of $119,586 as a result of a full year of transaction volume at our Bluffton branch, and advertising fees of $56,110 as a result of a full year of operation at our Bluffton branch.

Financial Condition

        Total assets increased $38,198,000, or 35%, from December 31, 2003 to December 31, 2004. The primary source of growth in assets was net loans, which increased $32,909,000, or 49%. Total deposits increased $32,996,000, or 34%, from the December 31, 2003 amount of $96,436,000 to $129,432,000 at December 31, 2004.

Interest-Earning Assets

Loans

        Gross loans totaled $101,534,000 at December 31, 2004, an increase of $33,180,000, or 49%, since December 31, 2003. The largest increase in loans was in Real estate—mortgage loans, which increased $16,677,000, or 39%, to $58,979,000 at December 31, 2004. Real estate—construction loans increased $15,752,000, or 88%, during 2004. Balances and percentages within the major loans receivable categories as of December 31, 2004 and December 31, 2003 are as follows (amounts in thousands):

	2004		2003
Real estate—construction	$33,727	33%	$17,974	26%
Real estate—mortgage	58,979	58%	42,303	62%
Commercial, financial and industrial	5,561	6%	5,354	8%
Consumer and other	3,267	3%	2,723	4%

	$101,534		$68,354

        As of December 31, 2004, maturities of loans in the indicated classifications were as follows (amounts are presented in thousands):

	Commercial	Real Estate Construction	Total
Maturity
Within 1 year	$3,267	$21,777	$25,024
1 to 5 years	2,294	10,635	12,929
Over 5 years	—	1,315	1,315

Totals	$5,561	$33,727	$39,268

        As of December 31, 2004, the interest terms of loans in the indicated classification for the indicated maturity ranges are as follows (amounts are presented in thousands):

	Fixed Interest Rates	Variable Interest Rates	Total
Commercial
1 to 5 years	$2,294	$—	$2,294
Over 5 years	—	—	—
Real estate—construction
1 to 5 years	9,461	1,174	10,635
Over 5 years	1,315	—	1,315

	$13,070	$1,174	$14,244

Investment Securities

        Investment securities available-for-sale decreased to $27,366,000 at December 31, 2004 from $31,274,000 at December 31, 2003. Investment securities held-to-maturity increased from $3,421,000 at December 31, 2003 to $5,643,000 at December 31, 2004. The decrease in investment securities available-for-sale was due to our increased loan demand in 2004. The increase in investment securities held-to-maturity was due to our increased investment in tax-free securities.

        The following table presents the investments by category at December 31, 2004 and 2003:

	2004		2003
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Amounts are presented in thousands)
Available-for-sale
Federal agencies	$15,010	$14,916	$21,606	$21,694
Mortgage-backed	12,290	12,182	9,542	9,580
State, county and municipals	268	268	—	—

Held-to-maturity	$27,568	$27,366	$31,148	$31,274

State, county and municipals	$5,643	$5,555	$3,421	$3,353

        The following table presents the maturities of investment securities at carrying value and the weighted average yields for each range of maturities presented. Yields are based on amortized cost of securities. (Amounts are presented in thousands)

Maturities at December 31, 2004	State, County and Municipals	Weighted Average Yields	Federal Agencies	Weighted Average Yields	Mortgage- backed	Weighted Average Yields
Within 1 year	$—	—%	$668	4.43%	$—	—%
After 1 through 5 years		%	6,565	3.70%	924	3.78%
After 5 through 10 years	1,166	3.16%	7,777	4.25%	5,293	3.89%
After 10 years	4,745	3.60%	—	—%	6,073	4.48%

Totals	$5,911		$15,010		$12,290

        Mortgage-backed securities are included in the maturities categories in which they are anticipated to be repaid based on scheduled maturities.

Deposits

        At December 31, 2004, total deposits increased by $32,996,000, or 34%, to a total of $129,432,000 at December 31, 2004 from $96,436,000 at December 31, 2003. Noninterest-bearing demand deposits increased $6,168,000, or 122%, while interest-bearing deposits increased $26,828,000, or 29%.

        Balances and percentages within the major deposit categories as of December 31, 2004 and December 31, 2003 are as follows (amounts in thousands):

	2004		2003
Noninterest-bearing demand deposits	$11,235	9%	$5,067	5%
Interest-bearing demand deposits	57,239	44%	49,686	52%
Savings deposits	961	1%	899	1%
Time over $100,000	30,185	23%	15,353	16%
Time	29,812	23%	25,431	26%

	$129,432		$96,436

        The average balance of deposits and the average rates paid on such deposits are summarized for the periods indicated in the following table.

	December 31,
	2004		2003
	Amount	Rate	Amount	Rate
	(Amounts are presented in thousands)
Noninterest-bearing demand	$8,760	—%	$4,972	—%
Interest-bearing demand	54,931	1.80%	39,352	1.95%
Savings	978.72%		773.96%
Time deposits	52,088	2.64%	36,330	2.91%

Totals	$116,757		$81,427

        Maturities of time certificates of deposit of $100,000 or more outstanding at December 31, 2004 are summarized as follows (amounts are presented in thousands):

Within 3 months	$6,301
After 3 through 6 months	2,812
After 6 through 12 months	7,914
After 12 months	13,158

Total	$30,185

Junior Subordinated Debentures

        In May 2004, Coastal Banking Company Statutory Trust I issued $3.0 million of trust preferred securities with a maturity of May 18, 2034. In accordance with Financial Interpretation Number ("FIN") 46, the trust has not been consolidated in the Company's financial statements. The proceeds from the issuance of the trust preferred securities were used by the trust to purchase $3.0 million of the Company's junior subordinated debentures, which pay interest at a floating rate equal to 3 month LIBOR plus 275 basis points. The Company used the proceeds from the sale of the junior subordinated debentures for general purposes, primarily to provide capital to the bank. The debentures represent the sole asset of the trust.

Capital Resources

        Total shareholders' equity increased from $9,753,000 at December 31, 2003 to $10,792,000 at December 31, 2004. This increase was attributable to net earnings for the period partially offset by a decrease of $216,000 in the fair value of securities available-for-sale, net of tax.

        Bank holding companies, such as us, and their banking subsidiaries are required by banking regulators to meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders' equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%. The capital leverage ratio supplements the risk-based capital guidelines.

        The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because Coastal Banking Company, Inc. had less than $150 million in assets as of December 31, 2004, we were not yet required to maintain these minimum capital requirements at the holding company level. However, Lowcountry National Bank falls under these rules as set by bank regulatory agencies.

        Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%.

        The following table summarizes the bank's risk-based capital ratios at December 31, 2004:

Tier 1 capital (to risk-weighted assets)	10.54%
Total capital (to risk-weighted assets)	11.53%
Tier 1 capital (to total average assets)	8.38%

Liquidity

        The bank must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, the bank keeps cash on hand, maintains account balances with its correspondent banks, and purchases and sells federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match the maturities to meet liquidity needs. It is the policy of the bank to monitor its liquidity to meet regulatory requirements and their local funding requirements.

        We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit, standby letters of credit and loans sold with limited recourse. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

        Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for on-balance-sheet instruments. Collateral held for commitments to extend credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

        Loans sold with limited recourse are 1-4 family residential mortgages originated by us and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to us within 90 days of any one of the loan's first four payments being missed. Our exposure to credit loss in the event of nonperformance by the other party to the loan is represented by the contractual notional amount of the loan. Since none of the loans sold have ever been returned to us, the total loans sold with limited recourse amount does not necessarily represent future cash requirements. We use the same credit policies in making loans held for sale as we do for on-balance-sheet instruments.

        The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2004:

Commitments to extend credit	$17,990,000
Standby letters of credit	$552,000
Loans sold with limited recourse	$6,157,000

        Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Beaufort County and surrounding areas. In addition, a substantial portion of our loan portfolio is collateralized by improved and unimproved real estate and is therefore dependent on the local real estate market.

        The bank maintains relationships with correspondent banks that can provide funds to it on short notice, if needed. Presently, the bank has arrangements with commercial banks for short term unsecured advances up to $5,650,000.

        Cash and cash equivalents as of December 31, 2004 increased $3,892,000 from December 31, 2003. Cash provided by operating activities totaled $664,000 in 2004, while inflows from financing activities totaled $37,634,000, which was attributable to an increase in deposits.

        During 2004, investing activities used $34,406,000. Investing activities included net loans made to customers of approximately $33,427,000 and purchases of investment securities of $16,819,000, partially offset by sales and maturities of investment securities of approximately $17,915,000.

Inflation

        Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates to meet capital adequacy requirements. We cope with the effects of inflation through the management of interest rate sensitivity gap position, by periodically reviewing and adjusting its pricing of services to consider current costs and through managing our level of net income relative to our dividend payout policy.

Selected Ratios

        The following table sets out certain ratios for the years indicated.

	2004	2003
Net income to:
Average shareholders' equity	10.85%	9.22%
Average assets	0.86%	0.95%
Dividends to net income	—%	—%
Average equity to average assets	7.94%	10.26%

Recent Accounting Pronouncements

        In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer's equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in some circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Accounting Principles Board ("APB") Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided for an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have any impact on the financial condition or operating results of the Company.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123 (R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after June 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows. The cumulative effect of adoption, if any, will be measured and recognized in the statement of operations on the date of adoption.

        In December 2003, the FASB Issued Fin No. 46 (revised), Consolidation of Variable Interest Entities ("FIN No. 46(R)"), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN No. 46(R) also requires disclosure about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company's existing variable interest entities in the first reporting period ending March 31, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have a material impact on the Company's financial position or results of operations.

        In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but which other-than-temporary impairments has not been recognized. Accordingly EITF issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments. This issue addresses the meaning of other-than-temporary impairments and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirement of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition of EITF No. 03-1 had been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position ("FSP"), FSP EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairments under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company's financial position or results of operations.

        In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, Application of Accounting Principles to Loan Commitments, to inform registrants of the Staff's view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provision of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have any impact on the Company's financial condition or results of operations.

        Other accounting standards that have been issued or proposed by the Public Company Accounting Oversight Board ("PCAOB") or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
 Coastal Banking Company, Inc.
Beaufort, South Carolina

        We have audited the accompanying consolidated balance sheets of Coastal Banking Company, Inc. and Subsidiary (the "Company") as of December 31, 2004 and 2003 and the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coastal Banking Company, Inc. and Subsidiary at December 31, 2004 and 2003 and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Greenville, South Carolina
January 28, 2005

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2004	2003
Assets
Cash and due from banks	$1,513,726	205,082
Federal funds sold	2,583,000	—

Cash and cash equivalents	4,096,726	205,082
Investment securities available-for-sale	27,366,390	31,274,470
Investment securities held-to-maturity (fair value of $5,555,013 in 2004 and $3,352,500 in 2003)	5,642,841	3,421,218
Other investments, at cost	1,037,150	859,950
Loans held for sale	878,124	124,202
Loans, net	100,397,246	67,488,128
Premises and equipment, net	2,871,908	2,965,183
Cash value of life insurance	2,082,333	—
Accrued interest receivable and other assets	1,698,952	1,535,822

Total assets	$146,071,670	107,874,055

Liabilities and Shareholders' equity
Deposits:
Demand	$11,234,972	5,066,772
Money market and NOW accounts	57,239,217	49,685,955
Savings	960,804	898,816
Time	29,811,472	25,431,294
Time over $100,000	30,185,248	15,352,750

Total deposits	129,431,713	96,435,587
Federal funds purchased	—	600,000
FHLB advances	2,000,000	—
Junior subordinated debentures	3,093,000	—
Accrued interest payable and other liabilities	754,907	1,085,001

Total liabilities	135,279,620	98,120,588

Commitments and contingencies—Notes 5, 11 and 13
Shareholders' equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01; 10,000,000 shares authorized; 1,010,379 and 995,695 shares issued and outstanding in 2004 and 2003, respectively	10,104	9,957
Additional paid-in capital	9,626,976	9,482,517
Retained earnings	1,287,727	177,398
Accumulated other comprehensive income (loss)	(132,757)	83,595

Total shareholders' equity	10,792,050	9,753,467

Total liabilities and shareholders' equity	$146,071,670	107,874,055

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

Consolidated Statements of Earnings

	For the years ended December 31,
	2004	2003
Interest income:
Interest and fees on loans	$5,564,820	4,231,576
Taxable investments	1,161,586	831,908
Non-taxable investments	200,899	51,112
Federal funds sold	27,767	43,834
Other	1,752	—

Total interest income	6,956,824	5,158,430

Interest expense:
Deposits	2,370,358	1,829,707
Junior subordinated debentures	82,882	—
Advances from FHLB and Federal funds purchased	28,690	699

Total interest expense	2,481,930	1,830,406

Net interest income	4,474,894	3,328,024
Provision for loan losses	463,200	253,500

Net interest income after provision for loan losses	4,011,694	3,074,524

Noninterest income:
Service charges on deposit accounts	188,838	204,481
Residential mortgage origination fees	390,814	541,854
Gain on sale of securities available-for-sale	85,181	42,268
Income from investment in life insurance contracts	82,333	—
Other income	17,260	2,064

Total other income	764,426	790,667

Noninterest expenses:
Salaries and employee benefits	1,766,124	1,400,186
Occupancy and equipment	294,499	276,662
Other operating	1,208,709	864,960

Total other expenses	3,269,332	2,541,808

Earnings before income taxes	1,506,788	1,323,383
Income tax expense	396,186	458,933

Net earnings	$1,110,602	864,450

Basic earnings per share	$1.11	0.87

Diluted earnings per share	$0.99	0.82

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

	For the years ended December 31,
	2004	2003
Net earnings	$1,110,602	864,450

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on investment securities available-for-sale arising during the period, net of tax of $79,859 in 2004 and $61,704 in 2003	(155,021)	(119,778)
Reclassification adjustment for gains included in net earnings, net of tax of $31,595 in 2004 and $14,371 in 2003	(61,331)	(27,897)

Total other comprehensive income (loss), net of tax	(216,352)	(147,675)

Comprehensive income	$894,250	716,775

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2004 and 2003

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Earnings	Retained Earnings
	Shares	Amount				Total
Balance, December 31, 2002	948,281	$9,483	8,724,366	71,573	231,270	9,036,692
Change in unrealized gain on securities available-for-sale, net of tax	—	—	—	—	(147,675)	(147,675)
Stock dividend	47,414	474	758,151	(758,625)	—	—
Net earnings		—	—	864,450	—	864,450

Balance, December 31, 2003	995,695	9,957	9,482,517	177,398	83,595	9,753,467
Change in unrealized gain on securities available-for-sale, net of tax	—	—	—	—	(216,352)	(216,352)
Proceeds from exercise of stock options	14,700	147	144,459	—	—	144,606
Cash in lieu of fractional shares	(16)	—	—	(273)	(273)
Net earnings	—	—	—	1,110,602	—	1,110,602

Balance, December 31, 2004	1,010,379	$10,104	9,626,976	1,287,727	(132,757)	10,792,050

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	For the years ended December 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$1,110,602	864,450
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization and accretion	246,113	261,424
Provision for loan losses	463,200	253,500
Provision for deferred income taxes (benefit)	(117,561)	(23,700)
Gain on sale of securities available-for-sale	(85,181)	(42,268)
Loss on sale of premises and equipment	2,257	—
Increase in cash value of life insurance	(82,333)	—
Origination of loans held-for-sale	(28,570,922)	(36,722,469)
Proceeds from sale of loans held-for-sale	27,817,000	40,269,206
Change in other assets and other liabilities	(119,002)	(636,010)

Net cash provided by operating activities	664,173	4,224,133

Cash flows from investing activities:
Proceeds from calls and maturities of investment securities available-for-sale	5,800,837	10,003,255
Proceeds from sales of investment securities available-for-sale	11,399,870	2,109,955
Purchases of investment securities available-for-sale	(13,603,479)	(28,991,220)
Proceeds from maturity of securities held-to-maturity	534,612	—
Purchases of investment securities held-to-maturity	(2,765,360)	(3,317,054)
Proceeds from sales of other investments	180,000	—
Purchases of other investments	(357,200)	(79,200)
Investment in Coastal Banking Company Statutory Trust I	(93,000)	—
Net change in loans	(33,427,318)	(18,675,828)
Purchase of life insurance contracts	(2,000,000)	—
Proceeds from the sale of premises and equipment	10,453	—
Purchase of premises and equipment	(85,403)	(347,669)

Net cash used by investing activities	(34,405,988)	(39,297,761)

Cash flows from financing activities:
Net change in deposits	32,996,126	30,487,796
Net change in federal funds purchased	(600,000)	600,000
Proceeds from FHLB advances	17,000,000	—
Repayments of FHLB advances	(15,000,000)	—
Proceeds from junior subordinated debt	3,093,000	—
Proceeds from exercise of stock options	144,606	—
Cash in lieu of fractional shares	(273)	—

Net cash provided by financing activities	37,633,459	31,087,796

Net change in cash and cash equivalents	3,891,644	(3,985,832)
Cash and cash equivalents at beginning of year	205,082	4,190,914

Cash and cash equivalents at end of year	$4,096,726	205,082

Supplemental schedule of noncash investing and financing activities:
Change in unrealized gain/loss on investment securities available-for-sale, net of tax	$(216,352)	(147,675)
Loan transferred to repossessed assets	$55,000	—
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$2,428,379	1,963,926
Cash paid during the year for income taxes	$637,000	265,685

See accompanying notes to consolidated financial statements.

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

Basis of Presentation and Nature of Operations

        Coastal Banking Company, Inc. (the "Company") is organized under the laws of the State of South Carolina for the purpose of operating as a bank holding company for Lowcountry National Bank (the "Bank"). The Bank commenced business on May 10, 2000. The Bank provides full commercial banking services to customers throughout the Beaufort County area of South Carolina and is subject to regulation by the Office of the Comptroller of the Currency (the "OCC") and the Federal Deposit Insurance Corporation. The Company is subject to regulation by the Federal Reserve Board. The Company also has an investment in Coastal Banking Company Statutory Trust I (the "Trust") (a non-consolidated subsidiary). The Trust is a special purpose non-consolidated subsidiary organized for the sole purpose of issuing trust preferred securities

        The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices in the banking industry. The Company uses the accrual basis of accounting.

Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amount of income and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash equivalents include amounts due from banks, interest-bearing demand deposits with banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Investment Securities

        The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale. The Company has no trading securities.

        Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized gains and losses on trading securities are recognized in earnings. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

        A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

        Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

        Other investments include equity securities with no readily determinable fair value. These investments are carried at cost. The Bank, as a member institution, is required to own certain stock investments in the Federal Home Loan Bank of Atlanta ("FHLB") and the Federal Reserve Bank ("FRB"). The stock is generally pledged against any borrowings from these institutions. No ready market exists for the stock and it has no quoted market price. However, redemption of these stocks has historically been at par value.

Loans Held for Sale

        Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes, if any, in the valuation allowance are included in the determination of net earnings in the period in which the change occurs. The Company has recorded no valuation allowance related to its loans held for sale as their cost approximates market value.

Loans and Allowance for Loan Losses

        Loans are stated at principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the interest method based upon the principal amount outstanding. Loan origination and commitment fees and direct loan origination costs are deferred and amortized over the contractual life of the related loan or commitments as an adjustment of the related loan yields.

        A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrower's financial condition is such that collection of interest is doubtful. When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount, which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

        Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans. In determining the adequacy of the allowance for loan losses management uses four different methods as indicators of the reasonableness of the allowance. The methods used include a risk method (using internal classifications along with regulatory classifications), historical charge-offs, comparison to a peer group, and current classifications based on the loan grading system. The combination of these results are compared quarterly to the recorded allowance for loan losses for reasonableness and material differences are adjusted by increasing or decreasing the provision for loan losses. Management uses an external loan review program to challenge and corroborate the internal loan grading system and provide additional analysis in determining the adequacy of the allowance and the future provisions for estimated loan losses.

        Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

Non-performing Assets

        Loans are placed in a non-accrual status when, in the opinion of management, the collection of additional interest is questionable. Thereafter, no interest is taken into income unless received in cash or until such time as the borrower demonstrates the ability to pay principal and interest.

Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. Costs incurred for maintenance and repairs that do not extend the useful life of the asset are expensed as incurred.

        Depreciation expense is computed using the straight-line method over the following estimated useful lives:

Building and improvements	10 - 40 years
Furniture and equipment	3 - 10 years

Advertising Costs

        The Company expenses all advertising costs as incurred. Advertising costs for the Company were approximately $134,000 and $64,000 for the years ended December 31, 2004 and 2003.

Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Stock-Based Compensation

        At December 31, 2004, the Company sponsors stock-based compensation plans, which are described more fully in Note 14. The Company accounts for these plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the years ended December 31, 2004 and 2003.

	For the Year Ended December 31,
	2004	2003
Net earnings as reported	$1,110,602	864,450
Deduct: Total stock-based employee compensation expense determined under fair-value based method for all awards	(63,342)	(56,092)

Pro forma net earnings	$1,047,260	808,358

Basic earnings per share:
As reported	$1.11	0.87

Pro forma	$1.03	0.81

Diluted earnings per share:
As reported	$0.99	0.82

Pro forma	$0.92	0.76

Net Earnings Per Common Share

        The Company is required to report earnings per common share with and without the dilutive effects of potential common stock issuances from instruments such as options, convertible securities and warrants on the face of the statements of earnings. Basic earnings per common share are based on the weighted average number of common shares outstanding during the period, which was 1,003,933 in 2004 and 995,695 in 2003, while the effects of potential common shares outstanding during the period are included in diluted earnings per share. Additionally, the Company must reconcile the amounts used in the computation of both "basic earnings per share" and "diluted earnings per share". Antidilutive potential common shares totaled 10,000 at December 31, 2004 and are excluded from the diluted earnings per share calculation below. All share amounts have been adjusted for the five percent stock dividend recorded in 2004. Earnings per common share amounts for the years ended December 31, 2004 and 2003 are as follows:

For the year ended December 31, 2004	Net Earnings (Numerator)	Common Share (Denominator)	Per Share Amount
Basic earnings per share	$1,110,602	1,003,933	$1.11
Effect of dilutive securities—stock options and warrants	—	121,472	(0.12)

Diluted earnings per share	$1,110,602	1,125,405	$0.99

For the year ended December 31, 2003	Net Earnings (Numerator)	Common Share (Denominator)	Per Share Amount
Basic earnings per share	$864,450	995,695	$0.87
Effect of dilutive securities—stock options and warrants	—	64,914	(0.05)

Diluted earnings per share	$864,450	1,060,609	$0.82

Recent Accounting Pronouncements

        In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify certain financial instruments that include certain obligations, such as mandatory redemption, repurchase of the issuer's equity, or settlement by issuing equity, previously classified as equity, as liabilities or assets in some circumstances. SFAS No. 150 was generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities which are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Accounting Principles Board ("APB") Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided for an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have any impact on the financial condition or operating results of the Company.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment ("SFAS No. 123 (R)"). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after June 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows. The cumulative effect of adoption, if any, will be measured and recognized in the statement of operations on the date of adoption.

        In December 2003, the FASB Issued Fin No. 46 (revised), Consolidation of Variable Interest Entities ("FIN No. 46(R)"), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns, or both. FIN No. 46(R) also requires disclosure about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company's existing variable interest entities in the first reporting period ending March 31, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have a material impact on the Company's financial position or results of operations.

        In November 2003, the Emerging Issues Task Force ("EITF") reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but which other-than-temporary impairments has not been recognized. Accordingly EITF issued EITF No. 03-1, The Meaning of Other-Than-Temporary Impairments and Its Application to Certain Investments. This issue addresses the meaning of other-than-temporary impairments and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirement of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition of EITF No. 03-1 had been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position ("FSP"), FSP EITF 03-1-a, Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairments under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company's financial position or results of operations.

        In March 2004, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 105, Application of Accounting Principles to Loan Commitments, to inform registrants of the Staff's view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provision of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have any impact on the Company's financial condition or results of operations.

        Other accounting standards that have been issued or proposed by the Public Company Accounting Oversight Board ("PCAOB") or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Risks and Uncertainties

        In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different bases, than its interest-earning assets. Credit risk is the risk of default on the Company's loan portfolio that results from borrowers' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable, the valuation of real estate held by the Company, and the valuation of loans held for sale and mortgage-backed securities available-for-sale.

        The Company is subject to the regulations of various government agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions, resulting from the regulators' judgments based on information available to them at the time of their examination.

Concentrations of Credit Risk

        The Company, through its subsidiary, makes loans to individuals and businesses in and around Beaufort County, South Carolina for various personal and commercial purposes. The Company has a diversified loan portfolio and the borrowers' ability to repay their loans is not dependent upon any specific economic sector.

Reclassifications

        Certain reclassifications have been made to the 2003 financial statements to conform with classifications used for 2004. All such reclassifications had no effect on the prior year's net earnings or retained earnings as previously reported.

(2) Restrictions on Cash and Due From Banks

        The Bank is required to maintain average reserve balances, computed by applying prescribed percentages to its various types of deposits, either at the Bank or on deposit with the FRB. At December 31, 2004 and 2003, these required reserves were met by vault cash.

(3) Investment Securities

        Investment securities at December 31, 2004 and 2003 are as follows:

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale
Federal agencies	$15,009,737	38,715	132,802	14,915,650
Mortgage-backed securities	12,289,675	15,295	122,355	12,182,615
State, county and municipals	268,125	—	—	268,125

	$27,567,537	54,010	255,157	27,366,390

Held-to-maturity
State, county and municipals	$5,642,841	10,983	98,811	5,555,013

	December 31, 2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale
Federal agencies	$21,605,722	202,780	113,768	21,694,734
Mortgage-backed securities	9,542,089	54,640	16,993	9,579,736

	$31,147,811	257,420	130,761	31,274,470

Held-to-maturity
State, county and municipals	$3,421,218	8,408	77,126	3,352,500

        The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

Investment securities available-for-sale:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal agencies	$11,070,760	126,975	512,228	5,827	11,582,988	132,802
Mortgage-backed securities	10,156,259	114,712	359,366	7,643	10,515,625	122,355

Total	$21,227,019	241,687	871,594	13,470	22,098,613	255,157

        Two individual securities were in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

Investment securities held-to-maturity:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State, county and municipals	$3,295,395	43,909	1,680,965	54,902	4,976,360	98,811

        Seven individual securities were in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until maturity. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

        The amortized cost and estimated fair value of investment securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
Available-for-sale
Federal agencies and state, county and municipals
Within 1 year	$668,189	674,359
1 to 5 years	6,833,513	6,815,079
5 to 10 years	7,776,160	7,694,337
Mortgage-backed securities	12,289,675	12,182,615

	$27,567,537	27,366,390

Held-to-maturity
State, county and municipals
5 to 10 years	$1,360,939	1,337,664
More than 10 years	4,281,902	4,217,349

	$5,642,841	5,555,013

        Proceeds from sales of securities available-for-sale during 2004 and 2003 totaled approximately $11,400,000 and $2,110,000, respectively. Gross gains of $121,819 were realized on those sales during 2004 and gross losses of $36,638 were realized on sales during 2004. Gross gains of $45,232 were realized on those sales during 2003 and gross losses of $2,964 were realized on sales during 2003.

        Securities with an amortized cost and fair value pledged to secure public deposits and for other purposes as required by law as of December 31, 2004 and 2003 were $8,766,000 and $8,011,000 and $2,829,000 and $2,863,000, respectively.

(4) Loans and allowance for loan losses

        Major classifications of loans at December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Commercial, financial and agricultural	$5,561,639	5,354,368
Real estate—construction	33,726,328	17,974,225
Real estate—mortgage	58,979,404	42,302,684
Consumer and other	3,266,786	2,723,079

	101,534,157	68,354,356
Less: Allowance for loan losses	1,136,911	866,228

	$100,397,246	67,488,128

        The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of the city of Beaufort, Beaufort County, South Carolina and adjoining counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

        An analysis of the activity in the allowance for loan losses for the years ended December 31, 2004 and 2003 is presented below:

	2004	2003
Balance at beginning of year	$866,228	623,891
Provision charged to operations	463,200	253,500
Loans charged off	(194,948)	(16,163)
Recoveries	2,431	5,000

Balance at end of year	$1,136,911	866,228

        At December 31, 2004 there were no nonaccrual loans. At December 31, 2003, nonaccrual loans were approximately $46,600. Foregone interest income on nonaccrual loans in 2004 and 2003 was an insignificant amount. At December 31, 2004 and 2003, there were no impaired loans. At December 31, 2004 and 2003, criticized and classified loans amounted to $1,254,115 and $781,867, respectively.

(5) Premises and Equipment

        Major classifications of premises and equipment are summarized as follows:

	2004	2003
Land and improvements	$1,514,668	1,514,668
Building and improvements	1,150,222	1,133,136
Furniture and equipment	771,996	739,778

	3,436,886	3,387,582
Less accumulated depreciation	564,978	422,399

	$2,871,908	2,965,183

        Depreciation expense amounted to $158,223 and $135,332 in 2004 and 2003, respectively.

        The Bank has entered into a non-cancelable operating lease related to land and buildings which expires in 2008. At December 31, 2004, future minimum lease payments under a non-cancelable operating lease with initial or remaining terms of one year or more are as follows:

2005	$34,800
2006	37,800
2007	37,800
2008	15,750

$126,150

        Total rental expense amounted to $30,600 and $28,050 for the years ended December 31, 2004 and 2003, respectively, under this operating lease.

(6) Deposits

        Maturities of time deposits at December 31, 2004 are as follows:

Maturing in:
2005	$31,991,654
2006	10,314,129
2007	10,323,095
2008	5,695,281
2009	1,672,561

$59,996,720

        At December 31, 2004 and 2003 $18,612,000 and $26,275,000 of time deposits less than $100,000 consisted of brokered deposits. At December 31, 2004 and 2003 $16,963,000 and $7,974,233 of time deposits greater than $100,000 consisted of brokered deposits.

        Interest expense on time deposits greater than $100,000 totaled $453,325 and $384,885 in 2004 and 2003, respectively.

(7) Federal Home Loan Bank Advances

        At December 31, 2004, the Bank has an advance outstanding from the FHLB in the amount of $2,000,000. There were no advances outstanding at December 31, 2003. The Bank has pledged approximately $35,000,000 in qualifying mortgage loans as security for this advance and possible future advances. This advance bears interest at a variable rate that was 2.44% at December 31, 2004, requires quarterly interest payments and a principal payment at maturity on July 14, 2005. At December 31, 2004, the Bank has approximately $26,000,000 in additional borrowing capacity under this borrowing arrangement with the FHLB.

(8) Junior Subordinated Debentures

        In May 2004, Coastal Banking Company Statutory Trust I (the "Trust") (a non-consolidated subsidiary) issued $3,000,000 of floating rate trust preferred securities with a maturity of May 18, 2034. In accordance with FIN No. 46(R), the trust has not been consolidated in these financial statements. The Company received from the Trust the $3,000,000 million proceeds from the issuance of securities and the $93,000 initial proceeds from the capital investment in the Trust, and accordingly has shown the funds due to the Trust as a $3,093,000 junior subordinated debentures..

        All of the common securities of the Trust are owned by the Company. The proceeds from the issuance of the trust preferred securities were used by the Trust to purchase $3,093,000 of junior subordinated debentures of the Company, which carry a floating rate equal to the 3-month LIBOR plus 2.75%. At December 31, 2004, this rate was 4.85%. The proceeds received by the Company from the sale of the junior subordinated debentures were used to strengthen the capital position of the Bank and to accommodate current and future growth. The current regulatory rules allow certain amounts of junior subordinated debentures to be included in the calculation of regulatory capital, and have been included in the Tier I calculation accordingly. The debentures and related accrued interest represent the sole assets of the Trust.

        The trust preferred securities accrue and pay distributions quarterly, equal to 3-month LIBOR plus 2.75% per annum of the stated liquidation value of $1,000 per capital security. The Company has entered into contractual arrangements which, taken collectively, fully and unconditionally guarantee payment of: (i) accrued and unpaid distributions required to be paid on the trust preferred securities; (ii) the redemption price with respect to any trust preferred securities called for redemption by the Trust, and (iii) payments due upon a voluntary or involuntary dissolution, winding up, or liquidation of the Trust.

        The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures on May 18, 2034, or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part, on or after May 18, 2009. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the unpaid principal amount, plus any accrued unpaid interest.

(9) Other Noninterest Expenses

        Components of other noninterest expenses, which are greater than 1% of interest income and other operating income for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Professional fees	$223,487	136,450
Insurance	84,884	66,563
Data processing	312,762	193,196
Advertising	133,955	77,845
Office supplies	47,982	64,559
Other	405,639	326,347

	$1,208,709	864,960

(10) Income Taxes

        The components of income tax expense (benefit) for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Currently payable	$513,747	482,633
Deferred tax expense (benefit)	(117,561)	(23,700)

	$396,186	458,933

        The differences between income tax expense and income tax expense computed by applying the statutory federal income tax rate to earnings before taxes for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Tax expense at statutory rate	$512,300	450,000
Add (deduct):
State income taxes, net of federal benefit	35,200	25,700
Non-deductible expenses	6,100	3,300
Tax exempt interest	(68,300)	(18,800)
Other	(89,114)	(1,267)

	$396,186	458,933

        The following summarizes the components of deferred taxes at December 31, 2004 and 2003.

	2004	2003
Deferred income tax assets:
Allowance for loan losses	$423,276	248,713
Pre-opening expenses	—	52,548
Unrealized loss on securities available for sale	68,390	—
Other	13,419	2,434

Total deferred tax assets	505,085	303,695
Deferred income tax liabilities:
Premises and equipment	67,987	52,548
Unrealized gain (loss) on securities available-for-sale	—	43,064

Total gross deferred tax liabilities	67,987	95,612

Net deferred tax asset	$437,098	208,083

        The net deferred tax asset is included in other assets in the consolidated balance sheets. The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset for 2004. A portion of the change in the net deferred tax asset relates to the unrealized gains and losses on investment securities available for sale. A current period deferred tax benefit related to the change in unrealized gains and losses on investment securities available for sale of $216,352 has been recorded directly to shareholders' equity. The rest of the change in the deferred tax asset results from the current period deferred tax expense of $117,561.

(11) Financial Instruments with Off-Balance-Sheet Risk

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and loans sold with limited recourse. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. The Bank's loans are primarily collateralized by residential and other real properties, automobiles, savings deposits, accounts receivable, inventory and equipment.

        Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Most letters of credit extend for less than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        Loans sold with limited recourse are 1-4 family residential mortgages originated by the Bank and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to the Bank within 90 days of any one of the loan's first four payments being missed. The Bank's exposure to credit loss in the event of nonperformance by the other party to the loan is represented by the contractual notional amount of the loan. The Bank uses the same credit policies in making loans held for sale as it does for on-balance-sheet instruments.

        The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and loans sold with limited recourse is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

	December 31,
	2004	2003
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit
Variable rate	$17,295,000	17,618,000
Fixed rate	695,000	1,754,000

	$17,990,000	19,372,000

Standby letters of credit	$552,000	117,000
Loans sold with limited recourse	$6,157,000	6,713,000

(12) Unused Lines of Credit

        At December 31, 2004, the Bank had $5,650,000 of availability on lines of credit to purchase federal funds from unrelated banks. These lines of credit are available on a one to seven day basis for general corporate purposes of the Bank. All of the lenders have reserved the right to withdraw these lines at their option.

(13) Legal Contingencies

        The Company has, from time to time, various lawsuits and claims arising from the conduct of its business. Such items are not expected to have any material adverse effect on the financial position or results of operations of the Company.

(14) Employee and Director Benefit Programs

        In connection with the Company's initial public stock offering, the directors received warrants to purchase 212,100 shares of the Company's common stock at a price of $9.52 per share. The warrants vest equally over a three-year period beginning December 2, 1999 and expire on December 2, 2010 or 120 days after the warrant holder ceased to serve as a member of the board of directors. During 2003, 17,850 of these warrants expired due to the fact that the holder ceased to serve as a member of the board of directors, leaving 194,250 warrants outstanding as of December 31, 2003. During 2004, a director exercised 4,200 warrants leaving 190,050 warrants outstanding at December 31, 2004. As of December 31, 2004 and 2003, all of the warrants are exercisable. Also in connection with the Company's initial public stock offering, the Company issued 10,500 options at $9.52 per share to a consultant. These options vested immediately and expire on December 2, 2010.

        The Company adopted a Stock Incentive Plan in 2000 covering up to 149,354 shares of the Company's common stock. The Plan is administered by a committee of the Board of Directors and provides for the granting of options to purchase shares of common stock to officers, directors, employees or consultants of the Company and Bank. The exercise price of each option granted under the Plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options are exercisable in whole or in part upon such terms as may be determined by the committee, and are exercisable no later than ten years after the date of grant. As of December 31, 2004, 21,633 shares were available for grant under this plan.

        A summary status of the Company's stock option plan as of December 31, 2004 and 2003, and changes during the years, are presented below:

	2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding, beginning of year	128,221	$9.85	86,536	$9.52
Granted during the year	10,000	16.75	41,685	10.52
Exercised during the year	(10,500)	9.97	—	—
Cancelled during the year	(10,500)	11.30	—	—

Outstanding, end of year	117,221	10.32	128,221	9.85

Options exercisable at year end	70,961	9.52	52,971	9.52

        The weighted average remaining contractual life of these stock options was 6.3 years as of December 31, 2004.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for grants in 2004 and 2003:

	2004	2003
Weighted average grant date fair value of options granted during the year	$4.99	5.56
Assumptions used to estimate fair value:
Risk-free interest rate	4.15%	4.0
Dividend yield	0%	0
Expected volatility	15%	25 - 51%
Expected life	7 years	7 years

        The Company sponsors the Lowcountry National Bank Retirement Savings Plan (the "Plan") for the benefit of all eligible employees. The Company contributes to the Plan annually upon approval by the Board of Directors. Contributions made to the Plan in 2004 and 2003 amounted to $24,314 and $18,764, respectively.

        The Company adopted a Director and Executive Officer Deferred Compensation Plan in 2004 that allows directors and executive officers to defer compensation. Interest accrues quarterly on deferred amounts at a rate which is equal to 75% of the previous quarter's return on equity, not to exceed 12%.

(15) Related Party Transactions

        In the normal course of business, officers and directors of the Bank, and certain business organizations and individuals associated with them, maintain a variety of banking relationships with the Bank. Transactions with officers and directors are made on terms comparable to those available to other Bank customers. At December 31, 2004 and 2003, deposits from directors, executive officers, and their related interests aggregated approximately $1,318,000 and $1,348,000, respectively. The following summary reflects related party loan activity for the years ended December 31, 2004 and 2003:

	2004	2003
Beginning balance	$3,347,000	2,532,000
New loans	2,220,840	3,327,000
Repayments	(1,505,840)	(2,512,000)

Ending balance	$4,062,000	3,347,000

(16) Regulatory Matters

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

        As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

        The actual capital amounts and ratios are also presented in the table below.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total Capital (to Risk Weighted Assets)	$13,157,000	11.53%	9,127,000	8.00%	11,409,000	10.0%
Tier 1 Capital (to Risk Weighted Assets)	12,020,000	10.54%	4,564,000	4.00%	6,846,000	6.00%
Tier 1 Capital (to Average Assets)	12,020,000	8.38%	5,734,000	4.00%	7,168,000	5.00%
As of December 31, 2003:
Total Capital (to Risk Weighted Assets)	$8,769,000	11.65%	6,022,000	8.00%	7,528,000	10.0%
Tier 1 Capital (to Risk Weighted Assets)	7,903,000	10.50%	3,011,000	4.00%	4,517,000	6.00%
Tier 1 Capital (to Average Assets)	7,903,000	7.59%	4,164,000	4.00%	5,205,000	5.00%

        Cash Dividends—There are not current plans to initiate payment of cash dividends and future dividend policy will depend on the Bank' and the Company's earnings, capital requirements, financial condition and other factors considered relevant by the Company's Board of Directors. The Bank is restricted in its ability to pay dividends under national banking laws and regulations of the Office of the OCC. Generally, these restrictions require the Bank to pay dividends derived solely from net profits. Moreover, the OCC's prior approval is required if dividends declared in any calendar year exceed the Bank's net profit for that year combined with its retained net profits for the preceding two years.

        Stock Dividends—In February 2004, the Company declared a five percent stock dividend to shareholders of record as of March 12, 2004. The dividend was issued on March 26, 2004. All earnings per share amounts for all periods have been adjusted to reflect the five percent stock dividend.

(17) Shareholders' Equity

        Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

(18) Fair Value of Financial Instruments

        SFAS No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. The assumptions used in the estimation of the fair value of your financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered as representative of the liquidation value of the bank, but rather represent a good-faith estimate of the increase or decrease in value of financial instruments held by the bank since purchase, origination, or issuance. This analysis has not undertaken any steps to value any intangibles, which is permitted by the provisions of SFAS No. 107.

        Certain items are specifically excluded from the disclosure requirements, including the Company's common stock, premises and equipment and other assets and liabilities.

        The following methods and assumptions were used in this analysis in estimating the fair value of your financial instruments:

  •
  Cash and due from banks:    Fair value equals the carrying value of such assets.

  •
  Investment securities:    Fair values for investment securities are based on bond accounting reports.

  •
  Federal funds sold and purchased:    Due to the short-term nature of these assets, the carrying values of these assets approximate their fair value.

  •
  Loans:    For variable rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by your bank on comparable loans as to credit risk and term.

  •
  Deposit liabilities:    The fair values of demand deposits are, as required by FAS107, equal to the carrying value of such deposits. Demand deposits include non-interest-bearing demand deposits, savings accounts, NOW accounts, and money market demand accounts. Discounted cash flows are used to value fixed rate term deposits. The discount rate used is based on interest rates currently being offered by your bank on comparable deposits as to amount and term.

  •
  Short-term borrowings:    The carrying values of federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings approximate their carrying values.

  •
  FHLB, Junior Subordinated Debentures and other borrowings:    The carrying amount on variable rate borrowings approximates their fair value.

  •
  Off-balance sheet instruments:    Loan commitments are negotiated at current market rates and are relatively short-term in nature. Therefore, the estimated value of loan commitments approximates the fees charged.

        The estimated fair values of the Company's financial instruments are as follows:

	December 31,
			2003
	2004
			Carrying amount
	Carrying amount	Fair value		Fair Value
Financial assets:
Cash and due from banks	$1,513,726	1,513,726	205,082	205,082
Federal funds sold	2,583,000	2,583,000	—	—
Investment securities available-for-sale	27,366,390	27,366,390	31,274,470	31,274,470
Investment securities held-to-maturity	5,642,841	5,555,013	3,421,218	3,352,500
Loans held for sale	878,124	878,124	124,202	124,202
Loans, net	100,397,246	99.569,246	67,488,128	67,635,278
Other investments	1,037,150	1,037,150	859,950	859,950
Cash surrender value life insurance	2,082,333	2,082,333	—	—
Financial liabilities:
Deposits	129,431,713	129,822,713	96,435,587	96,937,988
Federal funds purchased	—	—	600,000	600,000
FHLB advances	2,000,000	2,000,000	—	—
Junior subordinated debentures	3,093,000	3,093,000	—	—
	Notional amount	Notional amount
Off-balance-sheet instruments:
Commitments	$17,990,000	19,372,000
Stand-by letters of credit	507,000	117,360

(19) Coastal Banking Company, Inc. (Parent Company Only) Financial Information

Condensed Balance Sheets

	December 31,
	2004	2003
Assets
Cash	$937,211	1,020,994
Investment securities held-to-maturity	268,125	—
Investment in Coastal Banking Company Statutory Trust I	93,000	—
Investment in Bank	11,886,443	7,986,466
Premises and equipment	414,904	414,904
Other assets	309,975	331,103

	$13,909,658	9,753,467

Liabilities and Shareholders' Equity
Junior subordinated debentures	$3,093,000	—
Accrued interest payable	24,608	—

Total liabilities	3,117,608	—
Shareholders' equity	10,792,050	9,753,467

	$13,909,658	9,753,467

Condensed Statements of Earnings

	For the years ended December 31,
	2004	2003
Interest and other income	$2,349	—
Expenses
Interest expense	82,882	—
Other operating expenses	31,694	47,840

	114,576	47,840

Loss before equity in undistributed earnings of subsidiary and income taxes	(112,227)	(47,840)
Equity in undistributed earnings of subsidiary	1,183,829	894,290
Income tax benefit	39,000	18,000

Net earnings	$1,110,602	864,450

Condensed Statements of Cash Flows

	For the years ended December 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$1,110,602	864,450
Adjustments to reconcile net earnings to net cash used by operating activities:
Equity in undistributed earnings of Bank	(1,183,829)	(894,290)
Amortization	2,792
Change in other assets and liabilities	42,944	(283,686)

Net cash used by operating activities	(27,491)	(313,526)

Cash flows from investing activities:
Capital contribution to Bank	(2,932,500)	—
Purchase of investment securities held-to-maturity	(268,125)	—
Investment in Coastal Banking Company Statutory Trust I	(93,000)	—

Net cash used by investing activities	(3,293,625)	—

Cash flows from financing activities:
Proceeds from junior subordinated debt	3,093,000	—
Proceeds from exercise of stock options	144,606	—
Cash in lieu of fractional shares	(273)	—

Net cash provided by financing activities	3,237,333	—

Net change in cash and cash equivalents	(83,783)	(313,526)
Cash and cash equivalents at beginning of year	1,020,994	1,334,520

Cash and cash equivalents at end of year	$937,211	1,020,994

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY
CORPORATE DATA
BOARD OF DIRECTORS

Marjorie Trask Gray, DMD	Dentist, Marjorie Gray, DMD
Dennis O. Green, CPA	Managing Member, Celadon LLC
Mark G. Heles	Owner, President & CEO Achieve Staffing, Inc.
James W. Holden, Jr., DVM	Owner, Director Holly Hall Animal Hospital
Ladson F. Howell	Retired, Attorney Howell, Gibson & Hughes, PA
James C. Key	Partner, Shenandoah Group, L.L.P
Randolph C. Kohn	President & CEO Coastal Banking Company, Inc. and Lowcountry National Bank
Ron Lewis	Owner, McDonald's Restaurants of Beaufort
Lila N. Meeks	Vice Chancellor of Advancement USC—Beaufort
Robert B. Pinkerton	President & CEO, Athena Corporation
John M. Trask, III	Co-Owner, Lowcountry Real Estate
Matt A. Trumps	Owner, Tideland Realty

SENIOR OFFICERS

        Randolph C. Kohn, President and Chief Executive Officer
James L. Pate, III, Senior Vice President and Chief Financial Officer
William Gary Horn, Executive Vice President and Senior Credit Officer

COASTAL BANKING COMPANY, INC. AND SUBSIDIARY
CORPORATE DATA

CORPORATE OFFICE:	GENERAL COUNSEL:
36 Sea Island Parkway Beaufort, South Carolina 29907 Phone (843) 522-1228 Fax: (843) 524-4510	Nelson Mullins Riley & Scarborough, LLP 104 South Main Street Suite 900 Greenville, SC 29601
STOCK TRANSFER DEPARTMENT:	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
First Citizens Bank Corporate Trust—DAC 61 100 East Tryon Road Raleigh, North Carolina 27603	Elliott Davis, LLC 200 East Broad Street Post Office Box 6286 Greenville, South Carolina 29606

STOCK INFORMATION:

        The Common Stock of Coastal Banking Company, Inc. is not listed on any exchange. However, the stock is quoted on the NASDAQ OTC Bulletin Board under the symbol "CBCO.OB." There were approximately 849 shareholders of record on December 31, 2004. The following table sets forth the high and low bid prices as quoted on the OTC Bulletin Board during the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commissions, and may not represent actual transactions.

	Years Ended December 31,
	2004		2003
	High	Low	High	Low
First quarter	$17.75	$15.24	$9.73	$9.73
Second quarter	$17.75	$15.90	$12.75	$12.00
Third quarter	$16.50	$15.00	$14.00	$14.00
Fourth quarter	$18.00	$15.25	$17.80	$17.80

        The Company has never declared or paid a cash dividend and does not expect to do so in the foreseeable future. The ability of the Company to pay cash dividends is dependent upon receiving cash dividends from the Bank. However, federal banking regulations restrict the amount of cash dividends that can be paid to the Company from the Bank. All of our outstanding shares of common stock are entitled to share equally in dividends from funds legally available when, and if, declared by the board of directors.

        Copies of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission, will be furnished at no charge to shareholders upon written request to: James L. Pate, III, Chief Financial Officer, Coastal Banking Company, Inc., 36 Sea Island Parkway, Beaufort, South Carolina 29907.

        This Annual Report serves as the Annual Financial Disclosure Statement furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation's Rules and Regulations. This Statement has not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency.

Appendix G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-QSB

(MARK ONE)
☒	QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Quarterly Period ended March 31, 2005
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the Transition Period from                             to

Commission File No. 000-28333

COASTAL BANKING COMPANY, INC.
(Exact name of registrant as specified in its charter)

South Carolina (State or other jurisdiction of incorporation)	58-2455445 (I.R.S. Employer Identification No.)

36 Sea Island Parkway
Beaufort, SC 29902
(Address of principal executive
offices, including zip code)

(843) 522-1228
(Registrant's telephone number, including area code)

        Check whether the issuer: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date. 1,010,379 shares of common stock, $.01 par value, were issued and outstanding on May 10, 2005

        Transitional Small Business Disclosure Format (check one): Yes ☐    No ☒

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements (Unaudited)

COASTAL BANKING COMPANY, INC.
Consolidated Balance Sheets

March 31, 2005 and December 31, 2004

	March 31, 2005	December 31, 2004
	Unaudited	Audited
Assets
Cash and due from banks	$1,737,428	1,513,726
Federal funds sold	3,193,000	2,583,000

Total cash and cash equivalents	4,930,428	4,096,726
Investment securities available-for-sale	26,644,388	27,366,390
Investment securities held-to-maturity	5,636,272	5,642,841
Other investments	1,378,466	1,037,150
Loans held-for-sale	1,178,552	878,124
Loans, net	106,790,978	100,397,246
Premises and equipment, net	2,863,565	2,871,908
Cash value of life insurance	2,104,893	2,082,333
Accrued interest receivable and other assets	1,797,722	1,698,952

Total assets	$153,325,264	146,071,670

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$10,343,913	11,234,972
Interest-bearing	121,734,200	118,196,741

Total deposits	132,078,113	129,431,713
FHLB advances	6,500,000	2,000,000
Junior subordinated debentures	3,093,000	3,093,000
Accrued interest payable and other liabilities	913,595	754,907

Total liabilities	142,584,708	135,279,620

Shareholders' equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 10,000,000 shares authorized; 1,010,379 shares issued and outstanding	10,104	10,104
Additional paid-in capital	9,626,976	9,626,976
Retained earnings	1,506,293	1,287,727
Accumulated other comprehensive income (loss)	(402,817)	(132,757)

Total shareholders' equity	10,740,556	10,792,050

Total liabilities and shareholders' equity	$153,325,264	146,071,670

See accompanying notes to unaudited consolidated financial statements.

COASTAL BANKING COMPANY, INC.
Consolidated Statements of Earnings

For the Three Months Ended March 31, 2005 and 2004
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Interest income:
Interest and fees on loans	$1,655,914	1,164,526
Interest on investment securities—taxable	294,194	325,037
Interest on investment securities—non taxable	51,963	38,067
Interest on Federal funds sold	12,093	4,173

Total interest income	2,014,164	1,531,803

Interest expense:
Interest expense on deposits	741,799	514,705
Other interest expense	84,187	778

Total interest expense	825,986	515,483

Net interest income	1,188,178	1,016,320

Provision for loan losses	63,000	76,100

Net interest income after provision for loan losses	1,125,178	940,220

Other income:
Service charges on deposit accounts	42,814	45,392
Residential mortgage origination fees	100,002	50,201
Gain on sale of investment securities	—	82,054
Income from cash value of life insurance	24,654	14,954
Other operating income	8,037	1,242

Total other income	175,507	193,843

Other expense:
Salaries and other personnel expense	532,839	379,741
Net occupancy and equipment expense	70,925	83,519
Other operating expense	365,738	251,786

Total other expense	969,502	715,046

Earnings before income taxes	331,183	419,017
Income tax expense	112,616	140,073

Net earnings	$218,567	278,944

Basic earnings per share	$.22	.28

Diluted earnings per share	$.19	.25

See accompanying notes to unaudited consolidated financial statements.

COASTAL BANKING COMPANY, INC.
Consolidated Statements of Comprehensive Income

For the Three Months Ended March 31, 2005 and 2004
(Unaudited)

	2005	2004
Net earnings	$218,567	278,944

Other comprehensive income, net of tax:
Unrealized losses on investment securities available-for-sale:
Unrealized (losses) gains arising during the period, net of tax of $139,122 and ($59,834), respectively	(270,060)	116,148
Reclassification adjustment for gains in net earnings, net of tax of $27,898 at March 31, 2004.	—	(54,156)

Other comprehensive income (loss)	(270,060)	61,992

Comprehensive income (loss)	$(51,493)	340,936

See accompanying notes to unaudited consolidated financial statements.

COASTAL BANKING COMPANY, INC.
Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2005 and 2004
(Unaudited)

	2005	2004
Cash flows from operating activities:
Net earnings	$218,567	278,944
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Provision for loan losses	63,000	76,100
Depreciation, amortization and accretion	62,655	52,135
Gain on sale of investment securities	—	(82,054)
Change in loans held-for-sale	(300,430)	(669,693)
Increase in cash surrender value life insurance	(22,560)	(14,954)
Change in other	151,739	(1,152,305)

Net cash provided (used) by operating activities	172,971	(1,511,826)

Cash flows from investing activities:
Proceeds from sale of investment securities available-for-sale	—	5,224,116
Proceeds from maturities and paydowns of investment securities available- for-sale	795,406	2,407,423
Proceeds from the sale of other investments	333,000	—
Purchases of investment securities available-for-sale	(450,834)	(4,207,220)
Purchases of other investments	(674,316)	(147,200)
Net change in loans	(6,456,732)	(5,768,241)
Proceeds from the sale of premises and equipment	—	—
Purchases of premises and equipment	(32,193)	(2,505)
Purchase of cash surrender value life insurance	—	(2,000,000)
Purchases of investment securities held-to-maturity	—	(1,948,190)

Net cash used by investing activities	(6,485,669)	(6,441,817)

Cash flows from financing activities:
Net change in deposits	2,646,400	9,543,623
Net change in federal funds purchased	—	(600,000)
Proceeds from FHLB advances	4,500,000	—

Net cash provided by financing activities	7,146,400	8,943,623

Net change in cash and cash equivalents	833,702	989,980
Cash and cash equivalents at beginning of the period	4,096,726	205,082

Cash and cash equivalents at end of the period	$4,930,428	1,195,062

Noncash investing activities:
Change in unrealized gain/loss on securities available-for-sale, net of tax	$(270,060)	61,992
Supplemental Information:
Taxes paid	$50,525	336,549
Interest paid	$739,489	551,637

See accompanying notes to unaudited consolidated financial statements.

COASTAL BANKING COMPANY, INC.

Notes to Consolidated Financial Statements

(Unaudited)

Note 1—Basis of Presentation

        Coastal Banking Company, Inc., a bank holding company, owns 100% of the outstanding common stock of Lowcountry National Bank, which operates in the Beaufort, South Carolina area. The Bank opened for business on May 10, 2000.

        The consolidated financial statements include the accounts of the Company and the Bank. All intercompany accounts and transactions have been eliminated in consolidation.

        The accompanying financial statements have been prepared in accordance with the requirements for interim financial statements and, accordingly, they omit disclosures which would substantially duplicate those contained in the most recent annual report to shareholders on Form 10-KSB. The financial statements as of March 31, 2005 and for the interim periods ended March 31, 2005 and 2004 are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The results of operations for the three month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. The financial information as of December 31, 2004 has been derived from the audited financial statements as of that date. For further information, refer to the financial statements and the notes included in the Company's 2004 Form 10-KSB as filed with the Securities and Exchange Commission.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the amounts of assets and liabilities and changes therein. Actual results could differ from those estimates.

Note 2—Earnings Per Share

        The following table sets forth the computation of basic and diluted earnings per share for the three months ended March 31, 2005 and 2004:

	Three Months Ended March 31,
	2005	2004
Basic earnings per share:
Weighted average shares outstanding	1,010,379	995,695
Net income available to common shareholders	$218,567	278,944
Basic earnings per share	$.22	.28

Diluted earnings per share:
Weighted average shares outstanding	1,010,379	995,695
Net effect of the assumed exercise of stock options based on the treasury stock method using average market price for the period	141,994	129,853

Total weighted average shares and common stock equivalents outstanding	1,152,373	1,125,548

Net income available to common shareholders	$218,567	278,944
Diluted earnings per share	$.19	.25

Note 3—Stock-Based Compensation

        The Company has a stock-based employee compensation plan which is accounted for under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share as if we had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for the three months ended March 31, 2005 and 2004.

	Three Months Ended March 31,
	2005	2004
Net income:
Net income, as reported	$218,567	278,944
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	14,439	15,836

Pro forma net income	$204,128	263,108

Basic earnings share:
As reported	$.22	.28

Pro forma	$.20	.26

Diluted earnings share:
As reported	$.19	.25

Pro forma	$.18	.23

Note 4—Subsequent Events

        On April 6, 2005, the Company entered into an agreement and plan of merger with First Capital Bank Holding Corporation, the parent holding company for First National Bank of Nassau County. Pursuant to the agreement, First Capital will be merged with and into Coastal. Lowcountry National Bank and First National Bank of Nassau County will be wholly owned subsidiaries of Coastal. Each common share of First Capital Bank Holding Corporation will be exchanged for 1.054 common shares of Coastal. The boards of directors of both parties have approved the merger agreement, and the merger agreement and the transactions contemplated thereby are subject to the approval of the shareholders of both parties, regulatory approvals, and other customary closing conditions. The merger is expected to close during the fourth quarter of 2005.

COASTAL BANKING COMPANY, INC.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following is our discussion and analysis of certain significant factors that have affected our financial position and operating results and those of our subsidiary, Lowcountry National Bank, during the periods included in the accompanying financial statements. This commentary should be read in conjunction with the financial statements and the related notes and the other statistical information included in this report.

        This report contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in our filings with the Securities and Exchange Commission, including, without limitation:

  •
  the businesses of Coastal and First Capital may not be integrated successfully or such integration may take longer to accomplish than expected;

  •
  the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes;

  •
  disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers;

  •
  the required governmental approvals of the merger may not be obtained on the proposed terms and schedule;

  •
  shareholders may not approve the merger;

  •
  changes in economic conditions;

  •
  movements in interest rates;

  •
  competitive pressures on product pricing and services;

  •
  success and timing of other business strategies;

  •
  the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and

  •
  and other factors described in our 2004 Annual Report on Form 10-KSB, and documents subsequently filed by us with the Securities and Exchange Commission.

Overview

        The following discussion describes our results of operations for the quarter ended March 31, 2005 as compared to the quarter ended March 31, 2004, and also analyzes our financial condition as of March 31, 2005 as compared to December 31, 2004. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities. Recently, rising interest rates in the general economy have caused our cost of funds to increase. The result has been a decline in our net interest margin and thus our net income in the current year. This change is discussed in more detail in the following "Results of Operations" section.

        Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process.

        In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. Noninterest expense, in the form of salaries, data processing and other overhead expense, reflect the other costs of operating our business. During the first quarter of 2005, we took steps to strengthen our corporate governance by adding professional internal staff and employing external consulting firms. We anticipate that these costs for governance as well as regulatory compliance will constitute a significant part of our noninterest expenses. However, we also anticipate that our recently announced merger with First Capital will create efficiencies in these regulatory and compliance areas that will create greater economies of scale than what could be generated otherwise.

        The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

Critical Accounting Policies

        We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2004 as filed on our annual report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

        We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Some of the more critical judgments supporting the amount of our allowance for loan losses include judgments about the credit worthiness of borrowers, the estimated value of the underlying collateral, the assumptions about cash flow, determination of loss factors for estimating credit losses, the impact of current events, and conditions, and other factors impacting the level of probable inherent losses. Under different conditions or using different assumptions, the actual amount of credit losses incurred by us may be different from management's estimates provided in our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

Results of Operations

Net Interest Income

        Our level of net interest income is determined by the level of our earning assets and the management of our net interest margin. The continued growth of our loan portfolio is the primary driver of the increase in net interest income. For the three months ended March 31, 2005, net interest income totaled $1,188,178 as compared to $1,016,320 for the same period in 2004. Interest income from loans, including fees, increased $491,388, or 42%, to $1,655,914 as a result of average outstanding loans increasing from $71.3 million during the quarter ended March 31, 2004 to $104.1 million during the quarter ended March 31, 2005. This increase in interest income was partially offset by increased interest expense, which totaled $825,986 for the three months ended March 31, 2005 compared to $515,483 in 2004. The increase in net interest income is due to the overall growth in the volume of interest-earning assets, partially offset by increases in overall weighted average interest rates. In the current year quarter, certificates of deposits matured and repriced at rates faster than corresponding increases in yields on interest earning assets, particularly loans, which contributed to a decline in net interest margin and interest rate spread. The net interest margin realized on earning assets and the interest rate spread were 3.40% and 3.19%, respectively, for the three months ended March 31, 2005. For the three months ended March 31, 2004, the net interest margin was 3.77% and the interest rate spread was 3.59%.

Interest Rate Sensitivity and Asset Liability Management

        Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management of a financial institution. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made. Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

        Net interest income is the primary component of net income for financial institutions. Net interest income is affected by the timing and magnitude of repricing of as well as the mix of interest sensitive and noninterest sensitive assets and liabilities. "Gap" is a static measurement of the difference between the contractual maturities or repricing dates of interest sensitive assets and interest sensitive liabilities within the following twelve months. Gap is an attempt to predict the behavior of the bank's net interest income in general terms during periods of movement in interest rates. In general, if the bank is asset sensitive, more of its interest sensitive assets are expected to reprice within twelve months than its interest sensitive liabilities over the same period. In a rising interest rate environment, assets repricing more quickly are expected to enhance net interest income. Alternatively, decreasing interest rates would be expected to have the opposite effect on net interest income since assets would theoretically be repricing at lower interest rates more quickly than interest sensitive liabilities. Although it can be used as a general predictor, Gap as a predictor of movements in net interest income has limitations due to the static nature of its definition and due to its inherent assumption that all assets will reprice immediately and fully at the contractually designated time. At March 31, 2005, the bank's gap position is in a liability sensitive position over a one-year time frame. Management has several tools available to it to evaluate and affect interest rate risk, including deposit pricing policies and changes in the mix of various types of assets and liabilities. For more information on asset-liability management, see the annual report of Form 10-KSB filed with the Securities and Exchange Commission.

Provision and Allowance for Loan Losses

        The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. The provision charged to expense was $63,000 for the quarter ended March 31, 2005 as compared to $76,100 for the quarter ended March 31, 2004. The increase in the allowance has been a result of management's efforts to increase the allowance to match the growth in the loan portfolio. Recent improvements in management's assessment of portfolio risk resulted in a minor decrease in the quarterly provision from the March 31, 2004 quarter as compared to the March 31, 2005 quarter. The loan portfolio increased by approximately $6.4 million during the three months ended March 31, 2005. The allowance for loan losses was 1.11% of gross loans at March 31, 2005. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. We anticipate maintaining an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Due to the rapid growth of our bank over the past several years and our relatively short operating history, a large portion of the loans in our loan portfolio and of our lending relationships are of relatively recent origin. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process known as seasoning. As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Because our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels. If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events which we believe to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of our net income and, possibly, our capital.

Noninterest Income

        Noninterest income for the quarter ended March 31, 2005 was $175,507 compared to $193,843 for the same period in 2004. The decease in noninterest income resulted from a decline in gains on sales of securities of $82,054 during the March 31, 2005 quarter, partially offset by an increase in mortgage loan fees of $49,801. Mortgage loan fees earned are dependent on our market's economy and general interest rate levels. Should our market economy decline or interest rate levels continue to increase, our level of loan fees earned could decline substantially.

Noninterest Expense

        Total noninterest expense increased to $969,502 for the quarter ended March 31, 2005 compared to $715,046 during the same period in 2004. Salaries and benefits increased from $379,741 during the quarter ended March 31, 2004 to $532,839 during the quarter ended March 31, 2005. Salary and benefits expense increased due to several factors. We hired an internal auditor to strengthen our control over audit and compliance-related matters and hired loan officers and support staff to generate loan growth. Other operating expenses were $365,738 for the three months ended March 31, 2005 as compared to $251,786 for the three months ended March 31, 2004. This category of "other operating expenses" includes an increase in professional fees from $39,087 for the quarter ended March 31, 2004 to $83,708 for the quarter ended March 31, 2005. During the quarter ended March 31, 2005, we began our assessment of operating controls as part of compliance with Section 404 Sarbanes-Oxley Act. Professional fees that related to this assessment totaled $34,000 during the March 31, 2005 quarter.

Income Taxes

        Income tax expense was $112,616 for the quarter ended March 31, 2005 compared to $140,073 for the same period in 2004. The effective tax rate was 34% for the three months ended March 31, 2005 and 33% for the three months ended March 31, 2004.

Assets and Liabilities

        During the first three months of 2005, total assets increased $7,253,594, or 5%, when compared to December 31, 2004. The primary source of growth in assets was net loans, which increased $6,393,732, or 6%, during the first three months of 2005. Total deposits increased $2,646,400, or 2%, to $132,078,113 from $129,431,713 at December 31, 2004.

Investment Securities

        Investment securities available-for-sale decreased to $26,644,388 at March 31, 2005 from $27,366,390 at December 31, 2004. Investment securities held-to-maturity decreased $6,569 from $5,642,841 at December 31, 2004 to $5,636,272 at March 31, 2005.

Premises and Equipment

        Premises and equipment, net of depreciation, totaled $2,863,565 at March 31, 2005. The decrease of $8,343 from the December 31, 2004 amount of $2,871,908 was due to depreciation during the period partially offset by additions.

Loans

        Gross loans totaled $107,991,589 at March 31, 2005, an increase of $6,457,432, or 6%, since December 31, 2004. The largest increase in loans was in real estate-mortgage loans, which increased $3,491,000, or 6%, to $62,470,000 at March 31, 2005. Balances within the major loans receivable categories as of March 31, 2005 and December 31, 2004 are as follows:

	March 31, 2005	December 31, 2004
Real estate—construction	$36,122,000	33,726,000
Real estate—mortgage	62,470,000	58,979,000
Commercial and industrial	6,149,000	5,562,000
Consumer and other	3,251,000	3,267,000

	$107,992,000	101,534,000

Risk Elements in the Loan Portfolio

        The following is a summary of risk elements in the loan portfolio:

	March 31, 2005	December 31, 2004
Loans: Nonaccrual loans	$279,000	—
Accruing loans more than 90 days past due	$552,000	313,000
Loans identified by the internal review mechanism:
Criticized	$238,000	292,000
Classified	$914,000	962,000

        Activity in the Allowance for Loan Losses is as follows:

	March 31,
	2005	2004
Balance, January 1,	$1,136,911	866,228
Provision for loan losses for the period	63,000	76,100
Net loans (charged off) recovered for the period	700	1,151

Balance, end of period	$1,200,611	943,479

Gross loans outstanding, end of period	$107,991,589	74,917,643

Allowance for loan losses to gross loans outstanding	1.11%	1.26%

Deposits

        At March 31, 2005, total deposits increased by $2,646,400, or 2%, from December 31, 2004. Noninterest-bearing demand deposits decreased $891,059, or 8%, and interest-bearing deposits increased $3,537,459, or 3%. Of the $29,584,000 in certificates of deposit $100,000 and over at March 31, 2005, $16,990,000 were brokered deposits. Of the $37,183,000 of other time deposits outstanding at March 31, 2005, $20,190,000 were brokered deposits. These are issued in individual's names and in the names of trustees with balances participated out to others.

        Balances within the major deposit categories as of March 31, 2005 and December 31, 2004 are as follows:

	March 31, 2005	December 31, 2004
Noninterest-bearing demand deposits	$10,344,000	$11,235,000
Interest-bearing demand deposits	53,899,000	57,239,000
Savings deposits	1,068,000	961,000
Certificates of deposit $100,000 and over	29,584,000	30,185,000
Other time deposits	37,183,000	29,812,000

	$132,078,000	$129,432,000

FHLB Advances

        In addition to deposits, we have line of credit from the Federal Home Loan Bank of $31.5 million to help fund our loan growth. The following table reflects the current borrowings and terms as of March 31, 2005.

Description	Balance	Current Rate	Maturity Date
DRC	$6,500,000	3.13%-variable	Daily

Total	$6,500,000

Junior Subordinated Debentures

        In April 2004, we formed a wholly owned Delaware statutory trust which issued $3,093,000 of guaranteed preferred beneficial interests in our junior subordinated deferrable interest debentures that qualify as Tier 1 capital under Federal Reserve Board guidelines. We own all of the common securities of the trust. The proceeds from the issuance of the common securities and the trust preferred securities were used by the trust to purchase $3,093,000 of our junior subordinated debentures, which pay interest at a floating rate equal to 3 month LIBOR plus 275 basis points. We used the proceeds from the sale of the junior subordinated debentures for general purposes, primarily to provide capital to the bank. The debentures represent the sole asset of the trust. For more information, see the company's 10-KSB for the year ended December 31, 2004.

Liquidity

        Our liquidity needs include the funding of loans, purchases of operating assets, etc. Liquidity needs are met by us through scheduled maturities of loans and investments on the asset side and through pricing policies on the liability side for interest-bearing deposit accounts. The level of liquidity is measured by the loan-to-deposit ratio, which was 81% at March 31, 2005 and 78% at December 31, 2004.

        We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and loans sold with limited recourse. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument.

        Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. We use the same credit policies in making commitments to extend credit as we do for on-balance-sheet instruments.

        Collateral held for commitments to extend credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

        Loans sold with limited recourse are 1-4 family residential mortgages originated by us and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to us within 90 days of any one of the loan's first four payments being missed. Our exposure to credit loss in the event of nonperformance by the other party to the loan is represented by the contractual notional amount of the loan. Since none of the loans sold have ever been returned to us, the total loans sold with limited recourse amount does not necessarily represent future cash requirements. We use the same credit policies in making loans held for sale as we do for on-balance-sheet instruments.

        The following table summarizes our off-balance-sheet financial instruments whose contract amounts represent credit risk as of March 31, 2005:

Commitments to extend credit	$21,022,000
Loans sold with limited recourse	$6,546,000
Standby letters of credit	$492,000

        Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Beaufort County and surrounding areas.

        We also have obtained lines of credit available with correspondent banks to purchase federal funds for periods from one to 14 days. At March 31, 2005, unused lines of credit totaled $5,560,000.

Capital Resources

        The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the capital adequacy guidelines, regulatory capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed to be inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses, subject to certain limitations. We are also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio. At both the holding company and bank level, we are subject to various regulatory capital requirements administered by the federal banking agencies. To be considered "well-capitalized," we must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%.

        At March 31, 2005, our total shareholders' equity was $10.7 million ($11.9 million at the bank level). At March 31, 2005, our Tier 1 capital ratio was 10.46% (10.30% at the bank level), our total risk-based capital ratio was 12.86% (11.31% at the bank level), and our Tier 1 leverage ratio was 9.64% (8.37% at the bank level). The bank was considered "well capitalized" and the holding company met or exceeded its applicable regulatory capital requirements.

Regulatory Matters

        From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect us.

Recent Accounting Pronouncements

        Accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Item 3. Controls and Procedures

        As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures as defined in Exchange Act Rule 13a-15(e). Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our current disclosure controls and procedures are effective as of March 31, 2005. There have been no significant changes in our internal controls over financial reporting during the fiscal quarter ended March 31, 2005 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

        The design of any system of controls and procedures is based in part upon certain assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings

        There are no material pending legal proceedings to which the Company is a party or of which any of their property is the subject.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

        None.

Item 3. Defaults Upon Senior Securities

        None.

Item 4. Submission of Matters to a Vote of Security Holders

        None.

Item 5. Other Information

        Due to the proposed merger with First Capital Bank Holding Corporation, we intend to combine our annual meeting with a special meeting in which shareholders will vote on the election of directors and the proposed merger. We currently anticipate holding the meeting in August 2005. If shareholders wish a proposal to be included in the proxy statement and form of proxy relating to such meeting, they must deliver a written copy of their proposal to our principal executive offices no later than May 31, 2005. To ensure prompt receipt, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in the proxy materials. A copy of the bylaws is available upon written request.

        Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the proxy materials, must comply with our bylaws. Proposals must be delivered to the secretary of the company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days' notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

Item 6. Exhibits

31.1	Rule 13a-14(a) Certification of the Principal Executive Officer.
31.2	Rule 13a-14(a) Certification of the Principal Financial Officer.
32	Section 1350 Certifications.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 12, 2005	By:	/s/ RANDOLPH C. KOHN Randolph C. Kohn President & Chief Executive Officer
Date: May 12, 2005	By:	/s/ JAMES L. PATE, III James L. Pate, III Chief Financial Officer

Appendix H

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-KSB

(Mark One)
☒	Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934
For the fiscal year ended December 31, 2004
or
☐	Transition Report under Section 13 or 15(d) of the Securities Exchange Act of 1934
For the transition period from to

Commission file no. 000-30297

FIRST CAPITAL BANK HOLDING CORPORATION
(Name of Small Business Issuer in Its Charter)

Florida (State or Other Jurisdiction of Incorporation or Organization)	59-3532208 (I.R.S. Employer Identification No.)
1891 South 14th Street Fernandina Beach, Florida (Address of Principal Executive Offices)	32034 (Zip Code)
(904) 321-0400 Issuer's Telephone Number, Including Area Code

Securities registered pursuant to Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act: Common Stock.

        Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

        Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. ☒

        The issuer's revenues (total interest income plus noninterest income) for its most recent fiscal year was $8,187,540.

        The estimated aggregate market value of the Common Stock held by non-affiliates (shareholders holding less than 5% of an outstanding class of stock, excluding directors and executive officers) of the Company on March 1, 2004 was $14,845,716. This calculation is based upon an estimate of the fair market value of the Common Stock of $18.00 per share, which was the price of the last trade of which management is aware prior to this date.

        As of March 1, 2005, 1,182,700 shares of Common Stock were issued and outstanding.

        Transitional Small Business Disclosure Format. (Check one): Yes ☐    No ☒

DOCUMENTS INCORPORATED BY REFERENCE

None.

Part I

Item 1. Description of Business

        This Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on many assumptions and estimates and are not guarantees of future performance. Our actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which we are unsure, including many factors which are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties include, but are not limited to those described below under "Risk Factors."

General

        First Capital Bank Holding Corporation was incorporated as a Florida corporation on July 29, 1998, primarily to own and control all of the capital stock of First National Bank of Nassau County. On July 26, 1999, the company acquired 100% of the outstanding common stock of First National Bank, which operates in the Fernandina Beach, Florida area. First National Bank is chartered and regulated by the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation. First National Bank commenced operations on July 26, 1999.

        Through First National Bank, we engage in a commercial banking business from our main office located at 1891 South 14th Street, in the City of Fernandina Beach, Florida (Nassau County). First National Bank is a full service commercial bank without trust powers. First National Bank offers a full range of interest bearing and non-interest bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, certificates of deposit, commercial loans, real estate loans, home equity loans, and consumer/installment loans. In addition, First National Bank provides such consumer services as Internet banking services, U.S. Savings Bonds, travelers checks, cashiers checks, safe deposit boxes, bank by mail services, direct deposit, and automatic teller services. In the fourth quarter of 2003, we decided to reposition resources. The Company recognized the cyclical nature of income derived from wholesale mortgage banking activities and reflected on the greater than two years of success in this area. However, we noted that the volume in the industry had begun to slow significantly and volumes closer to historical norms were on the horizon. In response to this change, we decided to discontinue wholesale mortgage banking activities through the sale of the assets in April 2004 and refocus attention on the commercial lending market. To that end, the bank hired seasoned lenders and expanded its geographic scope to include the rapidly growing markets of Nassau and Duval Counties in Florida and Savannah, Georgia. First National Bank opened a loan production office in Jacksonville, Florida in 2004. The loan production office focuses on small business lending relationships.

Risk Factors

Our recent operating results may not be indicative of our future operating results.

        We may not be able to sustain our historical rate of growth and may not even be able to grow our business at all. Because of our relatively small size and short operating history, it will be difficult for us to generate similar earnings growth as we continue to expand, and consequently our historical results of operations will not necessarily be indicative of our future operations. Various factors, such as economic conditions, regulatory and legislative considerations, and competition, may also impede our ability to expand our market presence. If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected because a high percentage of our operating costs are fixed expenses.

Our decisions regarding credit risk and reserves for loan losses may materially and adversely affect our business.

        Making loans and other extensions of credit is an essential element of our business. Although we seek to mitigate risks inherent in lending by adhering to specific underwriting practices, our loans and other extensions of credit may not be repaid. The risk of nonpayment is affected by a number of factors, including:

  •
  the duration of the credit;

  •
  credit risks of a particular customer;

  •
  changes in economic and industry conditions; and

  •
  in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

        We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors, including:

  •
  an ongoing review of the quality, mix, and size of our overall loan portfolio;

  •
  our historical loan loss experience;

  •
  evaluation of economic conditions;

  •
  regular reviews of loan delinquencies and loan portfolio quality; and

  •
  the amount and quality of collateral, including guarantees, securing the loans.

        There is no precise method of predicting credit losses; therefore, we face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required. Additions to the allowance for loan losses would result in a decrease of our net income, and possibly our capital.

Lack of seasoning of our loan portfolio may increase the risk of credit defaults in the future.

        Due to the growth of our bank over the past several years and our short operating history, a large portion of the loans in our loan portfolio and of our lending relationships are of relatively recent origin. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process we refer to as "seasoning." As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Because our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels. If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition.

An economic downturn, especially one affecting the Nassau and Duval Counties, could reduce our customer base, our level of deposits, and demand for financial products such as loans.

        Our success significantly depends upon the growth in population, income levels, deposits, and housing starts in our markets, especially in Nassau and Duval Counties. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. An economic downturn would likely contribute to the deterioration of the quality of our loan portfolio and reduce our level of deposits, which in turn would hurt our business. If an economic downturn occurs in the economy as a whole, or especially in Nassau and Duval Counties, borrowers may be less likely to repay their loans as scheduled. Moreover, the value of real estate or other collateral that may secure our loans could be adversely affected. Unlike many larger institutions, we are not able to spread the risks of unfavorable local economic conditions across a large number of diversified economies. An economic downturn could, therefore, result in losses that materially and adversely affect our business.

Changes in prevailing interest rates may reduce our profitability.

        Our results of operations depend in large part upon the level of our net interest income, which is the difference between interest income from interest-earning assets, such as loans and mortgage-backed securities, and interest expense on interest-bearing liabilities, such as deposits and other borrowings. Depending on the terms and maturities of our assets and liabilities, a significant change in interest rates could have a material adverse effect on our profitability. Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions. While we intend to manage the effects of changes in interest rates by adjusting the terms, maturities, and pricing of our assets and liabilities, our efforts may not be effective and our financial condition and results of operations could suffer. After operating in a historically low interest rate environment, the Federal Reserve began raising short-term interest rates in the second quarter of 2004.

We are dependent on key individuals and the loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

        Michael G. Sanchez, our president and chief executive officer, has extensive and long-standing ties within our primary market area and he has contributed significantly to our growth. If we lose the services of Mr. Sanchez, he would be difficult to replace and our business and development could be materially and adversely affected.

        Our success also depends, in part, on our continued ability to attract and retain experienced loan originators, as well as other management personnel. The loss of the services of several of such key personnel could adversely affect our growth strategy and prospects to the extent we are unable to replace such personnel.

We are subject to extensive regulation that could limit or restrict our activities.

        We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various regulatory agencies. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We are also subject to capitalization guidelines established by our regulators, which require us to maintain adequate capital to support our growth.

        The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, our cost of compliance could adversely affect our ability to operate profitably.

        The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission that are now applicable to us, have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. We have experienced, and we expect to continue to experience, greater compliance costs, including costs related to internal controls, as a result of the Sarbanes-Oxley Act.

Our continued pace of growth may require us to raise additional capital in the future, but that capital may not be available when it is needed.

        We are required by regulatory authorities to maintain adequate levels of capital to support our operations. To support our continued growth, we may need to raise additional capital. Our ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired. In addition, if we decide to raise additional equity capital, your interest could be diluted.

We face strong competition for customers, which could prevent us from obtaining customers and may cause us to pay higher interest rates to attract customers.

        The banking business is highly competitive, and we experience competition in our market from many other financial institutions. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national, and international financial institutions that operate offices in our primary market areas and elsewhere. We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions. These institutions offer some services, such as extensive and established branch networks, that we do not provide. There is a risk that we will not be able to compete successfully with other financial institutions in our market, and that we may have to pay higher interest rates to attract deposits, resulting in reduced profitability. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that apply to us.

We will face risks with respect to future expansion and acquisitions or mergers.

        We may seek to acquire or merger with other financial institutions or parts of those institutions. We may also expand into new markets or lines of business or offer new products or services. These activities would involve a number of risks, including:

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  the potential inaccuracy of the estimates and judgments used to evaluate credit, operations, management, and market risks with respect to a target institution;

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  the time and costs of evaluating new markets, hiring or retaining experienced local management, and opening new offices and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

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  the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse effects on our results of operations; and

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  the risk of loss of key employees and customers.

Marketing Focus

        Our primary market area is within the Jacksonville, Florida metropolitan area, which includes the five counties of Duval, Nassau, St. Johns, Clay, and Baker. Nassau County is an integral part of the Jacksonville metropolitan area and has participated in the growth experienced by the area in recent years. The Jacksonville market has a current population in excess of 1,000,000 people and is projected to grow to a population of 1,200,000 by 2010. Fernandina Beach's strategic location within the Jacksonville metropolitan area, along with its coastal setting, makes it a location of choice for many residents taking advantage of the resources and job opportunities in the metropolitan market of Jacksonville.

        Our primary service area represents a geographic area which includes the communities of Amelia Island, Fernandina Beach, O'Neil, and Yulee, Florida. The boundaries of the primary service area are the St. Mary's River and the State of Georgia to the north, the Atlantic Ocean to the east, Duval County to the south, and Baker County to the west.

        We target our products and services to meet the needs of the area's customer base, initially focusing on providing small-to middle-market business loans, residential mortgages, and consumer loans to these customers. We believe that more than 75% of First National Bank's customer base is represented by the businesses and residents located in the primary service area.

        Nassau County has many positive attributes that contribute to the area's business growth and stability. These include easy access to two interstates, an extensive rail service network, Jacksonville International Airport, and the Port of Fernandina, which is the deepest natural port on the southeastern coast of the United States. The paper, timber, and resort industries form the core of the area's economy. Amelia Island is considered to be one of the foremost residential and retirement areas in Florida as it attracts affluent retirees and second homeowners from the Eastern states of the country. The Ritz-Carlton Hotel with its 300 rooms and the Amelia Island Plantation are among the premier resort hotels on Florida's East Coast. Growth in Nassau County is expanding rapidly to the west in Yulee. Several large retail establishments have located in or are planned for that area. The housing market has expanded rapidly in the area with the addition of several large residential developments. As an indication of the planned growth, as many as 10,000 roof tops are estimated to be built in the next few years.

        In 2004 we purchased property in the Lofton square area of Nassau County, FL and progressed with our plans to open our new branch in early 2006. During 2004, we also continued to expand our loan production office in Savannah, which focuses on residential construction loans and commercial real estate loans. The Savannah market has contributed quality loans to our portfolio while minimizing our reliance on residential loan volume and loan participations. In addition, we opened our loan production office in Jacksonville, which is primarily focused on generating SBA loans.

Deposits

        First National Bank offers a full range of interest-bearing and non-interest-bearing accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing statement savings accounts and certificates of deposit with fixed and variable rates and a range of maturity date options. The sources of deposits are residents, businesses, and employees of businesses within our market area, obtained through the personal solicitation of its officers and directors, direct mail solicitation, and advertisements published in the local media. We pay competitive interest rates on time and savings deposits up to the maximum permitted by law or regulation. In addition, we have implemented a service charge fee schedule competitive with other financial institutions in our market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

Lending Activities

        General.    We emphasize a range of lending services, including real estate, commercial and consumer loans, to individuals and small-to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in our market area. We emphasize retail banking, home mortgages, real estate development, and consumer lending needs. We do not make non-real estate commercial purpose loans that exceed 20% of our assets or non-real estate consumer purpose loans that exceed 35% of our assets. Outside of the inherent risk of the credit worthiness of our borrowers, other risks associated with residential mortgage loans are the inability to move foreclosed real estate in a down market or economy, shifts in the demographics of a given market from residential zonings to commercial, individual customers who have been displaced due to corporate downsizing/loss of income, and an overall economic downturn creating unemployment due to lack of product demand.

        Real Estate Loans.    One of the primary components of our loan portfolio is loans secured by first or second mortgages on real estate. These loans generally consist of commercial real estate loans, construction and development loans, and residential real estate loans (home equity loans are excluded as they are classified as consumer loans). Loan terms generally are limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter term loans. We generally charge an origination fee. We attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, we typically require personal guarantees of the principal owners of the collateral property, combined with our review of the personal financial statements of the principal owners. We generally apply the same underwriting criteria for home equity loans and lines of credit as for first mortgage loans, as described above. Home equity lines of credit typically expire 10 years or less after origination. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of our borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate.

        Commercial Loans.    We make loans for commercial purposes in various lines of businesses. Equipment loans are typically for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans typically have terms not exceeding one year and are usually secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal is typically repaid as the assets securing the loan are converted into cash, and in other cases principal is typically due at maturity. The principal economic risk associated with each category of loans, including commercial loans, is the creditworthiness of our borrowers. The risks associated with commercial loans vary with many economic factors, including the economy in our primary market area. The well-established banks in our primary market area make proportionately more loans to medium- to large-sized businesses than we do. Many of our anticipated commercial loans are made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

        Consumer Loans.    We make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans and lines of credit. These loans typically carry balances of less than $25,000 and, in the case of non-revolving loans, are amortized over a period not to exceed 60 months. The revolving loans typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of our borrowers, and the principal competitors for consumer loans are the established banks in the Nassau County area.

        Loan Approval and Review.    Our loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer loan committee with a higher lending limit. We have established a board loan committee that must approve any loan over the officer loan committee lending limit. We will not make any loans to any director, officer, or employee on terms more favorable to such person than would be available to an unaffiliated person.

        Lending Limits.    Our lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship with us), in general we are subject to a loan-to-one-borrower limit. This limit will increase or decrease as our capital increases or decreases. Unless we are able to sell participations in our loans to other financial institutions, we will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

Other Banking Services

        Other services we provide include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. We are associated with a shared network of automated teller machines that may be used by our customers throughout Florida and other regions.

Competition

        Competition in our primary service area is intense. As of June 30, 2004, the most recent date for which market data is available from the FDIC, total bank deposits in Nassau County were approximately $609 million. At June 30, 2004, the bank represented 17% of the market. Including our bank, the market is served by eleven banks with 18 branches.

        Financial institutions primarily compete with one another for deposits. In turn, a bank's deposit base directly affects its loan activities and general growth. Primary methods of competition include interest rates on deposits and loans, service charges on deposit accounts, and designing unique financial services products. We compete with financial institutions which have much greater financial resources and which offer more services and possibly better terms to their customers. However, we believe that we are able to attract sufficient deposits to enable us to compete effectively with other area financial institutions. We believe we have the advantage of being locally owned and managed, enabling us to benefit from the high visibility and excellent business contacts of our directors and officers.

        We also compete with existing area financial institutions other than commercial banks and savings and loan associations, including insurance companies, consumer finance companies, brokerage houses, credit unions, and other business entities which have recently been invading the traditional banking markets. Due to the growth of our market area, we expect additional competition to be created by new entrants to the market.

Employees

        As of March 1, 2005, we had 29 full-time employees and 3 part-time employees.

SUPERVISION AND REGULATION

        Both the company and the bank are subject to extensive state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of our operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institutions Reform Recovery and Enforcement Act in 1989 and followed by the FDIC Improvement Act in 1991 and the Gramm-Leach-Bliley Act in 1999, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

        The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize some material provisions.

USA PATRIOT Act of 2002

        In October 2002, the USA PATRIOT Act of 2002 was enacted in response to the terrorist attacks in New York, Pennsylvania, and Washington D.C. that occurred on September 11, 2001. The PATRIOT Act is intended to strengthen U.S. law enforcement's and the intelligence communities' abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the PATRIOT Act on financial institutions is significant and wide ranging. The PATRIOT Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying client identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties who may be involved in terrorism or money laundering.

Check 21

        On October 28, 2003, President Bush signed into law the Check Clearing for the 21st Century Act, also known as Check 21. The new law, which became effective October 28, 2004, gives "substitute checks," such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions include:

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  allowing check truncation without making it mandatory;

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  demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

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  legalizing substitutions for and replacements of paper checks without agreement from consumers;

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  retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

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  requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

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  requiring recrediting of funds to an individual's account on the next business day after a consumer proves that the financial institution has erred.

        This new legislation will likely affect bank capital spending as many financial institutions assess whether technological or operational changes are necessary to stay competitive and take advantage of the new opportunities presented by Check 21.

First Capital Bank Holding Corporation

        Because our holding company, First Capital Bank Holding Corporation, owns the outstanding capital stock of our bank, our holding company is a bank holding company under the federal Bank Holding Company Act of 1956 and is also subject to Chapter 607, Florida Business Corporation Act and the regulations effected by the Florida Department of State.

        The Bank Holding Company Act.    Under the Bank Holding Company Act, we are subject to periodic examination by the Federal Reserve and are required to file periodic reports of our operations and any additional information that the Federal Reserve may require. Our activities at the bank and holding company levels are limited to:

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  banking and managing or controlling banks;

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  furnishing services to or performing services for our subsidiaries; and

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  engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

        Investments, Control, and Activities.    With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

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  acquiring substantially all the assets of any bank;

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  acquiring direct or indirect ownership or control of any voting shares of any bank if after the acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

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  merging or consolidating with another bank holding company.

        In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations promulgated thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. Our common stock is registered under the Securities Exchange Act of 1934. The regulations provide a procedure for rebutting control when ownership of any class of voting securities is below 25%.

        Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

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  making or servicing loans and certain types of leases;

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  engaging in certain insurance and discount brokerage activities;

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  performing certain data processing services;

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  acting in certain circumstances as a fiduciary or investment or financial adviser;

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  owning savings associations; and

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  making investments in certain corporations or projects designed primarily to promote community welfare.

        The Federal Reserve Board imposes certain capital requirements on the company under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "—First National Bank—Capital Regulations." Subject to our capital requirements and certain other restrictions, we are able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to the company. Our ability to pay dividends will be subject to regulatory restrictions as described below in "—First National Bank—Dividends." We are also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

        Source of Strength; Cross-Guarantee.    In accordance with Federal Reserve Board policy, we are expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which we might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any depository institution subsidiary of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiaries if the agency determines that divestiture may aid the depository institution's financial condition.

        The Gramm-Leach-Bliley Act.    The Gramm-Leach-Bliley Act was signed into law on November 12, 1999. Among other things, the Act repealed the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies that become financial holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. We have not elected to become a financial holding company.

        The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us.

First National Bank

        The bank operates as a national banking association incorporated under the laws of the United States and subject to examination by the Office of the Comptroller of the Currency. Deposits in the bank are insured by the Federal Deposit Insurance Corporation ("FDIC") up to a maximum amount, which is generally $100,000 per depositor subject to the aggregation rule.

        The Office of the Comptroller of the Currency and the FDIC regulate or monitor virtually all areas of the bank's operations, including

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  security devices and procedures;

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  adequacy of capitalization and loss reserves;

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  loans;

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  investments;

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  borrowings;

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  deposits;

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  mergers;

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  issuances of securities;

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  payment of dividends;

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  interest rates payable on deposits;

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  interest rates or fees chargeable on loans;

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  establishment of branches;

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  corporate reorganizations;

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  maintenance of books and records; and

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  adequacy of staff training to carry on safe lending and deposit gathering practices.

        The Office of the Comptroller of the Currency requires the bank to maintain specified capital ratios and imposes limitations on the bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Office of the Comptroller of the Currency also requires the bank to prepare annual reports on the bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

        Under the FDIC Improvement Act, all insured institutions must undergo regular on-site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

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  internal controls;

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  information systems and audit systems;

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  loan documentation;

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  credit underwriting;

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  interest rate risk exposure; and

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  asset quality.

        National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the Office of the Comptroller of the Currency or the Federal Reserve Board to be troubled institutions must give the Office of the Comptroller of the Currency or the Federal Reserve Board 30 days prior notice of the appointment of any senior executive officer or director. Within the 30 day period, the Office of the Comptroller of the Currency or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

        Deposit Insurance—The FDIC has adopted a risk-based assessment system for determining an insured depository institutions' insurance assessment rate. The system takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized; (2) adequately capitalized; or (3) undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups, based on the FDIC's determination of the institution's financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution's capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. Our FDIC assessment rate is currently $0.000036 per million of insured deposits, but may change in the future. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the BIF assessment rate could have a material adverse effect on our earnings, depending on the amount of the increase.

        The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

        Transactions with Affiliates and Insiders—The bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

        The bank also is subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

        The Federal Reserve Board has recently issued Regulation W, which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretative guidance with respect to affiliate transactions. Regulation W incorporates the exemption from the affiliate transaction rules but expands the exemption to cover the purchase of any type of loan or extension of credit from an affiliate. In addition, under Regulation W:

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  a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;

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  covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

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  with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

        Regulation W generally excludes all non-bank and non-savings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve Board decides to treat these subsidiaries as affiliates. Concurrently with the adoption of Regulation W, the Federal Reserve Board has proposed a regulation which would further limit the amount of loans that could be purchased by a bank from an affiliate to not more than 100% of the bank's capital and surplus. This regulation has not yet been adopted.

        Dividends—A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

        Branching.    National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Florida law, the bank may open branch offices throughout Florida with the prior approval of the Office of the Comptroller of the Currency. In addition, with prior regulatory approval, the bank will be able to acquire existing banking operations in Florida. Furthermore, federal legislation permits interstate branching, including out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks. Florida law, with limited exceptions, currently permits branching across state lines through interstate mergers.

        Community Reinvestment Act—The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on our bank.

        The Gramm-Leach-Bliley Act—Under the Gramm-Leach-Bliley Act, subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form "financial subsidiaries" that may conduct financial or incidental activities, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible. The Gramm-Leach-Bliley Act imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank's equity investment in the financial subsidiary be deducted from the bank's assets and tangible equity for purposes of calculating the bank's capital adequacy. In addition, the Gramm-Leach-Bliley Act imposes new restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and nonbank affiliates.

        The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market an institution's own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing, or other marketing to the consumer.

        Other Regulations—Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates. The bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

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  the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

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  the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

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  the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

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  the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

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  the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

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  the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

        The deposit operations of the bank also are subject to:

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  the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

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  the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

        Capital Regulations—The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. We have not received any notice indicating that either First Capital Bank Holding Corporation or First National Bank of Nassau County is subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

        Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

        The federal bank regulatory authorities also have implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

        The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks, which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Currently, we qualify as "well capitalized."

        Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

  •
  submit a capital restoration plan;

  •
  raise additional capital;

  •
  restrict their growth, deposit interest rates, and other activities;

  •
  improve their management;

  •
  eliminate management fees; or

  •
  divest themselves of all or a part of their operations.

        These capital guidelines can affect us in several ways. If we grow at a rapid pace, our capital may be depleted too quickly, and a capital infusion from our holding company may be necessary which could impact our ability to pay dividends. Our capital levels currently are adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time. If we fail to meet these capital requirements, our bank would be required to develop and file a plan with the Office of the Comptroller of the Currency describing the means and a schedule for achieving the minimum capital requirements. In addition, our bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless our bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time. A bank that is not "well capitalized" is also subject to certain limitations relating to so-called "brokered" deposits. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

        Enforcement Powers—The Financial Institutions Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

        Effect of Governmental Monetary Policies—Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

        Proposed Legislation and Regulatory Action.    New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation's financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Item 2. Description of Property

        Our principal place of business is located in Fernandina Beach, Florida. On June 16, 1998, we entered into a contract to acquire 1.28 acres of land located at 1891 South 14th Street at its intersection with Island Walk Way for a total purchase price of $265,000. The banking facility is 6,500 square feet of finished space at a cost of approximately $850,000. The office building is located approximately 15 miles from Interstate 95. On July 19, 2002, the Bank acquired an office building on property adjacent to our location in Fernandina Beach, Florida to be used to accommodate the Bank's personnel growth. The purchase price of the land and building was approximately $525,000. We believe that the facilities will adequately serve our needs for at least the next 12 months. On September 24, 2004, we purchased 1.16 acres of land at the corner of Lofton Square Blvd. and State Road 200 in Yulee for a future branch location. We believe this location gives us a strategic advantage to capture market share in one of Nassau County's largest growth areas. The purchase price was $1.2 million. Our loan production office in Savannah, Georgia is located at 340 Eisenhower Drive. We have a short term lease with approximately 800 square feet of office space and we are currently negotiating a longer term lease in the area. Our loan production office in Jacksonville, Florida is located at 3715 Dupont Station Court South.

Item 3. Legal Proceedings.

        We are not a party to, nor is any of our property subject to, any material legal proceedings, other than routine litigation incidental to our business.

Item 4. Submission of Matters to a Vote of Security Holders.

        None.

Item 5. Market for Common Equity and Related Stockholder Matters.

        There is no established public trading market for our common stock and trading of our common stock has been limited and sporadic. We are not aware of the prices at which all shares of our common stock have been traded. Based on information available to use from a limited number of purchasers and sellers, we believe transactions in our common stock, on a per share basis, ranged from $15.00 to $18.00 in 2004 and $13.50 to $15.00 in 2003. As of March 1, 2004, there were 643 shareholders of record.

Item 6. Management's Discussion and Analysis of Results of Operation

GENERAL

        The following discussion describes our results of operations for 2004 as compared to 2003 and also analyzes our financial condition as of December 31, 2004 as compared to December 31, 2003. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest-bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

        We have included a number of tables to assist in our description of these measures. For example, the "Average Balances" table shows the average balance during 2004 and 2003 of each category of our assets and liabilities, as well as the yield we earned or the rate we paid with respect to each category. A review of this table shows that our loans typically provide higher interest yields than do other types of interest earning assets, which is why we intend to continue to direct a substantial percentage of our earning assets into our loan portfolio. Similarly, the "Rate/Volume Analysis" table helps demonstrate the impact of changing interest rates and changing volume of assets and liabilities during the years shown. We also track the sensitivity of our various categories of assets and liabilities to changes in interest rates, and we have included a "Sensitivity Analysis Table" to help explain this. Finally, we have included a number of tables that provide detail about our investment securities, our loans, and our deposits.

        Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb possible losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses. See comments in the section entitled "Provision and Allowance for Loan Losses."

        In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

        The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

FORWARD-LOOKING STATEMENTS

        This report contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Potential risks and uncertainties include, but are not limited to those described under the heading "Risk Factors" in our Form 10-KSB for the year ended December 31, 2004.

OVERVIEW

        First Capital Bank Holding Corporation was incorporated as a Florida corporation on July 29, 1998, primarily to own and control all of the capital stock of First National Bank of Nassau County. We raised $10,000,000 through an offering of our common stock at $10 per share, of which $7,000,000 was used to capitalize the bank on July 26, 1999. First National Bank of Nassau County is chartered and regulated by the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation. First National Bank commenced operations on July 26, 1999 and operates primarily in the Fernandina Beach, Florida area. Our main office is located at 1891 South 14th Street, Fernandina Beach, Florida. We also offer Internet banking services through our web site located at www.fnb-palm.com.

        From 2001 until the second quarter of 2004, we operated two business segments: community banking and mortgage banking. We operated our wholesale mortgage operations in offices in Neptune Beach, Florida. The mortgage banking division was very successful through 2003, but we recognized the cyclical nature of income derived from wholesale mortgage banking activities and noted that the volume in the industry had begun to slow significantly by the latter half of 2003. We anticipated that, with interest rates beginning to rise, volumes closer to historical norms for mortgage banking were on the horizon. Therefore, in the fourth quarter of 2003, we decided to discontinue wholesale mortgage banking activities through the sale of this division, which we completed in April 2004, and to refocus our attention to the commercial lending market. To that end, we hired several additional seasoned lenders and expanded our bank's geographic scope to include the rapidly growing markets of Nassau and Duval Counties in Florida and Savannah, Georgia. We opened loan production offices in Savannah in May 2003 and Jacksonville in March 2004.

        Deposit Services.    We offer a full range of deposit services including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from money market accounts to longer-term certificates of deposit. The accounts are all offered to our market area at rates competitive to those offered in the area. All deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to the maximum allowed by law. In addition, we have implemented service charge fee schedules competitive with other financial institutions in our market area covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and the like.

        Lending Services.    Our lending business consists principally of making consumer loans to individuals and commercial loans to small and medium-sized businesses and professional concerns. In addition, we make secured real estate loans, including residential and commercial construction loans, and first and second mortgage loans for the acquisition or improvement of personal residences. No material portion of loans are concentrated within a single industry or group of related industries. FNB is not dependent to any material degree upon any single borrower or a few principal borrowers. Although our loan portfolio is diversified, a substantial portion of our borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Nassau and Duval Counties and surrounding areas. In addition, a substantial portion of our loan portfolio is collateralized by improved and unimproved real estate and is therefore dependent on the local real estate market.

        Mortgage Banking Activities.    We sold the assets of our wholesale mortgage banking operations in April 2004. The decision to sell this division was based on the anticipated decrease in mortgage volumes and a change in corporate direction to increase the less cyclical commercial lending activities. Mortgage activity was strong through September 2003 spurred by continued low interest rates. However our volumes decreased significantly in the fourth quarter 2003 and first quarter 2004 as mortgage rates increased. We will continue to originate residential mortgage loans through our Fernandina Beach office.

        At December 31, 2004, we had total consolidated assets of $141.9 million, total portfolio loans of $91.4 million, total loans available for sale of $916,665, total deposits of $99.6 million, and shareholders' equity of $16.5 million. Our net income for 2004 was $924,302, a decrease of $997,892, or 51.9%, from 2003. Earnings per common share decreased to $.85 in 2004, from $1.91 in 2003.

INCOME STATEMENT REVIEW

        We reported net earnings for the year ended December 31, 2004 of $924,302 as compared to $1,922,194 for the year ended December 31, 2003. Net interest income was $4.6 million in 2004, representing an increase of $616,624 when compared to 2003. For the year ended December 31, 2004, other income decreased to $1.6 million from $6.7 million at December 31, 2003. The primary reason for the decrease in other income was the decrease in mortgage revenues as a result of the sale of assets of the wholesale mortgage operations. Other expenses for the year ended 2004 totaled $4.4 million as compared to $7.4 million in 2003. Net income excluding wholesale mortgage activities for 2004 was $990,041, compared to $663,324 in 2003, or an increase of 49%. During 2004, losses from activities related to our wholesale mortgage operations were $65,739. Our continued success in our core banking activities is reflected by the growth in our average earning assets.

        In 2004, average interest earning assets increased $22.7 million, or 23%, over the 2003 amount. This increase was primarily due to the increase in investment securities. Average investment securities 2004 were $33.9 million, compared with $9.2 million in 2003. The overall decrease in the yields on interest earning assets is primarily a result of the increase in investment securities as a relative percentage of average assets. Average interest bearing liabilities for 2004 increased $20.0 million, or 25%, over the 2003 average balance. This increase was primarily due to an increase in the level of average interest bearing deposits of $11.0 million, or 15%, and average borrowed funds of $9.0 million, or 125%. Rates paid on our interest bearing deposits decreased during 2004.

        The banking industry uses two key ratios to measure relative profitability of net interest income. The net interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing liabilities. The interest rate spread eliminates the impact of non-interest bearing deposits and gives a direct perspective on the effect of market interest rate movements. The net interest margin is defined as net interest income as a percent of average total earning assets and takes into account the positive impact of investing non-interest bearing deposits.

        Our net interest spread was 3.47% in 2004 and 3.69% in 2003, while the net interest margin was 3.82% in 2004 and 4.07% in 2003. The 25 basis point decrease in the net interest margin from 2003 to 2004 was primarily attributed to the increase in investment securities as a percentage of earning assets during 2004 as discussed above. The average cost of interest bearing liabilities for 2004 was 2.03%, a decrease of 4 basis points from 2003.

        The following table shows the relationship between interest income and expense and the average balances of interest earning assets and interest bearing liabilities.

	2004			2003
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
ASSETS:
Federal funds sold and interest bearing deposits	$2,597,129	42,403	1.63%	$3,278,533	52,683	1.61%
Interest bearing deposits	520,081	4,335	0.83%	2,387,544	29,047	1.22%
Investment securities available for sale	25,053,738	891,396	3.56%	9,248,539	369,921	4.00%
Investment securities held to maturity	8,870,974	448,850	5.06%	—	—	—
Loans	82,134,785	5,187,132	6.32%	81,679,216	5,125,033	6.27%
Other	1,015,027	42,104	4.15%	935,037	40,699	4.35%

Total interest earning assets	120,191,734	6,616,220	5.50%	97,528,869	5,617,383	5.76%
All other assets	5,938,593			7,548,690

Total assets	$126,130,327			$105,077,559

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits	11,640,746	65,104	0.56%	10,556,050	60,490	0.57%
Savings	27,855,871	368,902	1.32%	24,689,255	356,484	1.44%
Time	43,850,873	1,079,057	2.46%	37,117,796	1,007,798	2.72%
Short-term borrowings	2,296,820	40,043	1.74%	185,745	2,707	1.46%
FHLB advances and Warehouse Lines	13,957,153	472,790	3.39%	7,035,315	216,204	3.07%

Total interest bearing liabilities	99,601,463	2,025,896	2.03%	79,584,161	1,643,683	2.07%
Noninterest-bearing deposits	10,949,005			11,004,249
Other liabilities	358,441			1,133,704
Shareholders' equity	15,221,418			13,355,445

Total liabilities and shareholders' equity	$126,130,327			$105,077,559

Net interest spread			3.47%			3.69%
Net interest margin on average earning assets			3.82%			4.07%
Net interest income/margin		$4,590,324			$3,973,700

        Non-accrual loans and the interest income which was recorded on these loans, if any, are included in the yield calculation for loans in all periods reported.

        The following table shows the relative impact on net interest income of changes in the average outstanding balances (volume) of earning assets and interest bearing liabilities and the rates earned and paid by us on such assets and liabilities for 2004 and 2003. Variances resulting from a combination of changes in rate and volume are allocated in proportion to the absolute dollar amounts of the change in each category.

	2004			2003
	Volume	Rate	Change	Volume	Rate	Change
ASSETS:
Federal funds sold and interest bearing deposits	$(48,321)	13,329	(34,992)	$34,374	(18,290)	16,084
Investment securities
Available for sale	566,579	(45,104)	521,475	(70,033)	(157,689)	(228,022)
Held to maturity	448,850	—	448,850	—	—	—
Other	3,376	(1,971)	1,405	3,214	(9,819)	(6,605)
Loans	28,671	33,428	62,099	844,403	(560,383)	324,020

Total interest earning assets	999,155	(318)	998,837	811,958	(746,181)	105,477
LIABILITIES
Interest-bearing deposits	205,132	(116,841)	88,291	392,583	(496,763)	(104,180)
Short-term borrowings	36,702	634	37,336	(35,236)	(9,733)	(44,969)
FHLB advances	232,424	24,162	256,586	(38,935)	11,325	(27,610)

Total interest bearing liabilities	474,258	(92,045)	382,213	318,412	(495,171)	(176,759)

	$524,897	91,727	616,624	$493,546	(251,010)	282,236

OTHER INCOME AND OTHER EXPENSE

        For the years ended December 31, 2004 and 2003, other income totaled $1.6 million and $6.7 million, respectively. The primary component of other income in 2004 was the gain on sale of loans totaling $843,186, which represented a decrease of $4.6 million when compared to 2003. The primary reason for the decrease in loan sale income was the decreased volumes of the mortgages through our wholesale networks as a result of the sale of assets of the operation. Other mortgage loan and SBA related fees and income decreased by $753,068 in 2004 also due to the decreased loan volume as a result of the sale of assets of the wholesale mortgage department. We sold two corporate securities in 2004 for a gain on sale of $115,326. The securities were sold to take advantage of market conditions and limit credit risk in the investment securities portfolio.

        Other expenses totaled $4.4 million and $7.4 million for the years ended December 31, 2004 and 2003, respectively. The primary component of other expense was salary and employee benefits expenses, which totaled $2.6 million and $4.6 for the same respective periods. The $2.0 million decrease in salary and employee benefits primarily resulted from the sale of the assets of the wholesale mortgage operations. The decrease was partially offset by an increase of approximately $400,000 related to new employees at our loan production offices and our banking office in Fernandina. Occupancy expenses decreased in 2004 by $59,913. Other operating expense totaled $1.4 million at December 31, 2004 as compared to $2.3 million at December 31, 2003. This decrease was primarily driven by variable costs associated with mortgage banking underwriting activities.

BALANCE SHEET OVERVIEW

        At December 31, 2004 we had total assets of $141.9 million as compared to $106.5 million as of December 31, 2003. For the same periods, total liabilities increased to $125.4 million from $92.5 million, respectively. Shareholders' equity totaled $16.5 million at December 31, 2004, an increase of $2.5 million when compared to the balance of $14.0 million as of December 31, 2003. The increase was primarily driven by proceeds of approximately $1.75 million from the exercise of options and director warrants. The remainder of the increase was sourced by net income.

LOAN PORTFOLIO

        Our intent is to direct a substantial percentage of our earning assets into the loans category. We separate loans into the two categories of portfolio loans and loans held for sale. Portfolio loans are permanent loans booked, serviced, and held to maturity. Loans held for sale are originated or purchased from third parties and presold to institutional investors. Loans held for sale decreased from $15.9 million at December 31, 2003 to $917,000 at December 31, 2004, reflecting the sale of our wholesale mortgage division in April 2004. Our total net portfolio loans, on the other hand, increased 67.6% from $53.9 million at December 31, 2003 to $90.2 at December 31, 2004, reflecting our renewed focus on our core community banking operations in 2004.

        Major classifications of portfolio loans as of December 31, 2004 and 2003 are summarized as follows:

	2004		2003
	Amount	Percent of total	Amount	Percent of total
Commercial, financial and agricultural	$5,555,132	6%	$3,174,840	6%
Real estate—mortgage	54,258,160	59%	36,603,663	67%
Real estate—construction	29,977,559	33%	13,665,538	25%
Consumer	1,581,514	2%	1,196,679	2%

Total loans	91,372,365	100%	54,640,720	100%
Less: Allowance for loan losses	1,103,403		789,344

Total net loans	$90,268,962		$53,851,376

        The major component of the loan portfolio was real estate mortgage loans, which represented 59% and 67% of the loan portfolio as of December 31, 2004 and 2003, respectively. In the context of this discussion, we define a "real estate mortgage loan" as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. We follow the common practice of financial institutions in our market area of obtaining a security interest in real estate whenever possible, in addition to any other available collateral. We take this collateral to reinforce the likelihood of the ultimate repayment of the loan; however, this tends to increase the magnitude of our real estate loan portfolio component. Generally, we target our loan-to-value ratio to 80%. Due to the short time frame the portfolio existed and the increased focus on commercial lending activities, the current loan mix may not be indicative of the ongoing make-up of the portfolio. In order to reduce collateral risk, we attempt to maintain a relatively diversified portfolio.

        It is our policy to classify loans as non-accrual generally when they are past due in principal or interest payments for more than 90 days or it is otherwise not reasonable to expect collection of principal and interest under the original terms. Exceptions are allowed for 90 day past due loans when such loans are secured by real estate or negotiable collateral and in the process of collection. Generally, payments received on non-accrual loans are applied directly to principal. We have adopted the principles of Financial Accounting Standards Board (FASB) SFAS 114 and 118 relating to accounting for impaired loans. As of December 31, 2004 we had one nonaccrual loan totaling $33,636 which was fully guaranteed by the Small Business Administration. As of December 31, 2003, we had one nonaccrual loan totaling $209,400, of which $157,050 was partially guaranteed by the Small Business Administration.

Maturities and sensitivity of loans to changes in interest rates

        The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

        The following table summarizes major classifications of portfolio loans by maturities as of December 31, 2004:

	One year or less	Wgt. Avg. Rate	After one, but within five years	Wgt. Avg. Rate	After five Years	Wgt. Avg. Rate	Total	Wgt. Avg. Rate
Commercial, financial and agricultural	$2,121,432	6.26%	2,090,677	5.45%	1,343,023	7.02%	5,555,132	5.65%
Real estate—mortgage	10,297,296	6.26%	13,249,204	5.97%	30,711,660	6.29%	54,258,160	6.21%
Real estate—construction	12,903,519	5.99%	13,732,877	6.19%	3,341,163	6.68%	29,977,559	6.16%
Consumer	635,294	8.10%	754,796	7.28%	191,424	7.02%	1,581,514	7.53%

Total	$25,957,541	6.17%	29,827,554	6.07%	35,587,270	6.36%	91,372,365	6.18%

        The following table represents the rate structure for loans maturing over one year.

	Variable Rate	Fixed Rate
Commercial, financial and agricultural	$1,660,069	$1,773,663
Real estate—mortgage	26,060,688	17,900,176
Real estate—construction	12,084,087	4,989,954
Consumer	34,720	911,499

Total	$39,839,564	$25,575,262

PROVISION AND ALLOWANCE FOR LOAN LOSSES

        We have developed policies and procedures for evaluating the overall quality of the credit portfolio and the timely identification of potential credit problems. Additions to the allowance for loan losses are made to maintain the allowance at an appropriate level based on our analysis of the potential risk in the loan portfolio. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events which we believe to be reasonable, but which may or may not be accurate. Because of the inherent uncertainty of assumptions made during the evaluation process, there can be no assurance that loan losses in future periods will not exceed the allowance for loan losses or that additional allocations will not be required. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time.

        As of December 31, 2004, the allowance for loan losses was $1,103,403, or 1.20% of outstanding portfolio loans, as compared to $789,344, or 1.44% of outstanding portfolio loans, as of December 31, 2003. The decrease in the reserve for loan losses as a percentage of portfolio loans reflects the decrease in the classified loans in our portfolio.

        Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, we use a loan grading system that rates loans in different categories. Certain grades representing criticized or classified loans are assigned allocations of loss based on management's estimate of potential loss that is generally based on historical losses and/or collateral deficiencies. Other loans are graded by type and allocated loss ranges based on management's perceived inherent loss for the loan type. The combination of these results is compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. We use an independent third party loan reviewer to challenge and corroborate the loan grading system and provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated loan losses.

        During 2004, we incurred charge-offs totaling $65,704 with recoveries of $53,763. The ratio of charge-offs during the period to average portfolio loans outstanding was .01%. During 2003, we incurred charge-offs totaling $8,761 with recoveries of $105. The ratio of charge-offs during the period to average portfolio loans outstanding was .01%.

        As of December 31, 2004, the allowance was allocated as follows:

	Year ended December 31, 2004	Percent of loans in each category to total loans
Commercial, financial and agricultural	$80,164	7%
Real estate—mortgage	620,452	56%
Real estate—construction	383,408	35%
Consumer	19,379	2%

Total	$1,103,403	100.00%

LOANS AVAILABLE FOR SALE

        We had total loans available for sale of $916,665 and $15,920,143 as of December 31, 2004 and 2003, respectively, reflecting the anticipated mortgage loan volume decreases resulting from the sale of the assets of the wholesale mortgage loan operations in April 2004. All loans classified as available for sale are recorded at the lower of cost or market. At December 31, 2004 and 2003, no impairment was recognized on any loans held for sale.

INVESTMENT PORTFOLIO

        The investment securities portfolio outstanding as of December 31, 2004 and 2003 was $38.7 million and $26.3 million, respectively. We increased the investment portfolio to leverage the capital of the company as we continue to grow the loan portfolio. We believe the investment portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds. At December 31, 2004 and 2003, available for sale securities totaled $24.7 million and $26.3 million, respectively. At December 31, 2004, held to maturity securities totaled $14.1 million. Our investment portfolio was structured with a relative short duration and to provide cash flows from maturities and mortgage backed securities paydowns to fund loan growth.

        The amortized cost and estimated fair value of investment securities available for sale at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

	Year ended December 31, 2004			Year ended December 31, 2003
Securities Available for Sale	Amortized Cost	Estimated Fair Value	Yield to Maturity	Amortized Cost	Estimated Fair Value	Yield to Maturity
U.S. Government Agencies
Less than one year	$999,519	993,750	2.18%	—	—	—
1 to 5 years	8,981,513	8,935,937	3.13%	8,966,929	8,967,820	3.42%
5 to 10 years	2,003,148	2,005,625	2.66%	2,069,715	2,074,600	2.60%
Municipal Bonds
1 to 5 years	419,880	421,116	3.50%	—	—	—
5 to 10 years	740,787	742,637	4.05%	1,169,726	1,170,026	3.99%
Corporate bonds:
1 to 5 years	—	—	—	968,890	1,079,550	7.12%
Mortgage Backed Securities	11,564,239	11,549,306	3.97%	12,996,437	13,049,625	4.20%

Total	$24,709,086	24,684,371	3.48%	26,171,697	26,341,621	3.74%

	Year ended December 31, 2004			Year ended December 31, 2003
Securities Held to Maturity	Amortized Cost	Estimated Fair Value	Yield to Maturity	Amortized Cost	Estimated Fair Value	Yield to Maturity
Municipal Bonds
5 to 10 years	$1,987,818	2,077,057	6.36%	—	—	—
Mortgage Backed Securities	12,062,773	12,273,097	5.20%	—	—	—

Total	$14,050,591	14,350,154	5.36%	—	—	—

DEPOSITS

        Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Core deposits were $75,165,834 as of December 31, 2004.

        The maturity distribution of time deposits of $100,000 or more as of December 31, 2004 was as follows:

Three months or less	$9,690,118
Over three through six months	5,135,102
Over six through twelve months	1,582,609
Over twelve months	8,044,710

Total	$24,452,539

BORROWINGS

        As of December 31, 2004, we were a shareholder in the Federal Home Loan Bank of Atlanta. Through this affiliation, we secured term advances totaling $18,000,000 at rates competitive with time deposits and other like maturities. These borrowings were used to fund loans and investments. At December 31, 2003, we had outstanding warehouse line advances of $5,075,593 and term advances totaling $3,000,000 with the FHLB. The decrease in warehouse advances is a result of the decrease in mortgage loans available for sale. The increase in our term borrowings was used to fund investment purchases and loan growth.

LIQUIDITY

        We must maintain, on a daily basis, sufficient funds to cover the withdrawals from depositors' accounts and to supply new borrowers with funds. To meet these obligations, we keep cash on hand, maintain account balances with our correspondent banks, and purchase and sell federal funds and other short-term investments. Asset and liability maturities are monitored in an attempt to match these to meet liquidity needs. We seek to monitor our liquidity to meet regulatory requirements and local funding requirements. We believe the current level of liquidity is adequate to meet current needs.

        Our primary sources of liquidity are a stable base of deposits, scheduled repayments on loans, and interest and maturities of investments. All securities of have been classified as available-for-sale. If necessary, we have the ability to sell a portion of our investment securities to manage interest sensitivity gap or liquidity. Cash and due from banks and federal funds sold may be utilized to meet liquidity needs. In addition, in July 2004 we received approximately $1.75 million from the exercise of options and director warrants.

        At December 31, 2004, we had arrangements with a correspondent and commercial banks for short term unsecured advances up to $7,200,000. As of December 31, 2004, we had outstanding balances of $294,000. In addition, we had secured repurchase agreements outstanding of $7.0 million.

        Our cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash and cash equivalents decreased $3.7 million for a total $2.7 million at December 31, 2004, compared with $6.5 million at December 31, 2003. Cash used in investing activities totaled $54.5 million in 2004 primarily due to increases in loans and investments. Cash provided by financing activities totaled $34.7 million in 2004 due to increases in deposits, repurchase agreements, and FHLB advances.

RATE SENSITIVITY

        Asset/liability management is the process by which we monitor and control the mix and maturities of assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and interest sensitive liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates.

        The principal monitoring technique employed is the measurement of our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to minimize interest rate risk and manage net interest income in changing interest rate environments. Our net interest income generally would benefit from rising interest rates when we have an asset-sensitive gap position. Conversely, our net interest income generally would benefit from decreasing interest rates of interest when we have a liability-sensitive gap position.

INTEREST RATE SENSITIVITY ANALYSIS

        The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position as of December 31, 2004 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. The table may not be indicative of our rate sensitivity position at other points in time.

INTEREST RATE SENSITIVITY ANALYSIS

        The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources and liquidity. To effectively manage the liability mix of the balance sheet, there should be a focus on expanding the various funding sources. The interest rate sensitivity position as of December 31, 2004 is presented in the following table. The difference between rate sensitive assets and rate sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. The table may not be indicative of our rate sensitivity position at other points in time.

	One year or less	After one but within five years	After five years	Total
Interest-earning assets:
Interest bearing deposits	$263	500	—	763
Federal funds sold	262	—	—	262
Investment securities available for sale	994	10,017	13,637	24,648
Investment securities held to maturity	—	—	14,051	14,051
Loans	63,054	22,660	6,666	92,380

Total earning assets	64,573	33,177	34,354	132,104

Interest-bearing liabilities
Interest bearing deposits	76,222	12,516	—	88,738
Repurchase Agreements	7,000	—	—	7,000
Fed funds purchased	294	—	—	294
FHLB advances	5,000	3,000	10,000	18,000

Total interest-bearing liabilities	$88,516	15,516	10,000	114,032

Interest-sensitivity gap	$(23,943)	17,661	24,354	18,072

Cumulative interest-sensitivity gap	$(23,943)	(6,282)	18,072

Ratio of cumulative interest-sensitivity gap to total earning assets	(18)%	(5)%	14%

        As indicated in the table above, during the first year approximately 78% of the interest bearing liabilities will reprice within one year while 49% of the interest bearing assets will reprice within the same period. The table also highlights that we are liability sensitive in the first 12 months while asset sensitive for the remainder of the period. We rely on money market deposits as a stable core funding source. Rates paid on such accounts are viewed by management as significantly less expensive over time than market-based rates such as those paid on non-core deposits.

        Our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Varying interest rate environments can create unexpected changes in the prepayment of assets and liabilities that are not reflected in the interest rate sensitivity analysis. These prepayments may have a significant impact on our net interest margin.

CONTRACTUAL OBLIGATIONS

        Included in the preceding table are the maturities of the contractual obligation including the repayment of FHLB advances and Warehouse lines of credit. We have no other significant contractual obligations.

OFF BALANCE SHEET ITEMS

        We are a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments include standby letters of credit and commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The contract or notional amounts of those instruments reflect the extent of involvement we have in particular classes of financial instruments. See footnote number 11 in the audited financial statements for further details.

CAPITAL ADEQUACY

        Bank holding companies, such as us, and their banking subsidiaries are required by banking regulators to meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders' equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%. The capital leverage ratio supplements the risk-based capital guidelines.

        The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because we had less than $150 million in assets as of December 31, 2004, we were not yet required to maintain these minimum capital requirements at the holding company level. However, the bank falls under these rules as set by bank regulatory agencies. As of December 31, 2004, both the bank and the holding company maintained capital ratios in the "well capitalized" classification. Additionally, based on our bank's most recent notification from the regulators, the bank was deemed to be well capitalized. For additional information, see footnote 12 of the audited financial statements.

IMPACT OF INFLATION AND CHANGING PRICES

        The effect of relative purchasing power over time due to inflation has not been taken into effect in our financial statements. Rather, the statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles.

        Since most of the assets and liabilities of a financial institution are monetary in nature, the effect of changes in interest rates will have a more significant impact on our performance than will the effect of changing prices and inflation in general. Interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude.

Item 7. Financial Statements

[PORTER KEADLE MOORE, LLP LOGO]

Porter Keadle Moore, LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
First Capital Bank Holding Corporation

        We have audited the accompanying consolidated balance sheets of First Capital Bank Holding Corporation as of December 31, 2004 and 2003, and the related consolidated statements of earnings, comprehensive income, changes in shareholders' equity and cash flows for each of the two years ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Capital Bank Holding Corporation as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the two years ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/Porter Keadle Moore, LLP Porter Keadle Moore, LLP
Atlanta, Georgia March 4, 2005

Certified Public Accountants
Suite 1800    •    235 Peachtree Street NE    •    Atlanta, Georgia 30303
    •    Phone 404-588-4200    •    Fax 404-588-4222    •    www.pkm.com

FIRST CAPITAL BANK HOLDING CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks, including cash reserve requirements of $427,000 and $443,000 respectively	$2,198,563	5,617,823
Federal funds sold	262,203	237,118
Interest bearing deposits in other banks	262,803	597,612

Cash and cash equivalents	2,723,569	6,452,553
Certificate of deposit	500,000	—
Investment securities available-for-sale	24,648,371	26,341,621
Investment securities held to maturity, estimated fair value of $14,350,154	14,050,591	—
Other investments	1,262,900	827,000
Loans available-for-sale	916,665	15,920,143
Loans, net	90,268,962	53,851,376
Premises and equipment, net	3,273,685	2,181,229
Accrued interest receivable and other assets	4,296,849	935,459

	$141,941,592	106,509,381

Liabilities and Shareholders' Equity
Deposits:
Non interest bearing demand	$10,880,205	11,521,127
Interest bearing demand	11,518,386	10,938,389
Savings	29,928,105	25,613,032
Time	22,839,138	17,815,462
Time over $100,000	24,452,539	17,958,328

Total deposits	99,618,373	83,846,338
Federal funds purchased and securities sold under agreements to repurchase	7,294,000	—
Warehouse line of credit	—	5,075,593
Federal Home Loan Bank advances	18,000,000	3,000,000
Accrued interest payable and other liabilities	507,357	595,737

Total liabilities	125,419,730	92,517,668

Commitments
Shareholders' equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $.01; 10,000,000 shares authorized; 1,182,200 and 1,008,000 issued and outstanding in 2004 and 2003, respectively	11,822	10,080
Additional paid-in capital	11,538,986	9,789,578
Retained earnings	5,009,305	4,085,003
Accumulated other comprehensive (loss) / income	(38,251)	107,052

Total shareholders' equity	16,521,862	13,991,713

	$141,941,592	106,509,381

See accompanying notes to consolidated financial statements.

FIRST CAPITAL BANK HOLDING CORPORATION AND SUBSIDIARY

Consolidated Statements of Earnings

For the Years Ended December 31, 2004 and 2003

	2004	2003
Interest income:
Interest and fees on loans	$5,187,132	5,125,033
Interest on investment securities—taxable	1,302,384	410,620
Interest on investment securities—tax-exempt	79,966	—
Interest on federal funds sold and interest-bearing deposits	46,738	81,730

Total interest income	6,616,220	5,617,383

Interest expense:
Interest on deposits	1,513,063	1,424,772
Interest on borrowings	472,790	216,204
Other	40,043	2,707

Total interest expense	2,025,896	1,643,683

Net interest income	4,590,324	3,973,700
Provision for loan losses	326,000	33,000

Net interest income after provision for loan losses	4,264,324	3,940,700

Other income:
Service charges on deposit accounts	250,221	221,426
Mortgage loan and SBA related fees and income	301,404	1,054,472
Gain on sale of loans	843,186	5,431,034
Gain on sale of securities	115,326	—
Other income	61,183	40,063

Total other income	1,571,320	6,746,995

Other expenses:
Salaries and employee benefits	2,583,716	4,619,497
Occupancy and equipment	449,173	509,086
Other operating	1,380,453	2,266,918

Total other expenses	4,413,342	7,395,501

Income before taxes	1,422,302	3,292,194
Income tax expense	498,000	1,370,000

Net earnings	$924,302	1,922,194

Net earnings per share	$.85	1.91

Diluted earnings per share	$.81	1.71

See accompanying notes to consolidated financial statements.

FIRST CAPITAL BANK HOLDING CORPORATION AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2004 and 2003

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total
Balance, December 31, 2002	$10,080	9,789,578	2,162,809	243,417	12,205,884
Change in unrealized gain on securities available-for-sale	—	—	—	(136,365)	(136,365)
Net earnings	—	—	1,922,194	—	1,922,194

Balance, December 31, 2003	10,080	9,789,578	4,085,003	107,052	13,991,713
Exercise of stock options and warrants	1,742	1,749,408	—	—	1,751,150
Change in unrealized loss on securities available-for-sale	—	—	—	(145,303)	(145,303)
Net earnings	—	—	924,302	—	924,302

Balance, December 31, 2004	$11,822	11,538,986	5,009,305	(38,251)	16,521,862

See accompanying notes to consolidated financial statements.

FIRST CAPITAL BANK HOLDING CORPORATION AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2004 and 2003

	2004	2003
Net earnings	$924,302	1,922,194
Other comprehensive income:
Unrealized holding loss on investment securities available-for-sale:
Unrealized losses arising during the period	(106,577)	(216,452)
Associated tax benefit	36,236	80,087
Reclassification adjustment for gains realized	(115,326)	—
Associated tax expense	40,364	—

Other comprehensive loss, net of income taxes	(145,303)	(136,365)

Comprehensive income	$778,999	1,785,829

See accompanying notes to consolidated financial statements.

FIRST CAPITAL BANK HOLDING CORPORATION AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net earnings	$924,302	1,922,194
Adjustments to reconcile net earnings to net cash Provided by operating activities:
Depreciation, amortization, and accretion	328,134	245,924
Provision for loan losses	326,000	33,000
Provision for deferred taxes	172,370	(53,248)
Gain on sale of securities	(115,326)	—
Net change in loans available-for-sale	15,003,478	23,937,700
Change in cash surrender value of bank owned life insurance	(22,764)	—
Change in:
Accrued interest and other assets	(425,661)	314,751
Accrued payable interest and other liabilities	(88,379)	(393,518)

Net cash provided by operating activities	16,102,154	26,006,803

Cash flows from investing activities:
Proceeds from sale of investment securities available-for-sale	1,085,625	—
Proceeds from maturities, calls, and paydowns of scurities available for sale	4,384,192	7,126,906
Proceeds from maturities, calls, and paydowns of securities held to maturity	1,023,934	—
Purchases of investment securities available-for-sale	(4,023,941)	(23,824,158)
Purchases of investment securities held to maturity	(15,091,862)	—
Purchases of certificate of deposit	(500,000)	—
Purchases of other investments	(435,900)	(30,000)
Proceeds from maturities, calls, and paydowns of other investments	—	578,700
Net change in loans	(36,743,586)	(2,644,108)
Purchases of bank owned life insurance	(3,000,000)	—
Purchases of premises and equipment	(1,271,192)	(270,308)

Net cash used by investing activities	(54,572,730)	(19,062,968)

Cash flows from financing activities:
Net change in deposits	15,772,035	7,737,404
Net change in repurchase agreements and federal funds purchased	7,294,000	—
Net change in warehouse line of credit	(5,075,593)	(13,216,200)
Repayment of other borrowings	—	(1,000,000)
Proceeds from other borrowings	15,000,000	—
Proceeds from warrants and stock options exercised	1,751,150	—

Net cash provided (used) by financing activities	34,741,592	(6,478,796)

Net change in cash and cash equivalents	(3,728,984)	465,039
Cash and cash equivalents at beginning of year	6,452,553	5,987,514

Cash and cash equivalents at end of year	$2,723,569	6,452,553

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$1,934,696	1,683,115

Cash paid during the year for income taxes	$512,850	1,546,001

Supplemental schedule of noncash investing and financing activities:
Change in unrealized gains on investment securities available-for-sale, net of tax	$(145,303)	(136,365)

See accompanying notes to consolidated financial statements.

FIRST CAPITAL BANK HOLDING CORPORATION AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

        First Capital Bank Holding Corporation (the "Company") was incorporated for the purpose of becoming a bank holding company. On July 26, 1999, the Company acquired 100% of the outstanding common stock of First National Bank of Nassau County (the "Bank"), which operates in the Fernandina Beach, Florida area. The Bank is chartered and regulated by the Office of the Comptroller of Currency and the Federal Deposit Insurance Corporation. The Bank commenced operations on July 26, 1999.

Basis of Presentation

        The consolidated financial statements include the accounts of the Company and the Bank. All intercompany accounts and transactions have been eliminated in consolidation.

        The accounting principles followed by the Company and its subsidiary, and the method of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices within the banking industry. In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from those estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan loss and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and interest bearing deposits at other banks with maturities of 90 days or less.

Investment Securities

        The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale.

        Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available-for-sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

        A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

        Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities classified as available-for-sale and held-to-maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments

        Other investments include equity securities with no readily determinable fair value. These investments are carried at cost. Investment in Federal Reserve Bank Stock is required for member banks. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank. At December 31, 2004 and 2003,the investment in Federal Reserve Bank Stock was $240,000. At December 31, 2004 and 2003, the investment in Federal Home Loan Bank stock was $1,022,900 and $587,000, respectively.

Loans Available-for-Sale

        Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes, if any, in the valuation allowance are included in the determination of net earnings in the period in which the change occurs. The Company has recorded no valuation allowance related to its loans available-for-sale as their cost approximates market value. Gains and losses from the sale of loans are determined using the specific identification method.

Loans and Allowance for Loan Losses

        Loans are stated at principal amount outstanding, net of the allowance for loan losses. Unearned interest on discounted loans is recognized as income over the term of the loans using a method which approximates a level yield. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

        A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

        Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality and review of specific problem loans.

        Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. Major additions and improvements are capitalized while maintenance and repairs that do not improve or extend the useful lives of the assets are expensed. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period.

        Depreciation expense is computed using the straight-line method over the following useful lives:

Buildings	40 years
Furniture and equipment	3-7 years

Income Taxes

        The Company accounts for income taxes under the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Net Comprehensive Income

        GAAP generally requires that recognized revenues, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items along with net earnings, are components of comprehensive income. The Company presents comprehensive income in a separate consolidated statement of comprehensive income.

Stock Compensation Plans

        SFAS No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Under Opinion No. 25, stock options issued under the Company's stock option plan have no intrinsic value at the grant date and, as such, no compensation cost is recognized. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as such, has provided proforma disclosures of net earnings and earnings per share, as if the fair value method of accounting had been applied. Had compensation cost for the plan been determined based upon the fair value of the options at the grant dates, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below:

		2004		2003
Net earnings	As reported		$924,302	1,922,194
	Proforma		$900,133	1,786,502
Basic earnings per share	As reported	$	..85	1.91
	Proforma		$.83	1.77
Diluted earnings per share	As reported	$	..81	1.87
	Proforma		$.79	1.59

        The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following weighted average assumptions used for grants in 2003—no dividend yield, a risk free interest rate of 3.5%, and an expected life of 10 years. No options were granted in 2004. The difference between the net earnings as reported and proforma amount is the expense associated with the grants, which would have been earned in the period. This expense was calculated based on the number of options vested during the period multiplied by the fair value at the time of grant net of the related tax effect.

Recent Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment ("SFAS No. 123(R)"), which revises and amends SFAS No. 123. SFAS No. 123(R) requires all share-based payments to employees, including stock options, to be recognized in the financial statements based on their fair values. Upon adoption, pro forma disclosure is no longer an alternative to financial statement recognition. SFAS No. 123(R) will be effective for the Company for financial statements beginning after December 15, 2005. The Company is still evaluating the transition provisions allowed by SFAS No. 123(R) and expects to adopt its provisions in the first quarter of 2006. The Company has not yet determined the financial statement impact of the pronouncement.

        In March 2004, the Emerging Issues Task Force ("EITF") issued EITF 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. EITF 03-1 provides guidance for evaluating whether an investment is other-than-temporarily impaired. The disclosure guidance was effective for other-than-temporarily impairment evaluation made in the reporting periods beginning after June 15, 2004 whereas the recognition and measurements guidance has been deferred. The disclosures required by EITF 03-1 are included in Note 2 to the consolidated financial statements.

        Other accounting standards that have been issued or proposed by the FASB and other standard setting entities that do not require adoption until a future date are not expected to have a material impact on the Company's consolidated financial statements upon adoption.

Net Earnings Per Share

        Earnings per common share are based on the weighted average number of common shares outstanding during the period. The effects of potential common shares outstanding during the period are included in diluted earnings per share.

For the Year Ended December 31, 2004	Net Earnings	Common Shares	Per Share Amount
Earnings per common share	$924,302	1,085,460	$.85
Effect of dilutive stock options	—	59,006.04

Diluted earnings per common share	$924,302	1,144,466	$.81

For the Year Ended December 31, 2003	Net Earnings	Common Shares	Per Share Amount
Earnings per common share	$1,922,194	1,008,000	$1.91
Effect of dilutive warrants and stock options	—	115,936.20

Diluted earnings per common share	$1,922,194	1,123,936	$1.71

NOTE 2—INVESTMENT SECURITIES

        Investment securities available-for-sale at December 31, 2004 and 2003 were as follows:

		Gross Unrealized
December 31, 2004	Amortized Cost			Estimated Fair Value
		Gains.	Losses.
U.S. Government agencies	$11,984,180	3,102	(51,970)	11,935,312
Municipal tax exempt securities	1,160,667	3,086	—	1,163,753
Mortgage-backed securities	11,564,239	33,211	(48,144)	11,549,306

Total	$24,709,086	39,399	(100,114)	24,648,371

		Gross Unrealized
December 31, 2003	Amortized Cost			Estimated Fair Value
		Gains.	Losses.
U.S. Government agencies	$11,036,644	10,906	(5,130)	11,042,420
Municipal tax exempt securities	1,169,726	300	—	1,170,026
Mortgage-backed securities	12,996,437	64,947	(11,759)	13,049,625
Corporate bonds	968,890	110,660	—	1,079,550

Total	$26,171,697	186,813	(16,889)	26,341,621

        Investment securities held to maturity as of December 31, 2004 were as follows:

		Gross Unrealized
December 31, 2004	Amortized Cost			Estimated Fair Value
		Gains.	Losses.
Municipal tax exempt securities	$1,987,817	89,240	—	2,077,057
Mortgage-backed securities	12,062,774	210,323	—	12,273,097

Total	$14,050,591	299,563	—	14,350,154

        No investment securities were classified as held to maturity at December 31, 2003.

        The amortized cost and estimated fair value of investment securities at December 31, 2004, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available For Sale		Securities Held To Maturity
	Amortized Cost.	Estimated Fair Value	Amortized Cost.	Estimated Fair Value
U.S. Government agencies:
Less than one year	$999,519	993,750	—	—
1 to 5 years	8,981,513	8,935,937	—	—
5 to 10 years	2,003,148	2,005,625	—	—
Municipal Securities:
1 to 5 years	419,880	421,116	—	—
5 to 10 years	740,787	742,637	—	—
Over 10 years	—	—	1,987,817	2,077,057
Mortgage-backed securities	11,564,239	11,549,306	12,062,774	12,273,097

Total	$24,709,086	24,648,371	14,050,591	14,350,154

        Investment securities available for sale with a fair value of approximately $864,000 and $1,079,550 as of December 31, 2004 and 2003, respectively, were pledged to secure public deposits. Proceeds from the sale of investment securities totaled $1,085,625 resulting in recognized gross gains of $115,326. There were no sales of investment securities in 2003.

        The market value of investment securities is based on quoted market values and is significantly affected by the interest rate environment. Unrealized losses in investments available for sale are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed. Securities available for sale with an unrealized loss for a continuous period at December 31, 2004 and 2003 are as follows:

	Less than twelve months		Twelve months or more
December 31, 2004	Estimated Fair Value	Unrealized Loss.	Estimated Fair Value	Unrealized Loss.
U.S. Government agencies:	$7,929,063	(51,970)	—	—
Mortgage-backed securities	8,786,754	(48,144)	—	—

Total	$16,715,817	(100,114)	—	—

	Less than twelve months		Twelve months or more
December 31, 2003	Estimated Fair Value	Unrealized Loss.	Estimated Fair Value	Unrealized Loss.
U.S. Government agencies:	$2,974,690	(5,130)	—	—
Mortgage-backed securities	1,914,771	(11,759)	—	—

Total	$4,889,461	(16,889)	—	—

NOTE 3—LOANS

        Major classifications of loans at December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Commercial, financial and agricultural	$5,555,132	3,174,840
Real estate—construction	29,977,559	13,665,538
Real estate—mortgage	54,258,160	36,603,663
Consumer	1,581,514	1,196,679

Total loans	91,372,365	54,640,720
Less: Allowance for loan losses	1,103,403	789,344

Loans, net	$90,268,962	53,851,376

        The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of Southeast Georgia and Northeast Florida. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

        Changes in the allowance for loan losses were as follows:

	2004	2003
Balance at beginning of year	$789,344	765,000
Provision for loan losses	326,000	33,000
Amounts charged off	(65,704)	(8,761)
Amounts recovered	53,763	105

Balance at end of year	$1,103,403	789,344

NOTE 4—PREMISES AND EQUIPMENT

        Major classifications of premises and equipment at December 31, 2004 and 2003 are summarized as follows:

	2004	2003
Land	$1,675,000	475,000
Building	1,477,670	1,477,670
Furniture and equipment	1,012,993	997,139
Leasehold improvements	33,459	39,406

	4,199,122	2,989,215
Less: Accumulated depreciation	925,437	807,986

	$3,273,685	2,181,229

        Depreciation expense amounted to $176,736 and $196,087 for 2004 and 2003, respectively.

NOTE 5—DEPOSITS

        Maturities of time deposits at December 31, 2004 are as follows:

Maturing in:
2005	$31,205,806
2006	10,841,674
2007	4,678,472
2008	240,137
2009	325,588

Total	$47,291,677

NOTE 6—INCOME TAXES

        The components of income tax expense for the years ended December 31, 2004 and 2003 are as follows:

	2004	2003
Current	$670,370	1,316,752
Deferred	(172,370)	53,248

Total tax expense	$498,000	1,370,000

        The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	2004	2003
Pretax income at statutory rates	$483,583	1,119,346
Add (deduct)
State tax, net of Federal effect	84,746	116,392
Tax exempt interest	(107,700)	(1,203)
Other	37,371	135,465

	$498,000	1,370,000

        The following summarizes the components of deferred taxes at December 31, 2004 and 2003.

	2004	2003
Deferred income tax assets:
Allowance for loan losses	$399,820	277,146
Other reserves	54,199	—
Unrealized losses on available for sale securities	22,465	—
Pre-opening expenses	—	15,264
Other	4,732	3,024

Total deferred tax assets	481,216	295,434

Deferred income tax liabilities:
Premises and equipment	(52,148)	(61,201)
Unrealized gains on available-for-sale securities	—	(62,872)

Total deferred tax liability	(52,148)	(124,073)

Net deferred tax asset	$429,068	171,361

NOTE 7—BORROWINGS

        Advances from the Federal Home Loan Bank consisted of the following:

  December 31, 2004

Amount	Rate	Maturity	Call Date
$5,000,000	2.43%	May 2005	—
$1,000,000	2.93%	July 2006	—
$2,000,000	4.55%	October 2006	—
$10,000,000	4.25%	May 2014	May 2009

  December 31, 2003

Amount	Rate	Maturity	Call Date
$1,000,000	2.93%	July 2006	—
$2,000,000	4.55%	October 2006	—

        The advances outstanding at December 31, 2004 were secured by $11,565,073 in 1-4 family first mortgages and $13,510,000 in securities held to maturity. The advances outstanding at December 31, 2003 were secured by $5,929,883 in 1-4 family first mortgages.

        The Bank also has lines of credit available at December 31, 2004 and 2003 totaling $7.2 million and $6.7 million with its correspondent banks, which represent credit for overnight borrowings from financial institutions. Outstanding advances were $294,000 as of December 31, 2004. No advances were outstanding at December 31, 2003.

        Outstanding repurchase agreements were $7,000,000 at December 31, 2004. The advances were secured by pledges of securities available for sale with an estimated fair value of $7,006,638.

        The Bank had a warehouse line of credit with the Federal Home Loan Bank of Atlanta with available credit of $24,000,000 with outstanding borrowings of $5,075,593 as of December 31, 2003. The line was paid off after the sale of the assets of our wholesale mortgage department during the second quarter of 2004.

NOTE 8—COMMITMENTS

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

        The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. In most cases, the Bank requires collateral to support financial instruments with credit risk.

        The following summarizes commitments as of December 31, 2004 and 2003.

	Approximate Contract Amount
	2004	2003
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	22,757,668	12,149,494
Standby letters of credit	133,000	401,000

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit or personal property.

        Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

NOTE 9—SHAREHOLDER EQUITY

        Shares of preferred stock may be issued from time to time in one or more series as established by resolution of the Board of Directors of the Company, up to a maximum of 10,000,000 shares. Each resolution shall include the number of shares issued, preferences, special rights and limitations as determined by the Board.

        Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions are based on the level of regulatory classified assets, the prior years' net earnings, and the ratio of equity capital to total assets. As of December 31, 2004 the Bank can pay dividends of approximately $3,069,000.

NOTE 10—RELATED PARTY TRANSACTIONS

        The Bank conducts transactions with directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons.

        The following summary reflects activities for related party loans for 2004:

Beginning balance	$4,015,064
New loans	2,384,140
Repayments	(1,353,366)

Ending balance	$5,045,838

        At December 31, 2004, deposits from directors, executive officers, and their related interests totaled approximately $8,058,000. The company enters into related party transactions for products and services in the normal course of business. All transactions are conducted at arms length and are not considered significant for financial statement purposes.

NOTE 11—EMPLOYEE AND DIRECTOR BENEFIT PLANS

        The Company issued 165,000 warrants to the organizers related to the initial stock offering. Each organizer was granted one warrant for each two shares purchased. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $10.00 per share. The warrants are exercisable in equal amounts beginning on the date the Bank opened for business and on each of the four succeeding anniversaries of that date. Company organizers exercised 157,500 warrants in 2004 resulting in an increase of $1,575 and $1,573,425 in common stock and additional paid in capital, respectively. No warrants remain outstanding as of December 31, 2004.

        The Company has a Stock Incentive Plan (the "Plan") whereby 100,000 shares of common stock have been reserved for issuance pursuant to the plan, which may include incentive stock options or non-qualified stock options. Incentive stock options are granted to employees at exercise prices not less than fair market value at the date of grant. The options vest evenly over five year periods with the first 20% vesting immediately. The options are exercisable no later than ten years from the date of grant. At December 31, 2004, 11,400 options were available for distribution.

        Prior to 2003, the Company granted 23,000 options to officers of the Company in the form of non-qualified stock options which were not covered by the aforementioned plan but subject to the same conditions.

        A summary status of the option activity as of December 31, 2004 and 2003 is presented below:

	2004		2003
	Shares	Average Weighted Exercise Price	Shares	Average Weighted Exercise Price
Outstanding, beginning of year	114,500	$10.52	106,700	$10.52
Exercised options	(16,700)	$10.55	—	$—
Forfeited options	(10,900)	$11.55	(2,200)	$10.65
Granted during the year	—	$—	10,000	$13.75

Outstanding, end of year	86,900	$10.75	114,500	$10.80

Options exercisable at year end	78,900	$10.44	91,200	$10.40

Weighted average fair value of options granted during the year		—		$1.50

Weighted average remaining contractual lives (years)		5.70		6.82

        In 2004, the Company commenced a Phantom Stock Appreciation Rights ("PSAR") plan for the benefit of certain employees designated by the Board of Directors. Under the plan, participants will be due an amount representing the incremental value of the underlying stock as compared to the strike price of the PSAR at the time of grant. The vesting of the option is determined at the time of the grant and is at the discretion of the Company. During 2004, the Company issued 21,500 PSAR with a strike price of $17.35, which approximated the fair value of underlying stock at the time of grant. As of December 31, 2004, the market value approximated the strike price and no compensation expense has been recognized.

        Also in 2004, the Company established a Supplemental Executive Retirement Plan ("SERP") that provides normal retirement, termination and death benefits, as defined, to a certain key executive designated by the Board of Directors. Compensation expenses related to the SERP for the year ended December 31, 2004 was $11,493.

NOTE 12—REGULATORY MATTERS

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under certain adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

        As of December 31, 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes would have changed the Bank's category.

        The actual capital amounts and ratios for the Bank are also presented in the table. Detail disclosures related to the Company have been excluded as they significantly exceed the disclosures herein.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004:
Total Capital (to Risk Weighted Assets)	$13,512,000	13%	9,143,000	8%	11,429,000	10%
Tier 1 Capital (to Risk Weighted Assets)	$13,551,000	12%	4,571,000	4%	6,857,000	6%
Tier 1 Capital (to Average Assets)	$13,551,000	10%	5,556,000	4%	6,946,000	5%
As of December 31, 2003:
Total Capital (to Risk Weighted Assets)	$12,595,000	15%	6,599,000	8%	8,249,000	10%
Tier 1 Capital (to Risk Weighted Assets)	$12,488,000	15%	3,300,000	4%	4,950,000	6%
Tier 1 Capital (to Average Assets)	$12,488,000	12%	4,203,000	4%	5,254,000	5%

NOTE 13—SEGMENT INFORMATION

        The Company operated two business segments: community banking and mortgage banking. These segments are primarily identified by the products or services offered and the channels through which they are offered. The community banking segment consists of the Company's full-service Bank that offers customers traditional banking products and services through various delivery channels. The mortgage banking segment consisted of mortgage brokerage facilities that originate, acquire, and sell mortgage products. In the fourth quarter of 2003, we decided to reposition our resources. We recognized the cyclical nature of income derived from wholesale mortgage banking activities and reflected on the greater than two years of success in this area. However, we noted that the volume in the industry had begun to slow significantly and volumes closer to historical norms were on the horizon. In response to this change, we decided to discontinue wholesale mortgage banking activities through the sale of the assets in April 2004 and refocus attention to the commercial lending market. Information for 2004 and 2003 for each of the segments is included as follows:

Year Ended December 31, 2004	Community Banking	Mortgage Banking	Parent	Eliminations	Total
Net interest income	$4,434,017	127,278	29,029	—	4,590,324
Provision for loan losses	(326,000)	—	—	—	(326,000)

Net interest income after provision for loan losses	4,108,017	127,278	29,029	—	4,264,324
Other income	1,020,150	551,170	—	—	1,571,320
Other expenses	3,392,097	780,187	241,058	—	4,413,342

Income before income taxes	1,736,070	(101,739)	(212,029)	—	1,422,300
Income tax expense	608,000	(36,000)	(74,000)	—	498,000

Net earnings	$1,128,070	(65,739)	(138,029)	—	924,302

Average assets	$121,721,874	4,408,453	126,130,327	(126,130,327)	126,130,327

Year Ended December 31, 2003	Community Banking	Mortgage Banking	Parent	Eliminations	Total
Net interest income	$3,382,087	570,035	21,578	—	3,973,700
Provision for loan losses	(33,000)	—	—	—	(33,000)

Net interest income after provision for loan losses	3,349,087	570,035	21,578	—	3,940,700
Other income	880,337	5,866,658	—	—	6,746,995
Other expenses	2,951,241	4,287,823	156,437	—	7,395,501

Income before income taxes	1,278,183	2,148,870	(134,859)	—	3,292,194
Income tax expense	530,000	890,000	(50,000)	—	1,370,000

Net earnings	$748,183	1,258,870	(84,859)	—	1,922,194

Average assets	$80,213,950	24,863,609	105,077,559	(105,077,559)	105,077,559

NOTE 14—OTHER OPERATING EXPENSES

        Significant components of other operating expenses are as follows:

	2004	2003
Wholesale mortgage investor expenses	$69,670	615,844
Data processing fees and related expenses	$294,474	326,785
Advertising	$144,761	133,054
Donations and charitable expenses	$48,885	128,004
Legal, Accounting, and professional expenses	$223,478	264,428

NOTE 15—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company or its subsidiaries, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

  Cash and Cash Equivalents and Certificates of Deposit

          For cash, due from banks, federal funds sold, interest bearing deposits in other banks, and certificates of deposit, the carrying amount is a reasonable estimate of fair value.

  Investment Securities

          The fair values for investment securities are based on quoted market prices.

  Other Investments

          The carrying amount of other investments approximates fair value.

  Loans Available-for-sale

          Loans available-for-sale are carried at the lower of aggregate cost or fair value. The carrying amount is a reasonable estimate of fair value

  Loans

          The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

  Cash Surrender Value of Life Insurance

          The carrying value of cash surrender value of life insurance approximates fair value.

  Deposits

          The fair value of demand deposits, savings accounts, NOW and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

  Federal Home Loan Bank Advances

          The fair value of advances outstanding is based on the quoted value provided by the FHLB.

  Warehouse Line of Credit, Federal Funds Purchased, and Securities under Agreements to Repurchase

          Because other borrowings are based on variable rates or are relative short terms, the carrying value is a reasonable estimate of fair value.

  Commitments to Extend Credit, Standby Letters of Credit

          Off-balance sheet instruments (commitments to extend credit and standby letters of credit) are generally short-term and at variable interest rates. Therefore, both the carrying value and estimated fair value associated with these instruments are immaterial.

  Limitations

          Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

          Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

          The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2004 and 2003 are as follows:

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$2,723,569	2,723,569	6,452,553	6,452,553
Certificates of deposit	$500,000	500,000	—	—
Investment securities available-for-sale	$24,648,371	24,648,371	26,341,621	26,341,621
Investment securities held to maturity	$14,050,591	14,350,154	—	—
Other investments	$1,262,900	1,262,900	827,000	827,000
Loans available-for-sale	$916,665	916,665	15,920,143	15,920,143
Loans, net	$90,268,962	91,402,752	53,851,376	56,587,973
Cash surrender value of life insurance	$3,022,764	3,022,764	—	—
Liabilities:
Deposits	$99,618,373	99,663,436	83,846,338	84,053,776
Federal Home Loan Bank advances	$18,000,000	17,300,869	3,000,000	2,992,641
Warehouse lines of credit	$—	—	5,075,593	5,075,593
Repurchase agreements	$7,000,000	7,000,000	—	—
Federal funds purchased	$294,000	294,000	—	—

NOTE 16—FIRST CAPITAL BANK HOLDING CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and interest bearing deposits	$2,941,779	1,328,658
Investment in subsidiary	13,512,276	12,595,248
Other assets	142,807	67,807

	16,596,862	13,991,713

Liabilities and Shareholders' Equity
Liabilities	75,000	—
Shareholders' equity	$16,521,862	13,991,713

	$16,596,862	13,991,730

Statements of Earnings

For the Years Ended December 31, 2004 and 2003

	2004	2003
Income:
Interest income	$29,029	21,578

Expenses:
Other operating	241,058	156,437
Income tax benefit	(74,000)	(50,000)

Total expenses	167,058	106,437

Loss before equity in undistributed earnings of subsidiary	(138,029)	(84,859)
Equity in undistributed earnings of subsidiary	1,062,331	2,007,053

Net earnings	$924,302	1,922,194

Statements of Cash Flows

For the Years Ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net earnings	$924,302	1,922,194
Adjustments to reconcile net earnings to net cash used by operating activities:
Equity in undistributed earnings of subsidiary	(1,062,331)	(2,007,053)
Change in other	—	(50,000)

Net cash used by operating activities	(138,029)	(134,859)
Cash from financing activities related to the exercise of stock options and warants	1,751,150	—

Net change in cash	1,613,121	(134,859)
Cash at beginning of year	1,328,658	1,463,518

Cash at end of year	$2,941,779	1,328,658

Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Item 8A. Controls and Procedures

        As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures as defined in Exchange Act Rule 13a-15(e). Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our current disclosure controls and procedures are effective as of December 31, 2004. There have been no significant changes in our internal controls over financial reporting during the fourth fiscal quarter ended December 31, 2004 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

        The design of any system of controls and procedures is based in part upon certain assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

Item 8B. Other Information

        None

Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act

Name	Age	Year First Elected or Appointed	Year Term Expires	Position(s) Held
Ron Anderson	60	1998	2007	Director
Christina H. Bryan	59	1998	2006	Director
C. Brett Carter	45	1998	2007	Director
Suellen Rodeffer Garner	48	1998	2006	Director
Dr. William K. Haley	48	1998	2007	Director
David F. Miller	75	1998	2007	Director
Robert L. Peters	44	1998	2005	Director
Lawrence Piper	48	1998	2005	Director
Michael G. Sanchez	55	1998	2006	President, Chief Executive Officer, and Director
Edward Wilson	53	1998	2005	Director
Marshall E. Wood	58	1998	2006	Director
Timothy S. Ayers	37	1999	—	Senior Vice President, Chief Financial Officer, Secretary, and Treasurer
Leo Deas, III	59	2002	—	Executive Vice President
Dan P. Powell	46	1999	—	Senior Vice President and Senior Lending Officer

        Ron Anderson has served as one of our directors since August 1, 1998. Prior to his joining us, Mr. Anderson served as managing general partner of Marel Enterprises, a family limited partnership, since 1997. Mr. Anderson is also the president of several automobile-related businesses, including Ron Anderson Chevrolet-Olds, Anderson Pontiac-Buick-Olds-GMC, Inc., Ron Anderson Pontiac-Buick-GMC, Rontex-Douglas, and Anderson Enterprises. Mr. Anderson served as a director of Bank South, Douglas, Georgia, from 1985 to 1986.

        Christina H. Bryan has served as one of our directors since August 1, 1998. Ms. Bryan is a co-owner of several businesses, serving in the following capacities: director and treasurer of Rex Packaging, Inc. since 1972; president of Florida Petroleum Corp. since 1984; secretary and treasurer of Island Seafood Co. from 1972 to 2002; director and vice president of YCG, Inc. since 1980; and director and vice president of YE Hall, Inc. since 1972.

        C. Brett Carter has served as one of our directors since August 1, 1998. Mr. Carter has served as president of Brett's Waterway Cafe, Inc. since 1989 and as director of Amelia's Restaurant, Inc. since 1989.

        Suellen Rodeffer Garner has served as one of our directors since July 31, 1998. Ms. Garner served as a director of Barnett Bank of Nassau County from 1990 to 1998. In addition, Ms. Garner is a licensed orthodontist and has been co-owner of Suellen Rodeffer and David Todd Garner D.D.S., P.A. since 1983. Ms. Garner is chairman of our board of directors.

        Dr. William K. Haley has served as one of our directors since August 1, 1998. Dr. Haley served as president of the medical staff at Nassau Baptist Hospital from 1996 to 1998. He is currently in private surgical practice in Elberton, Georgia.

        David F. Miller has served as one of our directors since August 1, 1998. He has owned Amelia Service Center, Inc., a real estate business in Fernandina Beach, Florida, since 1991. Mr. Miller served as president and vice-chairman of the board of directors of J.C. Penny Co. from 1953 to 1990, and as a director of Barnett Bank of Jacksonville, Florida from 1990 to 1996. Mr. Miller has also served as a director of Winn-Dixie Stores, Inc. from 1986 to 2000 and for Dean Foods from 1997 to 2000.

        Robert L. Peters has served as one of our directors since August 1, 1998. Mr. Peters holds a B.S. in accounting and real estate and received his J.D. from Florida State University. Mr. Peters has a law practice in Fernandina Beach, Florida that concentrates in real estate.

        Lawrence Piper has served as one of our directors since August 1, 1998. Mr. Piper has owned and managed Coastal-tel.com, Inc., a telecommunications sales and service company, since 1991.

        Michael G. Sanchez has served as our president and chief executive officer since July 31, 1998 and as one of our directors since the third quarter of 1998. Mr. Sanchez also serves as the president and chief executive officer of our subsidiary bank. Mr. Sanchez served as group president of lending for Tucker Federal Bank, Tucker, Georgia, from 1997 to 1998. He also served as president, chief executive officer and director of Premier Bank, Acworth, Georgia, from 1995 to 1996 and for Summerville National Bank, Summerville, South Carolina, from 1993 to 1995. Mr. Sanchez has over 30 years of experience in the banking industry.

        Edward Wilson has served as one of our directors since August 1, 1998. Mr. Wilson is a licensed insurance agent. He is part-owner and has served as an officer of several Florida insurance agencies comprising Morrow Insurance Group, Inc., including agencies located in Madison (secretary and treasurer since 1985); Dowling Park (secretary and treasurer since 1988); Fernandina Beach (president since 1987); and Yulee (president since 1998).

        Marshall E. Wood has served as one of our directors since August 1, 1998. Mr. Wood is an attorney licensed in the states of Florida and Tennessee. In addition, Mr. Wood served as a director of Barnett Bank of Nassau County from 1981 to 1998. Mr. Wood has served as president and sole director of Marshall E. Wood, P.A., Amelia Island, Florida, since 1995 and served as vice president and director for Wood & Poole, P.A. from 1986 to 1995.

        Timothy S. Ayers has served as senior vice president and chief financial officer of our bank since January 1999 and as secretary and treasurer of our company since April 2001. He was formerly vice president for Financial Data Technology, Inc., Franklin, Tennessee, a third party provider for data and item processing for financial institutions; vice president and operations manager, Community Capital

Corporation, Greenwood, South Carolina; and assistant branch manager, Wachovia Bank, Greenwood, South Carolina.

        Leo Deas, III has served as Executive Vice President of our bank since October 15, 2003 and formerly served as Senior Vice President since joining the bank in April 2002. Mr. Deas served as Vice President of Commercial Real Estate lending for Tucker Federal Bank, Tucker Georgia from June 1997 to April 2002. Mr. Deas began his banking career in November 1980 after spending 10 years in the mortgage banking industry.

        Dan P. Powell has served as a senior vice president and senior loan officer of our bank since May 1999. Before joining us, Mr. Powell was employed by Barnett Bank and NationsBank from 1981 to 1999, serving as senior vice president/banking center manager, and as controller, cashier and auditor.

Audit Committee

        Our board of directors has appointed an audit committee. The audit committee is composed of Messrs. Peters, Piper, and Wood. Each of these members is considered "independent" under Rule 4350 of the National Association of Securities Dealers' listing standards. The audit committee met five times in 2004.

        None of the current members of the audit committee nor any other member of our board qualifies as an "audit committee financial expert" as defined under the rules of the Securities and Exchange Commission. As a relatively small public company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service. At the present, we do not know if or when we will appoint a new board member that qualifies as an audit committee financial expert. Although none of the members of our audit committee qualify as "financial experts" as defined in the SEC rules, each of our audit committee members has made valuable contributions to the company and its shareholders as members of the audit committee. The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

        The audit committee has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. Although the audit committee has no written charter, it is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the board of directors.

Compliance with Section 16

        As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers, and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, we believe that all such reports for these persons were filed in a timely fashion during 2004 for transactions occurring in 2004.

Code of Ethics

        We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public. Although we have not adopted a formal code of ethics that applies to our senior executive officers, we are developing a code that we expect will be approved by our board of directors in the near future.

Item 10. Executive Compensation

        The following table shows the cash compensation we paid for the years ended December 31, 2002 through 2004 to our chief executive officer and each of our other executive officers who earned total annual compensation, including salary and bonus, in excess of $100,000 in 2004.

	Annual Compensation(1)								Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation			Number of Securities Underlying Options/SARs		All Other Compensation
Michael G. Sanchez President and Chief Executive Officer of the Company and the Bank	2004 2003 2002	$ $ $	157,600 120,000 110,000	$ $ $	75,000 194,975 68,090	$ $ $	78,470 6,000 6,000	(2) (4) (5)	— — —		$1,490 — —	(3)
Leo Deas III Executive Vice President of the Bank	2004 2003 2002	$ $ $	96,000 90,000 84,000	$ $	13,440 10,000 —	$ $ $	13,044 11,600 4,800	(6) (8) (9)	4,000 — —	(7)	— — —
Timothy S. Ayers Senior Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	96,000 86,000 82,750	$ $ $	13,440 10,000 8,000	$ $ $	11,362 9,000 9,000	(10) (11) (13)	— 2,000 —	(12)	— — —

(1)
Our executive officers also received indirect compensation in the form of certain perquisites and other personal benefits. Unless otherwise noted in the table, the amount of such benefits received in the fiscal year by each named executive officer did not exceed the lesser of either $50,000 or 10% of the executive's annual salary and bonus.

(2)
Includes Deferred Compensation Benefits of $68,960, 401K employer matching contributions of $3,510, and medical insurance premiums of $6,000.

(3)
Includes term life insurance reimbursement of $1,490.

(4)
Includes medical insurance premiums of $6,000.

(5)
Includes medical insurance premiums of $6,000.

(6)
Includes medical insurance premiums of $6,000, 401K employer matching contributions of $1,444, and annual vehicle allowance of $5,600.

(7)
Includes 4,000 Stock Appreciation Rights granted at a strike price of $17.35 in 2004.

(8)
Includes medical insurance premiums of $6,000 and annual vehicle allowance of $5,600.

(9)
Includes medical insurance premiums of $2,400 and annual vehicle allowance of $5,600.

(10)
Includes medical insurance premiums of $6,000, 401K employer matching contributions of $2,362, and annual vehicle allowance of $3,000.

(11)
Includes medical insurance premiums of $6,000 and annual vehicle allowance of $3,000.

(12)
Includes 2,000 qualified stock options granted at a strike price of $13.75 in 2003.

(13)
Includes medical insurance premiums of $6,000 and annual vehicle allowance of $3,000.

Option/SAR Grants in Last Fiscal Year

        The following table sets forth information concerning the grant of stock options and stock appreciation rights to our named executive officers during the year ended December 31, 2004.

	Number of Securities Underlying Options/SARs Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price (Dollars Per Share)	Expiration Date
Leo Deas, III	4,000 SAR's	18.60%	$17.35	10/20/15

Aggregated Option/SAR Exercises in Last Fiscal Year and Year-End Option/SAR Values

	Number of Unexercised Securities Underlying Options/SARs at Fiscal Year End 2004		Value of Unexercised Securities Underlying Options/SARs at Fiscal Year End 2004
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael G. Sanchez
Qualified options	30,000	—	$240,000	—
Leo Deas III	2,400	1,600	$13,200	$8,800
Nonqualified options
Stock Appreciation Rights	—	4,000	—	$2,600
Timothy S. Ayers
Qualified options	13,400	2,100	$102,400	$11,850

(1)
The values shown equal the difference between the exercise price of unexercised in-the-money options or SAR's and the closing market price $18.00 of the underlying common stock at December 31, 2004. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option.

Employment Agreements

        We have entered into an employment agreement with Mr. Sanchez to serve as President and Chief Executive Officer of the company and the bank. The agreement is a for a term of five years and is automatically renewed for successive one year periods unless either party provides written notice at least 90 days prior to the expiration of the current term. Mr. Sanchez receives an annual base salary of $150,000, which is reviewed annually by the board of directors and may be increased from time to time on the board's recommendation. Mr. Sanchez is also eligible to receive an annual cash bonus equal to up to 5% of the net pretax income of the bank. He is entitled to life insurance premiums, an automobile, and to participate in all of the company's retirement, welfare, deferred compensation; insurance, and other benefit plans and programs.

        If the agreement is terminated by Mr. Sanchez for good reason following a change in control or by the company without cause following a change in control, Mr. Sanchez is entitled to all accrued compensation plus a lump sum cash payment equal to 2.99 times the sum of his then current annual salary and the average bonuses paid to him during the preceding three years.

        During his employment and for a period of 12 months thereafter, Mr. Sanchez may not, subject to limited exceptions, (a) compete with us by forming, serving as an organizer, director, or officer of, or acquiring or maintaining greater than a 1% passive ownership interest in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches located within a 35 mile radius of the company's headquarters, (b) solicit our customers for a competing business, or (c) solicit our employees for a competing business. These restrictions, however, do not apply following a change in control.

Executive Supplemental Retirement Agreement

        In October 2004, the board of directors of our subsidiary, First National Bank of Nassau County, approved the Executive Supplemental Retirement Income Agreement for Michael Sanchez. Under the plan, the bank is required to make annual contributions on behalf of Mr. Sanchez to a retirement income trust fund. The amount of the annual contributions have been actuarially determined and are based on the annual incremental accounting accruals which would be required of the bank through the earlier of Mr. Sanchez's death or benefit age (i) pursuant to APB Opinion No. 12, as amended by FAS 106 and (ii) assuming a discount rate equal to 6% per annum. If Mr. Sanchez does not exercise withdrawal rights, the contributions shall continue until the earlier of 2014 or the termination of his employment. If Mr. Sanchez exercises his withdrawal rights, the bank is obligated to record phantom contributions until the earlier of 2014 or the termination of employment.

        If Mr. Sanchez is employed until reaching age 65 and has not elected to receive a lump sum payment, the retirement income trust fund and accrued benefit account (if applicable) will be annuitized into monthly installments payable for 180 months. At anytime during the payout period, Mr. Sanchez may elect to receive the unpaid balance in a lump sum payment. The agreement also provides for the payment of benefits under a variety of circumstances, including pre-retirement death benefits, benefits in the event of termination prior to age 65, disability benefits, and additional death benefits.

        The agreement also provides that during his employment and for a period of 12 months following termination, Mr. Sanchez may not compete with the bank or any of its affiliates by, directly or indirectly, serving as a director, officer, employee, or consultant for, or acquiring or maintaining more than a 1% passive investment in, any business or enterprise that competes with the bank within a radius of 35 miles from the bank's main office or any other office.

Salary Continuation Agreements

        In January 2005, we entered into salary continuation agreements with Mr. Ayers and Mr. Deas. Upon termination following a change in control, each executive is entitled to receive all accrued compensation plus a lump sum payment equal to the sum of the executive's then current annual base salary and the average bonuses paid to the executive during the preceding three years.

Phantom Stock Appreciation Rights Plan

        In October 2004, our board of directors and the board of directors of the bank adopted the Phantom Stock Appreciation Rights Plan effective October 20, 2004. The plan provides for the grant of 21,500 phantom stock appreciation rights to members of management and other highly compensated employees designated by the board of directors of the bank. The board of directors of the bank may also grant additional awards on terms established by the board. All awards must be evidenced by separately executed agreements that state the number of stock appreciation rights awarded to the participant and the measurement period for determining the accrued benefit.

        If a participant is employed by the bank until reaching the expiration of the measurement period, a participant's accrued benefit will be annuitized into monthly installments payable for the payout period specified in such participant's agreement. The plan also provides for the payment of benefits under a variety of circumstances, including death prior to the expiration of the measurement period, termination prior to the expiration of the measurement period, and additional death benefits.

Director Compensation

        In August 2003 the company began paying directors' fees of $500 per monthly board meeting attended and $100 per committee meeting attended.

Item 11. Security Ownership of Certain Beneficial Owners and Management

        The following table shows how much common stock in the company is owned by our directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of March 1, 2005. Unless otherwise indicated, the address of each beneficial owner is c/o First Capital Bank Holding Corporation, 1891 South 14th Street, Fernandina Beach, Florida 32034.

Name	Number of Shares Owned(1)	Right to Acquire(2)	% of Beneficial Ownership(3)
Ron Anderson	22,600	—	1.91%
Timothy S. Ayers	1,358	14,300	1.31%
Christina H. Bryan	38,000	—	3.21%
C. Brett Carter	60,100	—	5.08%
Leo Deas, III	—	2,400	*
Suellen Rodeffer Garner	60,000	—	5.08%
Dr. William K. Haley	12,500	—	1.06%
David F. Miller	60,720	—	5.14%
Robert L. Peters	30,000	—	2.54%
Lawrence Piper	7,500	—	*
Dan P. Powell	2,000	6,800	*
Michael G. Sanchez	15,000	30,000	3.71%
Edward E. Wilson	33,160	—	2.80%
Marshall E. Wood	15,000	—	1.27%
Executive officers and directors as a group (14 persons)	357,938	53,500	41.59%

*
Indicates less than 1% ownership.

(1)
Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)
Includes shares that may be acquired within the next 60 days of March 1, 2005 by exercising vested stock options but does not include any unvested stock options.

(3)
For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 1,182,700 shares of common stock outstanding on March 1, 2005.

        The following table sets forth equity compensation plan information at December 31, 2004.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans(c) (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	78,900	$10.57	11,400
Equity compensation plans not approved by security holders
Non-qualified options(1)	8,000	$12.50	0

Total	86,900	$10.75	11,400

(1)
In 2002, we granted non-qualified options to certain officers of the company. The exercise price of the options is $12.50. The options vest evenly over a five year period and must be exercised within ten years from the date of grant. See our description of "Non-qualified Options" below.

Non-Qualified Options

        In 2002, we granted an aggregate of 8,000 nonqualified stock options to certain employees of the company. The options are represented by separate option agreements. The exercise price of the options was $12.50. The options vest ratably over a five year period and are void unless exercised within 10 years from the date of grant. The options are subject to forfeiture if the optionee violates any confidentiality, noncompetition, nonsolicitation, or similar provision of an employment agreement. Optionees may not transfer the options except by will or the laws of decent and distribution or pursuant to a qualified domestic relations order.

Item 12. Certain Relationships and Related Transactions

        We enter into banking and other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Item 13. Exhibits

3.1.	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2, File No. 333-69973).
3.2.	Bylaws (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form SB-2, File No. 333-69973).
4.1	Form of Certificate of Common Stock (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form SB-2, File No. 333-69973).
10.1	The Company's 1999 Stock Incentive Plan and Form of Option Agreement (incorporated by reference to Exhibit 10.3 of the Company's Form 10-KSB for the year ended December 31, 1999).*
10.2	Form of Organizer Warrant Certificate (incorporated by reference to Exhibit 10.4 of the Registration Statement on Form SB-2, File No. 333-69973).*
10.3	Executive Supplemental Retirement Income Agreement for Michael Sanchez (incorporated by reference to Exhibit 10.1 of the Company's Form 10-QSB for the period ended September 30, 2004).*
10.4	Phantom Stock Appreciation Rights Plan (incorporated by reference to Exhibit 10.2 of the Company's Form 10-QSB for the period ended September 30, 2004).*
10.5
Form of First Capital Bank Holding Corporation Phantom Stock Appreciation Rights Agreement (incorporated by reference to Exhibit 10.3 of the Company's Form 10-QSB for the period ended September 30, 2004).*
10.6
Employment Agreement dated April 14, 2004 between First Capital Bank Holding Corporation, First National Bank of Nassau County, and Michael G. Sanchez (incorporated by reference to Exhibit 10.1 of the Company's Form 10-QSB for the period ended June 30, 2004).*
10.7	Salary Continuation Agreement dated January 19, 2005 between First Capital Bank Holding Corporation, First National Bank of Nassau County, and Timothy S. Ayers.
10.8	Salary Continuation Agreement dated January 19, 2005 between First Capital Bank Holding Corporation, First National Bank of Nassau County, and Leo Deas.
21	Subsidiaries of the Company.
23.1	Consent of Porter Keadle Moore, LLP
24	Power of Attorney (contained as part of this report on signature page).
31.1	Rule 13a-14(a) Certification of the Chief Executive Officer.
31.2	Rule 13a-14(a) Certification of the Chief Financial Officer.
32	Section 1350 Certifications.

*
Management contract or compensatory plan or arrangement required to be filed as an Exhibit to this Annual Report on Form 10-KSB

Item 14. Principal Accountant Fees and Services

        Porter Keadle Moore, LLP was our auditor during the fiscal year ended December 31, 2004 and 2003. The following table shows the fees that we paid to Porter Keadle Moore for services performed in fiscal years ended December 31, 2004 and 2003.

	Year Ended December 31, 2004	Year Ended December 31, 2003
Audit Fees	$60,725	$57,124
Audit-Related Fees	2,800	13,180
Tax Fees	7,800	8,530
All Other Fees	—	375
Total	$71,325	$79,209

        Audit Fees.    Includes the aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audit of our annual financial statements, review of the annual report on form 10KSB and limited reviews of quarterly condensed financial statements included in our Form 10-QSB.

        Audit Related Fees.    Includes fees billed for professional services rendered by the principal accountant associated with consultation concerning financial accounting and reporting standards for various filings with the SEC.

        Tax Fees.    Includes the aggregate fees billed for each of the last two fiscal years for tax services rendered in the preparation of federal, state, and local income and property tax returns for the company and its subsidiaries.

        All Other Fees.    Includes the aggregate fees billed for each of the last two fiscal years for all other services, exclusive of the fees disclosed above, rendered during the fiscal years 2004 and 2003.

        Oversight of Accountants; Approval of Accounting Fees.    Under the provisions of its charter, the audit committee is responsible for the retention, compensation, and oversight of the work of the independent auditors. The committee reviews any proposed services to insure that they are not prohibited by securities laws and approves the scope of all services prior to being performed. All of the accounting services and fees reflected in the table above have been reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

SIGNATURES

        In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST CAPITAL BANK HOLDING CORPORATION
Date: March 29, 2005	By:	/s/ MICHAEL G. SANCHEZ Michael G. Sanchez President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael G. Sanchez, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-KSB, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RON ANDERSON Ron Anderson	Director	March 29, 2005
/s/ CHRISTINA H. BRYAN Christina H. Bryan	Director	March 29, 2005
/s/ C. BRETT CARTER C. Brett Carter	Director	March 29, 2005
/s/ SUELLEN RODEFFER GARNER Suellen Rodeffer Garner	Director	March 29, 2005
/s/ WILLIAM K. HALEY, M.D. William K. Haley, M.D.	Director	March 29, 2005

/s/ DAVID F. MILLER David F. Miller	Director	March 29, 2005
/s/ ROBERT L. PETERS Robert L. Peters	Director	March 29, 2005
/s/ LAWRENCE PIPER Lawrence Piper	Director	March 29, 2005
/s/ MICHAEL G. SANCHEZ Michael G. Sanchez	President, Chief Executive Officer, and Director	March 29, 2005
/s/ EDWARD E. WILSON Edward E. Wilson	Director	March 29, 2005
/s/ MARSHALL E. WOOD Marshall E. Wood	Director	March 29, 2005
/s/ TIMOTHY S. AYERS Timothy S. Ayers	Chief Financial Officer of the Bank	March 29, 2005

Appendix I

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-QSB

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the Quarterly Period Ended March 31, 2005

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from                               to

Commission file number 000-30297

First Capital Bank Holding Corporation
(Exact name of registrant as specified in its charter)

Florida	59-3532208
(State of Incorporation)	(I.R.S. Employer Identification No.)
1891 South 14th Street Fernandina Beach, Florida	32034
(Address of principal executive offices)	(Zip Code)
904-321-0400
(Telephone Number)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

        Check whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days. YES ☒    NO ☐

        State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: 1,182,700 shares of common stock, $.01 par value per share, issued and outstanding as of May 7, 2005.

        Transitional Small Business Disclosure Format (check one): YES ☐    NO ☒

FIRST CAPITAL BANK HOLDING CORPORATION

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

        The financial statements of First Capital Bank Holding Corporation (the "Company") are set forth in the following pages.

FIRST CAPITAL BANK HOLDING CORPORATION
Consolidated Balance Sheets

	March 31, 2005	December 31, 2004
	(unaudited)	(audited)
Assets
Cash and due from banks, including cash reserve requirements of $395,000 and $427,000 respectively.	$7,888,831	2,198,563
Federal funds sold	11,571,991	262,203
Interest bearing deposits in other banks	261,447	262,803

Cash and cash equivalents	19,722,269	2,723,569
Certificate of deposit	500,000	500,000
Investment securities available-for-sale	20,883,446	24,648,371
Investment securities held to maturity, estimated fair value of $13,475,796 and $14,350,154, respectively	13,568,412	14,050,591
Other investments	1,333,600	1,262,900
Loans available-for-sale	445,316	916,665
Loans, net of allowance of $1,174,403 and $1,103,403	94,834,128	90,268,962
Premises and equipment, net	3,247,992	3,273,685
Accrued interest receivable and other assets	4,341,425	4,296,849

	$158,876,588	141,941,592

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$13,291,667	10,880,205
Interest bearing demand	14,327,322	11,518,386
Savings	35,339,857	29,928,105
Time	29,002,705	22,839,138
Time over $100,000	31,687,929	24,452,539

Total deposits	123,649,480	99,618,373
Federal funds purchased and securities sold under agreements to repurchase	—	7,294,000
Federal Home Loan Bank advances	18,000,000	18,000,000
Accrued interest payable and other liabilities	572,009	507,357

Total liabilities	142,221,489	125,419,730

Commitments
Shareholders' equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $.01; 10,000,000 shares authorized; 1,182,700 and 1,008,000 issued and outstanding in 2005 and 2004, respectively	11,827	11,822
Additional paid-in capital	11,544,231	11,538,986
Retained earnings	5,316,881	5,009,305
Accumulated other comprehensive (loss) / income	(217,840)	(38,251)

Total shareholders' equity	16,655,099	16,521,862

	$158,876,588	141,941,592

See accompanying notes to financial statements.

FIRST CAPITAL BANK HOLDING CORPORATION
Statements of Earnings

For the Three Months Ended March 31, 2005 and 2004 (Unaudited)

	Three Months Ended March 31,
	2005	2004
Interest income:
Interest and fees on loans	$1,592,721	1,136,764
Interest on investment securities — taxable	351,947	235,406
Interest on investment securities — tax-exempt	30,867	8,312
Interest on federal funds sold and interest-bearing deposits	25,688	3,617

Total interest income	2,001,223	1,384,099

Interest expense:
Interest bearing deposits	568,945	291,993
Interest on FHLB borrowings	165,127	42,410
Interest on other borrowings	9,532	6,721

Total interest expense	743,604	341,124
Net interest income	1,257,619	1,042,975
Provision for loan losses	71,000	56,000

Net interest income after provision for loan losses	1,186,619	986,975

Noninterest income:
Service charges on deposit accounts	76,709	53,095
Mortgage and SBA related fees and income	56,917	145,603
Gain on sales of loans	104,312	415,684
Gain on sales of securities	5,013	115,326
Other	63,603	7,237

Total noninterest income	306,554	736,945

Noninterest expense:
Salaries and employee benefits	615,193	852,550
Occupancy	89,128	128,321
Other	316,276	401,311

Total noninterest expense	1,020,597	1,382,182

Net earnings before provision for income taxes	472,576	341,738

Provision for income taxes	165,000	128,000

Net income	$307,576	213,738

Earnings Per Share:
Basic	$.26	.21

Diluted	$.25	.21

See accompanying notes to financial statements.

FIRST CAPITAL BANK HOLDING CORPORATION
Statements of Operations and Comprehensive Income (Loss)

For the Three Months Ended March 31, 2005 and 2004 (Unaudited)

	Three Months Ended March 31,
	2005	2004
Net earnings	$307,576	213,738
Other comprehensive income, net of tax:
Unrealized (losses) gains on investment
Securities available for sale:
Unrealized (losses) gains arising during the period	(383,003)	215,587
Associated (taxes) benefit	130,221	(73,299)
Reclassification adjustment for gains	(5,013)	(115,326)
Associated taxes	1,704	39,211

Other comprehensive (loss) income	(256,091)	66,173

Comprehensive income	$51,485	279,911

See accompanying notes to financial statements.

FIRST CAPITAL BANK HOLDING CORPORATION
Statements of Cash Flows

For the Three Months Ended March 31, 2005 and 2004 (Unaudited)

	2005	2004
Cash flows from operating activities:
Net income	$307,576	213,738
Adjustments to reconcile net income to net cash:
Operating activities:
Depreciation, amortization and accretion	60,969	86,482
Provision for loan losses	71,000	56,000
Gain on sale of securities	(5,013)	(115,326)
Net change in loans available for sale	471,349	(5,687,275)
Change in cash surrender value of bank owned life insurance	(34,148)	—
Change in other assets	95,045	(36,053)
Change in other liabilities	64,651	184,619

Net cash (used) provided by in operating activities	(1,031,429)	(5,297,815)

Cash flows from investing activities:
Proceeds from sale of investment securities available-for-sale	1,038,334
Proceeds from maturities, calls, and paydowns of securities available for sale	2,428,957	1,441,127
Proceeds from maturities, calls, and paydowns of securities held to maturity	475,009
Redemption (purchase) of other investments	(70,700)	95,000
Net change in portfolio loans	(4,636,166)	(12,641,294)
Purchase of premises and equipment	(10,520)	(19,168)

Net cash (used) in investing activities	(775,086)	(11,124,335)

Cash flows provided by financing activities
Net change in deposits	24,031,107	1,814,177
Net change in repurchase agreements	(7,294,000)	10,252,000
Net change in warehouse line of credit	—	1,763,013
Proceeds from stock options exercised	5,250	4,200

Net cash provided by financing activities	16,742,357	13,833,390

Net increase (decrease) in cash	16,998,700	(2,588,760)
Cash and cash equivalents at the beginning of the period	2,723,569	6,452,553

Cash and cash equivalents at the end of the period	$19,722,269	$3,863,793

Supplemental cash flow information:
Interest paid	$1,039,307	$323,122

Taxes paid	$10,000	$—

See accompanying notes to financial statements.

FIRST CAPITAL BANK HOLDING CORPORATION

Notes to Financial Statements (Unaudited)

Note 1—Critical Accounting Policies

        We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2004 as filed on our annual report on Form 10-KSB.

        Certain accounting policies involve significant judgments and assumptions by us, which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

        Many of our assets and liabilities are recorded using various valuation techniques that require significant judgment as to recoverability. We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses. In addition, investment securities and mortgage loans held for sale are reflected at their estimated fair value in the consolidated financial statements. Such amounts are based on either quoted market prices or estimated values derived by our using dealer quotes or market comparisons.

        In our opinion, all accounting adjustments necessary to accurately reflect the financial position and results of operations on the accompanying financial statements have been made. These adjustments are considered normal and recurring accruals are considered necessary for a fair and accurate presentation. The results for interim periods are not necessarily indicative of results for the full year or any other interim periods.

Stock Compensation Plans

        We have elected not to expense stock options and, as such, have provided proforma disclosures of net earnings and earnings per share, as if the fair value method of accounting had been applied. Had compensation cost for the plan been determined based upon the fair value of the options at the grant dates, our net earnings and net earnings per share for the quarters ended March 31, 2005 and 2004, would have been reduced to the proforma amounts indicated below:

		Three Months Ended March 31,
		2005		2004
Net earnings	As reported		$307,576	213,738
	Proforma		$301,532	205,644
Basic earnings per share	As reported	$	..26	..21
	Proforma		$.26	.20
Diluted earnings per share	As reported	$	..25	..21
	Proforma		$.25	.20

        The fair value of each option is estimated on the date of grant using the Minimum Value pricing model with the following assumptions used for grants issued in 2003: no dividend yield, a risk free interest rate of 4.35% and an expected life of 10 years. The difference between the net earnings as reported and proforma is the expense associated with the grants, which would have been earned in the period. No options were granted during the first quarter of 2005. This expense was calculated based on the number of options vested during the period multiplied by the fair value at the time of grant net of the related tax effect.

Employee Benefits

        In 2004, the Company commenced a Phantom Stock Appreciation Rights ("PSAR") plan for the benefit of certain employees designated by the Board of Directors. Under the plan, participants will be due an amount representing the incremental value of the underlying stock as compared to the strike price of the PSAR at the time of grant. The vesting of the option is determined at the time of the grant and is at the discretion of the Company. During 2004, the Company issued 21,500 PSARs with a strike price of $17.35, which approximated the fair value of underlying stock at the time of grant. During 2005, the Company granted an additional 14,000 PSARs at a strike price of $18.37. There were 6,000 PSARs forfeited in the first quarter of 2005. There were 29,500 PSARs outstanding as of March 31, 2005.

Note 2—Earnings per share

        Basic earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares. Reconciliation of the amounts used in the computation of both "basic earnings per share" and "diluted earnings per share" for the three month periods ended March 31, 2005 and 2004 are as follows:

	For the three months ended March 31, 2005
	Net Earnings	Common Shares	Earnings Per share
Basic earnings per share	$307,576	1,182,450	$.26
Effect of dilutive securities — Stock Options	—	35,130.01

Diluted earnings per share	$307,576	1,217,580	$.25

	For the three months ended March 31, 2004
	Net Earnings	Common Shares	Earnings Per share
Basic earnings per share	$213,738	1,008,400	$.21
Effect of dilutive securities — Stock Options	—	35,987.01

Diluted earnings per share	$213,738	1,044,387	$.20

Note 3—Subsequent Events

        On April 6, 2005, management signed a definitive merger agreement with Coastal Banking Company, Inc., with assets of $146 million, headquartered in Beaufort, SC. The merger is pending approval by the respective shareholders of the wo companies and regulators. The two banks will continue to operate under their well-established brands and will be wholly owned subsidiaries of Coastal Banking Company, Inc., (OTC BB: CBCO.OB). Terms of the merger call for each common share of First Capital Bank Holding Corporation to be exchanged for 1.054 common shares of Coastal Banking Company, Inc. The merger is expected to close during the fourth quarter of 2005.

Item 2.  Management's Discussion and Analysis of Financial Condition and Results of Operations
For the Three Months Ended March 31, 2005 and 2004

FORWARD-LOOKING STATEMENTS

        The following is our discussion and analysis of certain significant factors that have affected our financial position and operating results and those of our subsidiary, First National Bank of Nassau County, during the periods included in the accompanying financial statements. This commentary should be read in conjunction with the financial statements and the related notes and the other statistical information included in this report.

        This report contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in our filings with the Securities and Exchange Commission, including, without limitation:

  •
  the businesses of Coastal and First Capital may not be integrated successfully or such integration may take longer to accomplish than expected;

  •
  the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes;

  •
  disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers;

  •
  the required governmental approvals of the merger may not be obtained on the proposed terms and schedule;

  •
  shareholders may not approve the merger;

  •
  changes in economic conditions;

  •
  movements in interest rates;

  •
  competitive pressures on product pricing and services;

  •
  success and timing of other business strategies;

  •
  the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure;

  •
  and other factors described in our 2005 Annual Report on Form 10-KSB, and documents subsequently filed by us with the Securities and Exchange Commission.

Overview

        The following discussion describes our results of operations for the quarter ended March 31, 2005 as compared to the quarter ended March 31, 2004 and also analyzes our financial condition as of March 31, 2005 as compared to December 31, 2004. Like most community banks, we derive most of our income from interest we receive on our loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets, such as loans and investments, and the expense on our interest- bearing liabilities, such as deposits. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities.

        Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We establish and maintain this allowance by charging a provision for loan losses against our operating earnings. In the following section we have included a detailed discussion of this process.

        In addition to earning interest on our loans and investments, we earn income through fees and other expenses we charge to our customers. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

        The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this report.

Financial Condition

        As of March 31, 2005, we had total assets of $158.9 million, an increase of 12% when compared to December 31, 2004. The primary factor was the increase in federal funds sold of $11.3 million. The increase in federal funds sold is a result of our deposit growth described below, as we have invested the funds we received from these deposits in federal funds on a temporary basis until we use these funds to support future loan growth. Our gross loan portfolio increased by $4.6 million to $96.0 million at March 31, 2005 as new loan production remained strong. Our total loan to deposit ratios were 78% and 92% as of March 31, 2005. We are making a concerted effort to develop a quality portfolio loan business in the local market and to manage the deposit growth consistent with expected loan demand.

        Our deposit growth remained strong in the first quarter of 2005 as a result of increased marketing efforts within our community. When compared to December 31, 2004, deposits for the three months ended March 31, 2005 increased $24.0 million, or 24%. Funds from the deposit growth were used to pay off repurchase agreements and federal funds purchased of $7.3 million as of December 31, 2004, and to fund new loan growth. We anticipate using the excess federal funds to fund future loan growth and pay down maturing borrowed fund advances in the second quarter. Repurchase agreements and warehouse line advances are short-term borrowings and fluctuate according to loan demand.

        The deposit mix at March 31, 2005 was as follows: $13.3 million (11% of total deposits) in noninterest bearing demand deposits; $14.3 million (12% of total deposits) in interest checking accounts; $35.3 million (29% of total deposits) in savings accounts; and $60.7 milllion (49% of total deposits) in time deposits. The deposit mix remains weighted towards higher costing time deposits. We expect this trend to continue with an emphasis on time deposits, thus increasing the average cost of funds and potentially reducing the bank's net interest margin.

        At March 31, 2005, total investment securities were $34.5 million, $20.9 million in securities classified as available for sale and $13.6 million in securities classified as held to maturity. Liquidity remains sufficient to support the current operating needs and growth opportunities of the bank. The current investment portfolio strategy is primarily to provide liquidity for funding loans and earnings enhancement. Accordingly, all investment securities available for sale are pledgeable to raise funding through public deposits, secured borrowing, or repurchase agreements. Investment securities classified as held to maturity are pledged to the FHLB.

        At March 31, 2005, retained earnings totaled $5.3 million, including net income of $307,576 for the three months ended March 31, 2005.

Results of Operations

        Net income for the three months ended March 31, 2005 was $307,576, as compared to $213,738 for the same period in 2004. The increase in our results was due to growth in net interest income generated from the growth in loans and investments.

Net interest Income

        Net interest income for the three months ended March 31, 2005 was $1.3 million, compared to $1.0 million for the three months ended March 31, 2004. Total interest income for the first three months of 2005 was $2.0 million, compared to $1.4 million for the same period in 2004. Included in interest income is interest and fees on loans totaling $1.6 million for the three months ended March 31, 2005 and $1.1 million for the same period in 2004. Interest income also includes interest income on investments of $382,814 and $243,718 for the three months ended March 31, 2005 and 2004, respectively. The growth in interest income reflects the growth in our core interest earning assets. Interest income on loans as a percentage of total interest income decreased to 80% at March 31, 2005, as compared to 82% for the same period last year. The decrease is due to the increase in average investment securities and lower yields in the loan portfolio. We incurred interest expense on interest bearing deposits of $568,945 for the three months ended March 31, 2005, as compared to $291,993 for the same period in 2004. These numbers reflect the effect of the increase in the cost of deposits for the year due to the increase in rates offered on these products. Additionally, we recognized $165,127 and $42,410 of interest expense from FHLB advances for the three months ended March 31, 2005 and 2004, respectively.

        Our earning assets are principally floating rate while the funding sources are primarily money market and short-term time deposits. The net interest margins as of March 31, 2005 and 2004 were 3.75% and 4.20%, respectively. Our margins have decreased due to the increased investments and federal funds sold as a percentage of earning assets, repricing of short-term certificates of deposit and money markets, and increased usage of FHLB term advances. We expect interest margins to increase as we continue to grow our loan portfolio as a percentage of average assets.

        The following table details the relationship between interest income and expense and the average balances of interest earning assets and interest bearing liabilities for the three months ended March 31, 2005 and 2004.

	2005			2004
	Average Balances	Interest Income/ Expense	Rate/Yield	Average Balances	Interest Income Expense	Rate/Yield
Loans	$95,000,561	1,592,721	6.80%	$71,738,336	1,136,764	6.36%
Federal funds sold and deposits with banks	3,293,531	22,298	2.75%	1,329,036	3,617	1.09%
Investments	37,326,615	382,814	4.16%	26,855,859	243,718	3.64%
CD's at other banks	500,000	3,390	2.76%	—	—	—

Interest earning assets	136,120,707	2,001,223	5.96%	99,923,231	1,384,099	5.56%

Interest bearing deposits	97,014,780	568,945	2.38%	71,873,404	291,993	1.63%
FHLB borrowings	18,000,000	165,127	3.72%	6,829,999	42,410	2.49%
Other borrowings	1,423,711	9,532	2.72%	2,315,337	6,721	1.16%

Interest bearing liabilities	$116,438,491	743,604	2.59%	$81,018,740	341,124	1.69%

Net interest income		1,257,619			1,042,975

Net interest spread			3.37%			3.87%

Net interest margin			3.75%			4.20%

Allowance and Provision for Loan Losses

        There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. To address these risks, we have developed policies and procedures to evaluate the overall quality of our credit portfolio and the timely identification of potential problem loans. We maintain an allowance for possible loan losses which we establish through charges in the form of a provision for loan losses. We charge loan losses and credit recoveries directly to this allowance.

        We attempt to maintain the allowance at a level that will be adequate to provide for potential losses in our loan portfolio. To maintain the allowance at an adequate level, we periodically make additions to the allowance by charging an expense to the provision for loan losses on our statement of income.

        The provision for loan losses was $71,000 and $56,000 for the three months ended March 31, 2005 and 2004, respectively. Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. In determining the adequacy of the allowance for loan losses, we use a loan grading system that rates loans in different categories. Certain grades representing criticized or classified loans are assigned allocations of loss based on our estimate of potential loss that is generally based on historical losses and/or collateral deficiencies. Other loans are graded by type and allocated loss ranges based on our perceived inherent loss for the loan type. The combination of these results are compared monthly to the recorded allowance for loan losses and material differences are adjusted by increasing or decreasing the provision for loan losses. We use an independent third party loan reviewer to challenge and corroborate the loan grading system and provide additional analysis in determining the adequacy of the allowance for loan losses and the future provisions for estimated loans.

        At March 31, 2005, the allowance for loan losses was $1,174,403 compared to $1,103,403 at December 31, 2004, which represented 1.22% and 1.21% of outstanding portfolio loans, respectively. We believe that the allowance for loan losses is adequate, based on internal reviews and external reviews of the quality of the loan portfolio and bank peer group data. Our evaluation is inherently subjective as it requires estimates that are susceptible to significant change. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. Due to the rapid growth of our bank over the past several years and our short operating history, a large portion of the loans in our loan portfolio and of our lending relationships are of relatively recent origin. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process we refer to as "seasoning." As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Because our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels. If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition. While we do use available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the bank's allowance for loan losses. These agencies may require the bank to recognize additions to the allowance based on judgments different than those of management.

        The following is a summary of our loan loss history:

	March 31, 2005	March 31, 2004
Balance January 1,	$1,103,403	$789,344
Year to date provision for loan losses	71,000	56,000
Charged off loans	—	(14,943)

Balance, end of period	$1,174,403	$830,401

        As of March 31, 2005, we had one non-accrual loan totaling $34,000, which is guaranteed by the Small Business Administration. At December 31, 2004, we had one non-accrual loan totaling $44,827, which was guaranteed by the Small Business Administration. We have no loans past due 90 days or more accruing interest.

Noninterest Income and Expense

        Noninterest income was $306,554 and $736,945 for the three months ended March 31, 2005 and 2004, respectively. This decrease consists primarily from decrease in mortgage income as a result of the discontinuation of our wholesale residential mortgage operations in April 2004. Gains on the sale of loans decreased by approximately $311,000 and gains on sales of securities decreased by approximately $100,000 from the same period in 2004.

        Noninterest expense was $1.0 million and $1.4 million for the three-month period ended March 31, 2005 and 2004, respectively. Salaries and benefits for the three months ended March 31, 2005 and 2004 totaled $615,193 and $852,550, respectively. The decrease is primarily due to reduction in staff as a result of the sale of the assets of the wholesale mortgage division on April 2004.

Liquidity and Capital

        Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss, and the ability to raise additional funds by increasing liabilities. Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control.

        The bank has established short-term federal funds purchase lines of credit with its correspondent banks, which total $7.2 million. These lines are unsecured and are designed to provide the bank with short-term liquidity. These lines may be revoked at any time by the correspondent banks and are available to the bank simply as an accommodation for short-term (two weeks or less) liquidity needs. Additionally, the bank has cash and cash equivalents of $19.7 million and investments available for sale of $20.9 million to fund operations and loan growth.

        Currently, we limit investments to highly liquid overnight investments in correspondent banks and bank-qualified securities. In May 2004, we purchased $15 million of securities classified as held to maturity to employ capital, adding to the amount of our earning assets. The purchase was funded by FHLB advances structured to compliment the current cash flows of the investment portfolio. For the foreseeable future, we will consider our investment portfolio primarily as a source for liquidity and a source for earnings.

        Bank holding companies and their banking subsidiaries are required by banking regulators to meet certain minimum levels of capital adequacy, which are expressed in the form of certain ratios. Capital is separated into Tier 1 capital (essentially common shareholders' equity less intangible assets) and Tier 2 capital (essentially the allowance for loan losses limited to 1.25% of risk-weighted assets). The first two ratios, which are based on the degree of credit risk in our assets, provide the weighting of assets based on assigned risk factors and include off-balance sheet items such as loan commitments and stand-by letters of credit. The ratio of Tier 1 capital to risk-weighted assets must be at least 4.0% and the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.0%. The capital leverage ratio supplements the risk-based capital guidelines.

        A bank is considered to be "well capitalized" if it has total risk-based capital ratio of 10.0% or greater, a Tier I risk-based capital ratio of 6.0% or greater, and has a leverage ration of 5.0% or greater. Based upon these guidelines, the bank is considered to be "well capitalized at March 31, 2005.

        Banks and bank holding companies are required to maintain a minimum ratio of Tier 1 capital to adjusted quarterly average total assets of 3.0%. The following table sets forth the holding company's and the bank's various capital ratios at March 31, 2005. The bank was considered "well capitalized" and the holding company met or exceeded its applicable regulatory capital requirements.

	Amount	%
Total capital (to risk weighted assets)
Bank	$13,676,000	12.40
Holding company consolidated	$16,655,000	13.55
Tier 1 capital (to risk weighted assets)
Bank	$13,894,000	11.30
Holding company consolidated	$16,873,000	13.72
Tier 1 capital (to average assets)
Bank	$13,894,000	9.53
Holding company consolidated	$16,873,000	11.58

Off Balance Sheet Risk

        Through the operations of our bank, we have made contractual commitments to extend credit in the ordinary course of our business activities. These commitments are legally binding agreements to lend money to our customers at predetermined interest rates for a specified period of time. At March 31, 2005, we had issued commitments to extend credit of $23.8 million through various types of commercial lending arrangements, of which $1.3 million was at fixed rates and $22.5 million was at variable rates. We evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by us upon extension of credit, is based on our credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

Item 3. Controls and Procedures

        As of the end of the period covered by this report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures as defined in Exchange Act Rule 13a-15(e). Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our current disclosure controls and procedures are effective as of March 31, 2005. There have been no significant changes in our internal controls over financial reporting during the fiscal quarter ended March 31, 2005 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

        The design of any system of controls and procedures is based in part upon certain assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings

        There are no material pending legal proceedings to which we are a party or of which any of our property is the subject.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

        None

Item 3. Defaults Upon Senior Securities

        None

Item 4. Submission of Matters to a Vote of Security Holders

        None

Item 5. Other Information

        Due to the proposed merger with Coastal Banking Company, Inc., we intend to combine our annual meeting with a special meeting in which shareholders will vote on the election of directors and the proposed merger. We currently anticipate holding the meeting in August 2005. If shareholders wish a proposal to be included in the proxy statement and form of proxy relating to such meeting, they must deliver a written copy of their proposal to the company's principal executive offices no later than May 31, 2005. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals in order to be included in the proxy materials. A copy of the bylaws is available upon written request.

        Our policy is that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the proxy materials, must be delivered to the secretary of the company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days' notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

Item 6. Exhibits

Exhibit	Description
31.1	Rule 13a-14(a) Certification of the Chief Executive Officer.
31.2	Rule 13a-14(a) Certification of the Chief Financial Officer.
32	Section 1350 Certifications.

SIGNATURES

        In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST CAPITAL BANK HOLDING CORPORATION (Registrant)
Date: May 13, 2005	By:	/s/ MICHAEL G. SANCHEZ Michael G. Sanchez President and Chief Executive Officer

Date: May 13, 2005	By:	/s/ TIMOTHY S. AYERS Timothy S. Ayers Principal Accounting and Chief Financial Officer

Appendix J

Audit and Compliance Committee Charter

Purpose and Organization

        The purpose of the Audit and Compliance Committee is to assist the board of directors in fulfilling its oversight responsibilities for the integrity of Coastal Banking Company's (CBCO) financial statements, system of internal control, audit process, and the company's process for monitoring compliance with laws, regulations, and the ethics policy. The Committee shall consist of three or more directors that are appointed by the Board upon the recommendation of the Corporate Governance and Nominating Committee. The members of the Committee serve until their successors are duly elected and qualified, and they may be removed by the Board in its discretion. Members of the Committee are independent directors who are not officers or employees of CBCO or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of the Committee.

        The members of the Committee must each be financially literate, and at least one member of the Audit must have accounting or financial management expertise, as defined by the Securities and Exchange Commission. In addition, CBCO must disclose, as required by the Securities and Exchange Commission, whether the Board has determined that there is at least one Audit Committee financial expert serving on the Audit Committee. The Board of Directors judges the qualification and independence of directors for service on the Audit Committee.

        Members of the Committee shall also satisfy the independence standards of the Securities and Exchange Commission and applicable exchanges, as promulgated from time to time. The Committee meets regularly in executive session without members of management or management directors present.

Roles and Responsibilities

        The audit committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

  •
  Appoint, compensate, and oversee the work of any registered public accounting firm employed by the organization.

  •
  Resolve any disagreements between management and the auditor regarding financial reporting.

  •
  Pre-approve all auditing and non-audit services.

  •
  Retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation.

  •
  Seek any information it requires from employees—all of whom are directed to cooperate with the committee's requests—or external parties.

  •
  Meet with company officers, external auditors, or outside counsel, as necessary.

MEETINGS

        The committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting, in person or via tele-conference. The committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will hold private meetings with auditors (see below) and executive sessions. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

RESPONSIBILITIES

        The committee will carry out the following responsibilities:

Financial Statements

  •
  Review significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the financial statements.

  •
  Review with management and the external auditors the results of the audit, including any difficulties encountered.

  •
  Review the annual financial statements, and consider whether they are complete, consistent with information known to committee members, and reflect appropriate accounting principles.

  •
  Review other sections of the annual report and related regulatory filings before release and consider the accuracy and completeness of the information.

  •
  Review with management and the external auditors all matters required to be communicated to the committee under generally accepted auditing Standards.

  •
  Understand how management develops interim financial information, and the nature and extent of internal and external auditor involvement.

  •
  Review interim financial reports with management and the external auditors before filing with regulators, and consider whether they are complete and consistent with the information known to committee members.

  •
  Consider the effectiveness of the company's internal control system, including Internal Control information technology security and control.

  •
  Understand the scope of internal and external auditors' review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

Internal Audit

  •
  Review with management and the chief audit executive the charter, plans, activities, staffing, and organizational structure of the internal audit function.

  •
  Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.

  •
  Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors' Standards for the Professional Practice of Internal Auditing.

  •
  On a regular basis, meet separately with the chief audit executive to discuss any matters that the committee or internal audit believes should be discussed privately.

External Audit

  •
  Review the external auditors' proposed audit scope and approach, including coordination of audit effort with internal audit.

  •
  Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors.

  •
  Review and confirm the independence of the external auditors by obtaining statements from the auditors on relationships between the auditors and the company, including non-audit services, and discussing the relationships with the auditors.

  •
  On a regular basis, meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.

Compliance

  •
  Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) of any instances of noncompliance.

  •
  Review the findings of any examinations by regulatory agencies, and any auditor observations.

  •
  Review the process for communicating the code of conduct to company personnel, and for monitoring compliance therewith.

  •
  Obtain regular updates from management and company legal counsel regarding compliance matters.

Reporting Responsibilities

  •
  Regularly report to the board of directors about committee activities, issues, and related recommendations.

  •
  Provide an open avenue of communication between internal audit, the external auditors, and the board of directors.

  •
  Report annually to the shareholders, describing the committee's composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

  •
  Review any other reports the company issues that relate to committee responsibilities.

Other Responsibilities

  •
  Perform other activities related to this charter as requested by the board of directors.

  •
  Institute and oversee special investigations as needed.

  •
  Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.

  •
  Confirm annually that all responsibilities outlined in this charter have been carried out.

        Approved April 15, 2004

Part II—Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers

        The articles of incorporation of Coastal contain a conditional provision which, subject to certain exceptions described below, eliminates the liability of a director to the company or its shareholders for monetary damages for breach of the duty of care or any other duty as a director. This provision does not eliminate such liability to the extent the director engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law, including, without limitation, laws proscribing insider trading or manipulation of the market for any security.

        The bylaws of Coastal require the company to indemnify any person who was, is, or is threatened to be made a named defendant or respondent in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of service by such person as a director of the company or its subsidiary bank or any other corporation which he served as such at the request of the company. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Directors are also entitled to have the company advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

        Under the articles of incorporation, indemnification will be disallowed if it is established that the director (i) breached a duty loyalty to the company or its shareholders, (ii) engaged in willful misconduct or a knowing violation of law, (iii) permitted any unlawful distribution, or (iv) derived an improper personal benefit. In addition to the articles of incorporation, Section 33-8-520 of the South Carolina Business Corporation Act of 1988 (the "Corporation Act") requires that "a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding." The Corporation Act also provides that upon application of a director a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable standard of the Corporation Act.

        The board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors has extended or intends to extend indemnification rights to all of its executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Coastal pursuant to the provisions discussed above, Coastal has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Coastal Banking Company, Inc. and First Capital Bank Holding Corporation dated as of April 12, 2004, as amended on May 19, 2005 (included as Appendix A to the Joint Proxy Statement/Prospectus).
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2, File No. 333-86371).
3.2	Bylaws (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form SB-2, File No. 333-86371).

4.1
See Exhibits 3.1, 3.2, and 3.3 for provisions in the Amended and Restated Articles of Incorporation and Bylaws defining the rights of holders' of the common stock (incorporated by reference to Exhibits 3.1 and 3.2 of the Registration Statement on Form SB-2, File No. 333-86371).
4.2	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form SB-2, File No. 333-86371).
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the legality of securities being registered (to be filed by amendment).
8.1	Form of Tax Opinion of Nelson Mullins Riley & Scarborough LLP (to be filed by amendment).
10.1	Employment Agreement between Randolph C. Kohn and Coastal Banking Company, Inc. and Lowcountry National Bank (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on April 6, 2005).
10.2
Employment Agreement between Michael G. Sanchez and Coastal Banking Company, Inc. and First National Bank of Nassau County (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on April 6, 2005).
10.3	Salary Continuation Agreement between James L. Pate and Coastal Banking Company, Inc. and Lowcountry National Bank (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on April 6, 2005).
10.4	Salary Continuation Agreement between Gary Horn and Coastal Banking Company, Inc. and Lowcountry National Bank (incorporated by reference to Exhibit 10.4 to the Form 8-K filed on April 6, 2005).
10.5	Form of Stock Warrant Agreement (incorporated by reference to Exhibit 10.8 of the Registration Statement on Form SB-2, File No. 333-86371).
10.6
Coastal Banking Company, Inc. 2000 Stock Incentive Plan and Form of Stock Option Agreement (incorporated by reference to Exhibit 10.7 of the Form 10-KSB for the period ended December 31, 2002, File No. 333-86371).
10.7
Lease Agreement between Lowcountry National Bank and Bright O'Hare Moss Creek Partnership, dated January 14, 2003 (incorporated by reference to Exhibit 10.7 of the Form 10-KSB for the period ended December 31, 2002, File No. 333-86371).
10.8	Form of Lowcountry National Bank Director Deferred Fee Agreement (incorporated by reference to Exhibit 10.5 to the Form 10-KSB for the year ended December 31, 2004).
10.9	Form of Lowcountry National Bank Executive Deferred Compensation Fee Agreement (incorporated by reference to Exhibit 10.6 to the Form 10-KSB for the year ended December 31, 2004).
10.10	Form of Amendment to Stock Warrant Agreement (filed herewith).
13.1	Coastal Banking Company, Inc. 2004 Annual Report to Shareholders filed with the SEC on March 30, 2005 (included as Appendix F to the Joint Proxy Statement/Prospectus).
13.2	Coastal Banking Company, Inc. Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 filed with the SEC on May 16, 2005 (included as Appendix G to the Joint Proxy Statement/Prospectus).
13.3
First Capital Bank Holding Corporation Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on March 31, 2005 (included as Appendix H to the Joint Proxy Statement/Prospectus).

13.4
First Capital Bank Holding Corporation Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, filed with the SEC on May 13, 2005 (included as Appendix I to the Joint Proxy Statement/Prospectus).
21.1	Subsidiary of Coastal Banking Company, Inc. (incorporated by reference to Exhibit 21.1 to the Form 10-KSB for the year ended December 31, 2004).
23.1	Consent of Elliott Davis, LLC (filed herewith).
23.2	Consent of Porter Keadle Moore, LLP (filed herewith).
23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included with Exhibit 5.1 hereto).
23.4	Form of Consent of Triangle Capital Partners, LLC (filed herewith).
23.5	Form of Consent of The Caron Medlin Company (filed herewith).
24.1	Power of Attorney (contained as part of this report on signature page).
99.1	Coastal's Form of Proxy (filed herewith).
99.2	First Capital's Form of Proxy (filed herewith).
(b)
Financial Statement Schedules.

        Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which it offers or sales of securities, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any additional or changed material information on the plan of distribution.

(2)
That, for determining liability under the Securities Act, treat each post-effective as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)
To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly cased this duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaufort, State of South Carolina, on May 19, 2005.

COASTAL BANKING COMPANY, INC.
By:	/s/ RANDOLPH C. KOHN Randolph C. Kohn President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints jointly and severally, Randolph C. Kohn and James L. Pate, III, and each of them acting individually, their respective attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY	DATE

/s/ MARJORIE TRASK GRAY, DMD Marjorie Trask Gray, DMD	Director	May 19, 2005
/s/ DENNIS O. GREEN, CPA Dennis O. Green, CPA	Director, Vice Chairman of the Board	May 19, 2005
/s/ MARK B. HELES Mark B. Heles	Director	May 19, 2005
/s/ JAMES W. HOLDEN, JR., DVM James W. Holden, Jr., DVM	Director	May 19, 2005
/s/ LADSON F. HOWELL Ladson F. Howell	Chairman of the Board	May 19, 2005
/s/ JAMES C. KEY James C. Key	Director	May 19, 2005

/s/ RANDOLPH C. KOHN Randolph C. Kohn	Director, President and Chief Executive Officer	May 19, 2005
/s/ RON LEWIS Ron Lewis	Director	May 19, 2005
/s/ JAMES L. PATE, III James L. Pate, III	Senior Vice President and Chief Financial Officer	May 19, 2005
/s/ LILA N. MEEKS Lila N. Meeks	Director	May 19, 2005
/s/ ROBERT B. PINKERTON Robert B. Pinkerton	Director	May 19, 2005
/s/ JOHN M. TRASK, III John M. Trask, III	Director	May 19, 2005
/s/ MATT A. TRUMPS Matt A. Trumps	Director	May 19, 2005

Exhibit Index

2.1	Agreement and Plan of Merger by and between Coastal Banking Company, Inc. and First Capital Bank Holding Corporation dated as of April 12, 2004, as amended on May 19, 2005 (included as Appendix A to the Joint Proxy Statement/Prospectus).
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Registration Statement on Form SB-2, File No. 333-86371).
3.2	Bylaws (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form SB-2, File No. 333-86371).
4.1
See Exhibits 3.1, 3.2, and 3.3 for provisions in the Amended and Restated Articles of Incorporation and Bylaws defining the rights of holders' of the common stock (incorporated by reference to Exhibits 3.1 and 3.2 of the Registration Statement on Form SB-2, File No. 333-86371).
4.2	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form SB-2, File No. 333-86371).
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the legality of securities being registered (to be filed by amendment).
8.1	Form of Tax Opinion of Nelson Mullins Riley & Scarborough LLP (to be filed by amendment).
10.1	Employment Agreement between Randolph C. Kohn and Coastal Banking Company, Inc. and Lowcountry National Bank (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on April 6, 2005).
10.2
Employment Agreement between Michael G. Sanchez and Coastal Banking Company, Inc. and First National Bank of Nassau County (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on April 6, 2005).
10.3	Salary Continuation Agreement between James L. Pate and Coastal Banking Company, Inc. and Lowcountry National Bank (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on April 6, 2005).
10.4	Salary Continuation Agreement between Gary Horn and Coastal Banking Company, Inc. and Lowcountry National Bank (incorporated by reference to Exhibit 10.4 to the Form 8-K filed on April 6, 2005).
10.5	Form of Stock Warrant Agreement (incorporated by reference to Exhibit 10.8 of the Registration Statement on Form SB-2, File No. 333-86371).
10.6
Coastal Banking Company, Inc. 2000 Stock Incentive Plan and Form of Stock Option Agreement (incorporated by reference to Exhibit 10.7 of the Form 10-KSB for the period ended December 31, 2002, File No. 333-86371).
10.7
Lease Agreement between Lowcountry National Bank and Bright O'Hare Moss Creek Partnership, dated January 14, 2003 (incorporated by reference to Exhibit 10.7 of the Form 10-KSB for the period ended December 31, 2002, File No. 333-86371).
10.8	Form of Lowcountry National Bank Director Deferred Fee Agreement (incorporated by reference to Exhibit 10.5 to the Form 10-KSB for the year ended December 31, 2004).
10.9	Form of Lowcountry National Bank Executive Deferred Compensation Fee Agreement (incorporated by reference to Exhibit 10.6 to the Form 10-KSB for the year ended December 31, 2004).
10.10	Form of Amendment to Stock Warrant Agreement (filed herewith).

13.1	Coastal Banking Company, Inc. 2004 Annual Report to Shareholders filed with the SEC on March 30, 2005 (included as Appendix F to the Joint Proxy Statement/Prospectus).
13.2	Coastal Banking Company, Inc. Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 filed with the SEC on May 16, 2005 (included as Appendix G to the Joint Proxy Statement/Prospectus).
13.3
First Capital Bank Holding Corporation Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on March 31, 2005 (included as Appendix H to the Joint Proxy Statement/Prospectus).
13.4
First Capital Bank Holding Corporation Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005, filed with the SEC on May 13, 2005 (included as Appendix I to the Joint Proxy Statement/Prospectus).
21.1	Subsidiary of Coastal Banking Company, Inc. (incorporated by reference to Exhibit 21.1 to the Form 10-KSB for the year ended December 31, 2004).
23.1	Consent of Elliott Davis, LLC (filed herewith).
23.2	Consent of Porter Keadle Moore, LLP (filed herewith).
23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included with Exhibit 5.1 hereto).
23.4	Form of Consent of Triangle Capital Partners, LLC (filed herewith).
23.5	Form of Consent of The Caron Medlin Company (filed herewith).
24.1	Power of Attorney (contained as part of this report on signature page).
99.1	Coastal's Form of Proxy (filed herewith).
99.2	First Capital's Form of Proxy (filed herewith).

QuickLinks

MERGER PROPOSED—YOUR VOTE IS IMPORTANT
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS , 2005
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS , 2005
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
THE ANNUAL MEETINGS
PROPOSAL NO. 1—THE MERGER
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
COASTAL BANKING COMPANY, INC. FIRST CAPITAL BANK HOLDING CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET MARCH 31, 2005
COASTAL BANKING COMPANY, INC. FIRST CAPITAL BANK HOLDING CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2005
COASTAL BANKING COMPANY, INC. FIRST CAPITAL BANK HOLDING CORPORATION UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME FOR THE YEAR ENDED DECEMBER 31, 2004
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements
DESCRIPTION OF COASTAL 'S CAPITAL STOCK
COMPARATIVE RIGHTS OF COASTAL AND FIRST CAPITAL SHAREHOLDERS
PROPOSAL NO. 2—AUTHORIZATION TO ADJOURN
PROPOSAL NO. 3—ELECTION OF DIRECTORS
INFORMATION ABOUT COASTAL
INFORMATION ABOUT FIRST CAPITAL
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
  Appendix A
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
PLAN OF MERGER BY AND BETWEEN COASTAL BANKING COMPANY, INC. AND FIRST CAPITAL BANK HOLDING CORPORATION
AMENDED AND RESTATED ARTICLES OF INCORPORATION TO THE ARTICLES OF INCORPORATION OF COASTAL BANKING COMPANY, INC. FILED , 2005
ARTICLE ONE NAME
ARTICLE TWO ADDRESS AND REGISTERED AGENT
ARTICLE THREE CAPITALIZATION
ARTICLE FOUR PREEMPTIVE RIGHTS
ARTICLE FIVE NO CUMULATIVE VOTING RIGHTS
ARTICLE SIX LIMITATION ON DIRECTOR LIABILITY
ARTICLE SEVEN CONTROL SHARE ACQUISITIONS
ARTICLE EIGHT CLASSIFIED BOARD OF DIRECTORS
ARTICLE NINE CONSIDERATION OF OTHER CONSTITUENCIES
ARTICLE TEN NAME AND ADDRESS OF THE SOLE INCORPORATOR
Certificate Accompanying the Amended and Restated Articles of Incorporation of Coastal Banking Company, Inc.
ARTICLE EIGHT CLASSIFIED BOARD OF DIRECTORS
  Appendix B
Title 33—Corporations, Partnerships and Associations
  Appendix C
2004 Florida Statutes Title XXXVI—Business Organizations Chapter 607—Corporations
  Appendix D
  Appendix E
  Appendix F
COASTAL BANKING COMPANY, INC. 2004 ANNUAL REPORT
Locations
Coastal Banking Company, Inc.
Financial Highlights
COASTAL BANKING COMPANY, INC. SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
General
Forward-Looking Statements
Critical Accounting Policies
Results of Operations
Financial Condition
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COASTAL BANKING COMPANY, INC. AND SUBSIDIARY Consolidated Balance Sheets
COASTAL BANKING COMPANY, INC. AND SUBSIDIARY Consolidated Statements of Earnings
COASTAL BANKING COMPANY, INC. AND SUBSIDIARY Consolidated Statements of Comprehensive Income
COASTAL BANKING COMPANY, INC. AND SUBSIDIARY Consolidated Statements of Changes in Shareholders' Equity For the Years Ended December 31, 2004 and 2003
COASTAL BANKING COMPANY, INC. AND SUBSIDIARY Consolidated Statements of Cash Flows
Condensed Balance Sheets
Condensed Statements of Earnings
Condensed Statements of Cash Flows
COASTAL BANKING COMPANY, INC. AND SUBSIDIARY CORPORATE DATA BOARD OF DIRECTORS
SENIOR OFFICERS
COASTAL BANKING COMPANY, INC. AND SUBSIDIARY CORPORATE DATA
  Appendix G
Index
  Item 1. Financial Statements (Unaudited)
COASTAL BANKING COMPANY, INC. Consolidated Balance Sheets March 31, 2005 and December 31, 2004
COASTAL BANKING COMPANY, INC. Consolidated Statements of Earnings For the Three Months Ended March 31, 2005 and 2004 (Unaudited)
COASTAL BANKING COMPANY, INC. Consolidated Statements of Comprehensive Income For the Three Months Ended March 31, 2005 and 2004 (Unaudited)
COASTAL BANKING COMPANY, INC. Consolidated Statements of Cash Flows For the Three Months Ended March 31, 2005 and 2004 (Unaudited)
COASTAL BANKING COMPANY, INC. Notes to Consolidated Financial Statements (Unaudited)
COASTAL BANKING COMPANY, INC.
  Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
  Item 3. Controls and Procedures
  Item 1. Legal Proceedings
  Item 2. Unregistered Sales of Equity Securities and Use of Proceeds
  Item 3. Defaults Upon Senior Securities
  Item 4. Submission of Matters to a Vote of Security Holders
  Item 5. Other Information
  Item 6. Exhibits
SIGNATURES
  Appendix H
  Part I
  Item 1. Description of Business
SUPERVISION AND REGULATION
  Item 2. Description of Property
  Item 3. Legal Proceedings.
  Item 4. Submission of Matters to a Vote of Security Holders.
  Item 5. Market for Common Equity and Related Stockholder Matters.
  Item 6. Management's Discussion and Analysis of Results of Operation
  Item 7. Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FIRST CAPITAL BANK HOLDING CORPORATION AND SUBSIDIARY Consolidated Balance Sheets December 31, 2004 and 2003
FIRST CAPITAL BANK HOLDING CORPORATION AND SUBSIDIARY Consolidated Statements of Earnings For the Years Ended December 31, 2004 and 2003
FIRST CAPITAL BANK HOLDING CORPORATION AND SUBSIDIARY Consolidated Statements of Changes in Shareholders' Equity For the Years Ended December 31, 2004 and 2003
FIRST CAPITAL BANK HOLDING CORPORATION AND SUBSIDIARY Consolidated Statements of Comprehensive Income For the Years Ended December 31, 2004 and 2003
FIRST CAPITAL BANK HOLDING CORPORATION AND SUBSIDIARY Consolidated Statements of Cash Flows For the Years Ended December 31, 2004 and 2003
FIRST CAPITAL BANK HOLDING CORPORATION AND SUBSIDIARY Notes to Consolidated Financial Statements
Balance Sheets December 31, 2004 and 2003
Statements of Earnings For the Years Ended December 31, 2004 and 2003
Statements of Cash Flows For the Years Ended December 31, 2004 and 2003
  Item 8. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
  Item 8A. Controls and Procedures
  Item 8B. Other Information
  Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act
  Item 10. Executive Compensation
  Item 11. Security Ownership of Certain Beneficial Owners and Management
Equity Compensation Plan Information
  Item 12. Certain Relationships and Related Transactions
  Item 13. Exhibits
  Item 14. Principal Accountant Fees and Services
SIGNATURES
  Appendix I
FIRST CAPITAL BANK HOLDING CORPORATION PART I. FINANCIAL INFORMATION
  Item 1. Financial Statements
FIRST CAPITAL BANK HOLDING CORPORATION Consolidated Balance Sheets
FIRST CAPITAL BANK HOLDING CORPORATION Statements of Earnings For the Three Months Ended March 31, 2005 and 2004 (Unaudited)
FIRST CAPITAL BANK HOLDING CORPORATION Statements of Operations and Comprehensive Income (Loss) For the Three Months Ended March 31, 2005 and 2004 (Unaudited)
FIRST CAPITAL BANK HOLDING CORPORATION Statements of Cash Flows For the Three Months Ended March 31, 2005 and 2004 (Unaudited)
FIRST CAPITAL BANK HOLDING CORPORATION Notes to Financial Statements (Unaudited)
  Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations For the Three Months Ended March 31, 2005 and 2004
FORWARD-LOOKING STATEMENTS
  Item 3. Controls and Procedures
  Item 1. Legal Proceedings
  Item 2. Unregistered Sales of Equity Securities and Use of Proceeds
  Item 3. Defaults Upon Senior Securities
  Item 4. Submission of Matters to a Vote of Security Holders
  Item 5. Other Information
  Item 6. Exhibits
SIGNATURES
  Appendix J
Audit and Compliance Committee Charter
Part II—Information Not Required in Prospectus
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES